As filed with the Securities and Exchange Commission on November 3, 2005

Registration No. 333-128870

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Harry & David Operations Corp.

(Exact name of registrant as specified in its charter)

Delaware	5990	93-0625677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2500 South Pacific Highway

Medford, Oregon 97501

(541) 864-2362

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen V. O’Connell

Chief Financial Officer

Harry & David Operations Corp.

2500 South Pacific Highway

Medford, Oregon 97501

(541) 864-2362

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Meredith Berkowitz, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3939	Robert E. Bluth, Esq. Senior Vice President, General Counsel and Secretary Harry & David Operations Corp. 2500 South Pacific Highway Medford, Oregon 97501 (541) 864-2362

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register to additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Harry & David Holdings, Inc.	Delaware	5961	20-0884389	2500 South Pacific Highway, Medford Oregon 97501

Bear Creek Direct Marketing, Inc.	Delaware	5961	93-1167218	2500 South Pacific Highway, Medford Oregon 97501

Bear Creek Operations, Inc.	Delaware	5961	93-0961427	2500 South Pacific Highway, Medford Oregon 97501

Bear Creek Orchards, Inc.	Delaware	5961	93-1167216	2500 South Pacific Highway, Medford Oregon 97501

Harry and David	Oregon	5961	93-0331765	2500 South Pacific Highway, Medford Oregon 97501

Jackson & Perkins Company	Delaware	5961	93-6042860	2500 South Pacific Highway, Medford Oregon 97501

Jackson & Perkins Operations, Inc.	Delaware	5961	93-0961425	2500 South Pacific Highway, Medford Oregon 97501

Jackson & Perkins Wholesale, Inc.	Delaware	5961	93-0961403	2500 South Pacific Highway, Medford Oregon 97501

Bear Creek Stores, Inc.	Delaware	5961	93-1156652	2500 South Pacific Highway, Medford Oregon 97501

The information in this prospectus is not complete. We may not sell or offer these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2005

PRELIMINARY PROSPECTUS

Harry & David Operations Corp.

Offer to Exchange All Outstanding Senior Floating Rate Notes due 2012

for

Newly Issued Senior Floating Rate Notes due 2012

and

All Outstanding 9.0% Senior Notes due 2013

for

Newly Issued 9.0% Senior Notes due 2013

The Exchange Offer

•	We will exchange all of the applicable series of outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of newly issued exchange notes which have been registered under the Securities Act.

•	The exchange offer expires at 5:00 p.m. New York City Time, on , 2005, unless extended.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system and no active market for the exchange notes is anticipated.

The Exchange Notes

•	The terms of each series of exchange notes to be issued are substantially identical to the applicable series of outstanding notes that Harry & David Operations Corp. issued on February 25, 2005, except for transfer restrictions, registration rights and special interest rate provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Harry & David Operations Corp.’s obligations under the notes are jointly and severally guaranteed by its parent, Harry & David Holdings, Inc., and by all of its existing and future U.S. restricted subsidiaries.

•	The exchange notes will be Harry & David Operations Corp.’s senior, unsecured obligations, will rank equally with its other senior unsecured obligations and will be effectively subordinated to all of Harry & David Operations Corp.’s secured obligations to the extent of the value of the assets securing indebtedness.
•	The guarantees will be the guarantors’ senior, unsecured obligations, and will rank equally with their respective other senior unsecured obligations and will be effectively subordinated to all of their respective secured obligations to the extent of the value of the assets securing such indebtedness.

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

Please consider carefully the “ Risk Factors” beginning on page 18 of this prospectus before deciding to participate in the exchange offer.

Neither the SEC nor any state securities commission has approved the securities to be distributed in the exchange offer nor have any of these organizations passed upon the accuracy or adequacy of or disapproval of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

We have not authorized anyone to provide you with information that is different than that contained in this prospectus. This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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MARKET AND INDUSTRY DATA

Market and industry data, U.S. Census data and forecasts used throughout this prospectus are based on the most recently available independent industry and government publications, reports by market research firms or other published independent sources, including: Packaged Facts; Forrester Research; Shop.org; Unity Marketing; the U.S. Census Bureau; Harris Interactive; and the National Association for the Specialty Food Trade. Some of the data, statistical information and forecasts are also based on our good faith estimates, which are derived from our review of internal surveys, as well as other independent sources and publicly available information.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks used in this prospectus include: Harry and David® and Jackson & Perkins®; Royal Riviera® pears; Fruit-of-the-Month Club®; Tower of Treats®; Moose Munch®; Baskets by YouSM; Royal Chocolates®; J&P® roses; Simplicity® roses; Ronald Reagan® roses; and Princess Diana® roses. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in more detail in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in the exchange notes. You should read this entire prospectus carefully before deciding to invest in the exchange notes.

Unless otherwise indicated, as used in this prospectus, the terms “we,” “our,” and “us” refer to Harry & David Holdings, Inc. and its consolidated subsidiaries. Harry & David Operations Corp., the issuer of the outstanding notes and the exchange notes, is a wholly owned subsidiary of Harry & David Holdings, Inc., which has guaranteed the outstanding notes and will guarantee the exchange notes.

Our fiscal year has historically ended on the last Saturday of March of each year. Our fiscal quarters have historically ended on the last Saturday in each of June, September, December and March and are generally thirteen weeks in length. Effective June 2005, we changed our fiscal year end to the last Saturday of June of each year with corresponding changes to each of our fiscal quarters. In this prospectus, when we refer to fiscal 2005, we are referring to twelve months ended June 25, 2005 and when we refer to any fiscal year prior to fiscal 2005, we are referring to the twelve months ended on the last Saturday of March of that year. In this prospectus, we sometimes refer to the fourth calendar quarter as the “holiday selling season.” In this prospectus, we sometimes compare information from fiscal 2005, which ended in June, to fiscal 2004 and earlier periods, which ended in March. The change in fiscal year end for fiscal 2005 from March 26, 2005 to June 25, 2005 did not result in any material changes to the results of operations for the respective March 2005 and June 2005 fiscal years. As such, we believe that the comparisons for fiscal 2005 to earlier fiscal years are fair and accurate comparisons.

Our Company

We are a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and other gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and gifts, and other premium home and garden décor products marketed under the Jackson & Perkins® brand, based on net sales. Our signature Harry and David® products include our flagship Royal Riviera® pears and our Fruit-of-the-Month Club®, and our signature Jackson & Perkins® products include our award-winning premium hybrid roses, as well as our patented and exclusive roses. Our Harry and David® and Jackson & Perkins® brands, established 71 years and 133 years ago, respectively, are among the most recognized and distinctive brand names in U.S. direct marketing, and, we believe, are synonymous with high quality products and outstanding customer service. In fiscal 2005, we generated net sales of $566.3 million, an increase of 8.4% over the prior fiscal year.

We market our products through multiple channels, including direct mail, the Internet, business-to-business and consumer telemarketing, as well as our Harry and David retail stores and wholesale distribution through select retailers. We grow, manufacture, design or package products that account for the significant majority of our sales annually, which enables us to efficiently manage our costs, quality assurance, manufacturing flexibility, and inventory.

We have been able to expand our marketing channels and grow our net sales virtually every year over the past three decades, including through several economic cycles. We have done so by focusing on the strength and unique positioning of our brands, our strong customer loyalty and our proprietary database of over 47 million customers, gift recipients and inquiries, as described in more detail under “Business—Our Growth Strategy.”

Harry and David®

Founded in 1886 as Bear Creek Orchards and launched as a direct marketing brand in 1934, Harry and David today, grows, manufactures, designs, packages and markets our Harry and David® products through multiple channels as follows:

Harry and David Direct Marketing.  Direct marketing operations, which accounted for 62% of fiscal 2005 net sales, include our Harry and David catalog, the Internet and our business-to-business and consumer telemarketing channels. Based on our internal evaluations and customer surveys, we believe that our direct marketing efforts have contributed to record annual Harry and David direct marketing sales in fiscal 2005 of $349.6 million, an increase of 11.3% over fiscal 2004, and our highest annual sales growth for the holiday selling season since 2001.

Our catalogs are our primary marketing tool for both existing and new customers and generate the majority of our orders and sales in each of our direct marketing channels. We circulated approximately 94 million Harry and David catalogs in fiscal 2005, an increase of approximately 8% over the prior fiscal year. Our catalog business accounted for 29% of fiscal 2005 net sales.

The Internet, which provides a growing and complementary channel to our catalog business, accounted for nearly 40% of our fiscal 2005 direct marketing orders. Our Internet business accounted for 17% of fiscal 2005 net sales.

Our business-to-business direct marketing channel focuses, which accounted for 16% of fiscal 2005 net sales, on selling our products to businesses and working with our corporate customers to develop effective corporate gift-giving, incentive and consumer promotional programs.

Harry and David Stores.  In 1993, we launched the Harry and David stores division and opened our flagship Country Village store near our headquarters in Medford, Oregon in 1994. As of June 25, 2005, in addition to our Country Village store, we operated 83 outlet stores and 52 specialty stores throughout the United States. Our stores serve as a platform for capturing consumer demand for year-round gifts, self-consumption and entertaining needs through an expanded assortment of products beyond our core holiday and seasonal gift selections. We have experienced positive comparable store sales for the last 21 consecutive months, through August 2005. For fiscal 2005, net sales for Harry and David stores, which accounted for 23% of fiscal 2005 net sales, were $130.0 million, an increase of 8.3% compared to fiscal 2004, and a comparable store sales increase of 8.7% compared to fiscal 2004. Comparable store sales are adjusted for the $6.3 million sales generated by stores closed in fiscal 2005.

Harry and David Wholesale.  We launched the Harry and David wholesale division in 2001 to further expand our consumer reach. Products sold in the wholesale channel are packaged specifically for this channel and include chocolates and confections and non-fruit gifts. We focus primarily on building relationships with select retailers who are leaders in their respective classes of trade, as described in more detail under “Business—Harry and David®,” and who provide access to a large number of consumers. These relationships provide us with significant opportunities for growth and enable us to utilize our production capabilities during non-peak seasons.

Jackson & Perkins®

Jackson & Perkins was founded in 1872 and we acquired the business in 1966. Jackson & Perkins is the nation’s largest grower and marketer of premium rose plants with nearly 250 registered patents. Jackson & Perkins® products are sold through direct marketing and wholesale distribution channels. For fiscal 2005, net sales for Jackson & Perkins were $75.5 million, which represented 13% of fiscal 2005 net sales.

Jackson & Perkins Direct Marketing.  Catalogs are the primary marketing tool for Jackson & Perkins, and, in fiscal 2005, Jackson & Perkins circulated approximately 24 million catalogs. The Internet provides a complementary channel to Jackson & Perkins’ catalog operations.

Jackson & Perkins Wholesale.  The Jackson & Perkins wholesale business serves customers such as garden centers (both independent members and buying cooperatives), home improvement stores and resellers of our premium rose plants and other horticultural products. Jackson & Perkins wholesale also receives royalty revenue generated by licensing patented roses to other growers for resale. Jackson & Perkins wholesale is the North American master licensee for Suntory, a Japanese breeder of bedding plants and, in that capacity, markets and sublicenses Suntory varieties to bedding plant growers and brokers throughout North America.

Our Competitive Strengths

Well-Positioned Premium Brands with Broad Appeal.  The Harry and David® and Jackson & Perkins® premium brands are among the most recognized names in U.S. direct marketing. According to a survey conducted by Harris Interactive, nearly 60% of Americans with income over $75,000, our target market, are aware of the Harry and David® brand.

Loyal Customer Base with Attractive Demographics.  We have a loyal customer base with approximately 70% of Harry and David® direct marketing net sales having been generated by repeat purchasers during the last 10 years. Our typical individual customers tend to be affluent, well-educated, discerning and brand-responsive women. Both our individual and corporate customers tend to place larger-than-industry-average orders and have a high propensity to repurchase.

Proprietary and Diverse Product Offerings.  We focus on offering distinctive and premium foods, gifts and horticulture products, specializing in “best-in-class” and “hard-to-find” products such as our Royal Riviera® pears (the Comice variety) and our nearly 250 patented varieties of Jackson & Perkins® award-winning hybrid roses. Moreover, each season we introduce new or refreshed products across all channels in order to attract new and repeat customers.

Vertical Integration.  We grow, manufacture, design or package products that account for a significant majority of our sales. We believe that our vertical integration allows us to maintain a high degree of control over product quality, generally lowers our product sourcing costs and allows us to optimally adjust the assortment of products we offer and our product inventory levels quickly to respond to changes in customer demand.

High Barriers to Entry.  We believe that our vertically integrated operations, proprietary database and substantial and scalable infrastructure combined with the strength of our brands, customer loyalty, signature products, expertise in producing and delivering perishable items and marketing create high barriers to entry, as these attributes would be very costly and time consuming for a competitor to replicate.

Our Growth Strategy

We intend to grow each of our businesses profitably by continuing to execute the following growth strategies:

Promote Our Premium Brands.  We intend to increase our investment in our premium brands to promote a consistent brand message and enhance the customer’s experience across all of our channels through further new product development, broader catalog circulation, enhanced packaging and product merchandising and expansion of our Internet presence.

Expand Catalog Initiatives.  We plan to continue to expand the assortment of products we offer, increase the number of pages in our catalogs and increase the frequency and timeliness of customer mailings. We also plan to increase catalog circulation to prospective gift recipients and consumer and business lists to generate new customers.

Increase Internet Sales.  We intend to use the broad appeal and easy access of the Internet to increase our market share of last minute gift giving sales and enhance our brand awareness. We intend to accomplish this by expanding our Internet joint marketing agreements and the frequency and form of our email communications.

Grow Business-to-Business Sales.  We intend to promote and grow business-to-business sales by focusing on customized corporate catalogs and websites, increasing our dedicated direct sales force and increasing catalog circulation to business customers and lists.

Capitalize on Proprietary Database.  We intend to continue to use information from our proprietary database to target specific existing and potential new customers, customize catalog content pages and product assortments, and identify prospective product line extensions. Additionally, we plan to continue to extrapolate relevant information from our database to drive store traffic and increase cross channel sales.

Increase Store Sales per Square Foot.  We intend to increase the sales and productivity of our Harry and David® stores by expanding our store product offerings, enhancing in-store creative merchandising and optimizing our store portfolio. We are also upgrading selected specialty stores to test a new interior design intended to improve store layout and product presentation, increase store traffic and increase the number of browsing customers converted to purchasing customers.

Broaden Reach of Harry and David® Wholesale.  We intend to grow our wholesale business by continuing to develop relationships with retailers who are leaders in their respective classes of trade who provide access to a large number of consumers, many of whom are attractive prospective Harry and David customers. We also plan to increase the range of proprietary products sold in this channel.

Increase Jackson & Perkins Profitability.  We intend to grow the sales and profitability of Jackson & Perkins by focusing on and investing in brand promotion for Jackson & Perkins’ direct marketing, and expanding its successful gift business. We intend to continue to grow Jackson & Perkins’ wholesale business through enhanced marketing strategies and rose growing practices.

The 2004 Acquisition and Related Financings

We were formed in March 2004 by Wasserstein Partners, LP and certain of its affiliates, or Wasserstein, and Highfields Capital Management and its affiliates, or Highfields, for the purpose of completing the acquisition of Harry & David Operations Corp. On June 17, 2004, we purchased all of the outstanding shares of common stock of Harry & David Operations Corp. (formerly known as Bear Creek Corporation), from Yamanouchi Consumer Inc., or YCI. The aggregate consideration for the acquisition was approximately $252.9 million, including fees and expenses. For more information about the acquisition and how it was financed, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Impact of the 2004 Acquisition and Related Financings.”

Recent Developments

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 for a proposed initial public offering of shares of our common stock by us and certain of our stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling shareholders. We intend to use the net proceeds of the proposed initial public offering to:

•	redeem up to $24.5 million of the floating rate notes and up to $61.3 million of the fixed rate notes, in each case, including accrued and unpaid interest and the applicable premium (which would have aggregated $9.7 million as of June 25, 2005), with the balance of such net proceeds available for general corporate purposes; and

•	pay to Wasserstein and Highfields a one-time fee relating to the termination of our existing management agreement. The termination fee will be at most $10.0 million based on the expected present value of the fees Wasserstein and Highfields would have received over the life of the management agreement.

The Exchange Offer

Floating Rate Notes

Harry & David Operations Corp. is offering to exchange up to $70,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2012 which have been registered under the Securities Act for an equal principal amount of its outstanding Senior Floating Rate Notes due 2012. The terms of the floating rate exchange notes are identical in all material respects to those of the outstanding floating rate notes, except for transfer restrictions and registration rights relating to the floating rate outstanding notes.

Fixed Rate Notes

Harry & David Operations Corp. is offering to exchange up to $175,000,000 aggregate principal amount of its 9.0% Senior Notes due 2013 which have been registered under the Securities Act for an equal amount of its outstanding 9.0% Senior Notes due 2013. The terms of the fixed rate exchange notes are identical in all material respects to those of the fixed rate outstanding notes, except for transfer restrictions and registration rights relating to the fixed rate outstanding notes.

Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under a registration rights agreement entered into at the time we issued and sold the outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, or on a later date and time to which we extend it.

Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes, unless registered under the Securities Act, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Procedures for Tendering Outstanding Notes

Each holder of outstanding notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the outstanding notes and any other required documentation to the exchange agent at the address in the letter of transmittal. Outstanding notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of the outstanding notes to the exchange agent’s account at DTC is delivered in a timely fashion. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. The exchange offer is subject to certain customary conditions, which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Withdrawal of Tender

The tender of outstanding notes in the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association

U.S. Federal Income Tax Considerations

Your exchange of an outstanding note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding outstanding note surrendered. See “Important U.S. Federal Income Tax Consequences of the Exchange Offer.”

The Exchange Notes

The following summary describes material terms of the exchange notes, but it is not intended to be complete. For a more detailed description of the exchange notes, see “Description of Floating Rate Notes” and “Description of Fixed Rate Notes.”

The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes that do not apply to the exchange notes.

Issuer	Harry & David Operations Corp.

Exchange Notes:

Floating Rate Exchange Notes	$70,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012.

Fixed Rate Exchange Notes	$175,000,000 aggregate principal amount of 9.0% Senior Notes due 2013.

Interest:

Floating Rate Exchange Notes

The floating rate exchange notes will accrue interest at a floating rate equal to LIBOR (as defined in the indenture) plus 5.0%, and will be reset and payable in arrears quarterly on each March 1, June 1, September 1 and December 1 and will accrue from the last interest payment date on which interest in respect of the outstanding notes surrendered in the exchange offer was paid, or if no interest has been paid on the outstanding notes, from February 25, 2005.

Fixed Rate Exchange Notes

The fixed rate exchange notes will accrue interest at the rate of 9.0% per year. Interest on the notes will be payable semi-annually in arrears on each March 1 and September 1 and will accrue from the last interest payment date on which interest in respect of the outstanding notes surrender in exchange was paid, or if no interest has been paid on the outstanding notes, from February 25, 2005.

Maturity Date:

Floating Rate Exchange Notes	March 1, 2012

Fixed Rate Exchange Notes	March 1, 2013

Optional Redemption:

Floating Rate Exchange Notes

We may redeem the floating rate exchange notes, in whole or in part, at any time before March 1, 2007 at a price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may also redeem the floating rate exchange notes, in whole or in part, at any time on or after March 1, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest to, but excluding, the date of redemption.

In addition, prior to March 1, 2007, we may redeem up to 35% of the aggregate principal amount of the floating rate exchange notes with the proceeds of qualified equity offerings at a redemption price equal to 100% of the principal amount, plus LIBOR (as defined in the indenture governing the notes) on the date of the redemption notice, plus 5.0%, plus accrued and unpaid interest to, but excluding, the date of redemption.

Fixed Rate Notes

We may redeem the fixed rate exchange notes, in whole or part, at any time before March 1, 2009, at a price equal to 100% of the principal amount thereof, plus the make-whole premium described in this offering memorandum, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may also redeem the fixed rate exchange notes, in whole or in part, at any time on or after March 1, 2009 at a redemption price equal to 100% of the principal amount, plus a premium declining ratably to par, plus accrued and unpaid interest to, but excluding, the date of redemption.

In addition, prior to March 1, 2008, we may redeem up to 35% of the aggregate principal amount of the fixed rate exchange notes with the proceeds of qualified equity offerings at a redemption price equal to 109% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Change of Control

If Harry & David Operations Corp. experiences a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. We might not be able to pay you the required price for exchange notes you present us at the time of a change of control because our revolving credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.

Ranking	The exchange notes will be Harry & David Operations Corp.’s senior unsecured obligations and will rank equal in right of payment to all other secured indebtedness of Harry & David Operations Corp.

The exchange notes will be effectively subordinated to all of Harry & David Operations Corp.’s secured indebtedness, including under our revolving credit facility, to the extent of the value of the assets securing that indebtedness.

As of June 25, 2005, we had no borrowings and approximately $4.3 million of letters of credit outstanding under the revolving credit facility and $245.0 million of debt represented by the outstanding notes . As of June 25, 2005, we had $125.0 million available for borrowing under the revolving credit facility.

Guarantees

The exchange notes will be guaranteed on a senior unsecured basis by Harry & David Holdings, Inc. and by all of Harry & David Operations Corp.’s existing and future domestic restricted subsidiaries. Each guarantee will be a senior unsecured obligation of the applicable guarantor and will rank equal in right of payment with all other senior indebtedness of the guarantor.

The guarantees will be effectively subordinated to all other secured indebtedness of the guarantors, including any obligations of the guarantors under our revolving credit facility, to the extent of the value of the assets securing that indebtedness.

As of June 25, 2005, the parent guarantor and the subsidiary guarantors had no outstanding senior indebtedness, other than in respect of guarantees of the revolving credit facility and the outstanding notes.

Certain Covenants

The indenture governing the outstanding notes and that will govern the exchange notes contains covenants that limit Harry & David Operations Corp.’s and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of Harry & David Operations Corp.’s or its subsidiaries’ assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Floating Rate Notes—Certain Covenants” and “Description of Fixed Rate Notes—Certain Covenants” in this prospectus. The indenture does not contain any restrictions on the parent guarantor.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 18 for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Additional Information

Our principal executive offices are located at 2500 South Pacific Highway, Medford, Oregon 97501, and our telephone number is (541) 864-2362. We also maintain a website at www.bco.com. However, the information on our website is not a part of this prospectus and you should rely only on the information contained in this prospectus when making a decision to exchange your outstanding notes.

Summary Historical and Pro Forma Consolidated Financial Data

Because the outstanding notes have been guaranteed, and the exchange notes will be guaranteed, by Harry & David Holdings, Inc., the following tables present summary historical and pro forma consolidated financial data for Harry & David Holdings, Inc. and its consolidated subsidiaries, including Harry & David Operations Corp., the issuer of the outstanding notes and exchange notes, and the subsidiary guarantors.

We were formed for the purpose of completing the acquisition of Harry & David Operations Corp. (formerly known as Bear Creek Corporation). Prior to the acquisition, we had substantially no operations. The summary historical consolidated financial data for each of the fiscal years ended March 29, 2003, March 27, 2004 and the period from March 28, 2004 to June 16, 2004 has been derived from, and should be read together with, the audited consolidated financial statements of our predecessor, Harry & David Operations Corp., appearing elsewhere in this prospectus. The summary historical consolidated financial data as of June 26, 2004 and June 25, 2005 and for the period from June 17, 2004 to June 26, 2004 and for the twelve months ended June 25, 2005 has been derived from, and should be read together with, the audited consolidated financial statements of Harry & David Holdings, Inc. appearing elsewhere in this prospectus. The summary historical balance sheet information as of March 29, 2003, March 27, 2004 and June 16, 2004 has been derived from the audited consolidated financial statements of our predecessor, Harry & David Operations Corp., which have not been included in this prospectus.

The audited consolidated financial statements for fiscal 2003 and fiscal 2004 have been restated to comply with recent SEC guidance on lease accounting. On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the American Institute of Certified Public Accountants, or AICPA, expressing its views regarding certain operating lease-related accounting issues and their application under U.S. generally accepted accounting principles, or GAAP.

The following discussion is only a summary and should be read in conjunction with “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

The pro forma interest expense for fiscal 2005 presented below has been prepared to give pro forma effect to the issuance of the outstanding notes in February 2005, the application of the net proceeds of that offering, the proposed initial public offering and the application of the net proceeds of that offering. The pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and do not purport to indicate results as of any future date or for any future period.

	Predecessor					Successor
	Fiscal Year Ended				Period from March 28, 2004 to June 16, 2004	Period from June 17, 2004 to June 26, 2004	Fiscal Year Ended June 25, 2005
	March 29, 2003 (Restated)		March 27, 2004 (Restated)
	(dollars in thousands, except share and per share data)					(dollars in thousands, except share and per share data)
Consolidated Operations Statement Data:
Net sales	$515,131		$522,162		$61,845	$7,664	$566,266
Costs and expenses(1):
Cost of goods sold	289,049		295,706		46,152	5,382	319,776
Selling, general and administrative	205,338		211,951		41,488	4,023	218,277

Operating income (loss)	20,744		14,505		(25,795)	(1,741)	28,213

Other (Income) Expense:
Interest income	(29)		(34)		(8)	(1)	(934)
Interest expense	654		411		21	565	35,351
Loss on investments	1,017		–		–	–	–
Gain on vendor settlement	–		(3,735)		–	–	–
Other (income) expense	216		(1,072)		–	–	(270)

Income (loss) before provision for income taxes	18,886		18,935		(25,808)	(2,305)	(5,934)
Provision (benefit) for income taxes	8,635		8,098		(10,476)	(927)	(1,611)

Net income (loss)(2)	$10,251		$10,837		$(15,332)	$(1,378)	$(4,323)

Net income (loss) per share:
Basic and diluted	$10,251		$10,837		$(15,332)	$(1.38)	$(4.32)

Weighted-average shares used in per share calculations:
Basic and diluted	1,000		1,000		1,000	1,000,000	1,000,000

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,515		$3,702		$3,768	$23,629	$24,854
Working capital(3)	15,047		11,630		13,195	39,692	24,992
Total assets	324,108		306,988		328,299	342,318	346,812
Total liabilities	143,204		115,248		118,635	259,694	367,039

Consolidated Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$22,988		$29,967		$(12,837)	$(1,746)	$31,647
Investing activities	(23,696)		(15,913)		(2,021)	(230,367)	(14,683)
Financing activities	258		(14,867)		13,996	252,902	(15,739)

Other Data:
EBITDA(2)(4)	$36,434		$36,728		$(19,741)	$(1,292)	$44,101
Pro forma interest expense(5)							18,064
Capital expenditures	23,736		15,926		2,037	247	14,683
Depreciation and amortization	16,923		17,416		6,054	449	15,618

Financial Ratios:
Ratio of earnings to fixed charges(6)	3.2	x	3.2	x	–	–	–

(1)	We paid YCI, our former parent company, a fixed percentage of its total costs for each fiscal year as a cash corporate charge. This charge was intended to compensate YCI for various centralized services that YCI provided to us, such as benefit plan design and administration, income tax planning and compliance, information technology, accounting, treasury operations and auditing, and included an allocation of the depreciation and amortization expense associated with the information technology assets we transferred to YCI at the beginning of fiscal 2003, as described in more detail in footnote (2) below. As part of our acquisition of the common stock of Harry & David Operations Corp., YCI transferred the services and assets and the associated personnel described below back to us as described below in footnote (2). However, due to a disproportionate deconsolidation of YCI resulting from the transfer to Harry & David Operations Corp. of certain personnel who previously performed services for both companies, the transferred amounts exceeded historical cost allocations. As a result, the transfer back to us of the personnel and assets (but excluding the non-cash depreciation and amortization expense associated with the information technology assets, which is discussed separately in footnote (2) below) resulted in an increase of $6.7 million in annual expenses beginning in fiscal 2005 over the amount we paid YCI in fiscal 2004 as a cash corporate charge. These incremental stand-alone costs have been offset in their entirety by annual cost savings resulting primarily from a reduction in force that management implemented beginning in August 2004.

The savings from the reduction in force, as well as other de minimus selling, general and administrative savings and reduced ordinary course banking fees, resulted in total cost savings of $8.5 million in fiscal 2005. The one-time cost associated with achieving these cost savings is estimated to be approximately $7.3 million, primarily representing severance incurred in fiscal 2005 and to be incurred in fiscal 2006. We recorded a liability reserve in our balance sheet in that amount as of the date the acquisition of Harry & David Operations Corp. was consummated (June 17, 2004) as discussed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)	In fiscal 2003 and fiscal 2004, net income and EBITDA included, as part of the cash corporate charge described in footnote (1) above, $9.5 million and $9.6 million, respectively, of a depreciation and amortization expense associated with the information technology assets that we transferred to YCI at the beginning of fiscal 2003 and that were transferred back to us in April 2004. Because this expense was charged to us as part of the cash corporate charge, we recorded the expense in selling, general and administrative expense, even though it reflected an allocation of the depreciation and amortization expense recorded at the YCI level on those assets. In fiscal 2005, because those assets were transferred back to us at the beginning of the fiscal year, we recorded the expense as a depreciation and amortization expense and not as a selling, general and administrative expense. Although net income was not impacted because of the different classification of this expense between fiscal 2003 and fiscal 2004, on the one hand, and fiscal 2005, on the other hand, the different classifications did affect the calculation of EBITDA in each period and EBITDA among the periods or in future periods, may not be comparable.

In connection with the acquisition of Harry and David Operations Corp. by us, we made an assessment of our stores and evaluated them for underperformance. As a result of that evaluation, we closed or are in the process of closing 21 underperforming stores in fiscal 2005 and fiscal 2006. Our results for fiscal 2003, 2004 and 2005, including net income (loss) and EBITDA, include losses of $1.1 million, $1.9 million and $1.1 million, respectively, generated by these stores that have now been, or are in the process of being, closed. Because some of these stores were closed at various points during fiscal 2005, our results in fiscal 2005 may include the results for some of these stores for only a partial year. As a result, fiscal 2005 results may not be comparable to the prior periods. In addition, our historical results may not be indicative of what our future results will be now that these stores have been, or are in the process of being, closed.

In fiscal 2003, net income and EBITDA included:

•	$9.5 million of depreciation and amortization expenses associated with the information technology assets that we transferred to YCI at the beginning of fiscal 2003, as discussed above;

•	$1.1 million of losses related to closed stores, as discussed above;

•	$1.2 million in non-recurring charges, including a $1.0 million charge related to impairments of equity investments in two internet based companies;

•	$0.3 million related to fixed asset impairment charges related to one store location; and

•	$0.4 million relating to severance payments that arose due to a reorganization effected when YCI merged certain of our operational units with those of another YCI subsidiary.

Net income and EBITDA in fiscal 2003 did not include compensation expense of $0.5 million that we would have incurred had our current incentive compensation programs been in effect at that time.

In fiscal 2004, net income and EBITDA included:

•	$9.6 million of depreciation and amortization expenses associated with the information technology assets that we transferred to YCI at the beginning of fiscal 2003 that were transferred back to us in April 2004, as discussed above;

•	$1.9 million of losses related to closed stores, as discussed above;

•	$3.3 million relating to fixed asset impairment charges, including $1.9 million related to seven store locations, $1.2 million relating to terminated capital expenditure projects and an impairment charge of $0.2 million related to certain orchards;

•	$1.1 million in additional inventory reserves resulting from improved inventory turnover reporting as applied to carryover inventory and obsolete product lines;

•	$0.9 million relating to severance payments that arose due to a reorganization effected when YCI merged certain of our operational units with those of another YCI subsidiary;

•	$1.3 million of FAS 88 pension expense related to a reduction in force, primarily at YCI and its affiliates, which triggered higher pension expense; and

•	$4.8 million of other income relating to non-recurring charges, including $3.7 million of income related to the settlement of certain litigation and $1.0 million related to life insurance proceeds from the demutualization of a policy.

Net income and EBITDA in fiscal 2004 did not include compensation expense of $1.4 million that we would have incurred had our current incentive compensation programs been in effect at that time.

In fiscal 2005, net loss and EBITDA included:

•	$1.1 million of losses related to closed stores, as discussed above;

•	$1.9 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$2.2 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$1.5 million of purchase accounting adjustments reflecting a one-time cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.3 million of other income related to collection of a note receivable written off during fiscal 2002;

•	$0.9 million related to fixed asset impairment charges from a lower rose crop harvest yield associated with a new growing technique; and

•	$1.1 million of fees paid to Wasserstein and Highfields under the management agreement.

Because each of the different items of expense and/or income set forth above are not included in each period presented, net income (loss) and EBITDA for fiscal 2003, fiscal 2004 and fiscal 2005 may not be comparable, and may not be indicative of future results.

(3)	Working capital represents current assets (which includes cash and short-term investments) less current liabilities.

(4)	EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position. The covenants which use EBITDA and the amounts required for compliance with such covenants are described under the section, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Current Borrowing Arrangements.”

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, including for planning and forecasting overall expectations and for evaluating actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as comparative measures.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital to measure return on capital employed. EBITDA allows us to determine the cash return after taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.

The following table reconciles EBITDA to net cash provided by operating activities, which we believe to be the closest GAAP liquidity measure to EBITDA, and net income (loss), which we believe to be the closest GAAP performance measure to EBITDA:

	Predecessor			Successor
	Fiscal year ended		Period March 28, 2004 to June 16, 2004	Period from June 17, 2004 to June 26, 2004	Fiscal Year Ended June 25, 2005
	March 29, 2003 (Restated)	March 27, 2004 (Restated)
	(dollars in thousands)			(dollars in thousands)
Net cash provided by (used in) operating activities	$22,988	$29,967	$(12,837)	$(1,746)	$31,647
Stock option expense	–	–	–	–	502
Changes in operating assets and liabilities	(50)	68	(10,879)	37	469
Loss on impairment or retirement of PP&E	1,100	2,831	–	–	192
Deferred income taxes	(6,353)	(1,185)	7,320	(927)	8,242
Loss on investments	1,017	–	–	–	–
Deferred financing costs(a)	–	–	–	73	10,947
Depreciation and amortization	16,923	17,416	6,054	449	15,618

Net income (loss)	10,251	10,837	(15,332)	(1,378)	(4,323)
Interest expense, net	625	377	13	564	34,417
Provision (benefit) for income tax	8,635	8,098	(10,476)	(927)	(1,611)
Depreciation and amortization	16,923	17,416	6,054	449	15,618

EBITDA	$36,434	$36,728	$(19,741)	$(1,292)	$44,101

(5)	Pro forma interest expense has been calculated for fiscal 2005 on a pro forma basis after giving effect to the issuance of the outstanding notes in February 2005, the application of the net proceeds of that offering, our proposed initial public offering and the application of the net proceeds from the initial public offering, assuming that each such transaction occurred on June 27, 2004. In calculating pro forma interest expense, we have assumed that we will use a portion of the proceeds of the initial public offering to redeem $24.5 million of the floating rate notes and $61.3 million of the senior notes. We have also assumed that the floating rate notes accrued interest at 8.33% during all of fiscal 2005, the applicable interest rate as of June 25, 2005. The following table reflects the adjustments made to historical interest expense to arrive at pro forma interest expense:

Interest Expense:
Eliminate historical interest expense	32,360
Include full-year pro forma interest expense	(16,159)
Eliminate amortization of historical deferred financing fees	2,991
Include pro forma full-year amortization of deferred financing fees	(1,905)

Pro forma adjustment	17,287

(6)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs, capitalized interest, and that portion of rental expense considered to be a reasonable approximation of interest. Our earnings for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 is less than one-to-one, which indicates that earnings were insufficient to cover fixed charges. The deficiency for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 was $25.7 million, $2.3 million, and $5.7 million, respectively. On a pro forma basis, after giving effect to the issuance of the outstanding notes and the application of the net proceeds from that issuance, and the intended use of the net proceeds from the initial public offering, as if each transaction had occurred on June 27, 2004, our ratio of earnings to fixed charges would have been 1.4x.

RISK FACTORS

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in making a decision to participate in the exchange offer. This section does not describe all risks associated with us, our industry or our business, and it is intended only as a summary of the material risk factors. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed.

Risks Relating to Our Business

The majority of our sales and net earnings are realized during the holiday selling season from October through December, therefore, if sales during this period are below our expectations, there will be a disproportionate effect on our revenues and expenses.

We experience significantly increased sales activity during the holiday selling season, particularly between the Thanksgiving and Christmas holidays. For example, in fiscal 2005 the Harry and David direct marketing and Harry and David stores segments collectively generated approximately two-thirds of their annual net sales during the holiday selling season. In anticipation of the holiday selling season, we commit to and incur significant advance and incremental expenses. For example, we typically hire a substantial number of seasonal employees to supplement our existing workforce and significantly increase our inventory levels. If sales during this period are below our expectations, there will be a disproportionate effect on our revenues and expenses. Disruption in our operations in preparation for or during the holiday season could result in decreased sales. Such disruptions can result from interruptions or delays in telecommunication systems or the Internet that interfere with our order-taking process, supply chain disruptions caused by an interruption in our information technology systems or at our distribution centers, which could impede the timely and effective delivery of our products and result in cancelled orders, a delay in the circulation of our holiday catalogs, or other problems with our information technology or order-fulfillment operations as discussed below.

If we fail to successfully manage our order fulfillment and distribution operations, merchandise may not be delivered in a timely and effective manner and the reputation of our brands may be damaged, resulting in decreased sales or unanticipated expenses.

In order to deliver high-quality products on a timely, reliable and accurate basis, we must successfully manage our order-taking, fulfillment and distribution operations. Our call centers and websites must be able to handle increased traffic, particularly during peak holiday periods. As is common in our industry, our order-taking operations rely, in part, on third parties who provide telecommunications, data, electrical and other systems. If these third parties experience system failures, interruptions or long response times, degradation of our service may result. If orders are incorrect, incomplete, defective, or not delivered on time, customer retention rates could decline and, in turn, cause our revenues and profitability to decline.

We conduct the majority of our distribution operations through three year-round distribution centers. A serious disruption or slow-down at any of these facilities or to the flow of goods in or out of these centers due to inclement weather, fire, earthquake, telephone service or power outages, inadequate system capacity, labor disputes, union organizing activity, human error, acts of terrorism or any other cause could materially impair our ability to distribute our products to customers in a timely manner or at the anticipated cost. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace any of our distribution centers or systems, which could reduce our revenues and profits and may harm our relationships with our customers. A significant portion of our products are perishable goods, and any disruption in operations, particularly any failure of our cold storage facilities, could damage a significant portion of our inventory and require us to write off that damaged inventory, thereby increasing our expenses.

Extreme weather conditions, crop diseases and pests could reduce both our crop size and quality, and we may be unable to produce or acquire sufficient inventory, resulting in lost sales, increased costs or lost customers.

Our business activities are subject to a variety of agricultural risks. Extreme weather conditions, such as droughts, frosts, hail or other storms, can cause unfavorable growing conditions that may adversely affect the quality and quantity of the pears, peaches and roses grown in our orchards and nurseries. Moreover, all of our irrigation rights are subject to and limited by adequate availability of irrigation water within a particular water shed system. Seasonal circumstances such as lower annual rainfall or snow accumulation may negatively affect the availability of water and consequently, in such a year, we may not receive our full allotment of water. The loss or reduction of the supply of water to any of our orchards or farms as a result of a drought at a particular water shed, could result in our inability to produce sufficient inventory. Furthermore, weather conditions may also affect the availability and ripening of the fruit we use in various programs and promotions, which in turn may shift sales between quarters on a comparable year-to-year basis. Pests and crop diseases can also reduce our crop size and quality. If any of these factors affect a substantial portion of our production facilities in any year, we may be unable to produce sufficient crop inventory, resulting in lost sales, shifts in fruit sales between fiscal quarters, increased costs and/or lost customers.

Our operations and the food and horticultural products that we grow, manufacture and market, including products we source from third parties, are subject to regulation and inspection by the U.S. Department of Agriculture and the U.S. Food and Drug Administration, among other regulatory agencies, and we may incur increased costs to comply with applicable regulations.

We are subject to regulations enforced by, among others, the U.S. Food and Drug Administration and state, local and foreign equivalents, and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental, health and safety authorities. These agencies enforce statutory standards and regulate matters such as the nature and amounts of pesticides that may be used in growing fruit, the sanitary condition of storage, processing and packing facilities and equipment, documentation of shipments, traceability of food products, the use of various additives, labeling, sales promotion, marketing practices and, in some cases, the fruit that may be shipped to or from a state. Although we believe that our operations and our products, including products we source from third parties, are substantially in compliance with all currently applicable regulations and licensing requirements, we may be required to incur costly changes to operations in the future if regulations change or if new rules are adopted or if it is ultimately determined that we are not in compliance with existing regulations. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at one or more of our orchards, nurseries, food production facilities, or storage and distribution centers, which could result in decreased sales. In addition, if violations occur, regulators can impose fines, penalties or other sanctions, and we could be subject to private lawsuits alleging injury and/or property damage. Our products could also become subject to quarantine by regulatory authorities, which would result in significant lost sales.

If we are unable to accurately target the appropriate segment of the consumer market with our catalog mailings and achieve adequate response rates through our catalog mailings, we could experience lower sales, significant markdowns or write-offs of inventory and lower margins.

We have historically relied on revenues generated from customers initially contacted through our catalog mailings. The success of our direct marketing business largely depends on our ability to achieve adequate response rates to our catalog mailings, which have historically fluctuated. Although we track the purchasing history of our customers to extrapolate a customer’s propensity to respond to future catalog circulations, any of the following could cause customers to forgo or defer purchases:

•	the failure by us to offer a mix of products that is attractive to our catalog customers;

•	the size and breadth of our product offering and the timeliness and condition of delivery of our catalog mailings;

•	the inability to design appealing catalogs; and

•	the customer’s particular economic circumstances or general economic conditions.

Store performance may fluctuate and our store sales may decrease in the future.

Our store sales have fluctuated significantly in the past on an annual, quarterly and monthly basis, and we expect that comparable store sales will continue to fluctuate in the future. Various factors affect store sales, including:

•	the general retail sales environment, including local competition and economic conditions, which if negatively impacted by lower discretionary spending among our target market, could cause our store sales to decline;

•	seasonal changes in our merchandise mix and the timing of release and the success of new merchandise and promotional events, which could adversely affect our sales if we fail to accurately anticipate and respond to merchandise trends and customer demands;

•	our ability to efficiently source and distribute products, which could be adversely impacted by third-party suppliers’ ability to timely fill our purchase orders and distribute merchandise to our stores;

•	the success of marketing programs;

•	our ability to attract and retain a qualified sales staff, particularly during the holiday season, which may be adversely impacted by changes to the local labor markets; and

•	the number of stores we open, expand, or close in any period, which may fluctuate if stores do not meet, or exceed, sales expectations.

In addition, adverse weather conditions can reduce customer traffic, thereby affecting comparable store sales.

Some of our agricultural lands receive irrigation water through facilities improved by or owned and operated by the United States government acting through the Department of the Interior’s Bureau of Reclamation, which subjects us and certain holders of our common stock to annual disclosure and filing requirements. Failure to comply with such requirements would subject us to the risk of denial of water, which could adversely affect our pear, peach and plant production and increase our costs, resulting in lower revenues.

Produce and plant production depend, in part, on the adequate availability of irrigation water. Some of the agricultural lands that we own receive water supplied by facilities improved by or owned and operated by the United States government acting through the BOR. Generally, the Reclamation Reform Act, or RRA, governs a landholder’s entitlement to receive water from federal reclamation projects. In order to receive federal reclamation water, an individual or entity whose attributed ownership of reportable land equals or exceeds a certain number of acres is required to (i) make annual filings with the BOR and to disclose specified information regarding ownership by it or its affiliates of any other land that is entitled to receive federal irrigation water and (ii) make filings with the BOR at any time there is a change in ownership that triggers or removes a reporting requirement. The rules and regulations governing the required filings and disclosure are complex and, following completion of our proposed initial public offering, there may be public stockholders, by virtue of their ownership of our common stock, who could be attributed acreage in excess of the applicable threshold of 40 acres as set forth in the RRA rules and regulations. Under the existing rules and regulations, we are entitled to receive federal irrigation water on 640 acres. Approximately 4,000 acres of our land are considered by the BOR to be reportable in our RRA filings due, in part, to irrigation rights that were in existence prior to the BOR financed improvements. That means that under the current rules and regulations, given our current reportable ownership of land, stockholders who become the beneficial owner of approximately 1% or more of our stock would be attributed ownership of acreage in excess of the 40 acre threshold, which would require such stockholder to make annual and change of control filings with the BOR. However, we have entered into a settlement agreement with the BOR, as described below, which provides a waiver from the RRA filing requirements until March 2007 for all of our current common stockholders and all of our future non-controlling common stockholders. The percentage of attributable stock ownership for purposes of required reporting under the RRA rules and regulations will vary based upon our total reportable acreage. Currently, a stockholder who meets the ownership threshold is required to file three forms, and a stockholder who fails to file these forms can be fined up to $200 per form, per irrigation district, up to a maximum of $2,400. In addition to assessing a monetary fine, the BOR can deny us water needed to grow our pears, peaches and plants in certain areas if these filings are not made.

We are currently in the process of pursuing legislative relief to address these issues. Specifically, we are seeking a legislative enactment that would allow any person or entity, including us, to accelerate repayment of our obligations associated with our right to receive federal reclamation water in two southern Oregon irrigation districts from which we receive federal reclamation water such that the water associated with land in these districts would no longer be subject to the RRA. We currently have the right to accelerate repayment in a third southern Oregon irrigation district from which we receive federal reclamation water. In addition, although we have the right to receive federal reclamation water on our California rose growing land, all of our California rose-growing properties have access to sufficient water that may be used for irrigation purposes through wells that we own. Accordingly, if we do not receive federal reclamation water on any of our land, we will not have any reporting requirements under the current BOR forms. While we pursue this legislation, we have entered into a settlement agreement with BOR which provides a waiver of the RRA filing requirements until March 2007 for all of our current common stockholders, and all of future non-controlling common stockholders, who would otherwise be required to file reports. We are using our best efforts to facilitate the legislative process in anticipation that we will be able to complete the repayments prior to the expiration of the waiver. However, legislative relief is subject to a number of risks and can be affected by, among other things, a change in administration or other political factors. As such, we have no assurance that such relief will ultimately be granted or, if we are able to obtain the relief described above, as to the timing of such relief. If granted, we expect the repayments described above to cost us approximately $250,000 in the aggregate.

If we are unable to obtain the legislative relief described above, or if the settlement agreement with the RRA cannot be extended, stockholders whose attributable land ownership exceeds the applicable threshold would be subject to both the annual and change of control filing requirements. If we or any of our stockholders who become subject to the rules and regulations as a result of ownership of our common stock do not comply with all applicable requirements under the RRA to the extent subject to them, we may lose access to all federal reclamation water. This risk of water loss applies even if a single stockholder fails to file the requisite forms. Such a failure may result in a maximum penalty of $2,400 to the noncomplying stockholder; payment of the penalty without filing the appropriate forms will not result in the restoration of federal reclamation water. The loss of access to federal reclamation water, with no available alternate water sources, would result in the loss of a majority of our pear and peach production, including our Royal Riviera® pears, and would require us to substitute other fruit. Further, our product costs would likely increase. If we were required to take these types of actions, our profitability could be materially adversely affected and the quality of our pear and peach fruit diminished, which could further negatively affect our sales and profitably.

Our quarterly and annual operating results fluctuate significantly due to seasonality and the timing of various holidays.

Our quarterly and annual results have fluctuated in the past and will fluctuate in the future, depending upon a variety of factors, including, but not limited to, shifts in the timing of holidays, including Easter, Thanksgiving and Christmas, the timing of ripening of seasonal fruits, which, if delayed, could cause delayed product shipments and therefore cause revenue recognition to be inconsistent from quarter to quarter, and the strategic importance of fourth calendar quarter results. Because of the timing of our fiscal quarter ends, the same holiday that occurs once per calendar quarter may not occur at all in the corresponding fiscal quarter of the prior or following year. Fourth calendar quarter sales may also significantly fluctuate annually depending upon the number of shopping weekends between Thanksgiving and Christmas, which is our peak season. As a result, our year to year comparisons may be inconsistent.

In addition, most of our operating expenses, such as rent expenses, advertising and promotional expenses and employee wages and salaries, do not vary directly with sales and are difficult to adjust in the short term. As a result, if sales for a particular quarter are below our expectations, we might not be able to proportionately reduce operating expenses for that quarter, and therefore a sales shortfall could have a disproportionate effect on our operating results for that quarter. As a result of these factors, our operating results for any one period may not be indicative of our operating results for the full fiscal year.

The segments of the food and horticulture industries in which we compete are labor intensive, and if we cannot attract and retain qualified employees or if we experience strikes, work stoppages or slowdowns, our profitability could be adversely affected.

Our operations are labor intensive. Labor shortages, the inability to hire or retain qualified employees or increased labor costs could all affect our ability to control expenses and efficiently and profitably conduct our operations. In addition, our agricultural employees in Wasco, California are unionized. Our subsidiary, Jackson & Perkins Operations, Inc., has maintained a collective bargaining agreement with the United Farm Workers of America since 1995, signing its most recent agreement in 2004. No unions exist at our other facilities. If our relations with the unionized portion of our workforce deteriorate, the covered employees could initiate a strike, work stoppage or slowdown. In addition, similar labor difficulties could arise with our non-unionized workforce. Any disruption of our operations due to labor difficulties could result in our inability to timely meet customer demand or affect the quality or breadth of the products we offer. The reputation of our company and brands could suffer and we may lose customers. In addition, increased labor costs, to the extent they cannot be passed on to our customers, could negatively impact our profitability.

We depend on the U.S. Postal Service and private third-party carriers to deliver our catalogs, as well as for delivery of purchased products, and any increase in postal or shipping rates or disruption in delivery services will result in increased customer acquisition or shipping costs, which we may be unable to recover.

Our business depends on the timely delivery of our catalogs and purchased products to our customers. We rely on the U.S. Postal Service to deliver our catalogs, and both the U.S. Postal Service and private third- party carrier services to deliver our purchased products. The inability of these carriers to timely deliver our catalogs or products could harm our reputation and result in lower order rates, resulting in lower sales revenues and lost customers. For example, during the third calendar quarter of 2001, we experienced delays and non-delivery of several catalog mailings due to the post office closures and mail interruptions that occurred after the September 11, 2001 terrorist attacks, which had a material negative impact on sales during that period. In addition, we rely upon third-party carriers for shipments to and from our stores. If these third-party carriers fail to deliver our products in a timely manner, we may have increased product returns or a loss of recurring sales as a result.

Increases in postal rates or changes in the availability of such discounts could have a negative impact on our operating results to the extent that we are unable to pass such increased costs on directly to customers or offset such increased costs by raising selling prices. In addition, postal rate increases may result in competitive increases by other delivery services, which we may use from time to time. If the employees at one of our third-party carriers were to strike or if a carrier were to experience a system failure or other work stoppage, we would have to rely on one or more other carriers to transport a higher volume of our products. If these other carriers cannot support the volumes we may ask them to transport, or if there are additional charges, we may face delays or increased costs of transportation that would negatively affect our results of operations. In addition, fuel costs are a significant component of our product delivery costs. We expect increased shipping expenses as the result of increasingly high fuel costs and the inability of the third-party carriers to absorb such increases. If our carriers raise the prices they charge to ship our goods, our customers might choose to buy comparable products locally to avoid shipping charges, which could negatively impact our sales.

We rely on the products and services of third parties and, if we fail to establish, maintain and develop strategic relationships with high quality, well-known, reputable and reliable vendors and suppliers, our sales may decline or our costs may increase.

We rely on third-party vendors and suppliers for some of our products and services. Outsourced products include some of our Harry and David® fresh produce, meats, snacks/condiments, gift plants and tabletop and home décor accessories, and Jackson & Perkins® garden and home accessories and other outdoor living products. We do not directly control these vendors or the quality of their goods and therefore cannot control the selection, grading and shipping of some of these fresh products. If these vendors and suppliers do not fulfill orders to our customers’ satisfaction, including our customers’ expectation of quality, our customers may not purchase from us in the future. In addition, if we are unable to produce sufficient inventory for any reason, we may also be dependent on third parties for products we usually produce ourselves.

In addition to outsourcing orders for our products, we also depend on third parties for our cold-storage, telecommunications, maintenance of certain of our technology systems and shipment of our products. Our inability to acquire suitable products and services, or the loss of one or more key vendors, could have a negative effect on our business and financial results. We may not be able to develop relationships with other vendors or alternatively source the necessary products and the alternative products may be of a lesser quality or more expensive than those we currently purchase. If customers are dissatisfied, they may not place future orders with us and our revenues could decline.

Our failure to successfully anticipate the rate of returns for our products may cause us to exceed our reserves which could reduce revenues and our profitability.

We offer our direct marketing and retail store customers a satisfaction guarantee on our products. Because sales to our direct marketing and store customers generate a significant percentage of our retail revenues and because of the satisfaction guarantee we offer, we record a reserve for returns in our financial statements based on historical return rates, together with current product sales performance in each reporting period. Our introduction of new products, changes in the types and variety of products we offer, product substitutions, changes in consumer confidence, or other competitive and general economic conditions can cause actual returns to exceed our return reserves and result in higher costs to us. Furthermore, abnormalities in the quality of our products due to a defect that is unknown until after products have been sold, or in our customers’ perception of the quality of our products, whether or not valid, may cause higher than expected actual returns. Any increase in actual product returns in excess of our allowances will result in lower sales and our reserves being understated, either of which could materially and negatively impact our revenues and profitability.

Upgrades or modifications to our information technology systems and disruptions to our operations may result in decreased sales or cause us to incur unanticipated expenses.

From time to time, we may substantially upgrade or otherwise modify the information technology systems that support our product pipeline, including systems relating to product design, sourcing, merchandise planning, forecasting and purchase order, inventory, distribution, transportation and price management. Modifications may involve updating or replacing legacy systems with successor systems on a periodic basis. There are inherent risks associated with replacing our core systems, including possible supply chain disruptions that would affect our ability to take orders and ship products to our stores and customers on a timely basis. We may be unable to successfully launch new systems or the launch may occur with disruptions. Any disruptions could result in decreased sales or cause us to incur unanticipated expenses, thereby reducing our profitability.

We consider our customer database to be proprietary information and any change in privacy laws or security breaches may negatively impact our sales or threaten our competitive advantage.

We maintain proprietary information about our customers and their purchasing history. In connection with our efforts to seek new customers, we rely on our ability to rent customer lists from third parties and on our ability, subject to our privacy policy, to exchange our lists with third parties. Subject to confidentiality agreements, we also rent our customer list to third parties.

The Federal Trade Commission, has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing the Internet, with particular emphasis on access by minors. In addition, other governmental authorities have proposed regulations to govern the collection and use of personal information that may be obtained from customers or visitors when accessing the Internet. These regulations may include requirements that procedures be established to disclose and notify users of our websites of our privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct or delete personal information stored by us. In addition, the FTC has made inquiries and investigations of companies’ practices with respect to their information collection and dissemination practices to confirm that these are consistent with stated privacy policies and to determine whether companies take precautions to secure their consumer’s personal information. In some situations, the FTC has brought actions against companies to enforce the privacy policies of these companies, including policies relating to security of consumers’ personal information. Additionally, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists.

Becoming subject to the FTC’s regulatory and enforcement efforts or to those of another governmental authority could have an adverse effect on our ability both to collect demographic and personal information from our customers and to rent or exchange such information with third-parties, which, in turn, could have an adverse effect on our marketing efforts, business, financial condition, results of operations and cash flow. In addition, the adverse publicity regarding the existence or results of an investigation could have an adverse impact on customers’ willingness to use our websites and catalogs and thus could adversely impact our future revenues.

In addition, if there is a compromise or breach of the technology or other methods we use to protect customer transaction data, we could be held liable for claims based on unauthorized purchases or fraud claims, among others. These claims could damage our reputation, negatively affect sales and expose us to a risk of loss or litigation.

Our management and auditors have identified certain deficiencies as of June 25, 2005 which, if not properly remediated, could result in material misstatements in our financial statements in future periods and could lead to a material weakness or significant deficiency at the time we complete our initial assessment of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, or in future assessments under Section 404.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting. Further, Ernst & Young LLP has not been engaged nor have they expressed an opinion on the effectiveness of the Company’s internal control over financial reporting. However, in connection with our fiscal 2005 financial statement audit, Ernst & Young LLP, our independent registered public accounting firm, informed us that they have identified certain deficiencies in the design and operation of our internal controls. These deficiencies may represent “significant deficiencies” or “material weaknesses” as defined in Auditing Standard No. 2 of the Public Company Accounting Oversight Board (United States), or PCAOB. A material weakness is defined by the PCAOB as a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operations of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The internal control deficiencies identified related to our financial closing process and our information technology general controls environment.

We are taking remedial measures to improve the effectiveness of our internal controls, and management believes that these efforts will not only address the internal control deficiencies described above, but also improve the effectiveness of our disclosure and internal controls in the future. Specifically, we will be:

•	strengthening our internal staffing and technical expertise in financial, tax and SEC accounting and reporting to accommodate our new status as a stand-alone public company;

•	enhancing our resources with respect to outsourced tax preparation services; and

•	engaging an outside compliance consulting firm to advise us on improving our internal controls in selected areas, primarily in the areas of information technology database access and controls and income tax and sales tax preparation, to take advantage of best practices.

The process and control improvements described above are the only changes in our internal controls during fiscal 2005 that have materially affected, or are reasonably likely to materially affect, our disclosure controls and procedures. We plan to continue to assess our internal controls and procedures and will take further action as necessary or appropriate to address any other matters we identify, including to effect compliance with Section 404 of the Sarbanes-Oxley Act when we are required to make an assessment of our internal controls under Section 404 for fiscal 2007.

A Section 404 analysis under the Sarbanes-Oxley Act of 2002 has a much more stringent standard than that for non-public companies and requires that our audit committee be advised and regularly updated on management’s review of internal controls. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company. If we are not able to timely remedy the deficiencies identified by Ernst & Young LLP in connection with our fiscal 2005 audit, or if we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, management may not be able to assess that its internal controls over financial reporting are effective. This result may subject us to adverse regulatory consequences, and there could also be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to us as a public company. Any failure by us to timely provide the required financial information could materially and adversely impact our financial condition and the market value of our securities.

Because we specialize in hard to find and best in class products, and our business is heavily dependent upon brand name and product recognition, the failure to protect our intellectual property could adversely affect our brand name and reputation which could result in a loss of customer confidence and lower sales, which may increase costs and reduce our profitability.

Our patents, trademarks, service marks, copyrights, trade dress rights, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. Our success, competitive position and amount of potential future income also depends on our ability to obtain and maintain our reputation for brand name proprietary products.

The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brand names or goodwill and cause a decline in consumer confidence, resulting in a decline in our sales. Any use of our trademarks, such as Fruit of the Month Club® or Royal Riviera® pears, by another party, in particular for use in connection with products of a lower quality than the products we offer, may dilute the value of our products and damage our reputation as a producer of high-quality, proprietary goods.

We cannot guarantee we will be able to adequately protect our intellectual property or that the costs of defending our intellectual property will not adversely affect our operating results. We are also subject to the risk of adverse claims and litigation alleging that our business practices infringe on the intellectual property rights of others. Litigation to establish the validity of any of our intellectual property or to defend against infringement and other claims of others or to assert infringement claims against others can be expensive and time-consuming even if the outcome is favorable to us. If the outcome is unfavorable to us, we may be required to pay damages, stop production and sales of infringing products or be subject to increased competition from similar products. For example, we are currently appealing the denial of a patent on one of our rose varieties. Although this ruling is not expected to have an impact on any of our existing patents, the ruling could have an adverse impact on our ability to obtain patents on certain related rose varieties in the future.

We are subject to the risk of product liability claims, which may result in the payment of damages or settlement fees, and which may exceed or be outside of our insurance coverage, and even in unsuccessful claims, negative publicity may adversely affect our brand image.

The sale of food products for human consumption involves the risk of injury to consumers. Injuries may result from tampering by unauthorized third parties, spoilage or product contamination, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation process. We have from time to time been involved in product liability lawsuits, none of which was material to our business. While we are subject to governmental inspection and regulations and believe our facilities and operations, as well as those of third-party growers, comply in all material respects with all applicable laws and regulations, consumption of our products could cause a health-related illness or injury in the future and we could become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount which we believe to be adequate. However, such insurance may not continue to be available at a reasonable cost, or we may incur claims or liabilities for which we are either not insured or indemnified, or which exceed the amount of our insurance coverage.

If we are required to recall a product because of a defect in the product or other reasons, the recalls may provide the basis for product liability claims against us. In addition, recalls, whether or not the basis for a product liability claim against us, could damage our reputation.

If we experience significant credit card fraud, our expenses could increase and our reputation could be harmed.

The use of credit cards is critical to our sales. A failure to adequately control fraudulent third-party or in-house credit card transactions could reduce our net sales and our profitability. We have suffered losses as a result of orders placed with fraudulent credit card data, even in instances where the associated financial institution approved payment of the orders. Although these losses have not been material in any fiscal period, the failure to adequately detect and avoid fraudulent credit card transactions could cause us to lose our ability to accept credit cards as forms of payment and result in charge-backs to us of the fraudulently charged amounts. Furthermore, this could reduce our net sales and gross margins because widespread credit card fraud may lessen our customers’ willingness to purchase products through catalogs or over the Internet using their credit cards. As a result, such failure could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We may incur unexpected costs associated with environmental compliance or liabilities.

Our operations are subject to comprehensive U.S., state and local laws and regulations relating to environmental protection. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, or the risk of exposure to chemicals, and these permits are subject to modification, renewal and revocation by the issuing authorities. We use pesticides, petroleum products, refrigerants and other hazardous materials in the operation of our business. If we do not fully comply with applicable environmental laws and regulations or the permits required for our operations, or if a release of hazardous materials occurs at or from one of our facilities, we could become subject to fines, penalties, or other sanctions as well as to lawsuits alleging exposure, personal injury or property damage. We could also be held liable for the cost of remedying the condition or incur costs related to retrofitting or upgrading our facilities. In addition, maintaining or achieving compliance with the existing and increasingly stringent future environmental requirements could require us to make material additional expenditures.

We have incurred, and may in the future incur, costs to investigate and cleanup soil contamination at some of our current and former properties. Historically, these costs have not been material. Based on an evaluation performed in fiscal 2004, we estimate that future costs could total $57,000 to $100,000. The discovery of additional contamination, or the imposition of unanticipated cleanup obligations at these sites or other sites, could result in unexpected liabilities. Our insurance may not be adequate to cover any costs or damages, or may not continue to be available at a price or under terms that are satisfactory to us. In such cases, payment of such costs or damages would result in increased operating costs and decreased net income, which may have a material adverse effect on our business, financial condition, results of operations or cash flow.

In addition, certain environmental laws, such as the federal superfund law and its state analogs, provide for strict, and in some circumstances, joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may impose liability on certain classes of persons, including the current and former owners and operators of contaminated sites and companies and their corporate successors, that arranged for the disposal, transported for treatment or disposed of regulated materials at a facility or otherwise caused the contamination.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our operations depend, in part, on the availability of various raw materials, including paper for our catalog operations, corrugated packaging for our shipping needs, chocolate, butter fat, sugar and cheese used to produce some of our products, and fruit that we do not grow ourselves. The availability of raw materials may decrease and their prices are likely to be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Disruption in the supply of our raw materials could temporarily impair our ability to manufacture some of our products or require us to pay higher prices in order to obtain these raw materials from other sources. In the event our raw material costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials could materially increase our costs and therefore lower our earnings.

The industries in which we compete are highly competitive and a failure to compete effectively could result in lost revenues if our customers take their business elsewhere or we are unable to attract new customers.

The U.S. flower, card and gourmet food gift, specialty foods and outdoor living industries are highly competitive. The market for specialty retail products has undergone significant changes and growth over the past several years as consumer spending levels have increased, leaving the industries in which we compete highly fragmented and open to entry by new competitors. We compete with national, regional and local businesses and Internet retailers, as well as department stores and specialty stores, nurseries, discount stores, home improvement centers, big box retailers, supermarkets and mass merchants, some of whom are also customers, that offer goods substantially similar to those we offer through our Harry and David® and Jackson & Perkins® brands. Some of our existing and potential competitors may have competitive advantages over us, including larger customer bases, greater brand recognition, more Internet experience or greater financial resources. If we fail to effectively compete, it could result in price reductions, decreased revenue and lower profit margins, loss of market share or increased marketing expenditures.

Risks Related to Our Indebtedness

The amount of our outstanding debt could adversely affect our financial condition and adversely affect our ability to execute our business strategy.

We have a significant amount of indebtedness and, even though we are highly leveraged, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. On a pro forma basis, after giving effect to our proposed initial public offering and the expected use of the net proceeds to redeem a portion of the outstanding notes, as of June 25, 2005, we would have had approximately $159 million of debt outstanding, representing the remaining outstanding principal amount of the outstanding notes. On a pro forma basis, after giving effect to our proposed initial public offering and the expected use of the net proceeds, as of June 25, 2005, we also would have had $125 million available under our revolving credit facility, subject to compliance with our borrowing base and less outstanding letters of credit of approximately $4.3 million.

Our leverage may have important consequences to you. For example, it may:

•	limit our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, reducing the availability of our cash flow to use for other purposes; and

•	increase our vulnerability to economic downturns, limit our ability to capitalize on significant business opportunities and restrict our flexibility to react to changes in market or industry conditions.

Our ability to satisfy our outstanding debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We anticipate that our operating cash flow, together with borrowings under our revolving credit facility, will be sufficient to meet our anticipated operating expenses and to service our debt obligations as they become due. If, however, we do not generate sufficient cash flow for these purposes, we may be unable to service our indebtedness and may have to adopt alternative strategies that could include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking equity capital.

Our operations are restricted by the terms of our debt, which could adversely affect us and increase your credit risk.

The revolving credit facility and the indenture governing the outstanding notes include a number of restrictive covenants. The revolving credit facility covenants restrict us, our subsidiary Harry & David Operations Corp., and certain of its subsidiaries, and the indenture governing the outstanding notes restricts Harry & David Operations Corp. and certain of its subsidiaries from, among other things:

•	incurring additional indebtedness or issuing preferred stock;

•	paying dividends or making other distributions or repurchasing or redeeming its stock or subordinated indebtedness;

•	making investments;

•	selling assets and issuing capital stock of restricted subsidiaries;

•	incurring liens;

•	entering into agreements restricting our subsidiaries’ ability to pay dividends;

•	entering into transactions with affiliates; and

•	consolidating, merging or selling all or substantially all of Harry & David Operations Corp.’s or any of the guarantors’ assets.

These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs. If we are not able to comply with these covenants and other requirements contained in the indenture governing the outstanding notes or our revolving credit facility, an event of default under the relevant debt instrument could occur which could cause holders of the defaulted debt to declare amounts outstanding with respect to that debt to be immediately due and payable.

Our revolving credit facility contains other and more restrictive covenants, including financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios, some of which become more restrictive over time. These covenants are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Current Borrowing Arrangements.” Our ability to comply with these covenants and requirements may be affected by events beyond our control and we may have to curtail some of our operations and growth plans to maintain compliance. In the future, it is possible that our assets or cash flow might not be sufficient to fully repay borrowings under our outstanding debt instruments or that we may not be able to refinance or restructure the payments on those debt instruments. Even if we are able to secure additional financing, it may not be available on favorable terms.

If we are not able to comply with the covenants and other requirements contained in the indenture governing the outstanding notes or our revolving credit facility, an event of default under the relevant debt instrument could occur.

Our failure to comply with the covenants contained in our revolving credit facility or the indenture governing the outstanding notes, including as a result of events beyond our control, could result in an event of default, which if not cured or waived, could cause payment of our debt to be accelerated, which may have a material adverse effect on our financial resources.

During the first three quarters of calendar 2005, we were in default with respect to certain covenants under our revolving credit facility. Specifically, in connection with our notes offering in February 2005, we paid a return of capital to Wasserstein and Highfields, our stockholders of record at the time, in the amount of $82.63 million, although we were only permitted to make a payment in the amount of $82.60 million under the terms of the revolving credit agreement. Additionally, on June 13, 2005 we assigned our right to receive the payment from YCI relating to a percentage of certain net operating losses of Harry & David Operations Corp. and its subsidiaries to our stockholders of record as of that date, Wasserstein and Highfields (which was paid to them on September 16, 2005). This assignment constituted a violation of the covenant restricting asset sales, resulting in a default under the revolving credit agreement. Further, on July 29, 2005, Bear Creek Holdings Inc. changed its name to Harry & David Holdings, Inc. but failed to notify the lenders of this change as required under the revolving credit agreement. As a result of the overpayment, assignment and name change, we were in default under our revolving credit agreement but have since received waivers from the lenders for the excess payment, assignment and name change.

If we are not able to comply with the covenants and other requirements contained in the indenture governing the notes or our revolving credit facility in the future, an event of default under the relevant debt instrument could occur. If another event of default occurs in the future, and is not cured or waived, it could trigger a default under our other debt instruments, we could be prohibited from accessing additional borrowings and the holders of the defaulted debt could declare amounts outstanding with respect to that debt to be immediately due and payable. In the future, it is possible that our assets or cash flow might not be sufficient to fully repay borrowings under our outstanding debt instruments or that we may not be able to refinance or restructure the payments on those debt instruments. Even if we are able to secure additional financing, it may not be available on favorable terms.

We may incur additional debt in the future.

Even though we are highly leveraged, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the revolving credit facility restricts, and the indenture governing the notes will restrict, us, our subsidiary Harry & David Operations Corp., and certain of its subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or any of these subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify.

We may depend on external funding sources for operating funds, which we may be unable to obtain on terms acceptable to us, if at all.

We regularly review and evaluate our liquidity and capital needs. We currently believe that our available cash, cash equivalents, cash flow from operations and borrowings available under the revolving credit facility will be sufficient to service our debt and to finance our operations and expected capital requirements for at least the next twelve months. However, as we continue to grow, we might experience peak periods for cash needs and need additional external funding to support our operations. Although we believe we would have access to additional debt and/or capital market funding if needed, funds may not be unavailable to us on acceptable terms, if at all.

Risks Related To The Notes

The notes are effectively subordinated to our secured debt.

Harry & David Operations Corp.’s obligations under the notes, and the obligations of the guarantors under their respective guarantees, are unsecured. As a result, the notes are effectively subordinated to all of Harry & David Operations Corp.’s and the guarantors’ existing and future secured debt to the extent of the assets securing that debt. As of June 25, 2005, we, Harry & David Operations Corp., and the subsidiary guarantors had no secured debt outstanding and $125.0 million, less $4.3 million of outstanding letters of credit, available for future borrowings under the revolving credit facility, subject to compliance with the facility’s borrowing base. Harry & David Operations Corp.’s obligations under the revolving credit facility are secured by a first priority lien on substantially all of its and the subsidiary guarantors’ assets. In the event that we are not able to repay amounts due under our revolving credit facility, the lenders could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the revolving credit facility before any proceeds would be available to make payments on the notes. If there is a default, the value of this collateral may not be sufficient to repay both the lenders under the revolving credit facility and the holders of the notes.

We may not be able to repurchase the notes upon a change of control as required by the indenture.

Upon the occurrence of specific types of change of control events, we will be required to make an offer to purchase all of the outstanding exchange notes and outstanding notes at 101% of their principal amount, plus accrued and unpaid interest up to, but not including, the date of repurchase. The source of funds for any such purchase would be our available cash or third-party financing. However, we may not have enough available funds at the time of any change of control to make required repurchases of tendered notes. In addition, under our revolving credit facility, a change of control would be an event of default and we could be prohibited from repurchasing the notes. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. This default would, in turn, constitute an event of default under our revolving credit facility and may constitute an event of default under future senior secured indebtedness, any of which could cause repayment of the related debt to be accelerated after any applicable notice or grace periods. If debt repayment were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

In addition, the definition of change of control for purposes of the indenture does not necessarily afford protection for the holders of outstanding notes and exchange notes in the event of some types of highly leveraged transactions, including certain acquisitions, mergers, refinancings, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the notes. The definition of change of control for purposes of the indenture also includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the outstanding notes and/or exchange notes, and the ability of a holder of those notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole may be uncertain.

Applicable statutes allow courts, under specific circumstances, to void the guarantees of the outstanding notes and/or exchange notes.

Our creditors or the creditors of one or more guarantors could challenge the guarantees of the outstanding notes and/or exchange notes as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law. The entering into of the guarantees could be found to be a fraudulent transfer, conveyance or preference and declared void if a court were to determine that:

•	the guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors;

•	the guarantor did not receive fair consideration for the delivery of the guarantee; or

•	the guarantor was insolvent at the time it delivered the guarantee.

To the extent a court voids a guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor which delivered that guarantee. If a court were to take this action, the guarantor’s assets would be applied first to satisfy the guarantor’s liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the guarantee of the outstanding notes and exchange notes could be made.

We are controlled by our equity sponsors, which have the power to take unilateral action and may have conflicts of interest with us or you in the future.

Wasserstein currently owns approximately 65% of our common stock and Highfields currently owns approximately 35% of our common stock. As a result, Wasserstein effectively will be able to control, and Highfields alone or together with Wasserstein, will be able to influence, the outcome on virtually all matters submitted to a vote of our stockholders, including the election of directors. So long as Wasserstein continues to own a significant portion of the outstanding shares of our common stock, it will continue to be able to significantly influence the election of our directors, subject to compliance with applicable NYSE requirements, our decisions, policies, management and affairs and corporate actions requiring stockholder approval, including the approval of transactions involving a change in control. Circumstances may occur in which the interests of our equity sponsors conflict with the interests of the holders of the outstanding notes and exchange notes. In addition, our equity sponsors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment in us, even though such transactions might involve risks to holders of the outstanding notes and exchange notes.

Risks Related To The Exchange Offer

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

If you do not exchange your outstanding notes for the exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or not subject to registration. To the extent other outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected and there could be a significant diminution in the value of the outstanding notes as compared to the value of the exchange notes.

An active public market may not develop for the exchange notes, which could adversely affect the market price and liquidity of the exchange notes.

The exchange notes constitute securities for which there is no established trading market. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the exchange notes is currently anticipated. If a market for the exchange notes should develop, the exchange notes could trade at a discount from their principal amount and they may be difficult to sell. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. As a result, we cannot assure you that you will be able to resell any exchange notes or, if you are able to resell, the price at which you will be able to do so.

If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes you could be deemed an underwriter under the Securities Act and be required to deliver a prospectus when you resell the exchange notes.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions, and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the letter of transmittal, properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for branded gift-quality fruit and gourmet food products and gifts as well as premium rose plants and horticultural products;

•	our production capabilities;

•	our relationships with, and other conditions affecting, our customers;

•	weather conditions or catastrophic weather-related damage;

•	our plans and objectives for future operations and expansion or consolidation;

•	unexpected maintenance and equipment failure;

•	future economic or capital market conditions;

•	environmental laws and regulations, including those directly affecting our plant and food production;

•	competition;

•	employee benefits costs;

•	future legislation and changes in regulations or governmental policies or changes in interpretations thereof;

•	our liquidity, results of operations and financial condition; and

•	the other risks described under “Risk Factors.”

You should keep in mind that any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of outstanding notes. The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes which will not apply to exchange notes. The exchange notes will be entitled to the benefits of the indenture. See “Description of the Floating Rate Notes” and “Description of the Fixed Rate Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered or accepted for exchange. As of the date of this prospectus, $70,000,000 aggregate principal amount of the outstanding Senior Floating Rate Notes due 2012 and $175,000,000 aggregate principal amount of the outstanding 9.0% Senior Notes due 2013 were outstanding. Outstanding notes tendered in the exchange offer must be in denominations of a minimum principal amount of $1,000 or any integral multiples of $1,000.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of outstanding notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their outstanding notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to our registration rights agreement, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions you request in writing. If you do not exchange such outstanding notes for exchange notes pursuant to the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer contained in the legend.

If any holder of the outstanding notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date, which is 5:00 p.m., New York City time, on                     , 2005 unless we, in our sole discretion, extend the period during which the exchange offer is open.

We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Wells Fargo Bank, National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any outstanding notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the outstanding notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the outstanding notes as promptly as practicable.

Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the tendered outstanding notes promptly after the expiration date. We refer to the date on which we issue the exchange notes as the “exchange date” in this prospectus. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See “—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of outstanding notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of outstanding notes.

Procedures for Tendering Outstanding Notes

The tender of outstanding notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures.  You may tender the notes by:

•	properly completing and signing the letter of transmittal or a facsimile and delivering the letter of transmittal together with:

•	the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date; or

•	a timely confirmation of a book-entry transfer of the outstanding notes being tendered, if the procedure is available, into the exchange agent’s account at the Depository Trust Company, or DTC, for that purpose pursuant to the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

If tendered outstanding notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for those outstanding notes are to be issued, or if a new note representing any untendered outstanding notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes should contact the holder promptly and instruct the holder to tender outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the outstanding notes itself, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

A tender will be deemed to have been received as of the date when:

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the outstanding notes is received by the exchange agent;

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent; or

•	notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal, the tendered outstanding notes, or book-entry confirmation, if applicable, and any other required documents.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding notes will be determined by us, and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

The method of delivery of outstanding notes and all other documents is at the election and risk of the tendering holders, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for the holders.

Book-Entry Transfer.  The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures.  If you desire to tender outstanding notes pursuant to the exchange offer, but time will not permit a letter of transmittal, the outstanding notes or other required documents to reach the exchange agent on or before the expiration date, or if the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the outstanding notes are registered, the principal amount of the outstanding notes being tendered and, if possible, the certificate numbers of the outstanding notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the expiration date, the outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The transferring party tendering outstanding notes for exchange will be deemed to have exchanged, assigned and transferred the outstanding notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances, other than restrictions on transfer, and that the notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes. The transferor will be required to agree that acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for tendered outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

By tendering outstanding notes and executing the letter of transmittal, the transferor certifies that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

•	the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	the transferor is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal not later than the close of business on the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered outstanding notes to be withdrawn, the certificate numbers and principal amount of outstanding notes to be withdrawn, that the holder is withdrawing its election to have such outstanding notes exchanged and the name of the registered holder of the outstanding notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes being withdrawn. The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of outstanding notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes when, and if we have given written notice to the exchange agent.

The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and causing the outstanding notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted outstanding notes will be made by the exchange agent on the exchange date. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described above, the outstanding notes will be credited to an account maintained by the holder with DTC for the outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered outstanding notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to the Dow Jones News Service, or, at our option, modify or otherwise amend the exchange offer, if:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC;

•	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer,

•	assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer, or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at such time, any stop order has been issued, or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under the Trust Indenture Act, as amended.

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

Well Fargo Bank, N.A., as Exchange Agent

By registered or certified mail:	By regular mail or overnight courier:	By hand:

Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Northstar East Building 12th Floor Corporate Trust Services 608 Second Avenue South Minneapolis, MN 55402

Facsimile (eligible institutions only): (612) 667-4927 Telephone inquiries: (800) 344-5128

Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

The exchange agent also acts as trustee under the indenture.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $1.0 million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs;

•	and related fees and expenses.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the outstanding notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for outstanding notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes

If you tender your outstanding notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, you will be responsible for the payment of any applicable transfer tax.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject. The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an outstanding note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding outstanding note surrendered. See “U.S. Federal Income Tax Considerations of the Exchange Offer” for more information.

Consequences of Failure to Exchange

As consequence of the offer or sale of the outstanding notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of outstanding notes who do not exchange outstanding notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes. In general, the outstanding notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of similar restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

USE OF PROCEEDS

Harry & David Operations Corp. will not receive any proceeds from the issuance of the exchange notes. The proceeds from sale of the outstanding notes, net of discounts and expenses related to that offering, were approximately $236.0 million. Harry & David Operations Corp. used the net proceeds, together with $20.1 million of available cash:

•	to repay a $159.6 million second lien term loan, including accrued and unpaid interest, and the applicable premium, in its entirety, which was scheduled to mature on June 17, 2010 and accrued interest on the date of repayment at 10.08% per annum;

•	to repay the $13.9 million unsecured term loan discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the 2004 Acquisition and Related Financings,” relating to our acquisition of Harry & David Operations Corp., which we refer to as the NOL Loan in this prospectus, including accrued and unpaid interest on the date of repayment, in its entirety, which was scheduled to mature on December 31, 2005 and accrued interest on the date of repayment at a rate of 4.010% per annum; and

•	to make a $82.6 million return of capital to our equity sponsors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 25, 2005. You should read the information in this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements included elsewhere in this prospectus.

As of June 25, 2005
(dollars in thousands, except share data)
Cash and cash equivalents	$24,854

Total debt (including current portion):
Revolving credit facility(1)	$—
Senior notes	175,000
Floating rate notes	70,000
Note payable	268

Total debt	245,268

Stockholders’ equity (deficit):
Common stock, par value $0.01, 1,500,000 shares authorized and 1,000,000 shares issued and outstanding	10
Additional paid-in-capital	1,864
Accumulated deficit	(22,101)

Total stockholders’ equity (deficit)	(20,227)

Total capitalization	$225,041

(1)	Due to the seasonal nature of our business, we draw on our $125 million revolving credit facility to provide seasonal working capital to support inventory buildup and catalog production in advance of the holiday selling season and for other general corporate purposes. We have consistently generated substantial amounts of cash each holiday selling season. We are required by our banks to pay down the revolving credit facility to zero by the next business day following December 25 of each year. Cash generated during the holiday selling season is also typically used to fund our operations for several months during the post-holiday selling season, until we begin to build inventories and other working capital components again to support our holiday selling season the following year. As of June 25, 2005, we had no borrowings and approximately $4.3 million of letters of credit outstanding under this facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Because the outstanding notes have been guaranteed, and the exchange notes will be guaranteed, by Harry & David Holdings, Inc., the following tables present summary historical and pro forma consolidated financial data for Harry & David Holdings, Inc. and its consolidated subsidiaries, including Harry & David Operations Corp., the issuer of the outstanding notes and exchange notes, and the subsidiary guarantors.

We were formed for the purpose of completing the acquisition of Harry & David Operations Corp. (formerly known as Bear Creek Corporation). Prior to the acquisition, we had substantially no operations. The selected historical consolidated financial information for each of the fiscal years ended March 29, 2003, and March 27, 2004, and the period from March 28, 2004 to June 16, 2004 has been derived from, and should be read together with, the audited consolidated financial statements of our predecessor, Harry & David Operations Corp., appearing elsewhere in this prospectus. The selected historical consolidated financial information as of June 26, 2004 and June 25, 2005 and for the period from June 17, 2004 to June 26, 2004 and the twelve months ended June 25, 2005 has been derived from, and should be read together with, the audited consolidated financial statements of Harry & David Holdings, Inc., appearing elsewhere in this prospectus. The selected historical consolidated financial information as of March 31, 2001, March 30, 2002 and March 29, 2003 and for the fiscal years ended March 31, 2001 and March 30, 2002 has been derived from the audited consolidated financial statements of our predecessor, Harry & David Operations Corp., which have not been included in this prospectus.

The audited consolidated financial statements for fiscal 2001, fiscal 2002, fiscal 2003 and fiscal 2004 have been restated to comply with recent SEC guidance on lease accounting. On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the AICPA expressing its views regarding certain operating lease-related accounting issues and their application under GAAP.

The following discussion should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

	Predecessor									Successor
	Fiscal year ended						March 27, 2004 (Restated)		Period from March 28, 2004 to June 16, 2004	Period from June 17, 2004 to June 26, 2004	Fiscal Year Ended June 25, 2005
	March 31, 2001 (Restated)		March 30, 2002 (Restated)		March 29, 2003 (Restated)
	(dollars in thousands, except share and per share data)									(dollars in thousands, except share and per share data)
Consolidated Operations Statement Data:
Net sales	$520,062		$518,329		$515,131		$522,162		$61,845	$7,664	$566,266
Costs and expenses(1):
Cost of goods sold	311,176		297,071		289,049		295,706		46,152	5,382	319,776
Selling, general and administrative	182,904		204,591		205,338		211,951		41,488	4,023	218,277

Operating income (loss)	25,982		16,667		20,744		14,505		(25,795)	(1,741)	28,213

Other (income) expense:
Interest income	(9)		(27)		(29)		(34)		(8)	(1)	(934)
Interest expense	6,147		1,749		654		411		21	565	35,351
Loss on investments	3,575		–		1,017				–	–	–
Gain on vendor settlement	–		–		–		(3,735)		–	–	–
Other (income) expense	118		639		216		(1,072)		–	–	(270)

Income (loss) before income taxes	16,151		14,306		18,886		18,935		(25,808)	(2,305)	(5,934)
Provision (benefit) for income taxes	8,266		6,486		8,635		8,098		(10,476)	(927)	(1,611)

Net income (loss)	$7,885		$7,820		$10,251		$10,837		$(15,332)	$(1,378)	$(4,323)

Net income (loss) per share of common stock, basic and diluted	$7,885		$7,820		$10,251		$10,837		$(15,332)	$(1.38)	$(4.32)

Weighted average number of shares of common stock outstanding	1,000		1,000		1,000		1,000		1,000	1,000,000	1,000,000

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$5,076		$4,965		$4,515		$3,702		$3,768	$23,629	$24,854
Working capital(2)	(56,115)		9,267		15,047		11,630		13,195	39,692	24,992
Total assets	363,429		356,965		324,108		306,988		328,299	342,318	346,812
Total liabilities	226,591		165,464		143,204		115,248		118,635	259,694	367,039

Consolidated Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$38,488		$54,261		$22,988		$29,967		$(12,837)	$(1,746)	$31,647
Investing activities	(35,281)		(23,176)		(23,696)		(15,913)		(2,021)	(230,367)	(14,683)
Financing activities	(2,326)		(31,196)		258		(14,867)		13,996	252,902	(15,739)
Financial Ratios (at end of period):
Ratio of earnings to fixed charges(3)	2.0	x	2.2	x	3.2	x	3.2	x	–	–	–

(1)

We paid YCI, our former parent company, a fixed percentage of its total costs for each fiscal year as a cash corporate charge. This charge was intended to compensate YCI for various centralized services that YCI provided to us, such as benefit plan design and administration, income tax planning and compliance, information technology, accounting, treasury operations and auditing, and included an allocation of the depreciation and amortization expense associated with the information technology assets we transferred to YCI at the beginning of fiscal 2003 as described in footnote (1) and (2) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.” As part of our acquisition of the common stock of Harry & David Operations Corp., YCI transferred the services and assets and the associated personnel described below back to us as described in that footnote. However, due to a disproportionate unwinding of YCI, the transferred amounts exceeded historical cost allocations. As a result, the transfer back to us of the personnel and assets (but excluding the non-cash depreciation and amortization expense associated with the information technology assets as described in such footnote), resulted in an increase of $6.7 million in annual expenses beginning in fiscal 2005 over the amount we paid YCI in fiscal 2004 as a cash corporate charge. These incremental stand-alone costs have been offset in their entirety by annual cost savings resulting primarily from a reduction in force that management implemented beginning in August 2004.

The savings from the reduction in force, other de minimus selling, general and administrative savings and reduced ordinary course banking fees, resulted in total cost savings of $8.5 million in fiscal 2005. The one-time cost associated with achieving these cost savings is estimated to be approximately $7.3 million, primarily representing severance incurred in fiscal 2005 and to be incurred in fiscal 2006. We recorded a liability reserve in our balance sheet in that amount as of the date the acquisition of Harry & David Operations Corp. was consummated (June 17, 2004) as discussed in Note 2 to the audited consolidated financial statements, included elsewhere in this prospectus.

(2)	Working capital represents current assets (which includes cash, and short term investments), less current liabilities.

(3)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs, capitalized interest, and that portion of rental expense considered to be a reasonable approximation of interest. Our earnings for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 is less than one-to-one, which indicates that earnings were insufficient to cover fixed charges. The deficiency for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 was $25.7 million, $2.3 million, and $5.7 million, respectively. On a pro forma basis, after giving effect to the issuance of the outstanding notes and the application of the net proceeds from that issuance, and the intended use of the net proceeds from the initial public offering, as if each transaction had occurred on June 27, 2004, our ratio of earnings to fixed charges would have been 1.4x.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with, and is qualified in its entirety by reference to, the audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

We are a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and other gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and gifts, and other premium home and garden décor products marketed under the Jackson & Perkins® brand, based on net sales. We market our products through multiple channels, including direct mail, the Internet, business-to-business and consumer telemarketing, as well as our Harry and David retail stores and wholesale distribution through select retailers.

We grow, manufacture, design or package products that account for the significant majority of our sales annually. In addition, we have created a substantial and scalable state-of-the-art infrastructure through recent significant capital expenditures in our production, fulfillment and distribution capabilities, our information technology systems, and our retail stores network. Our vertically integrated operations allow us to efficiently manage our costs, quality assurance, manufacturing flexibility, and inventory. Accordingly, we expect to derive cost structure and operating margin benefits as revenues increase. We believe that our vertical integration allows us to maintain a high degree of control over product quality compared with that of our competitors as we rely less heavily on third-party suppliers, particularly during peak periods. In addition, our vertical integration generally lowers our product sourcing costs, allows us to optimally adjust the assortment of products we offer and enables us to adjust product inventory levels to quickly respond to changes in customer demand.

Net sales are derived primarily from our three operating segments, Harry and David Direct Marketing, Harry and David Stores and Jackson & Perkins, as follows:

•	Harry and David Direct Marketing net sales are generated by sales of Harry and David merchandise through our catalog, Internet, business-to-business and consumer telemarketing operations;

•	Harry and David Stores net sales are generated by sales of Harry and David merchandise at our stores; and

•	Jackson & Perkins net sales are generated by sales of Jackson & Perkins merchandise through our catalog, Internet, consumer telemarketing and wholesale operations. These sales include royalty income generated from sales of Suntory plants and the licensing of some of our patented products to others for resale and sales of rotational farm crops grown at our Wasco, California facilities.

We derive other net sales from sales of Harry and David merchandise through the wholesale channel and commercial sales of surplus, non-gift-quality fruit grown in our orchards surrounding Medford, Oregon. Also included in this other category are the business units that support our operations, including orchards, product supply, distribution, customer operations, facilities, information technology services and administrative and marketing support functions. The costs relating to the operation of these business units are transferred at cost to one of our three operating segments or to Harry and David wholesale through cost of goods sold or selling, general and administrative expense.

The following table shows the percentage of our consolidated net sales represented by our three operating segments and the Other category in fiscal 2003, 2004 and 2005 (amounts may not sum due to rounding):

	Predecessor			Successor
	Fiscal 2003 (Restated)	Fiscal 2004 (Restated)	Twelve Weeks Ended June 16, 2004 (Restated)	Ten Days Ended June 26, 2004	Twelve Months Ended June 25, 2005
Harry and David Direct Marketing	60.6%	60.2%	44.8%	63.0%	61.7%
Harry and David Stores	21.9%	23.0%	29.2%	33.3%	23.0%
Jackson & Perkins	16.5%	15.3%	24.6%	1.3%	13.3%
Other	1.0%	1.6%	1.4%	2.4%	2.0%

Our fiscal year has historically ended on the last Saturday of March of each year. When we refer to fiscal 2004 or 2003, we are referring to the twelve months ended on the last Saturday of March of that year. In each of fiscal 2005, 2004 and 2003, there were 52 weeks in the fiscal year. Our fiscal quarters have historically ended on a Saturday in each of June, September, December and March and are generally thirteen weeks in length. Beginning in June 2005, we changed our fiscal year end to the last Saturday of June of each year, with corresponding changes to each of our fiscal quarters. As used in this prospectus, the term “fiscal 2005” refers to the fiscal year ended June 25, 2005 for us and our consolidated subsidiaries. The change in fiscal year end for fiscal 2005 from March 26, 2005 to June 25, 2005 did not result in any material changes to the results of operations for the respective March 2005 and June 2005 fiscal years. As such, we believe that the discussion below reflects a fair and accurate comparison of the fiscal year ended June 25, 2005 to the fiscal year ended March 27, 2004.

Historically, our business has been subject to substantial seasonal variations in demand and a significant portion of our net sales and net earnings are realized during the holiday selling season from October through December. This is a general pattern for the direct-to-customer and retail industries, but it is more pronounced for our company than for others due to the gift-giving nature of our products.

Accordingly, changing economic conditions or deviations from projected demand for products during the fourth calendar quarter can have a materially favorable or adverse impact on our financial position and results for the full year. Because we commit to certain fixed costs in anticipation of expected sales during the holiday selling season in the fourth calendar quarter, if our actual sales during that calendar quarter are lower than anticipated, our results of operations and profitability will be negatively impacted. In addition, our primary growing season occurs during the second and third calendar quarters. Because we must commit to certain fixed costs before we know the results of a particular harvest, inclement weather conditions and agricultural pests leading to lower harvest yields can also negatively impact our sales and profitability.

We believe that several long-term trends continue to positively affect our business, including increased discretionary consumer spending on gifts by our target market due to the continued growth of our target market. In addition, we expect our Harry and David business to benefit from increased online retailing, an aging population that is more apt to increase their gift spending, increased opportunities to market to customers in one channel to encourage them to shop in our other channels (particularly for gift baskets and gourmet foods), consumers increasingly demanding higher levels of quality and taste, the perception by a growing number of consumers of specialty foods as an affordable treat, and the continuing expansion of distribution channels for marketers. We expect our Jackson & Perkins business to benefit from an aging population who tend to be homeowners with disposable income, increased home ownership, and gardening continuing to be a favorite hobby of Americans. For more information about these trends, see “Industry.” We have recently implemented several initiatives to drive internal and organic growth, including: increasing brand awareness to drive sales in all of our direct marketing channels through larger and more widely circulated catalogs and increased Internet presence, further expanding our customer reach through Harry and David® wholesale and implementing new in-store promotions and interior design.

We believe that several long-term economic and industry trends and factors that can impact our business, results of operations, liquidity and financial condition include:

•	Rising fuel and energy prices. Fuel and energy costs are a significant component of our production and delivery costs. Our fuel and energy costs have, and are expected to, fluctuate significantly. Our energy and fuel costs increased steadily in fiscal 2005 and are expected to continue to rise in the near-term. These increased costs are expected to increase our production costs and our delivery expense for packages delivered to our stores and our direct marketing customers this holiday selling season. Rising fuel costs are also expected to reduce consumers’ discretionary spending which may adversely affect our sales.

•	Postal rate increases. In January 2006 U.S. Postal rates are expected to go up by approximately 5%, which will increase advertising costs for our catalogs and delivery rates for our customers.

•	Catastrophic weather events. Catastrophic weather events in the United States such as Hurricane Katrina, can impact demand from our customers or the delivery of catalogs or products to our customers and stores.

•	Increasing labor and medical costs. Increased labor and medical costs can not only affect the costs of our manufactured products but also affect our access to adequate labor.

Impact of the 2004 Acquisition and Related Financings

On June 17, 2004, we purchased all of the outstanding shares of common stock of Harry & David Operations Corp. from YCI. The aggregate consideration for the acquisition was, including cash acquired of $22.8 million, approximately $252.9 million, including fees and expenses and a post-closing working capital purchase price adjustment of $1.4 million in our favor. Prior to the acquisition, Harry & David Operations Corp. was a wholly-owned subsidiary of YCI.

Accordingly, the following discussion of our historical results of operations does not necessarily include an accurate account of all of the expenses that would have been incurred by Harry & David Operations Corp. had it been a separate, stand-alone entity and may not necessarily reflect what our results of operations, financial position and cash flows would have been had Harry & David Operations Corp. been a stand-alone entity for the entire period presented or what our results of operations, financial position and cash flows may be in the future. For example, in each of fiscal 2003 and fiscal 2004 and the period from March 28, 2004 to June 16, 2004 Harry & David Operations Corp. paid YCI, its former parent, a fixed percentage of its total costs for each fiscal year as a cash corporate charge. This charge was intended to compensate YCI for various centralized services that YCI provided to Harry & David Operations Corp., such as benefit plan design and administration, income tax planning and compliance, information technology, accounting, treasury operations and auditing, and included an allocation of the depreciation and amortization expenses associated with the information technology assets transferred to YCI at the beginning of fiscal 2003, as described in more detail in footnotes (1) and (2) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.” As part of our acquisition of Harry & David Operations Corp., YCI transferred many of these services and assets and the associated personnel back to Harry & David Operations Corp. as described in footnotes (1) and (2) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.” However, due to a disproportionate deconsolidation of YCI, the transferred amounts exceeded historical cost allocations. As a result, the transfer back to us of the personnel and assets (but excluding the non-cash depreciation and amortization expenses associated with the information technology assets, which is discussed separately in footnotes (1) and (2) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data”), resulted in an increase of $6.7 million in annual expenses in fiscal 2005 over the amount we paid YCI in fiscal 2004 as a cash corporate charge. These incremental stand-alone costs have been offset in their entirety by annual cost savings resulting primarily from a reduction in force that management implemented beginning in August 2004.

The savings from the reduction in force, as well as other de minimus selling, general and administrative savings and reduced ordinary course banking fees, resulted in estimated total cost savings of $8.5 million in fiscal 2005. The one-time cost associated with achieving these cost savings is estimated to be $7.3 million, primarily representing severance incurred in fiscal 2005 and to be incurred in fiscal 2006. We recorded a liability reserve in our balance sheet in that amount as of the date the acquisition was consummated (June 17, 2004) as discussed in Note 2 to our audited consolidated financial statements, included elsewhere in this prospectus.

In connection with the acquisition, Harry & David Operations Corp. entered into an agreement with Wasserstein, on behalf of Wasserstein and Highfields, under which it agreed to pay to Wasserstein and Highfields a combined $1.0 million annually plus expenses for financial management, consulting and advisory services plus expense reimbursement. To the extent the fee is not paid, it is required to be accrued. Under the agreement, Harry & David Operations Corp. has also agreed to engage Wasserstein as a consultant relating to certain material transactions. The agreement will terminate upon completion of our proposed initial public offering and we will pay Wasserstein and Highfields a one-time termination fee with a portion of the net proceeds from our proposed initial public offering. The termination fee will be at most $10.0 million based on the expected present value of the fees Wasserstein and Highfields would have received over the life of the management agreement. See “Related Party Transactions.”

In connection with the acquisition, UBS AG, an affiliate of one of the underwriters, lent us $13.9 million, an amount equal to the amount YCI agreed to pay us, subject to certain conditions, pursuant to the stock purchase agreement in respect of a percentage of certain net operating losses of Harry & David Operations Corp. and its subsidiaries for federal income tax purposes for the period from the date after the closing of the acquisition through and including November 30, 2004. On February 25, 2005, a portion of the net proceeds of the sale of the outstanding notes was used to make a distribution to us to enable us to repay amounts outstanding under the loan relating to the net operating losses, plus accrued and unpaid interest, in its entirety.

On June 13, 2005, we assigned to our stockholders of record as of that date, Wasserstein and Highfields, our right to receive the payment from YCI (estimated to be approximately $16.4 million as of June 25, 2005). Effective as of September 16, 2005, Wasserstein and Highfields further assigned a portion of the YCI payment to our other stockholders of record as of that date, all of whom are or were members of management. On September 16, 2005, in accordance with the original assignment, YCI paid $16.4 million to Wasserstein and Highfields, who subsequently in turn paid a portion of the payment received to the other stockholders.

One of the YCI pension plans in which our employees, as well as the YCI employees transferred back to us in connection with the acquisition, participated was underfunded at the time we acquired Harry & David Operations Corp. The pension assets and liabilities relating to these employees have been transferred to a new mirror pension plan that we adopted in connection with the acquisition. We are only required to maintain this pension plan for a period of 36 months following the date of the acquisition (June 17, 2004). We currently expect the first significant cash funding contribution in connection with our obligations under this new mirror pension plan to be in fiscal 2008. However, the timing of the contribution is subject to a number of factors and uncertainties and could change. See “Management — Pension Plans” for additional information.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based on our audited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses and related disclosures of contingent assets and liabilities. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experiences and various other factors that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates. See “Risk Factors” for a discussion of some of the risks that could cause actual results to differ.

Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

•	the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made;

•	different estimates reasonably could have been used; or

•	changes in the estimate would have a material impact on our financial condition or results of operations are likely to occur from period to period.

However, you should also review all of our significant accounting policies, including the use of estimates in connection with these policies, which are described in more detail in Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

Revenue is recognized for store sales, other than gift card sales, at the point of sale in the store, and for direct marketing and wholesale sales when the product is shipped to the customer. When gift cards are redeemed, revenue is recognized for the appropriate amount redeemed. Prior to gift card redemption, a liability is recorded at the time the gift card is purchased. Deferred revenue represents amounts received from customers for merchandise to be shipped in subsequent periods.

Shipping and handling fees charged to the customer are recognized at the time the products are shipped to the customer and are included in net sales. Shipping costs are included in cost of goods sold.

We record a reserve for estimated product returns and allowances in each reporting period. If returns were to increase, additional reserves could be required.

Accounts Receivable and Allowance for Doubtful Accounts

We sell our products to individuals and companies primarily located in the United States. Products sold to individuals are typically paid for through the use of third-party and proprietary credit cards, which are authorized at the point of sale, cash or checks. Products sold to companies are generally on open credit terms consistent with our evaluation of customer creditworthiness. We generally do not require collateral.

We conduct ongoing credit evaluations and maintain an allowance for doubtful accounts to cover the risk of bad debts. We analyze historical bad debts, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The allowance is calculated based on a historical percentage of defaulted accounts as a percentage of sales. We generally write off individual accounts greater than 180 days past due. Past-due corporate accounts are written off when management deems that the possibility of collection is remote. Although losses from bad debts have historically been within management’s expectations, if the financial condition of our customers were to deteriorate, their ability to make required payments may become impaired, and increases in these allowances may be required.

Inventories

Finished goods, materials, packaging supplies and work-in-process are stated at the lower of cost, on the first-in, first-out basis, or market value. Fruit crop inventories are accounted for on a crop year that spans from November to October. Rose crop inventories are accounted for over their respective growing cycles, and therefore inventory costs include up to three years of nursery stock.

We estimate a provision for damaged, obsolete, excess and slow-moving inventory based on specific identification and aged inventory reports. We provide for excess and obsolete inventories in the period when excess and obsolescence are determined to have occurred. If our estimate proves to be incorrect, we could be required to adjust the provision.

Income Taxes

We account for income taxes under the liability method pursuant to SFAS 109. Under this method deferred income tax liabilities and assets are based on the difference between the financial statements and tax bases of assets and liabilities, multiplied by the expected tax rate in the year the differences are expected to reverse. Deferred income tax expense or benefit results from the change in the net deferred tax asset or liability between periods. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized.

Historically, Harry & David Operations Corp. filed a consolidated federal income tax return with YCI and its affiliated entities. YCI and Harry & David Operations Corp. maintained a constructive tax-sharing agreement, the effect of which was to reflect tax expense and liabilities as if Harry & David Operations Corp. filed stand-alone federal and state income tax returns.

Our fiscal year for financial statement reporting purposes ends on the last Saturday in June based on a 52/53-week year. However, we file our federal and state income tax returns based on the period ending November 30. Similarly, and as a result of this difference in reporting cycles, for accounting purposes the month of November ends on a day other than the 30th. Accordingly, income, expense and balance sheet adjustments must be made to properly reflect the relevant tax returns and financial statement impact. We calculate our current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed at a subsequent date, and adjustments based on filed returns are recorded when identified.

We record a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized. We have considered carryback and carryforward periods, historical and forecasted income, the apportioned earnings in the jurisdictions in which we and our subsidiaries operate, and tax planning strategies in estimating a valuation allowance against our deferred tax assets. If we determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets is charged to earnings in the period in which we make such a determination. Conversely, if we determine that it is more likely than not that the deferred tax assets will be realized, we would reverse the applicable portion of any previously recognized valuation allowance.

The amount of income taxes we pay is subject to periodic audits by federal and state tax authorities and these audits may result in proposed deficiency assessments. Our estimate for the potential outcome for any uncertain tax issue is highly subjective. We believe we have adequately provided for any reasonably foreseeable outcome related to these matters. However, future events may reflect favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are made or resolved, or when statutes of limitations on assessments expire. As a result, our effective tax rate may fluctuate on an annual or quarterly basis.

Due to an administrative oversight, the federal income tax return due date for the initial short tax year ended November 30, 2004 was not properly extended. As a result, we and each of our subsidiaries were required to file separate federal income tax returns for that period, unless the Internal Revenue Service granted us an extension to elect to file a consolidated federal income tax return. We sought an extension of such election, which was granted on August 30, 2005. We subsequently filed a consolidated federal income tax return with our subsidiaries, and the income tax provision has been prepared on this basis for the fiscal year ended June 25, 2005.

Under the terms of the stock purchase agreement, dated April 1, 2004, subject to certain conditions, YCI agreed to pay us a portion of the tax benefit of the net operating loss eligible for carryback attributable to the post-acquisition period from June 18, 2004 through November 30, 2004 (the initial short federal income tax return year for us and our subsidiaries) to prior periods, a period which we refer to as the short tax year. Under the terms of the stock purchase agreement, YCI would acquire this post-closing net operating loss, at 75% of its fair value. Upon the execution of the appropriate elections, and payment for the post-closing net operating loss by YCI, we would elect under applicable law to carry back the post-closing net operating loss to periods prior to the closing of the acquisition. If YCI failed to pay us for the post-closing net operating loss under the stock purchase agreement provisions, we could waive the carryback of the post-closing net operating loss and retain the post-closing net operating loss for the Company’s future use. The parties to the stock purchase agreement agreed that the tax effect of the post-closing net operating loss was negotiated as an integral condition of the total acquisition price, and therefore represented a purchase price adjustment.

At the conclusion of the short tax year, we determined that we and our subsidiaries had generated a post-closing net operating loss eligible for carryback of approximately $67.0 million as calculated pursuant to the stock purchase agreement. At that time, YCI indicated that it would be able to utilize the post-closing net operating loss carryback. Approximately $23.4 million was recorded in accordance with SFAS 109 as a credit to our income tax provision during the fiscal year ended March 26, 2005, and as a related deferred tax asset which we evaluated and concluded was fully realizable. As YCI was required to pay us $17.6 million to obtain the approximately $23.4 million post-closing net operating loss, we reclassified $17.6 million of its deferred tax asset as a receivable from YCI. The remaining 25% of the deferred tax asset, which was to be retained by YCI, was recorded as a purchase price adjustment in accordance with the parties’ intent under the stock purchase agreement in accordance with the treatment of contingent consideration under SFAS 141. Subsequent to the recording of the post-closing net operating loss purchase price adjustment noted above, we determined that the amount of the post-closing net operating loss eligible for carryback was approximately $62.0 million as a result of finalizing our tax return and related income tax positions and reconciling such amounts to the income tax provision recognized in our financial statements as of March 26, 2005. YCI confirmed to us that it would be able to absorb the approximately $62.0 million post-closing net operating loss carryback and would pay approximately $16.4 million for the benefit of the carryback pursuant to the stock purchase agreement. As a result, we recognized this change in estimate as a reduction of the tax benefit attributable to the post-closing net operating loss (reflected as a receivable from YCI in the accompanying financial statements) by approximately $1.2 million and a corresponding increase in our current period income tax provision.

We intended to pay our stockholders a $16.4 million cash dividend upon payment from YCI; however, on June 13, 2005 we assigned our right to receive the payment from YCI to two of our stockholders of record as of that date, Wasserstein and Highfields. Upon assignment, we reversed the recorded receivable from YCI and charged $16.4 million against retained earnings as a non-cash dividend. Subsequently, Wasserstein and Highfields assigned a portion of the YCI receivable to our other stockholders and YCI paid the receivable in its full amount.

Catalog Expenses

Prepaid catalog expenses are incurred in connection with the marketing of our products through our direct response catalogs. Prepaid catalog costs consist of paper, printing, postage, creative design, photography, separations, distribution and list costs for all of our direct response catalogs. These costs are capitalized as prepaid catalog expenses and are amortized over their expected period of future benefit based on the estimated sales curve of each promotion. Each catalog is generally amortized over three to four months. For sales that extend up to twelve months, such as multiple club shipments, catalog expense is generally amortized over this twelve-month period. Prepaid catalog expenses are evaluated for realizability at each reporting period by comparing the carrying amount associated with each catalog to the estimated remaining future net revenues associated with that promotion. If the carrying amount is in excess of estimated future net revenue, the excess is expensed in the reporting period. Advertising costs not related to our direct response catalogs and marketing activities are expensed as incurred.

Restructuring Costs

We recorded a restructuring liability of $10.5 million in connection with our purchase accounting for acquisition of Harry & David Operations Corp. under EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. In connection with this liability, we recorded the offset as an increase in the allocation of purchase price to remaining assets. We recorded liabilities of (i) the estimated lease termination and severance costs associated with the closing or planned closing of 19 of the 21 underperforming stores and (ii) estimated severance costs in connection with the elimination of approximately 70 positions in August 2004, as part of a post-sale restructuring process. Under the guidance provided by EITF No. 95-3, management developed a detailed store closure plan for the stores being closed or to be closed; this store rationalization plan was substantially complete within approximately one year following the June 17, 2004 acquisition date. The severance that we paid to employees as part of our restructuring was substantially complete as of June 17, 2005 and the planned store closings were either complete or in the process of being completed as of June 17, 2005.

Stock Based Compensation

We account for stock options granted to employees under SFAS No. 123-R, “Share-Based Payment.” The fair value of stock-based awards to employees is calculated by us using the Black-Scholes option valuation model, which requires that we make certain subjective assumptions. These assumptions include future stock price volatility and expected time to exercise, which affect the calculated values. Forfeitures are assumed to equal 10% of the total option grant amount amortized evenly over the full five-year life of the options. The expected term of options granted is derived from the time difference between the initial grant and date of final vesting, a customary assumption for stock options in private equity-controlled companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. These option pricing models require subjective assumptions. Our calculations, which reflect straight-line amortization over a five-year period, are based on a single option valuation approach. The compensation expense is recognized on a straight-line basis over the vesting period.

Stock options granted to non-employees are accounted for under EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. While we would expect that future stock option recipients, if there are subsequent option grants, will be predominantly our employees, we did have one instance in fiscal 2005 where a non-employee consultant received stock options and we will consider similar arrangements in the future as appropriate.

Impairment of Long-lived Assets

We periodically review our long-lived assets including property, plant and equipment, capitalized software development and identifiable intangible assets, for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. These estimates require management judgment and certain assumptions about future undiscounted cash flows and fair value. Our estimates of anticipated future cash flows could be reduced significantly in the future. As a result, the carrying amount of our long-lived assets could be reduced through impairment charges in the future. Additionally, changes in estimated future cash flows could result in a shortening of estimated useful lives for long-lived assets including intangibles.

Pension Plans

Our pension benefit costs are developed from actuarial valuations. Inherent in these valuations are assumptions we determine after consultation with our actuaries, including discount rates, expected returns on plan assets, rates of compensation increases and medical cost inflation. In selecting the rates and returns, we are required to consider current market conditions, including changes in interest rates. Material changes in our pension and post-retirement benefit costs may occur in the future, resulting from fluctuations in our headcount in addition to changes in the assumptions. For example, in fiscal 2004, Harry & David Operations Corp. incurred additional plan curtailment costs due to a reduction in force, primarily at YCI and its affiliates, which triggered higher pension expenses.

Results of Operations

The following table presents information about our results of operations, in dollar terms and expressed as a percentage of net sales, for fiscal 2003, 2004 and 2005, and the periods from March 28, 2004 to June 16, 2004 and June 17, 2004 to June 26, 2004. In this prospectus, we refer to the combined period consisting of the period from March 28, 2004 and June 16, 2004, and the period from June 17, 2004 to June 26, 2004 as the “combined thirteen weeks ended June 25, 2005.” However, we believe it allows the most direct comparison of our results period to period. As more fully explained under “Combined Thirteen weeks ended June 26, 2004 Compared to the Thirteen weeks ended June 25, 2005,” the period from March 28, 2005 to June 25, 2005 and the combined 13 weeks ended June 26, 2004 represent the transition periods associated with the change in our fiscal year-end from March to June, effective with the fiscal year ended June 25, 2005. Financial information pertaining to these transition periods is unaudited and the financial information for the combined thirteen weeks ended June 26, 2004 was prepared on an approach not consistent with GAAP.

	Predecessor						Successor						Combined Predecessor, Successor(1)
	Fiscal year ended								Period from
	March 29, 2003 (Restated)		March 27, 2004 (Restated)		Period from March 28, 2004 to June 16, 2004		Period from June 17, 2004 to June 26, 2004		March 28, 2005 to June 25, 2005 (unaudited)		Fiscal Year Ended June 25, 2005		13 Weeks Ended June 26, 2004 (unaudited)
Net sales	$515,131	100.0%	$522,162	100.0%	$61,845	100.0%	$7,664	100.0%	$73,959	100.0%	$566,266	100.0%	$69,509	100.0%
Costs and expenses:
Cost of goods sold	289,049	56.1	295,706	56.6	46,152	74.6	5,382	70.2	51,811	70.1	319,776	56.5	51,534	74.0
Selling, general and administrative	205,338	39.9	211,951	40.6	41,488	67.1	4,023	52.3	47,806	64.6	218,277	38.5	45,511	65.5

	494,387	96.0	507,657	97.2	87,640	141.7	9,405	122.7	99,617	134.8	538,053	95.0	97,045	139.6

Operating income (loss)	20,744	4.0	14,505	2.8	(25,795)	(41.7)	(1,741)	(22.7)	(25,658)	(34.7)	28,213	5.0	(27,536)	(39.6)

Other (income) expense:
Interest income	(29)	–	(34)	–	(8)	–	(1)	–	(334)	(0.45)	(934)	(0.2)	(9)	–
Interest expense	654	0.1	411	0.1	21	–	565	7.4	6,204	8.4	35,351	6.2	586	0.8
Loss on investments	1,017	0.2	–	–	–	–	–	–	–	–	–	–	–	–
Gain on vendor settlement	–	–	(3,735)	(0.7)	–	–	–	–	–	–	–	–	–	–
Other (income) expense	216	–	(1,072)	(0.2)	–	–	–	–	(2)	–	(270)	–	–	–

	1,858	0.4	(4,430)	(0.8)	13	–	564	7.4	5,868	7.9	34,147	6.0	577	0.8

Income (loss) before income taxes	18,886	3.7	18,935	3.6	(25,808)	(41.7)	(2,305)	(30.1)	(31,526)	(42.6)	(5,934)	(1.0)	(28,113)	(40.4)
Provision (benefit) for income taxes	8,635	1.7	8,098	1.6	(10,476)	(16.9)	(927)	(12.1)	(14,383)	(19.4)	(1,611)	(0.3)	(11,403)	(16.4)

Net income (loss)	$10,251	2.0%	$10,837	2.1%	$(15,332)	(24.8)%	$(1,378)	(18.0)%	$(17,143)	(23.2)%	$(4,323)	(0.8)%	$(16,710)	(24.0)%

Other data:
EBITDA(1)	$36,434		$36,728		$(19,741)		$(1,292)		(21,033)		44,101		(21,793)

(1)	For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (4) “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.”

The audited consolidated financial statements for fiscal 2004 and fiscal 2003 have been restated to comply with recent SEC guidance on lease accounting. On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the AICPA expressing its views regarding certain operating lease-related accounting issues and their application under GAAP. In light of this letter, our management initiated a review of its lease accounting and determined that our then-current method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances) and our then-current method of accounting for rent holidays were not in accordance with GAAP as interpreted in the recent SEC letter issued to the AICPA.

Combined Thirteen weeks ended June 26, 2004 Compared to the Thirteen weeks ended June 25, 2005

Effective in June 2005, we changed our fiscal year end from the last Saturday in March of each year to the last Saturday in June of each year. The following discussion compares the transition periods from March 28, 2004 to June 26, 2004 to March 28, 2005 to June 25, 2005. For discussion purposes only, our transition results for the period from March 28, 2004 to June 26, 2004 includes the mathematical addition of the historical results for the predecessor period from March 28, 2004 to June 16, 2004 and the successor period from June 17, 2004 to June 26, 2004. This approach is not consistent with GAAP.

Consolidated net sales.   The following table summarizes our consolidated net sales and net sales by operating segment for the period March 28, 2004 to June 16, 2004 and the period from June 17, 2004 to June 26, 2004 as compared to the thirteen weeks ended June 25, 2005 (percentages may not sum due to rounding).

	Period from March 28, 2004 to June 16, 2004 (Predecessor)	Period from June 17, 2004 to June 26, 2004 (Successor)	Combined thirteen weeks ended June 26, 2004	Percentage	Thirteen weeks ended June 25, 2005 (Successor)	Percentage
	(Dollars in thousands)
Harry and David Direct Marketing	$27,706	$4,830	$32,536	46.8%	$34,857	47.1%
Harry and David Stores	18,045	2,549	20,594	29.6	19,816	26.8
Jackson & Perkins	15,206	103	15,309	22.0	17,893	24.2
Other	888	182	1,070	1.5	1,393	1.9

Total net sales	$61,845	$7,664	$69,509		$73,959

Consolidated net sales for the thirteen weeks ended June 25, 2005 increased by $4.5 million compared to the combined thirteen weeks ended June 26, 2004. Increased sales were due to improved Mother’s Day sales in Harry and David Direct Marketing and higher sales in Jackson & Perkins Direct Marketing’s garden and home accessories.

Cost of goods sold.  Consolidated cost of goods sold was flat from period to period, primarily due to a one-time “true-up” of cost of sales items of $4.4 million related to the sale of the company incurred in the period from March 28, 2004 to June 16, 2004, with no related revenue.

Selling, general and administrative expenses.  The increase of $2.3 million from the combined thirteen week period in 2004 to the combined thirteen week period in 2005 is primarily due to the transfer of certain administrative functions from YCI that were previously part of a shared service allocation.

Other (income) expense.  Other expense increased for the thirteen weeks ended June 25, 2005 by $5.3 million primarily due to the increase in interest expense associated with financing the acquisition.

Fiscal 2005 Compared to Fiscal 2004

Effective in June 2005, we changed our fiscal year end from the last Saturday in March of each year to the last Saturday in June of each year. The following discussion compares the fiscal year ended June 25, 2005 to the fiscal year ended March 27, 2004. Management does not believe there were any material changes to our results of operations for the March 2005 and June 2005 fiscal years, and, therefore, believes that the following is a fair and accurate comparison of our results of operations for the fiscal year ended June 25, 2005 to the fiscal year ended March 27, 2004. For similar reasons, the discussion below does not include a discussion of the 10-day transition period from June 17, 2004 to June 26, 2004, as no material transactions occurred during that period.

Consolidated net sales.  The following table summarizes our consolidated net sales and net sales by operating segment for fiscal 2004 and fiscal 2005 (percentages may not sum due to rounding):

	Predecessor				Successor
	Fiscal 2004 (Restated)	Percentage	Twelve Weeks Ended June 16, 2004 (Restated)	Percentage	Ten Days Ended June 26, 2004	Percentage	Fiscal Year Ended June 25, 2005	Percentage
	(dollars in thousands)				(dollars in thousands)
Harry and David Direct Marketing	$314,139	60.2%	$27,706	44.8%	$4,830	63.0%	$349,577	61.7%
Harry and David Stores	119,991	23.0	18,045	29.2	2,549	33.3	130,008	23.0
Jackson & Perkins	79,854	15.3	15,206	24.6	103	1.3	75,529	13.3
Other	8,178	1.6	888	1.4	182	2.4	11,152	2.0%

Total net sales	$522,162	100.0%	$61,845	100.0%	$7,664	100.0%	566,266	100%

Consolidated net sales for fiscal 2005 increased by $44.1 million, or 8.4%, to $566.3 million from $522.2 million in fiscal 2004. The increase was a result of increased sales in the Harry and David Direct Marketing and Harry and David Stores segments, combined with higher net sales in the Harry and David wholesale channel, which is included in the Other category. The positive impact of these higher net sales was offset, in part, by weaker net sales in the Jackson & Perkins segment.

Harry and David Direct Marketing segment net sales, which include consumer phone and mail, Internet, business-to-business and outbound telemarketing channels, increased $35.5 million, or 11.3%, to $349.6 million in fiscal 2005 from $314.1 million in fiscal 2004. Sales to existing customers increased by $26.4 million, or 74%, of the growth and sales to prospective customers increased by $9.0 million, or 25%, of the growth. Driving this growth was a 7.9% increase in catalog circulation.

Harry and David Stores segment net sales increased $10.0 million, or 8.3%, to $130.0 million in fiscal 2005 from $120.0 million in fiscal 2004. The $10.0 million increase was primarily due to comparable stores sales growth driven by improvements in merchandising such as new and revised product introductions ($3.4 million). The remaining $6.6 million of store sales growth was driven by a combination of improved inventory management and gift services and the launch of a new field sales incentive program for store and district managers introduced in August 2004. Comparable store sales increased approximately 8.7% in fiscal 2005 compared to an increase of 1.7% in fiscal 2004. A store becomes comparable in the first fiscal month after it has been open for a full twelve fiscal months, at which point its results are included in comparable sales comparisons. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or retail complex, the store continues to be treated as a comparable store.

Jackson & Perkins segment net sales decreased $4.4 million, or 5.5%, to $75.5 million in fiscal 2005 from $79.9 million in fiscal 2004 primarily as a result of the lower rose crop harvest yields, due in part to a new growing technique introduced in fiscal 2003. The new growing technique reduced the growing time and cost but negatively impacted the yield on some rose varieties more than on other varieties. We continue to use the new technique but only on rose varieties that meet acceptable yield criteria and cost performance after multi-year testing. As such, we do not believe that there will be any material residual impact going forward resulting from our continued use of this technique. Jackson & Perkins direct marketing sales, which include catalog, Internet and outbound telemarketing net sales, increased $0.7 million, in fiscal 2005, or 1.6%, to $45.3 million from $44.6 million in fiscal 2004. With catalog circulation remaining relatively flat compared to the prior year, the increase in net sales was primarily driven by higher sales of garden and home décor accessories offset by reduced sales of roses. Sales of non-rose perennial, and gift plants was up slightly over the prior year. Jackson and Perkins wholesale net sales decreased $4.0 million, or 12.2%, to $28.7 million in fiscal 2005 from $32.7 million in fiscal 2004. Lower sales in wholesale were primarily driven by lower rose crop harvest yields and quality issues with the prior year crop as discussed above, which caused higher returns and allowances compared to the previous year. Sales of rotational farm crops that we plant in our rose fields were $1.5 million in fiscal 2005, $0.9 million lower than fiscal 2004 due to fewer acres planted due to a change in requirements of a large vegetable contract. We believe that there will be no material residual impact to operating income going forward resulting from the reduction in acreage of land to be harvested under this vegetable contract, as changes in crop mix and improved rotational crop quality resulted in favorable operating margins, offsetting the reduction in acreage. However, revenues from the sales of rotational crops are expected to vary from year to year based on market demand.

Other category net sales increased by $3.0 million, or 36.6%, to $11.2 million in fiscal 2005 from $8.2 million in fiscal 2004. Harry and David wholesale accounted for $2.6 million of this sales growth, with net sales growing to $9.2 million from $6.5 million, primarily due to increased sales to new and existing wholesale customers. Additional net sales included in the Other category consist primarily of net sales of commercial and reject fruit. In fiscal 2005, these other sales totaled $2.1 million, an increase of $0.5 million over fiscal 2004.

Cost of goods sold.  Cost of goods sold, which includes product costs, labor for our agricultural, manufacturing and packaging operations, costs of warehousing and fulfillment, and product delivery costs, increased $24.1 million, or 8.2%, to $319.8 million in fiscal 2005 from $295.7 million in fiscal 2004. Cost of goods sold as a percentage of consolidated net sales was 56.5% in fiscal 2005 as compared to 56.6% in fiscal 2004. The small reduction in cost of goods sold as a percentage of consolidated net sales was primarily the result of leveraging fixed costs against higher sales. Fixed cost of goods sold were 6.7% of net sales in fiscal 2004 compared to 5.2% of net sales in fiscal 2005. This reduction was partially offset by increased returns and allowances and a strategy to selectively reduce customer delivery charges to drive sales growth. Returns and allowances increased to 2.7% of net sales in fiscal 2005 compared to 2.4% in fiscal 2004. The increased returns and allowances were primarily from higher late season holiday sales that were impacted by adverse weather conditions immediately before Christmas.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased $6.3 million, or 3.0%, to $218.3 million in fiscal 2005 from $212.0 million in fiscal 2004. Selling, general and administrative expenses as a percentage of consolidated net sales were 38.5% in fiscal 2005 compared to 40.6% in fiscal 2004. The increase in selling, general and administrative expenses was primarily due to increased spending on circulation, promotion and advertising of $5.9 million. Additionally, one-time brand consulting fees totaling $1.9 million were incurred related to evaluating the Harry and David brand strategy and information technology strategy projects, other outside services increased $3.2 million primarily related to Wasserstein management fees, accounting fees and other consulting fees, credit fees were $1.0 million higher due to higher sales, incentive compensation expense increased $3.2 million over the prior year, general insurance increased $0.9 million primarily due to new policies, sales and use tax reserve increased $0.8 million, postage, travel and supplies increased $1.7 million and other expenses increased $0.1 million. These increases in expense over the prior year were partially offset by lower depreciation and amortization costs totaling $9.1 million due to property, plant and equipment valuation adjustments associated with purchase accounting. Additionally, fixed asset impairment charges for fiscal 2005 decreased $3.3 million over the prior year. Long- lived assets, including fixed assets and intangible assets with infinite useful lives, are evaluated periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss measured as the amount by which the carrying value exceeds the fair value of the asset. There were no fixed asset impairment charges for fiscal 2005. For fiscal 2004, we recognized $1.9 million for stores impairment charges, $1.2 million related to terminated capital expenditure projects and $0.2 million for orchard tree removal of underperforming blocks. The improvement in the selling, general and administrative expenses as a percentage of consolidated net sales was primarily due to leveraging fixed selling, general and administrative expenses over higher net sales, which increased by $44.1 million or 8.4%.

Restructuring charges.  In connection with the acquisition on June 17, 2004, we recorded a restructuring reserve liability in the amount of $10.5 million. Of this amount, $7.3 million was for estimated costs to implement our plan for a reduction in force that began in August 2004. This program eliminated approximately 70 positions within the Company and has an estimated annual savings of $7.3 million. Due to delayed implementation of the reduction for some positions, our savings in fiscal 2005 were lower than the expected annual savings by $1.4 million and our recognized savings for the fiscal year ended June 25, 2005 were approximately $5.9 million. As of June 25, 2005, after a non-cash adjustment of $0.2 million, $0.9 million remains on the balance sheet associated with this activity. The remaining $3.2 million of the restructuring liability was related to management’s plan to close 19 underperforming Harry and David retail stores. These stores were identified for closure by the new management team based on historical and expected future operating results. The annual cost savings for these closures is estimated to be approximately $14.6 million, which is expected to be partially offset by $10.1 million in estimated lost revenue, resulting in a net increase to operating income of $4.5 million as compared with fiscal 2004 results. As of June 25, 2005, we had closed 13 stores, and after a non-cash adjustment of $0.1 million due to the refining of our previous estimate, we had a remaining restructuring liability of $1.4 million to complete the closure of the remaining six stores.

Other (income) expense.  Other expense increased by $38.5 million, to $34.1 million in fiscal 2005 from other income of $(4.4) million in fiscal 2004. This increase is primarily due to the combination of higher interest expense from debt incurred in conjunction with our acquisition of Harry & David Operations Corp. from YCI in June 2004, fees associated with the refinancing of our second lien term loan with the outstanding notes in February 2005, income from the one-time collection of a legal settlement in August 2003 and proceeds from a demutualization of a company life insurance policy in March 2004.

EBITDA.  EBITDA, representing net income before net interest expense, income taxes, depreciation and amortization, increased $7.4 million, or 20.2%, to $44.1 million in fiscal 2005 from $36.7 million in fiscal 2004. The increase was primarily due to YCI asset depreciation and amortization that was treated as a cash corporate charge to us in fiscal 2004 and was therefore not added into the EBITDA calculation for fiscal 2004. These assets were transferred back to us in April 2004, and the associated depreciation and amortization expense is included in EBITDA for fiscal 2005.

For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (4) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.”

Income taxes.  The provision for income tax expense in fiscal 2005 was $1.6 million benefit on a pre-tax loss of $5.9 million, as compared to a provision of $8.1 million in fiscal 2004 on pre-tax income of $18.9 million. The tax provision in fiscal 2005 was primarily due to a pre-tax loss rather than income in fiscal 2005 and state net operating losses for which no tax benefit is recorded. At the end of fiscal 2005, the net current deferred tax liability was $24.1 million and there was a net long-term deferred tax asset of $5.9 million.

Fiscal 2004 Compared to Fiscal 2003

Consolidated net sales.  The following table summarizes our consolidated net sales and net sales by operating segment for fiscal 2003 and fiscal 2004 (amounts may not sum due to rounding):

	Fiscal 2003 (Restated)	Percentage	Fiscal 2004 (Restated)	Percentage
	(dollars in thousands)
Harry and David Direct Marketing	$312,231	60.6%	$314,139	60.2%
Harry and David Stores	112,963	21.9	119,991	23.0
Jackson & Perkins	84,988	16.5	79,854	15.3
Other	4,949	1.0	8,178	1.6

Total net sales	$515,131	100.0%	$522,162	100.0%

Consolidated net sales for fiscal 2004 increased by $7.1 million, or 1.4%, to $522.2 million from $515.1 million in fiscal 2003. The increase was primarily due to expanded use of Internet partnerships and a recovery in business-to-business sales in the Harry and David Direct Marketing segment, a full year of sales from 32 stores open for only a partial year in fiscal 2003 in the Harry and David Stores segment and growth in net sales in the Other category, primarily from sales through the Harry and David wholesale channel. These increases were partially offset by lower sales from reduced demand in the Jackson & Perkins segment due to decreased catalog circulation and a reduction in non-rose perennial sales in direct marketing, as well as lower wholesale rose sales.

Harry and David Direct Marketing segment net sales increased $1.9 million, or 0.6%, to $314.1 million in fiscal 2004 from $312.2 million in fiscal 2003. The increase was primarily due to the combination of expanded use of Internet partnerships, a recovery in business-to-business sales and a small increase in catalog circulation. Net sales from Internet partnerships include Internet portals, affiliates (referral sites), key word search (e.g. gift baskets, fruit gifts) and other partnerships. These net sales more than offset the effects of the strategy implemented in fiscal 2003 and which continued to a lesser extent in fiscal 2004, which aimed at improving operating profit through reduced advertising expense. Use of this strategy in both fiscal 2003 and fiscal 2004 reduced net sales and expenses and resulted in a reduction in the size of our customer database from fiscal 2003. As a result, management concluded that this strategy was not sustainable in the long-term and discontinued it during fiscal 2004.

Harry and David Stores segment net sales for fiscal 2004 increased by $7.0 million, or 6.2%, to $120.0 million in fiscal 2004 from $113.0 million in fiscal 2003. The increase was primarily due to the inclusion of a full year of net sales for the 32 stores opened for a partial year-period in fiscal 2003 totaling $6.5 million and the remaining portion of the increase due to merchandising and inventory management improvements made in the latter half of the year by a new store-management team. The new management team emphasized higher quality merchandise, new seasonal products, services such as Baskets by YouSM custom gifts and enhanced delivery services for individual customers and business-to-business clients. As a result of these changes, comparable store sales increased from the prior period by 1.7% in fiscal 2004 compared to a decrease of 8.1% in fiscal 2003. A store becomes comparable in the first fiscal month after it has been open for a full twelve fiscal months, at which point its results are included in comparable sales comparisons. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or retail complex, the store continues to be treated as a comparable store.

Jackson & Perkins segment net sales decreased $5.1 million, or 6.0%, to $79.9 million in fiscal 2004 from $85.0 million in fiscal 2003. The decrease was mainly due to reductions in sales in both the direct marketing and wholesale channels. Direct marketing net sales, which include catalog, Internet and outbound telemarketing net sales, decreased $1.7 million or 3.7%, to $44.6 million in fiscal 2004. This decrease in direct marketing net sales was primarily due to a 2.9% decrease in catalog circulation, and a $1.4 million decrease in non-rose perennial plant sales. Competition in non-rose perennial plant sales intensified with increased mailing by key direct marketing competitors and the continuing market shift to home improvement retailers. Although rose sales held steady with improving margins, we also experienced growth from gift plants largely offset by a decline in garden décor and accessory products. Wholesale net sales decreased by $3.6 million, or 9.9%, to $32.7 million in fiscal 2004 from $36.3 million in fiscal 2003. This decrease resulted from growing and selling fewer roses, a rose harvest shortfall, container-rose quality problems at one partner site resulting in higher returns and allowances and lower than anticipated royalty income.

Other category net sales increased by $3.3 million, or 65.2%, to $8.2 million in fiscal 2004 from $4.9 million in fiscal 2003. Harry and David wholesale generated net sales of $6.5 million in fiscal 2004, an 85.7% increase over the $3.5 million generated its first full year (fiscal 2003) primarily due to deeper penetration of the department store segment of the wholesale market. Additional net sales included in this other category consist primarily of net sales of commercial grades of pears grown in our orchards. In fiscal 2004, these other net sales totaled $1.6 million, an increase of $0.2 million over fiscal 2003.

Cost of goods sold.  Our cost of goods sold increased $6.7 million, or 2.3%, to $295.7 million in fiscal 2004 from $289.0 million in fiscal 2003. Cost of goods sold as a percentage of consolidated net sales was 56.6% in fiscal 2004 as compared to 56.1% in fiscal 2003. Cost of goods sold as a percentage of net sales was essentially flat in the Harry and David Direct Marketing segment, but increased in all other categories, including the other category, in fiscal 2004 due to a higher excess and obsolete inventory reserve, unfavorable orchard yields of pears and peaches, unfavorable rose yields and increased markdowns in the Harry and David Stores segment to liquidate discontinued merchandise.

Selling, general and administrative expenses.  In fiscal 2004, selling, general and administrative expenses increased $6.7 million, or 3.2%, to $212.0 million in fiscal 2004 from $205.3 million in fiscal 2003. Selling, general and administrative expenses as a percentage of consolidated net sales were 40.6% in fiscal 2004 as compared to 39.9% in fiscal 2003. The increase in selling, general and administrative expenses in fiscal 2004 was primarily due to a $1.6 million increase in store impairment charges in the Harry and David Stores segment of $1.9 million, a full year of selling, general and administrative expenses totaling $3.7 million for the 32 stores opened in fiscal 2003 and a $4.2 million increase from a reclassification of expense from cost of goods sold relating to transfers of certain administrative functions to YCI and an $0.4 million decrease in other expenses. This was partially offset by a $2.5 million decrease related to a reserve booked in fiscal 2003 for potential sales and use tax exposure.

Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss measured as the amount by which the carrying value exceeds the fair value of the asset. In fiscal 2004, we recognized the following impairments:

•	$1.9 million for seven stores in the Harry and David Stores segment;

•	$1.2 million of architect and engineering planning costs incurred for capital projects cancelled in fiscal 2004; and

•	$0.2 million related to underperforming orchard blocks where the trees were removed.

In fiscal 2003, we recognized an impairment charge of $0.3 million relating to a store closing.

Other (income) expense.  We had other income of $(4.4) million in fiscal 2004 as compared to other expense of $1.9 million in fiscal 2003. This difference resulted primarily from the receipt of proceeds from the settlement of litigation against a vendor for a net of $3.7 million income and proceeds from the demutualization of a company life insurance policy of $1.0 million in fiscal 2004. Additionally, a $1.0 million impairment write-down was recognized in fiscal 2003.

EBITDA.  EBITDA increased approximately $0.3 million, or 0.8%, to $36.7 million in fiscal 2004 from $36.4 million in fiscal 2003. For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (4) to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data.”

Income taxes.  The provision for income taxes for fiscal 2004 was $8.1 million, reflecting an effective tax rate of 42.8%, as compared to $8.6 million in fiscal 2003 reflecting an effective tax rate of 45.7%. The 2.9% decrease in the effective tax rate is due to higher state income taxes recorded in fiscal 2003. At the end of fiscal 2004, the net current deferred tax liability was $42.5 million and the net long-term deferred tax liability was $7.9 million.

Liquidity and Capital Resources

Cash Flows from Operating Activities

Cash provided by operating activities totaled $31.6 million in fiscal 2005 compared to $29.9 million in fiscal 2004 and $23.0 million in fiscal 2003. The $1.7 million increase from fiscal 2004 to fiscal 2005 was primarily due to $8.2 million higher accounts payable due to the effect of establishing stand-alone working capital accounts following the June 17, 2004 acquisition, pension accruals of $2.7 million as a result of the split from the predecessor plan, $1.3 million in higher deferred revenue from increased direct marketing sales specifically from the Harry and David Direct Marketing segment and an increase of the amortization of deferred financing costs of $3.0 million and a write-off of financing costs of $8.0 million due to the change in the debt structure of the company following the acquisition. These increases were offset by a decrease in net income of $15.2 million, and cash used for inventory of $5.5 million for the start of the production season. The increase in cash provided by operating activities from fiscal 2003 to fiscal 2004 was due primarily to increased net earnings of $0.6 million, a $3.0 million receipt of a litigation claim receivable, and a $5.2 million change in deferred taxes.

Cash Flows from Investment Activities

Cash used in investment activities totaled $14.7 million in fiscal 2005, compared to $15.9 million in fiscal 2004 and $23.7 million in fiscal 2003. Cash used in investing activities totaled approximately $2.0 million for the combined thirteen weeks ended June 26, 2004 and approximately $226.1 million for the thirteen weeks ended June 25, 2005. Capital expenditures in fiscal 2005 consisted primarily of $4.9 million of upgraded and replacement information technology infrastructure, $1.5 million to redesign and improve our e-commerce system, $1.4 million to modernize our stores’ point-of-sale system, $0.7 million for orchard development and other smaller projects. Capital expenditures in fiscal 2004 were primarily for the $9.3 million investment in a new call center facility and increased fulfillment capabilities and $2.7 million for orchard development. Capital expenditures in fiscal 2003 consisted primarily of an $11.2 million investment in stores, primarily for the opening of 32 new stores, $4.0 million for increased manufacturing capacity and capability, $3.6 million for orchard development and $2.4 million toward the initial construction of the new call center facility and increased fulfillment capabilities. These investments were financed from cash flows from operations and borrowing under our former informal borrowing arrangement with YCI.

We currently expect our capital expenditures to be approximately $17.0 million for fiscal 2006, primarily for website upgrades, information technology infrastructure, fruit processing and storage capacity, stores infrastructure and maintenance of our existing infrastructure. However, our capital expenditures may be different than currently anticipated depending upon the size and nature of new business opportunities and actual cash flows generated by our operations.

Cash Flows from Financing Activities

Cash used in financing activities totaled $15.7 million in fiscal 2005 compared to $14.9 million in fiscal 2004 and $0.3 million provided in fiscal 2003. Cash used in financing activities totaled $268.9 million for the thirteen weeks ended June 25, 2005 compared to $14.0 million for the combined thirteen weeks ended June 26, 2004. In fiscal 2005, the $245 million cash proceeds from the issuance of our senior notes in February 2005 was more than offset by debt repayments, including the repayment of our NOL Loan in the amount of $13.9 million and the repayment of our term loan of $155 million, payment of fees and expenses associated with the offering of the senior notes and the debt repayments of $9.5 million and the return of capital of $82.6 million to our stockholders. The $14.9 million of cash used in financing activities in fiscal 2004 related to excess cash generated by operating activities, which was used to make payments to YCI under our informal credit arrangement. The decrease in cash flows from financing activities in fiscal 2004 compared to fiscal 2003 was due primarily to a higher level of excess operating cash that was required to be deposited with YCI under the former informal borrowing arrangement. The increase in cash for the thirteen weeks ended June 26, 2004 and June 25, 2005 was primarily related to the acquisition financing.

Historical Borrowing Arrangements

Historically, Harry & David Operations Corp.’s principal sources of liquidity were cash provided by operations and funds available for borrowing under its informal borrowing arrangement with YCI. Borrowings under the informal borrowing arrangement with YCI were used to finance working capital and investing activities.

Amounts outstanding under the informal borrowing arrangement accrued interest at the one-month LIBOR rate as of the first business day of the month plus 30 basis points (1.39% as of March 27, 2004). The rate was applied to the outstanding payable balance based on the actual number of days in the month divided by 360. Additionally, on a daily basis, Harry & David Operations Corp. deposited excess funds with YCI. These deposits were applied to the balance of any borrowings from YCI under the informal borrowing arrangement. On any net receivable balance, Harry & David Operations Corp. earned interest from YCI at the same interest rate as it would have paid to YCI if it had a net liability balance payable to YCI at that time. All outstanding receivables owing to Harry & David Operations Corp. under the YCI borrowing arrangement were repaid in connection with the acquisition of Harry & David Operations Corp.’s common stock by us and all intercompany debt was forgiven.

Current Borrowing Arrangements

Since the acquisition, our principal sources of liquidity have been available cash, cash flows from operations and borrowings under the $125.0 million revolving credit facility entered into by our subsidiary, Harry & David Operations Corp. Harry & David Operations Corp.’s ability to borrow under the revolving credit facility is subject to compliance with the borrowing base and with financial covenants and other customary conditions, including that no default under the facility shall have occurred and be continuing. Borrowings under the revolving credit facility bear interest, at Harry & David Operations Corp.’s option, at either a base rate, based on the higher of the federal funds rate plus 0.5% or the corporate base lending rate of UBS AG, or a Eurodollar rate, based on the rate offered in the London interbank market, plus in each case a borrowing margin determined based on our consolidated leveraged ratio. Due to the seasonal nature of our business, we draw on our revolving credit facility to provide seasonal working capital to support inventory buildup and catalog production in advance of the holiday selling season and for other general corporate purposes. We have consistently generated substantial amounts of cash each holiday selling season. We are required by our banks to pay down the revolving credit facility to zero by the next business day following December 25 of each year. Cash generated during the holiday selling season is also typically used to fund our operations for several months during the post-holiday selling season, until we begin to build inventories and other working capital components again to support our holiday selling season the following year. As of June 25, 2005, we had no borrowings and approximately $4.3 million of letters of credit outstanding under the revolving credit facility. During the first three quarters of calendar 2005, we were in default with respect to certain covenants under our revolving credit facility. Specifically, in connection with our notes offering in February 2005, we paid a return of capital to Wasserstein and Highfields, our stockholders of record at the time, in the amount of $82.63 million, although we were only permitted to make a payment in the amount of $82.60 million under the terms of the revolving credit agreement. Additionally, on June 13, 2005 we assigned our right to receive the payment from YCI relating to a percentage of certain net operating losses of Harry & David Operations Corp. and its subsidiaries to our stockholders of record as of that date, Wasserstein and Highfields (which was paid to them on September 16, 2005). This assignment constituted a violation of the covenant restricting asset sales, resulting in a default under the revolving credit agreement. Further, on July 29, 2005, Bear Creek Holdings Inc. changed its name to Harry & David Holdings, Inc. but failed to notify the lenders of this change as required under the revolving credit agreement. As a result of the overpayment, assignment and name change, we were in default under our revolving credit agreement but have since received waivers from the lenders for the excess payment, assignment and name change. As of September 24, 2005, Harry & David Operations Corp. was in compliance with all of the covenants contained in the revolving credit agreement and the indenture governing the outstanding notes.

Harry & David Operations Corp.’s obligations under the revolving credit facility are guaranteed by us and by all of Harry & David Operations Corp.’s existing and future direct and indirect domestic subsidiaries and are secured by first-priority pledges of the stock of Harry & David Operations Corp. and each of the subsidiary guarantors’ equity interests and 65% of the equity interests of any future first-tier foreign subsidiaries, as well as first-priority security interests in and mortgages on all of our, Harry & David Operations Corp.’s and each of the subsidiary guarantors’ respective tangible and intangible property.

The revolving credit facility requires mandatory prepayments upon the receipt of proceeds from certain assets sales, casualty events and debt offerings. The revolving credit facility contains customary affirmative and negative covenants for senior secured credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates.

In addition, the revolving credit facility requires that, on a consolidated basis, we meet and maintain certain financial ratios and tests, including a maximum total leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio, minimum total liquidity and maximum capital expenditures. The applicable ratios under each covenant for fiscal 2006 (meaning, our fiscal year ending June 24, 2006) are as follows (terms used are defined in the revolving credit agreement, which may be different from the GAAP definition of those terms), and Consolidated EBITDA as defined in the revolving credit agreement is based on EBITDA subject to further adjustments and differs from the definition of EBITDA used elsewhere in this prospectus):

Maximum Leverage Ratio (Consolidated EBITDA to Total Debt).

Fiscal Quarter	Leverage Ratio
First fiscal quarter of fiscal year 2006	6.75 to 1.0
Second fiscal quarter of fiscal year 2006	5.40 to 1.0
Third fiscal quarter of fiscal year 2006	5.40 to 1.0
Fourth fiscal quarter of fiscal year 2006	5.75 to 1.0

Minimum Interest Coverage Ratio (Consolidated EBITDA to Interest Expense).  2.0 to 1.0.

Minimum Fixed Charge Coverage Ratio (Consolidated EBITDA to Fixed Charges).  1.1 to 1.0.

Limitation on Capital Expenditures.  $19.0 million.

If the aggregate amount of capital expenditures for any fiscal year is less than the amount permitted for such fiscal year (before giving effect to any carryover), then 50% of the shortfall may be added to the amount of capital expenditures permitted for the immediately succeeding fiscal year if the amount expended in such fiscal year would not exceed 150% of the amount permitted for such fiscal year (before any carryover), with carryover to be determined as provided in the revolving credit agreement.

Minimum Total Liquidity.  $15,000,000. For the purposes of the revolving credit facility, “Total Liquidity” is defined as the sum of the “Excess Availability,” as defined under the revolving credit facility, at any time plus our and our subsidiaries, cash and cash equivalents at such time.

Our ability to comply with these covenants and to meet and maintain such financial ratios and tests may be affected by events beyond our control, such as those described under “Risk Factors.” If we do not meet and maintain these financial ratios, we may not be able to borrow and the lenders could accelerate all amounts outstanding to be immediately due and payable which could also trigger a similar right under other agreements, including our indenture.

The revolving credit facility contains customary events of default, including, but not limited to, failure to pay principal, interest or fees, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments, including under the indenture governing the notes, loss of liens on collateral, invalidity of guarantees and commencement of a bankruptcy or similar proceeding by or on behalf of a credit party and judgments against a credit party.

As of September 23, 2005, we amended the revolving credit agreement to amend the definitions of “Consolidated EBITDA” (to allow for additional adjustments), “Consolidated Fixed Charges” (to amend the calculation thereof), “Consolidated Interest Expense” (to allow for additional exclusions) and “Excess Cash Flow Prepayment Amount” (to clarify the calculation). We also amended the covenant restricting capital expenditures to increase the limit from $18.3 million to $19.0 million for fiscal 2006 and to increase the permitted capital expenditure amount for each year thereafter. The amendment also allows us to redeem through March 2007 an additional amount of notes than was previously permitted under the credit agreement and allow us to pay the one-time termination fee to Wasserstein and Highfields in connection with terminating our management agreement with a portion of the net proceeds of our proposed initial public offering.

In February 2005, Harry & David Operations Corp. sold $70.0 million aggregate principal amount of the outstanding floating rate notes due 2012 and $175.0 million aggregate principal amount of the outstanding senior notes due 2013. The outstanding notes are senior unsecured indebtedness and are guaranteed by us and by all of Harry & David Operations Corp. current and future domestic subsidiaries and rank equal in right of payment with all other unsubordinated, unsecured indebtedness of the issuer and each guarantor. Interest on the floating rate notes is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year at a rate equal to the three-month LIBOR rate plus 5.0%. Interest on the senior notes is payable semi-annually in arrears on March 1 and September 1 of each year at a rate equal to 9.0% per annum.

The notes are redeemable in whole or in part, at Harry & David Operations Corp.’s option, at any time on or after March 1, 2007, in the case of the floating rate notes, or after March 1, 2009, in the case of the senior outstanding notes, in each case, at specified redemption prices. Harry & David Operations Corp. may also redeem the notes at any time prior to March 1, 2007, in the case of the floating rate notes, and March 1, 2009, in the case of the senior notes, at a price equal to 100% of the principal amount plus a make-whole premium. If certain conditions are met, up to 35% of the aggregate principal amount of each series of the notes may be redeemed using the net proceeds of a qualified equity offering of Harry & David Operations Corp.’s or our common stock, prior to March 1, 2007, in the case of the floating rate notes, and prior to March 1, 2008 in the case of the senior notes, at specified redemption prices. We intend to use a portion of the net proceeds of the proposed initial public offering to redeem up to $24.5 million of the floating rate notes and $61.3 million of the senior notes in each case, including accrued and unpaid interest and the applicable premium. See, “Description of Fixed Rate Notes” and “Description of Floating Rate Notes” for details.

The indenture governing the notes contains various restrictive covenants and events of default applicable to Harry & David Operations Corp. and its restricted subsidiaries similar to those contained in our revolving credit facility. Our ability to incur debt is based on a ratio of Consolidated Cash Flows to fixed charges with EBITDA, after giving effect to certain of the items described in footnote 2 to “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data” These limitations however are subject to a number of exceptions and qualifications. Consolidated Cash Flows, as defined in the indenture, is based on EBITDA with certain adjustments, and differs from the definition of EBITDA used elsewhere in this prospectus and from the definition of EBITDA used in our revolving credit facility.

Our debt service requirements consist primarily of interest expense on the notes and on any future borrowings under our revolving credit facility. Our other short-term cash requirements are expected to consist mainly of cash to fund our operations, capital expenditures, cash payments under various operating and capital leases and repayment of any borrowings under our revolving credit facility, as described below under “—Contractual Obligations.”

Although we do not have an extensive history of acquisitions, we may make acquisitions in the future. We expect to finance any future acquisitions using cash, capital stock, debt securities or the assumption of indebtedness. However, the restrictions imposed on us by the agreements governing our debt outstanding at the time may affect this strategy. In addition, to fully implement our growth strategy and meet the resulting capital requirements, we may be required to request increases in amounts available under our revolving credit facility, enter into new credit facilities, issue new debt securities or raise additional capital through equity financings. We may not be able to obtain an increase in the amounts available under our revolving credit facility on satisfactory terms, if at all, and we may not be able to successfully complete any future bank financing or other debt or equity financing on satisfactory terms, if at all. As a result, our ability to make future acquisitions is uncertain. We may also incur expenses in pursuing acquisitions that are never consummated.

Based upon our current operations and historical results, we believe that our cash flow from operations, together with available cash and borrowings under our revolving credit facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures, lease payments and scheduled interest payments and to fund our future growth for the next 12 months. To the extent additional funding is required, we expect to seek additional financing in the public or private debt or equity capital markets. We may not be successful in obtaining additional financing, if needed, or if available, any additional financing may not be on terms favorable to us.

In addition, prior to the acquisition, Harry & David Operations Corp. was part of the YCI group of companies and received financing from YCI and its affiliates. Our equity sponsors, Wasserstein and Highfields, are not obligated to provide financing to us as YCI and its affiliates did in the past. If we are unable to obtain the capital we require to implement our business strategy, or to obtain the capital we will require on acceptable terms or in a timely manner, we would attempt to take appropriate responsive actions to tailor our activities to our available financing, including revising our business strategy and future growth plans to accommodate the amount of financing available to us.

Contractual Obligations

The following table presents our contractual obligations, as of June 25, 2005:

	As of June 25, 2005 Payment due by period
	Total	Less than 1 year	1-3 years	4-5 Years	More than 5 years
	(dollars in thousands)
Long-term debt obligations	$245,000	$–	$–	$–	$245,000
Estimated interest payments on long-term debt(1)	167,293	21,821	43,642	43,642	58,188
Capital lease obligations	–	–	–	–	–
Operating lease obligations	89,605	19,662	30,073	21,000	18,870
Purchase obligations	34,124	34,124	–	–	–
Pension obligations	30,982	699	–	–	30,283

Total(2)	$567,004	$76,306	$73,715	$64,642	$352,341

(1)	Excludes interest on borrowings under our revolving credit facility because we are unable to estimate future borrowings.

(2)	Excludes royalty payment obligations, which vary year by year based on actual revenues generated and cannot be estimated at this time.

On a pro forma basis, after giving effect to our proposed initial public offering and the application of proceeds from our proposed initial public offering, long-term debt obligations would have totaled $159.3 million, all of which would have been due in more than five years, and estimated interest payments on long-term debt would have totaled $108.7 million, $14.2 million of which would be payable in less than one year, $28.4 million of which would have been payable in one to three years, $28.4 million in three to five years and $37.8 million of which would have been payable in more than five years. All other contractual commitments would have remained the same as shown in the table above. Because we are unable to predict future LIBOR rates, for purposes of calculating actual and pro forma estimated interest payments, we assumed an interest rate of 8.33% per annum on our floating rate notes for all periods, the applicable interest rate as of June 25, 2005.

Off Balance Sheet Arrangements

Leases

We lease certain properties consisting primarily of retail stores, distribution centers, and equipment with original terms ranging from three to twenty years. Certain of these leases contain purchase options and renewal options for various terms. In addition to minimum rental payments, certain of our retail store leases require us to make contingent rental payments, which are based upon certain factors such as sales volume and property taxes. The contingent rental expense is accrued in each reporting period if achievement of any factor is considered probable.

Total rental expense for all operating leases was as follows:

	Predecessor			Successor
	Fiscal year ended		Period from March 28, 2004 to June 16, 2004	Period from June 17, 2004 to June 26, 2004	Twelve Months Ended June 25, 2005
	March 29, 2003 (Restated)	March 27, 2004 (Restated)
	(dollars in thousands)			(dollars in thousands)
Minimum rent expense	$23,161	$24,326	$4,140	$779	$25,839
Contingent rent expense	374	247	3	(15)	(23)

Total rent expense	$23,535	$24,573	$4,143	$764	$25,816

The aggregate minimum annual rental payments under non-cancelable operating leases in effect at June 25, 2005 were as follows:

Fiscal year	Amount
(dollars in thousands)
2006	$19,662
2007	16,565
2008	13,508
2009	12,189
2010	8,811
Thereafter	18,870

Total	$89,605

Recent Accounting Pronouncements

On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the AICPA expressing its views regarding certain operating lease-related accounting issues and their application under GAAP. In light of this letter, our management initiated a review of its lease accounting and determined that our then-current method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances) and our then-current method of accounting for rent holidays were not in accordance with GAAP as interpreted in the recent SEC letter issued to the AICPA. We have restated our consolidated financial statements for fiscal 2004 and fiscal 2003 to comply with this guidance.

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that the results of operations of a component of an entity that either has been disposed of or classified as held for sale should be reported in discontinued operations if: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction, and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. EITF Issue No. 03-13 addresses how companies should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from its ongoing operations and the types of continuing involvement that constitute “significant” continuing involvement. The consensus ratified in EITF Issue No. 03-13 is effective for a component of an entity that is disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004, or earlier if disposed of or classified as held for sale within the company’s fiscal year that includes the date of consensus ratification. We do not expect that the adoption of EITF Issue No. 03-13 beginning in January 2005 will have a significant impact on our consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting that requires abnormal amounts of idle facility expenses, freight, handling costs and spoilage costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred on or after July 1, 2005. We are currently evaluating the impact of this standard on our consolidated financial statements.

In October 2004, the American Jobs Creation Act, or the Jobs Act, was signed into law. The Jobs Act provides a special deduction with respect to the income of certain U.S. manufacturing activities and a one-time 85% deduction of dividends received for certain foreign earnings that are repatriated, as defined in the Jobs Act. We are currently evaluating the impact of the manufacturing deduction, which may impact our consolidated financial statements as early as the fiscal year beginning June 26, 2005. In December 2004, the FASB issued FASB Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, which allows a company additional time to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings. We do not have foreign operations, and as such do not expect that this aspect of the Jobs Act will have a significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures Regarding Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in interest rates and commodity prices, that could impact our financial condition, results of operations and cash flows. We plan to manage our exposure to these and other market risks through regular operating and financing activities and on a limited basis, the use of derivative financial instruments. We intend to use such derivative financial instruments as risk management tools and not for speculative investment purposes.

Interest Rate Risk

Interest on our floating rate notes and on our borrowings under the revolving credit facility accrue at variable rates based on LIBOR and the federal funds overnight rate, among other things. Assuming we were to borrow the entire amount available under our revolving credit facility, together with the floating rate notes, a 1% change in the interest rate on our variable rate debt would result in a $1.95 million corresponding effect on our interest expense on an annual basis. The interest rates on our variable rate long-term debt will reflect the market rate of the outstanding floating rate notes, and therefore the carrying value of our variable rate long-term debt is expected to approximate fair value.

Commodity Risk

We have commodity risk as a result of some of the raw materials we utilize in our business, including paper for our catalog operations, corrugated packaging for our shipping needs, chocolate, butter fat, sugar and cheese used to produce some of our products, and fruit that we do not grow ourselves. Although we do not enter into formal hedging arrangements to mitigate against commodity risk, we do ensure that we have multiple sources for these commodities.

INDUSTRY

We compete in the large, fragmented and growing U.S. markets of the flower, card and gourmet food gift, specialty food, and the outdoor living industries. We believe that the industries in which we compete have attractive long-term outlooks and will provide us an opportunity to grow our core businesses.

U.S. Flower, Card and Gourmet Food Gift Industry

Market researchers estimate that the U.S. flower, card and gourmet food gift segment of the total U.S. gifting industry is approximately $46 billion in size, based on 2004 retail sales.

The U.S. flower, card and gourmet food gift industry is serviced through direct marketing (catalogs and Internet), as well as retail stores and wholesale distributors. Research has shown that because a high percentage of online and catalog customers have demonstrated a propensity to make in-store purchases and vice-versa, multi-channel retailers are well-positioned to gain an increased share of customer gift spending, thereby increasing overall product sales.

According to Unity Marketing, gifting retailers touch two target segments – the person who buys the gift and the person who receives it. For marketers, gifting has all the advantages and the promotional marketing power of sampling and word-of-mouth, but gifting magnifies and intensifies that power through the unique emotional connection between the giver and the recipient and therefore has the potential for exponential marketing.

Future Trends.  We believe the long-term outlook for the gift, flowers and card industry is attractive. We expect that the fundamental dynamics for long-term growth in the U.S. flower, gift and gourmet food gift industry will benefit us for the following reasons:

•	Increased Online Retailing. According to Unity Marketing, the Internet is expected to become a more popular source for gift shopping, as it maximizes the shoppers’ ability to find what they want easily and offers a wide selection of gifts. Forrester Research and Shop.Org estimate that online sales increased 36% in 2004 to $3.7 billion and are projected to grow by 30% in 2005. Overall online sales are expected to account for approximately 6.5% of retail sales in 2004. Online penetration for flowers, cards and gourmet food gifts has increased from approximately 3% in 2002 to approximately 8% in 2004 and is expected to increased to 10% in 2005.

•	Aging Population. Unity Marketing and our own research indicates that the peak gift spending ages are between 45 and 54 years old as individuals in this age range have more personal and business relationships and the financial means to increase their gift spending. Driving a growing gifting market is the consumers’ need to connect in a more meaningful and emotional way with those they value and care about.

•	Opportunities for Cross-Channel Marketing. Unity Marketing and the National Association for the Specialty Food Trade research indicate that as more consumers turn to the web for gifts, they have become more comfortable buying items such as gift baskets and gourmet foods. Unity Marketing studies have found that a high percentage of online customers have demonstrated a propensity to make in-store purchases and vice-versa, allowing well-positioned retailers to market both gift and other category products to consumers through multiple channels, thereby increasing overall product sales.

U.S. Specialty Foods Industry

According to the National Association for the Specialty Food Trade research, the U.S. market for specialty food products had annual retail sales of approximately $25 billion in 2004. The specialty food products industry is comprised of several segments in which we compete including coffee and tea, confectionery and desserts, condiments and sauces, candy and snacks, nuts and dried fruits and jams.

Future Trends.  We believe the long-term outlook for the gourmet and specialty foods industry is favorable for the following reasons:

•	Mainstream Consumers are Demanding Higher Levels of Quality and Taste. Mainstream consumers in the U.S. in the specialty food industry are demanding higher levels of quality and taste as they are increasingly exposed to fine foods through restaurants, travel abroad and through celebrity chefs, whose creations are increasingly featured in television programs, cookbooks, mainstream magazines and lines of specialty food products.

•	Growing Number of Consumers Perceive Specialty Foods as an Affordable Treat. Data from research for specialty products and brands show that although gourmet foods hold the highest appeal to the highest income groups, there are strong pockets of interested consumers in more moderate income brackets. Consumers are also willing to spend more for high quality convenience foods.

•	Distribution Channels for Marketers are Continuing to Expand. Although upscale channels such as gourmet/specialty shops and fine department stores have historically generated the majority of gourmet product sales, currently a greater portion of sales are taking place in mass-market stores (e.g., supermarkets, drugstores, mass-merchandisers), convenience stores, warehouse clubs and a wide array of other channels, including the Internet. A broad spectrum of retailers are attracted to gourmet and specialty foods because they carry high margins, produce impulse sales and attract consumers who tend to spend more on other products in the store.

U.S. Outdoor Living Industry

The U.S. outdoor living industry is comprised of outdoor live plant materials, outdoor equipment and accessories and outdoor living services. According to a report by Unity Marketing, the United States market for outdoor living products had annual sales of $66 billion in 2004. Annual sales in this market are projected to reach approximately $89 billion by 2010.

This market segment promises to be among the more rapidly growing sectors in the consumer economy over the next five years as consumers’ homes become the hub for personal and social activities, leading to an increased importance in gardening and landscaping design.

Future Trends.  We believe the future long-term outlook for the outdoor living sector remains positive. The macro trends for long-term growth in the U.S. outdoor living industry, as well as the broader lawn and garden industry, include:

•	Aging Population. The U.S. population as a whole is aging, with the percentage of the population aged 45 and older to grow by approximately 10% by 2010. The best prospects and greatest spenders in this segment are homeowners 45 to 54 with income over $75,000, living in western states.

•	Increased Home Ownership. There has been a trend towards increased home ownership over the past several years. According to statistics released by the Department of Commerce, the rate of home ownership has increased from approximately 64% in 1992 to approximately 68% in 2002.

•	Gardening is a Favorite Hobby of Americans. Research has shown that gardening is one of the most popular pastimes for adults in the U.S. Approximately 75% of U.S. households participate in gardening activity.

BUSINESS

Overview

We are a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and other gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and gifts, and other premium home and garden décor products marketed under the Jackson & Perkins® brand, based on net sales. Our signature Harry and David® products include our flagship Royal Riviera® pears and our Fruit-of-the-Month Club®, and our signature Jackson & Perkins® products include our award-winning premium hybrid roses, as well as patented and exclusive Simplicity®, Ronald Reagan® and Princess Diana® roses. Our marketing channels include direct mail, the Internet, business-to-business and consumer telemarketing, our Harry and David® stores and wholesale distribution through select retailers.

We have been able to expand our marketing channels and grow our net sales virtually every year over the past three decades, including through several economic cycles. We have done so by focusing on the strength and unique positioning of our brands and through strong customer loyalty.

We grow, manufacture, design or package products that account for the significant majority of our sales annually. In addition, we have created a substantial and scalable state-of-the-art infrastructure through recent significant capital expenditures in our production, fulfillment and distribution capabilities, our information technology systems, and our retail stores network. Our vertically integrated operations allow us to efficiently manage our costs, quality assurance, manufacturing flexibility and inventory. As a result, we believe our integrated operations and extensive infrastructure, together with the strength of our brands, signature products, and our proprietary customer and gift-recipient database, create significant barriers to entry for potential new competitors.

The following chart sets forth our net sales contribution for fiscal 2005 for our three operating segments (Harry and David Direct Marketing, Harry and David Stores, and Jackson & Perkins), as well as for the three marketing channels within the Harry and David Direct Marketing segment. The chart also sets forth information for our “Other” category, which primarily includes sales from our Harry and David® wholesale business.

Our Competitive Strengths

Well-Positioned Premium Brands with Broad Appeal.  The Harry and David® and Jackson & Perkins® premium brands are among the most recognized names in U.S. direct marketing. According to a survey conducted by Harris Interactive, nearly 60% of Americans with income over $75,000, our target market, are aware of the Harry and David® brand. We have strategically positioned each brand across multiple marketing and distribution channels for long-term growth.

Loyal Customer Base with Attractive Demographics.  We have a loyal customer base with approximately 70% of Harry and David® direct marketing net sales having been generated by repeat purchasers during the last 10 years. Our typical individual customers tend to be affluent, well-educated, discerning and brand-responsive women. Because the median household income of this target group is more than twice the 2003 U.S. average, our typical individual customers, and in particular our Harry and David® customers, have historically been less affected by economic cycles. Our business customers are small and medium-sized businesses, as well as large corporations. Both our individual and corporate customers tend to place larger-than-industry-average orders and have a high propensity to repurchase.

Proprietary and Diverse Product Offerings.  We focus on offering distinctive and premium foods, gifts and horticulture products, specializing in “best-in-class” and “hard-to-find” products, rather than competing with products that are mass-marketed. For example, our flagship Harry and David® product, the Royal Riviera® pear (the Comice variety), is a highly prized and distinctive fruit of limited supply. In addition, we have nearly 250 patented varieties of Jackson & Perkins® award-winning hybrid roses, which are complemented by a wide variety of perennials, bulbs and gift plants. Each season we introduce new or refreshed products across all marketing channels in order to attract new and repeat customers. By focusing on offering a diverse yet proprietary assortment of products, we create loyal relationships with customers who purchase products not only for gift-giving occasions, but also for everyday consumption.

Vertical Integration.  We grow, manufacture, design or package products that account for a significant majority of our sales. We believe that our vertical integration allows us to maintain a high degree of control over product quality compared with that of our competitors as we rely less heavily on third-party suppliers, particularly during peak periods. In addition, our vertical integration generally lowers our product sourcing costs, allows us to optimally adjust the assortment of products we offer and enables us to adjust product inventory levels quickly to respond to changes in customer demand.

High Barriers to Entry.  Our vertically integrated operations, strength of our brands, customer loyalty, signature products, expertise in producing and delivering perishable items and expertise in extrapolating relevant customer information and marketing create high barriers to entry. We have created a substantial and scalable state-of-the-art infrastructure through recent significant capital expenditures in our production, fulfillment and distribution capabilities, our information technology systems, and our retail stores network, which we believe would be very costly for a competitor to replicate. In addition, over the past 40 years we have built and maintained a proprietary database of over 47 million customers, gift recipients and inquiries. This database is integrated across all of our retail sales channels, which we believe would be difficult for a competitor to replicate in a timely and cost-efficient manner.

Our Growth Strategy

We intend to grow each of our businesses profitably by continuing to execute the following growth strategies:

Promote Our Premium Brands.  We intend to increase our investment in our Harry and David® and Jackson and Perkins® premium brands to promote a consistent brand message and enhance the customer’s experience across all of our channels. We intend to continue to increase new product development, product usage and catalog circulation, enhance packaging, catalog and website design and expand our Internet presence. To encourage customer usage, we intend to increase product sampling in our direct marketing channel by offering our customers selected popular products at reduced prices and providing free gift cards to our Harry and David direct market consumers which may also be redeemed at our Harry and David retail channels. We also intend to expand our wholesale presence, enhance the format and visual presentation of our retail stores and increase targeted advertising and promotional events. We believe, based on our prior results with similar investments, that these investments will lead to greater brand awareness, product usage and customer loyalty.

Expand Our Catalog Initiatives.  Catalogs have historically been, and continue to be, our primary marketing tool. We plan to continue to expand the assortment of products we offer, increase the number of pages in our catalogs and increase the frequency and timeliness of customer mailings. We also plan to increase catalog circulation to prospective gift recipients and consumer and business lists to generate new customers. These tactics are designed to stimulate increased sales across our catalog, Internet and store channels, and to encourage higher annual response and retention rates per customer.

Increase Internet Sales.  Through our Internet channel, we intend to increase our market share of last minute gift-giving sales and enhance our brand awareness. We intend to accomplish this by expanding our Internet joint marketing agreements with strategic online partners to acquire new customers and to continue to use email communications to increase sales to existing customers. We also intend to continue to use the Internet channel to cost efficiently manage inventory and to test and evaluate new product categories.

Grow Business-to-Business Sales.  We intend to promote and grow business-to-business sales by focusing on customized corporate catalogs and websites, increasing our dedicated direct sales force and increasing catalog circulation to business customers and lists. We intend to expand upon our existing relationships with recent large business-to-business customers to aggressively pursue new business from other large corporations as well as from our traditional base of small and medium-sized business customers by using these past relationships as marketing references and as examples of our product and service solutions to meet their gifting and promotional needs.

Capitalize on Proprietary Database.  We maintain a proprietary database with information on over 47 million customers, gift recipients and inquiries (e.g., individuals who have made an inquiry regarding our products). This database of information is integrated and shared across all of our direct marketing and stores sales channels. However, customers, gift recipients and inquiries in more than one year by the same person or within a channel or across channels by a single person are counted only once. We intend to continue to use the information in this database to target specific existing and potential new customers and to customize content pages and product assortments. We also combine this information with in-house research to identify prospective product line extensions. We will continue to expand our proprietary customer recipient list software, manage catalog size and mailing frequency and use targeted promotions to optimize customer segment profitability. Additionally, we plan to continue to extract relevant information from our database to drive store traffic and increase sales across our marketing channels.

Increase Store Sales per Square Foot.  We intend to increase the sales and productivity of our Harry and David® stores by expanding our store product offerings, enhancing in-store creative merchandising and optimizing our store portfolio. We are expanding our store product categories while continuing to update our existing product offerings. Recent new or expanding product categories include wine, oil and vinegars, luxury chocolates, as well as tabletop, serveware and holiday décor. We plan to enhance our creative merchandising and advertising through improved in-store signage and product packaging, as well as through expanded in-store promotions, product samplings and tasting events. We are optimizing our store portfolio by completing our initiative to close underperforming stores and by continuing to selectively evaluate new outlet store opportunities. Further, we are upgrading selected specialty stores to test a new interior design intended to improve store layout and product presentation, increase store traffic and increase the number of browsing customers converted to purchasing customers.

Broaden Reach of Harry and David® Wholesale.  We intend to grow our wholesale business by capitalizing on the broad appeal of our products. We intend to continue to focus on developing relationships with retailers who are leaders in their respective classes of trade and who provide access to a large number of consumers, many of whom are attractive prospective Harry and David customers. By doing so, we expect not only to increase wholesale sales but to also attract consumers to our other marketing channels. Additionally, we intend to increase the range of proprietary products sold in this channel by expanding the portfolio of snack items and by adding new items such as condiments and preserves.

Increase Jackson & Perkins Profitability.  We intend to grow the sales and profitability of the Jackson & Perkins direct marketing business by increasing our investment in catalog circulation and Internet marketing, extending the Jackson & Perkins® brand to the garden, outdoor living and home décor product categories, and expanding our successful gift business. We also intend to increase sales and improve the profitability of Jackson & Perkins’ wholesale business, primarily through improved marketing strategies of our Jackson & Perkins catalog, enhanced packaging and point-of-sale materials and continued optimization of our rose growing practices.

History

Harry & David Holdings, Inc. (formerly known as Bear Creek Holdings Inc., formerly known as Pear Acquisition Inc.) was incorporated in March 2004 in Delaware solely for the purpose of acquiring Harry & David Operations Corp. (formerly known as Bear Creek Corporation). In 1910, Sam Rosenberg bought Bear Creek Orchards, 240 acres of pear orchards near Medford, Oregon that were established in 1886. In 1914, his two sons, Harry and David Holmes, developed a market for their prized Comice pears in the hotels and restaurants of Europe. With their business buffeted by the Great Depression, the two brothers developed the idea of selling their pears through mail order to customers in the United States. In 1934, the brothers made a trip to New York to advertise the pears to captains of industry as the ideal business gifts, launching the Harry and David® brand as a premier direct marketer of gift-quality fruit.

Since 1934, we have expanded our Harry and David product offerings beyond pears to include gourmet food and other gift products and have also expanded our distribution through stores and the Internet, as well as through the wholesale channel. In 1936, we began our first Fruit-of-the-Month Club® sales. Through the years, our Harry and David business has evolved into a successful multi-channel specialty retailer and producer of branded gift-quality fruit, gourmet food and other gift products. In 1993, we created the Harry and David stores division, with the launching of our outlet store platform, followed by the opening of our first specialty stores in 1999. In 1996, we launched our Harry and David® website and in 2001, we launched our Harry and David wholesale channel. As our market potential and sales expanded and demand for our products has grown, we have steadily invested in orchards and infrastructure to support our growth.

The Jackson & Perkins® brand was founded in 1872 and acquired by Harry & David Operations Corp. in 1966. We have built Jackson & Perkins into the nation’s largest grower and marketer of patented and unpatented premium rose plants, with nearly 250 registered patents.

Harry & David Operations Corp. (formerly known as Bear Creek Corporation) completed an initial public offering of its common stock in 1976, 42 years after the Harry and David direct marketing business was founded. In 1984, RJR Nabisco, Inc. acquired Harry & David Operations Corp. In 1986, RJR Nabisco, Inc. sold the business to Shaklee Corporation. In 1989, Yamanouchi Pharmaceutical Company Limited, YCI’s parent company, acquired Shaklee and Harry & David Operations Corp. We purchased Harry & David Operations Corp. on June 17, 2004.

Harry and David®

Under the Harry and David® brand, we grow, manufacture, design, market and package, through multiple channels, gift-quality fruit, such as our flagship Royal Riviera® pears and Fruit-of-the-Month Club®, exclusive specialty food products and other gifts such as Moose Munch® caramel and chocolate popcorn snacks and packaged gift baskets, as well as other gourmet confections, specialty foods and décor accessories. Harry and David® products are sold through our catalog, the Internet, business-to-business and consumer telemarketing, stores and our wholesale channel.

Direct Marketing

We offer a wide variety of gift-quality fruit and exclusive specialty foods and other gifts through our Harry and David catalog, the Internet and our business-to-business and consumer telemarketing. We update our product line seasonally with a goal of having new products represent approximately 10% to 15% of our Harry and David sales. Our highly-prized and distinctive Royal Riviera® pears are available in only limited supply and are included in a significant portion of our products sold. In fiscal 2005, we believe that our enhanced direct marketing efforts such as increasing catalog circulation, increasing Internet advertising and lowering product delivery rates for our current and prospective customers, led to an increase in our existing customer retention rates and added a record number of new customers and recipient names to our proprietary customer and recipient database. Based on our internal evaluations and our customer surveys, we believe that these efforts have contributed to record annual direct marketing sales in fiscal 2005, and our highest annual sales growth for the holiday selling season since fiscal 2001. Our Internet and business-to-business operations have been the fastest growing parts of our Harry and David direct marketing business.

Catalogs.  Our catalogs have historically been and continue to be our primary marketing tool for both existing and new customers and help to generate the majority of our orders and sales in each of our direct marketing channels. Harry and David catalogs have consistently been voted best in their class by peer companies and have won Awards for Excellence from Multichannel Merchant, an industry publication, in each of the last 11 years. The awards, which are based on factors including catalog design, quality of photography and copy, customer response rate, order size and overall profitability, are some of the most prestigious in the catalog industry. We intend to continue to refresh and update our catalog layout and design to continue to increase customer response rate.

For each customer in our database, we maintain an active marketing and purchasing history dating back, in some cases, over 40 years. Through sophisticated techniques to extrapolate relevant purchasing and customer information that we have developed internally over the years, we model a customer’s product affinity and propensity to respond to future catalog circulations. We then develop a detailed circulation plan for each catalog mailing, combining sophisticated list segmentation based on the data mined. For prospective customers, we employ a similar strategy based on names and information that we rent from or exchange with independent third parties. In fiscal 2005, we circulated approximately 94 million Harry and David catalogs, an increase of approximately 8% over the prior fiscal year. We introduced a record number of new products, increased the number of pages in the catalogs circulated to our best customers, and circulated our holiday selling season catalogs at a later date than in past years in an effort to capture a larger number of last-minute holiday gift purchases. We believe these and other tactics contributed to approximately $25 million of increased revenues in the 2005 holiday selling season, an increase of approximately 9% compared to the prior year.

Internet.  Our Harry and David website, at www.harryanddavid.com, provides a growing and complementary channel to our catalog business that improves customer access and convenience, enables timely communication through email, enhances our market share of last minute gift-giving sales and increases our brand awareness. In fiscal 2005, nearly 40% of all direct marketing orders were placed over the Internet, and approximately 55% of our new customers placed at least one order on our website. Increased Internet orders help lower infrastructure and operating costs as well as customer acquisition expenses compared to catalogs. The

Internet channel also enables us to improve inventory management through pricing flexibility and lower operating and customer acquisition costs. We are also able to cost effectively test and evaluate new product categories, such as our recent initiatives—wine gifts, fresh cut flowers and a broader selection of gourmet foods. The Internet also allows us to capture a larger share of our customers’ gifting orders across channels. For example, our recently launched “Same-Day Delivery” program enables Internet customers in locations near our stores to receive “same day” delivery gifts from that store. We believe that our highly recognizable brand name has enabled us to develop partnerships with strategic, online partners with high traffic websites, such as Amazon and MSN. We also have revenue sharing agreements with partner websites such as Upromise and certain airline frequent flyer programs, advertising placement on websites such as Oprah.com, CitySearch and Morningstar and key word search placement on search engine websites such as Google and Yahoo.

Business-to-Business.  We offer business-to-business sales of our products to businesses for use in their corporate gift-giving, incentive and consumer promotional programs throughout the year. We provide our business-to-business customers with a variety of product, packaging and service options, including, but not limited to, previous gift recipient lists, custom or personalized packaging, multiple delivery options, extended payment terms through in-house credit accounts, customized websites and customized greeting and gift cards. Business-to-business customers tend to generate higher average order sizes and become valuable long-term customers. Business-to-business sales also provide another method through which we can promote our brand and reach new customers and gift recipients. Although most of our business-to-business customers are small and medium-sized businesses, we are increasing our focus on larger business-to-business customers. Recent large corporations with which we have developed business-to-business relationships include SBC, Dex Media and Johnson & Johnson. Our contractual relationships with these customers are customarily established for a specified period of time and are tied to a specific selling season or event.

Customer Profile.  Harry and David direct marketing serves both individual and business customers. In fiscal 2005, individuals accounted for the majority of our direct marketing net sales, while businesses accounted for the remaining sales. The top 100 customers in Harry and David direct marketing represented approximately 2.2% of Harry and David direct marketing net sales in fiscal 2005. The vast majority of direct marketing customers purchase Harry and David products for gifts. Our typical Harry and David direct marketing individual customer is an affluent, well-educated, discerning and brand-responsive woman or a corporate gift giver. In addition, these customers tend to place orders more frequently and have higher average order sizes compared to the industry average. Our surveys show that our customers buy our products because of quality, convenience, gift selection, past experience with the Harry and David® brand and gifts that are well-received.

Competition.  The U.S. consumer markets for flowers, cards and gourmet food gifts and specialty foods are highly competitive and fragmented. We compete on the basis of product quality, package design, shopping convenience, customer services and previous brand experience. In our direct marketing channel, we compete with each traditional distribution channels, other web-sites, floral and specialty gift direct marketers and catalog companies. Our primary competitors in the U.S. flower, card and gourmet food gift and specialty foods direct marketing industries are 1-800-Flowers.com, FTD.com and Omaha Steaks. Some of our competitors are, and some of our potential competitors may be, larger and have greater financial, marketing and other resources than we have and, therefore, may be able to more efficiently monitor product quality, adapt to changes in customer requirements more quickly, devote greater resources to the marketing, packaging and sale of their products, secure products from vendors on more favorable terms, provide popular products to which we do not have access, fulfill customer orders more efficiently, generate greater national brand recognition or adopt more aggressive pricing policies than we can. Some of our competitors may also have broader product assortments in some categories, other than fruit-based gifts, which may make these competitors less dependent on a single selling season. In addition, increased catalog mailings by our competitors may adversely affect response rates to our own catalog mailings.

Stores

We launched the Harry and David stores division in 1993 and opened our Flagship Country Village store near our headquarters in Medford, Oregon in 1994. Our Harry and David stores extend the Harry and David direct marketing brand presence, increase our access to new customers and provide a platform to capture consumer demand for year-round gifts, self-consumption and entertaining needs. Our core products include signature holiday and seasonal gift items such as boxes of Royal Riviera® pears, Tower of Treats® gifts (stacked gift boxes filled with various products). The stores division also offers an expanded assortment of products for custom-gifts such as Baskets by YouSM, and entertaining needs including a broad assortment of chocolates and confections, snacks, condiments, easy-to-prepare specialty foods, home entertainment products and tabletop and home décor accessories. Furthermore, our stores are a primary channel for facilitating new product development. We update our product line seasonally with a goal to derive 40% to 45% of our store sales from new and updated products. In fiscal 2006, we expect to offer over 600 new or updated products in our stores.

Our outlet stores offer value pricing in self-use packaging along with selections from our core product line sold at full price. Our specialty stores offer gift-ready packaging, our core product line and selected tabletop, home décor accessory and entertainment products, which are sold at full price with periodic promotions. Our flagship Country Village store offers the full line of Harry and David products with expanded offerings and a more extensive fresh fruit, vegetable and gourmet specialty foods and wine selection, sold at full price with periodic promotions, and value pricing for self-consumption products.

In fiscal 2004, we completed the transition to a new management team for our stores. This transition was driven predominately by the underperforming sales and profits in the stores division. Stronger leadership and vision, coupled with the need for improved merchandising and product development, was viewed by senior management as necessary for improving the performance of our stores. Since completing the transition, this new stores management team has launched key initiatives to reinvigorate our product development and merchandising activities. These initiatives included offering new and updated products, improving in-store packaging and signage, expanding in-store customer loyalty and delivery programs, improving inventory management and implementing a new field sales management incentive program. These initiatives have already enabled us to cross-promote our channels. For example, our “We Deliver” program allows our in-store customers to place catalog orders with our stores, and our Internet customers are able to obtain “same-day” delivery of products through our retail stores. In addition to our in-store Baskets By YouSM custom gift program, our Harry and David stores successfully launched a “Preferred Customer” loyalty program in fiscal 2003 designed to capture customer names for marketing across our retail channels provides a mechanism to increase repurchase frequency, average transaction size and improve retention. We have also implemented a successful in-store and direct mail campaign to grow our store customer file. As a result of these initiatives, we have experienced increased comparable store sales for the last 21 consecutive months, through August 2005. Going forward, we plan to continue to expand our store product categories while continuing to seasonally update our existing product offerings. Recent new or expanding categories include wine, oil and vinegar, luxury chocolates, as well as tabletop, serveware and holiday décor. We are also upgrading selected specialty stores to test a new interior design, which is intended to optimize product presentation, increase customer interaction through product demonstrations and sampling, feature our custom gift services, increase store traffic and improve conversion of browsing customers to purchasing customers.

Store Locations.  As of September 1, 2005, in addition to our Country Village store, we operated 83 outlet stores in factory outlet malls and 51 specialty stores in select malls, lifestyle centers and other high traffic shopping areas throughout the United States. The following map sets forth the location of our stores as September 1, 2005:

We are improving the profitability of our store portfolio by completing our initiative to close underperforming stores and selectively evaluating new outlet store opportunities. The stores designated for closure are assessed based on historic profitability and future profit potential. In addition, the location of a store within a shopping center, the size of the store and the consumer demographic are considered. Of the 135 stores open as of September 1, 2005, 8 stores will be closed in fiscal 2006. A total of 14 stores, 3 outlet and 11 specialty stores, had closed in or subsequent to fiscal 2005 but prior to September 1, 2005.

Customer Profile.  Similar to our Harry and David direct marketing customers, Harry and David stores customers are primarily affluent, well-educated, discerning, brand-responsive and family-oriented women. More store customers make purchases for self-use than our Harry and David direct marketing customers who primarily make purchases for gifts. Store customers purchase year-round and more frequently in the non-holiday period than the direct marketing customer and, therefore, provide us with new 12-month buyers to target through the direct marketing channel at a minimal customer acquisition cost.

Competition.  Our Harry and David stores compete on the basis of proprietary, diverse and high quality product offerings and focus on customer satisfaction and gift services. Our primary competitors in the confections sector are See’s Candies, Lindt & Sprüngli (the parent company of Ghirardelli), and Godiva. Our primary competitors in the specialty food and home accessories sector are Williams-Sonoma and Le Gourmet Chef. Some of our competitors are, and some of our potential competitors may be, larger and have greater financial, marketing and other resources than we have and, therefore, may be able to better provide convenient access to their products through having more retail locations and having better locations and larger square footage stores than Harry and David stores. In addition, like our direct marketing competitors, some competitors may more efficiently monitor product quality, adapt to changes in customer requirements more quickly, devote greater resources to the marketing, packaging and sale of their products, secure products from vendors on more favorable terms, provide popular products to which we do not have access, generate greater national brand recognition or adopt more aggressive pricing policies than we can. Some of our competitors may also have broader product assortments in some categories, such as specialty chocolates or home accessories.

Wholesale

Harry and David wholesale was launched in 2001 to further expand our customer reach and brand awareness. Harry and David wholesale focuses primarily on building relationships with leaders in their respective classes of trade. These classes of trade include select club channel retailers, selective mass merchants, department stores, and specialty retailers and grocery accounts. The top ten wholesale customers for fiscal 2005 represented approximately 72% of Harry and David gross product revenues in the wholesale segment in fiscal 2005. Harry and David wholesale’s relationships with its customers provide us access to a large number of consumers, many of whom fit the Harry and David customer profile. Our key wholesale customers include Federated Department Stores, Dillard’s, Borders and Wegmans, and recent customers such as Costco, Target and Home Shopping Network. We expect that these relationships will increase overall wholesale sales by attracting such wholesalers’ customers to purchase in our other retail channels. We also believe that our wholesale relationships increase our brand presence and awareness. Our wholesale division also allows us to produce and sell greater amounts during our non-holiday selling season.

All of the products that we sell through the wholesale channel are branded, proprietary and are packaged appropriately for our retail customers. Harry and David products sold through the wholesale channel include chocolates and confections, such as Moose Munch® caramel and chocolate popcorn snacks and Moose Munch® bars, as well as channel-appropriate gift baskets and other gifts. We believe that the continued expansion of our Harry and David® brand into the wholesale channel through the introduction of new products and selected specialty foods such as snacks, condiments and preserves will be a driver of growth for us going forward.

Confections represent the largest component of the wholesale channel. Therefore, our distribution focus will continue to be on existing products, such as truffles, Moose Munch® caramel and chocolate popcorn snacks and chocolate confections, each offered in a variety of packaging and size configurations. In fiscal 2005, we introduced into the wholesale channel a variety of new everyday use impulse-oriented products for sale at checkout lanes or counters, including chocolate covered fruit, individually wrapped truffles and an expanded range of Moose Munch® caramel and chocolate popcorn snacks package sizes.

Sales and Marketing

We primarily market Harry and David products through our catalogs, the Internet, stores, our wholesale channels and consumer and business telemarketing. We utilize a variety of marketing programs, combined with public and corporate relations, to promote brand awareness, product trial and repeat purchasers.

Marketing.  In order to increase repurchase rates, generate additional sales from existing customers and attract new customers in the Harry and David direct marketing channel, we mailed approximately 94 million catalogs in fiscal 2005, an increase of approximately 8% over the prior year. Additionally, we utilize a variety of Internet advertising programs designed to build brand awareness among consumers and reduce customer acquisition costs. These programs include airline loyalty programs, and affiliate site referrals, advertising placement on websites, such as Oprah.com, CitySearch and Morningstar, search engines websites such as Google and Yahoo.

Business-to-Business Sales.  We maintain a sales force dedicated to developing long-term relationships with our business customers. This team has a wealth of industry experience and strong relationships with key customers. The sales representatives have an average of approximately 12 years of sales experience. We utilize this corporate sales force to supplement our business-to-business, direct marketing and Internet efforts. Our business-to-business sales representatives call on existing business customers to encourage repurchases and prospective customers to develop new relationships. In addition, our sales representatives process business-to-business customer orders and specialize in helping their customers design and place custom orders.

Public and Corporate Relations.  We also utilize public and corporate relations to help promote new products and create brand awareness. The Harry and David® brand has received widespread coverage in newspapers such as the Wall Street Journal, local newscasts and feature segments on the Food Network, the Today Show and Late Show with David Letterman. We intend to continue to attract coverage through additional regional media events and hosted product samplings.

Product Development

We believe that innovative product development allows us to differentiate and strengthen the value of our Harry and David® brand. Product development at Harry and David is driven by customer purchasing trends tracked through our direct marketing channel and our stores, as well as trends in the gourmet and specialty foods and restaurant industries that are monitored through industry exhibitions and publications and subscriptions to trend services. For example, in light of increased interest in fine chocolates, we introduced Royal Chocolates®, which are traditional European-style chocolates, a broad line of truffles and premium chocolate bars, including our Moose Munch® bars. New product designs are initially conceptualized by our merchant/product teams. They are then developed for design review and undergo a quality testing process using internal product teams and/or outside support. Our product packaging is developed by our product design team that ensures that the packaging preserves the product’s integrity through our various distribution channels and the package design is consistent with the Harry and David® brand’s product quality and specialized merchandising requirements. Once new products are sufficiently tested, they are introduced into the appropriate channel. Also, to address the increasing demand for health conscious foods, we introduced a line of sugar-free and organic products. We expect to introduce approximately 600 new and updated products in fiscal 2006.

Production and Manufacturing

We have grown pears at our orchards since our original founding. Currently, we own more than 3,400 acres of land in Oregon, of which approximately 2,900 acres are planted orchards and related infrastructure geographically dispersed throughout Medford and the surrounding area, at varying elevations and micro-climates. This dispersion has historically allowed us to successfully mitigate the risks associated with frost, wind, hail and other storm damage from inclement weather as well as dependence on any particular water source. We also own a 55-acre campus in Medford, which houses our new 69,000 square foot bakery, confectionery and chocolate complex dedicated to the production of baked goods, chocolates and confections, our recently completed state-of-the-art 39,000 square foot year-round call center and various other distribution and storage facilities. Through decades of experience, we have developed proven techniques and expertise in growing and harvesting gift-quality fruit. In fiscal 2005, we harvested over 12,800 tons of pears and more than 800 tons of peaches. We are currently the U.S.’s largest producer of Comice pears, producing or controlling nearly 85% of the gift-quality Comice pears commercially produced in the United States. In fiscal 2005, we also produced approximately 2.6 million pounds of baked goods and approximately 8.2 million pounds of confectionery products.

Harry and David® brand food products that we grow and manufacture, or which we purchase from a third-party vendor, are typically aggregated at our main facility in Medford, where they are inspected, sorted and packaged as baskets, gift packages, or for snacks and entertaining. Certain items, such as Fruit-of-the-Month Club® fruits, are shipped directly from the third-party point of harvest to the customer, and other third-party supplied products are shipped directly to our facility in Ohio for distribution.

Jackson & Perkins®

Jackson & Perkins is the largest grower and marketer of patented rose plants in the United States, with nearly 250 registered patents. Jackson & Perkins® products are sold through direct marketing and wholesale distribution channels. In fiscal 2003, Jackson & Perkins introduced a new rose growing technique. This technique reduced the time and cost to grow the roses but negatively impacted the yield on some rose varieties. We continue to use the new technique but only on rose varieties that meet acceptable yield and cost criteria for consecutive years. Our growing techniques will be managed to enhance future rose sales and reduce growing costs to ensure optimal return on sales.

Direct Marketing

Our Jackson & Perkins® brand was established 133 years ago, and signature Jackson & Perkins® products include our award-winning premium hybrid roses, as well as our patented and exclusive Simplicity®, Ronald Reagan® and Princess Diana® roses. In addition to roses, Jackson & Perkins’ direct marketing markets a wide variety of flowers, perennials, gift plants and bulbs, as well as other premium home and garden décor products, decorative garden gifts, tools, garden accessories and plant care products through its catalog and Internet channels. As with Harry and David, catalogs are the primary marketing tool for the Jackson & Perkins direct marketing division. Jackson & Perkins circulated approximately 24 million catalogs in fiscal 2005. Since its launch in 1997, the Internet channel has complemented Jackson & Perkins catalog operations by expanding customer reach, promoting brand awareness and reducing customer acquisition and infrastructure costs.

Our Jackson & Perkins catalogs include of proprietary products, award-winning copy, artistic design and photography combined into a comprehensive resource. Our Jackson & Perkins’s website, at www.jacksonandperkins.com, has been an effective channel for attracting new customers, with approximately 40% of new customers placing at least one order on the website during fiscal 2005.

Jackson & Perkins direct marketing caters to individual customers. Our typical Jackson & Perkins customer is an affluent, well-educated, discerning and brand-responsive woman. One-third of these customers consider themselves discerning avid gardeners and a majority live in non-urban areas. The top 100 direct marketing customers accounted for less than 1% of Jackson & Perkins net sales in fiscal 2005.

In the direct marketing horticulture industry, Jackson & Perkins holds a strong position in a highly fragmented industry. Our primary competitors in the outdoor living industry are Plow & Hearth, Frontgate, Gardens Alive!, Gardener’s Supply and Smith & Hawken.

Wholesale

Jackson & Perkins’s wholesale division markets premium rose plants through a sales force to local garden centers, home improvement stores, nurseries, mass marketers and landscapers throughout the United States. Jackson & Perkins’s wholesale division also receives royalty revenue generated by licensing its own patented roses to other growers for resale. Jackson & Perkins’s wholesale division is the North American master licensee for Suntory, a Japanese breeder of bedding plants. In that capacity, Jackson & Perkins wholesale markets and sublicenses Suntory varieties to bedding plant growers and brokers throughout North America. In addition to Suntory licensed plants, Jackson & Perkins wholesale currently sells several categories of products, including bareroot roses, packaged roses and container roses. Bareroot roses accounted for the largest portion of fiscal 2005 net sales through the wholesale channel.

The top ten customers accounted for 55% of fiscal 2005 gross product revenues in the Jackson & Perkins wholesale channel. Three of these top ten customers are buying cooperatives comprised of many members that place orders on behalf of multiple stores. Garden centers historically account for the largest percentage of our Jackson & Perkins’s wholesale division revenues and home improvement stores and big box retailers represent the second largest revenue source for the Jackson & Perkins wholesale division.

Sales and Marketing

We primarily market our Jackson & Perkins products through our catalogs, the Internet and wholesale channels. We also employ a corporate sales force specifically for our wholesale customers and utilize a variety of advertising and public relations programs to promote brand awareness. Our sales force is dedicated to developing long-term relationships with our Jackson & Perkins wholesale division customers. Our senior sales personnel have significant industry experience and strong relationships with key customers. We also utilize a variety of marketing programs designed to increase the Jackson & Perkins customer base, build brand awareness among customers and reduce customer acquisition costs. For example, we advertise through Internet affiliates for referrals, search engines and in leading horticultural magazines, such as The American Rose Society and Fine Gardening.

Over the past seven years, we have engaged in public and corporate relations campaigns to promote new Jackson & Perkins products, create brand awareness and define our image. One of our most successful public and corporate relations campaigns has been the introduction of “cause roses,” such as our Ronald Reagan® and Princess Diana® roses, in which we work with various organizations to patent a specific rose and trademark it in the name of the organization’s cause or patron. Typically, we are granted a license by an organization to use the name for a cause in return for a percentage of the net sales generated from the sale of the rose. The organization maintains the right to monitor brand usage in marketing materials, ensure the quality of the product is consistent and confirm the correct payment of royalties. In return, Jackson & Perkins receives exclusive selling rights and ownership of all product development and production the vast majority of which are exclusive in the U.S., but which may also be exclusive in other jurisdictions. Jackson & Perkins exclusive roses also benefit from highly recognized and creative name selection, allowing us to advertise that specific roses are only available through Jackson & Perkins.

Product Development

Jackson & Perkins develops distinct and patentable rose varieties at its 21-acre research facility located in Somis, California. Our innovative breeding program targets the critical success factors, such as color and fragrance. Our dedicated hybridizing staff creates some of the best selling products from Jackson & Perkins, including the development of hundreds of patented rose varieties, numerous All-American Rose Selection award winning roses and the establishment of an extensive and proprietary genetic rose database. In fiscal 2005, approximately 13% of Jackson & Perkins’ direct marketing net sales were generated by our own patented roses.

Production and Manufacturing

Our rose growing operations are located in Wasco, California near our production and wholesale fulfillment and distribution facilities. Wasco provides ideal soil conditions for growing rose plants, abundant water supply and a 260-day growing season. Under these conditions, Jackson & Perkins cultivates over 3,200 acres and harvests approximately six million rose plants annually.

After harvesting, the plants are sorted for quality, placed in polyethylene bags and packaged in corrugated shipping containers. The plants are then shipped to one of our storage and packaging facilities where they are placed in cold storage to keep them dormant.

Properties

The following table summarizes the location of our facilities and their general size as of June 25, 2005:

Location	Function	Tenancy	Size
Medford, OR	Orchards Planted / Undeveloped / Other	Own	2,100/500/800 acres
	Manufacturing / Distribution	Own	431,000 sq ft
	Call Center	Own	39,000 sq ft
	Office	Own	316,000 sq ft
	Warehouse / Cold Storage	Own /Lease	308,000 sq ft /
350,000 sq ft

Wasco, CA	Rose Growing Farms	Own	3,200 acres
	Shadehouse	Own	336,000 sq ft
	Manufacturing /Warehouse / Cold Storage	Own	81,000 sq ft
	Packaging	Own	44,000 sq ft
	Cold Storage / Distribution	Lease	Varies
	Office	Own	17,000 sq ft

Hebron, OH	Distribution / Warehouse	Own	148,000 sq ft
	Call Center / Office	Own	55,000 sq ft
	Cold Storage	Own	127,000 sq ft

Somis, CA	Research	Own	21 acres
	7 Greenhouses	Own	75,080 sq ft
	Office	Own	5,400 sq ft
	Tissue Culture Laboratory	Own	5,400 sq ft

Eugene, OR	Seasonal Call Center	Lease (seasonal)	24,000 sq ft

Harry and David Stores	Stores	Lease	136 stores
2,750 average sq ft/store

Raw Materials, Inventory Management and Sourcing

We outsource some of our products through various third-party vendors. Harry and David products that we outsource include selected fresh produce, meats, certain confections, snacks, condiments and tabletop and home décor accessories. Similarly, Jackson & Perkins products that we outsource include bulbs, perennials, potted plants, garden accessories and décor, and other outdoor living products. We are diligent in our selection of companies from which we outsource and purchase from only those who we determine meet our high quality standards. For example, in order to insure that fruit produced by domestic and international growers meets our high quality standards, our own personnel supervise the selection, grading and shipping of the fruit at the growing location. Varieties of fruit sold, but not grown, by Harry and David are produced by growers in various locations throughout the United States and in foreign countries.

Our primary raw materials include paper for our catalog operations, corrugated paper for our shipping needs, chocolate, butter fat, cheese and fruit that we do not grow ourselves. We have multiple suppliers for these raw materials and we are not dependent on any one particular supplier. Furthermore, relative to other specialty retailers in the U.S. gift industry, we develop sales and manufacturing plans according to our product types based on our experience selling the same or similar items in prior years. We develop our products based on projected demand and have the flexibility in our manufacturing operation to change the assortment of products throughout the year as sales are generated during the season to ensure we have adequate supply and a minimum of lost sales or excess inventory. We use many of the same raw materials for our gifts and from season to season to provide flexibility in adjusting finished goods across many products in our assortment. We also have long-term relationships with our suppliers that ensure us of adequate supply of raw materials. We believe that few other specialty gift retailers have the years of experience or the established product assortments that we have based on our internal evaluations of their product offerings and years of experience. If other companies experience changes in demand compared to their forecasts and they do not have their own manufacturing operations, they would be dependent on third-party vendors to provide additional supply with longer lead times than we have.

Distribution and Logistics

We utilize three year-round distribution centers, located in Medford, Oregon; Hebron, Ohio; and Wasco, California, to deliver our products to our customers. In Medford, Oregon, live plant products and food products are distributed through two discrete buildings. In Hebron, Ohio, Harry and David products and Jackson & Perkins non-plant products are distributed. In Wasco, California, only Jackson & Perkins products are distributed. In addition to our owned facilities, we lease storage and distribution facilities throughout the United States during the holiday selling season. Locations of these facilities may change annually, as we solicit bids each year.

From our manufacturing and packaging facilities, products are typically shipped by refrigerated truck or common carrier to one of our distribution centers. Subsequent distribution varies depending on the ultimate customer. Products ordered by direct marketing customers are typically shipped by refrigerated truck to an appropriate regional distribution point from which they are distributed to customers by commercial parcel service or the U.S. Postal Service. Through our proprietary order fulfillment software, we identify the lowest cost delivery method. For customers that request expedited deliveries, we have capabilities to ship directly through commercial parcel service or the U.S. Postal Service from our Medford, Hebron or seasonal distribution facilities.

Harry and David products purchased by store customers are typically shipped by refrigerated truck to Harry and David stores through regularly scheduled routes. Standard routes typically involve weekly shipments, while peak-season routes typically involve multiple shipments per week. Products to be delivered to wholesale customers are typically shipped by refrigerated truck to either the wholesale customer directly or to the wholesale customer’s distribution center. Larger wholesale customers often pick up products directly from our distribution centers.

Certain products ordered by direct marketing customers, such as outsourced fruits for the Fruit-of-the-Month Club® offerings, are grown and packaged at the site of a third-party farm or facility under the supervision of our staff in order to ensure quality, lower cost and reduce returns and allowances. From this site, products are typically shipped by refrigerated truck to an appropriate regional distribution point or to customers directly through commercial parcel service or the U.S. Postal Service.

Customer Return Policies

We offer our Harry and David direct marketing and retail store customers and Jackson & Perkins direct marketing customers a 100% satisfaction guarantee on all of our products. If a customer is not satisfied with a particular product, we offer, at the customer’s option, an appropriate replacement or full refund. Since many of our items are perishable, we generally do not require customers to return merchandise to us. We offer our Harry and David and Jackson & Perkins wholesale customers a return policy on a case by case basis. Consumers who purchase our Harry and David and Jackson & Perkins products through our wholesale customers generally must abide by the return policy of the wholesaler from whom they purchased our products. We believe our return policy is consistent with industry practice.

Information Technology

Our information technology system consists of both purchased systems and proprietary software that have fully-integrated functionality. Our information technology department directly manages all of our technology systems. Occasionally, this department utilizes outside experts to advise on specific functions or projects to ensure that our systems fully support our business. Over the last six years, we have invested significant capital to develop our information technology infrastructure. Prior to the end of fiscal 2006, we expect to have an updated e-commerce system capable of supporting both our internal operations as well as partner companies that offer our products, and we expect that our stores will be outfitted with a new online point-of-sale system. These projects will cost a total of approximately $7.7 million. We estimate annual information technology expenditures will be generally limited to normal maintenance, functional enhancements and selected system replacements on a going forward basis; we do not currently project any significant information technology projects or upgrades which cannot be accommodated within our current capital plans.

Our current IBM e-commerce platform and website was implemented in 2001 and, in 2003, standard support for this version’s operating system and hardware was discontinued. However, we have continued to be supported by IBM through a separate agreement. The system is stable and meets our current needs with respect to customer order requirements and sales volumes. We continue to use this version, as we work in partnership with IBM to convert to a new version. The new IBM e-commerce system is written in Java software, which will make maintenance more efficient and make it easier for our developers to implement future enhancements.

Our internally developed order fulfillment software is integrated with our manufacturing and distribution operations. At the point of order, a customer is able to select a desired receipt date, potentially months in advance, to coincide with gift-giving occasions and weather zone openings for appropriate planting conditions. Our fulfillment system is able to accept an order for a future date and match it to inventory that has yet to be manufactured on a SKU level. In addition, the system is able to select the appropriate products, from our inventory, that comply with state or international agricultural restrictions (e.g., applicable pesticide restrictions). Logistically, the system is able to assign the distribution center from which the order will be shipped, as well as the lowest cost delivery method.

During the holiday selling season, our information technology systems can cost-effectively scale to support in excess of 100,000 orders and 300,000 packages shipped per day. The infrastructure can also scale to support 3,500 workstations (including nearly 1,500 call center workstations) should that capacity be needed.

Our information technology systems were designed with an emphasis on infrastructure stability. In the event of a system error, built-in redundancy and fail safe capabilities are designed to keep remaining systems operational, as each system functions independently. In the last decade, we have not experienced any system failures that were materially disruptive to our business.

Call Centers and Customer Service

We accept orders through two year-round call centers located in Medford, Oregon and Hebron, Ohio, which collectively operate 24 hours a day, seven days a week. We also operate a seasonal call center located in Eugene, Oregon, which is leased during the holiday selling season. In fiscal 2004, we completed construction of a state-of-the-art 39,000 square foot call center at our Medford, Oregon facility.

Our in-house call centers enable us to retain greater control of the quality, timeliness and cost of fulfilling product orders over other marketers who outsource fulfillment services to unrelated contractors. Through our toll-free numbers, customers place orders, request catalogs or make merchandise and order inquiries. Customers generally have access to real-time product availability information and are able to select a desired receipt date at the time of order. Our experienced customer service representatives, including many of our seasonal staff who return each year to assist us during our peak selling periods, are an integral part of our business. We hire, train and retain customer-friendly customer service agents to answer telephone and email inquiries, to offer online customer service and to provide prompt attention and helpful information in response to our customers’ inquiries. Our representatives are knowledgeable about our products and are encouraged to upsell with their sales skills.

Defining attributes of the call centers are their scalability and integration. The information technology systems that support the call centers are scalable, supporting as few as 24 call center workstations during non-peak seasons and nearly 1,500 call center workstations during peak seasons. In addition, the call centers are all fully integrated such that in the event of a hardware or software error at one call center, all incoming calls will be rerouted to other functioning call centers.

In connection with our acquisition of Harry & David Operations Corp. in June 2004, we entered into a transition services agreement with Shaklee Corporation, a former Harry & David Operations Corp. affiliate, under which we agreed to continue to provide our former affiliate with call center services through the end of February 2007, unless an earlier date is negotiated. Our former affiliate pays us for specified expenses and out-of-pocket costs that we incur in providing these transitional services.

Intellectual Property and Proprietary Rights

We apply for U.S. and foreign plant patents on those new rose varieties that we develop and intend to market. Currently, we hold nearly 250 registered patents which will expire on dates ranging from less than one year to 20 years. We believe that patents are of significant value to our business during the early years that the new variety is marketed and become less valuable during subsequent years as newer varieties are introduced.

We grant licenses to grow roses covered by our patents to certain domestic and foreign growers. Similarly we obtain licenses to grow roses covered by patents held by others. Jackson & Perkins is also the master licensee for Suntory bedding plants in North America and we share the royalties collected on Suntory sales.

We also hold trademark registrations covering the form and style of most of the slogans and trademarks used in our advertisements and packaging materials, including Royal Riviera® pears, Fruit-of-the-Month Club® products, Tower of Treats® gifts and Moose Munch® caramel and chocolate popcorn snacks. We believe that our trademark registrations are of significant value to our business. Additionally, our policy is to copyright certain advertising copy and descriptive or instructional materials included in customer packages.

Employees

At June 25, 2005, we had 1,538 full-time employees. During the fiscal 2005 holiday selling season, we employed approximately 8,800 workers. Approximately 3.4% of our full-time employees are agricultural workers and are covered under a collective bargaining agreement, which expires June 30, 2007. We have not experienced a work stoppage in the past ten years.

Governmental and Environmental Regulations

Our food operations are subject to regulations enforced by, among others, the U.S. Food and Drug Administration and state, local and foreign equivalents, and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental, health and safety authorities. The U.S. Food and Drug Administration enforces statutory standards regarding the labeling and safety of food products, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for foods and determines the safety of food substances in the United States. Similar functions are performed by state, local and foreign governmental entities with respect to food products produced or distributed in their respective jurisdictions.

Our agricultural lands receive water supplied by wells, state water rights and local irrigation districts that include facilities owned and operated by the United States acting through the Department of Interior’s Bureau of Reclamation, or BOR. The use and price of federal water supplied by local irrigation districts is governed by the Reclamation Reform Act of 1982, or RRA, and its regulations. In California, our lands receive water from local irrigation districts as well as from a federal water project. In addition, all of our California rose-growing properties have access to sufficient private well water that may be used for irrigation purposes. All of our irrigation rights are subject to and limited by the availability of water within a particular water shed system. Seasonal circumstances such as lower annual rainfall or snow accumulation may negatively effect the availability of water and consequently, in such a year, we may not receive our full allotment of water. Any such change could result in our inability to produce sufficient inventory, which could reduce sales and damage our reputation. In addition, an increase in the cost of water could adversely impact our profitability.

We use federal reclamation water at both our California and Oregon operations. In order to receive federal reclamation water, an individual or entity whose attributed ownership of reportable land equals or exceeds a certain number of acres is required to (i) make annual filings with the BOR and to disclose specified information regarding ownership by it or its affiliates of any other land that is entitled to receive federal irrigation water and (ii) make filings with the BOR at any time there is a change in ownership that triggers or removes a reporting requirement. The rules and regulations governing the required filings and disclosure are complex and, following completion of our proposed initial public offering, there may be public stockholders, by virtue of their ownership of our common stock, who could be attributed acreage in excess of the applicable threshold of 40 acres as set forth in the RRA rules and regulations. Under the existing rules and regulations, we are entitled to received federal irrigation water on 640 acres. Approximately 4,000 acres of our land is required to be reported in our RRA filings due, in part, to irrigation rights that were in existence prior to the BOR financed improvements. That means that under the current rules and regulations, given our current reportable ownership of land, stockholders who become the beneficial owner of approximately 1% or more of our stock would be attributed ownership of acreage in excess of the 40 acre threshold, which would require such stockholder to make annual and change of control filings with the BOR. However, we have entered into a settlement agreement with the BOR, as described below, which provides a waiver from the RRA filing requirements until March 2007 for all of our current common stockholders and all of our future non-controlling common stockholders. The percentage of attributable stock ownership for purposes of required reporting under the RRA rules and regulations will vary based upon our total reportable acreage. Currently, a stockholder who meets the ownership threshold is required to file three forms, and a stockholder who fails to file these forms can be fined $200 per form, per irrigation district, up to a maximum of $ 2,400. In addition to assessing a monetary penalty, the BOR can deny us water needed to grow our pears, peaches and plants in certain areas if these filings are not made.

We are currently in the process of pursuing legislative relief to address these issues. Specifically, we are seeking a legislative enactment that would allow any person or entity, including us, to accelerate repayment of our obligations associated with our right to receive federal reclamation water in two southern Oregon irrigation districts from which we receive federal reclamation water such that the water associated with land in these districts would no longer be subject to the RRA. We currently have the right to accelerate repayment in a third southern Oregon irrigation district from which we receive federal reclamation water. In addition, although we have the right to receive federal reclamation water on our California rose-growing land, all of our California rose-growing properties have access to sufficient water that may be used for irrigation purposes through wells that we own. Accordingly, if we do not receive federal reclamation water on any of our land, we will not have any reporting requirements under the current BOR forms. While we pursue this legislation, we have entered into a settlement agreement with BOR which provides a waiver of the RRA filing requirements until March 2007 for all of our current, and all of future non-controlling common stockholders, common stockholders who would otherwise be required to file reports. We are using our best efforts to facilitate the legislative process in anticipation that we will be able to complete the repayments prior to the expiration of the waiver. However, legislative relief is subject to a number of risks and can be affected by, among other things, a change in administration or other political factors. As such, we have no assurance that such relief will ultimately be granted or, if we are able to obtain the relief described above, as to the timing of such relief. If granted, we expect the repayments described above to cost us approximately $250,000 in the aggregate.

If we are unable to obtain the legislative relief described above, or if the settlement agreement with the RRA cannot be extended, stockholders whose attributable land ownership exceeds the applicable threshold would be subject to both the annual and change of control filing requirements. If we or any of our stockholders who become subject to the rules and regulations as a result of ownership of our common stock do not comply with all applicable requirements under the RRA to the extent subject to them, we may lose access to all federal reclamation water. This risk of water loss also applies even if a single stockholder fails to file the requisite forms. Such a failure may result in a maximum penalty of $2,400 to the noncomplying stockholder, payment of the penalty without filing the appropriate forms will not result in the restoration of federal reclamation water. The loss of access to federal reclamation water, with no available alternate water sources, would result in the loss of a majority of our pear and peach production, including our Royal Riviera® pears, and would require us to substitute other fruit. Further, our product costs would likely increase. If we were required to take these types of actions, our profitability could be materially adversely affected and the quality of our pear and peach fruit diminished, which could further negatively affect our sales and profitably.

Further, although we may obtain permanent legislative relief from the BOR for our stockholders, to the extent any such stockholders are attributed other reportable ownership as defined in the RRA rules, such holders could be required to aggregate their attributable reportable ownership of land we own with other lands reportable by them.

Our operations are subject to comprehensive U.S., state and local laws and regulations relating to environmental protection. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, or the risk of exposure to chemicals, and these permits are subject to modification, renewal and revocation by the issuing authorities. We use pesticides, petroleum products, refrigerants and other hazardous materials in the operation of our business. If we do not fully comply with applicable environmental laws and regulations or the permits required for our operations, or if a release of hazardous materials occurs at or from one of our facilities, we could become subject to fine, penalties, or other sanctions as well as to lawsuits alleging exposure, personal injury or property damage. We could also be held liable for the cost of remedying the condition or incur costs related to retrofitting or upgrading our facilities. In addition, maintaining or achieving compliance with the existing and increasingly stringent future environmental requirements could require us to make material additional expenditures.

We have incurred, and may in the future incur, costs to investigate and cleanup soil contamination at some of our current and former properties. Historically, these costs have not been material. Based on an evaluation performed in fiscal 2004, we estimate that future costs could total $57,000 to $100,000. Discovery of additional contamination, or the imposition of unanticipated cleanup obligations at these sites or other sites, could result in unexpected liabilities. However, even in the absence of legal orders to remediate, the presence of hazardous or toxic substances, or the failure to properly cleanup such substances when present, could jeopardize our ability to develop, or sell our real property, or to borrow using our real property as collateral.

In addition, certain environmental laws, such as the federal superfund law and its state analogs, provide for strict, and in some circumstances, joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may impose liability on certain classes of persons, including the current and former owners and operators of contaminated sites and companies and their corporate successors, that arranged for the disposal, transported for treatment or disposed of regulated materials at a facility or otherwise caused the contamination.

We maintain proprietary information about our customers and their purchasing history. In connection with our efforts to seek new customers, we rely on our ability to rent customer lists from third parties and on our ability, subject to our privacy policy, to exchange our lists with third parties. Subject to confidentiality agreements, we also rent our customer list to third parties.

The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing the Internet, with particular emphasis on access by minors. In addition, other governmental authorities have proposed regulations to govern the collection and use of personal information that may be obtained from customers or visitors when accessing the Internet. These regulations may include requirements that procedures be established to disclose and notify users of our websites of our privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct or delete personal information stored by us. In addition, the FTC has made inquiries and investigations of companies’ practices with respect to their information collection and dissemination practices to confirm that these are consistent with stated privacy policies and to determine whether companies take precautions to secure their consumers’ personal information. In some situations, the FTC has brought actions against companies to enforce the privacy policies of these companies, including policies relating to security of consumers’ personal information. Additionally, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists.

Legal Proceedings

We are involved from time to time in claims and legal actions incidental to our operations, both as plaintiff and defendant. In the opinion of our management, the claims or actions to which we are a party are not expected to have a material adverse effect, individually or in the aggregate, on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information with respect to our and Harry & David Operations Corp.’s directors and executive officers, as of the date hereof.

Name	Age	Position
William H. Williams	57	President, Chief Executive Officer and Director

Stephen V. O’Connell	47	Chief Financial Officer, Chief Administrative Officer and Director

Rudd C. Johnson	55	Executive Vice President, Human Resources

William C. Michel	53	Senior Vice President and General Manager, Direct Marketing

Cathy J. Fultineer	48	Senior Vice President and General Manager, Stores

Peter Kratz	51	Senior Vice President and General Manager, Product Supply

Donald Cato	57	Senior Vice President and General Manager, Customer Operations

Alfred M. Multari	45	Senior Vice President and General Manager, Wholesale

Ellis B. Jones	51	Director

George L. Majoros, Jr.	44	Director

Bruce Wasserstein	57	Director

Officers are elected annually by our and Harry & David Operations Corp.’s board of directors and hold office at the pleasure of the board of directors until the next annual selection of officers or until their successors are elected and qualified. Wasserstein currently owns approximately 65% of our common stock and Highfields currently owns approximately 35% of our common stock. As a result, Wasserstein, alone or together with Highfields, will effectively be able to control, and Highfields, alone or together with Wasserstein, will be able to influence, our and Harry & David Operations Corp.’s affairs and policies, the election of our directors and the appointment of our and Harry & David Operations Corp.’s management. A majority of the members of our and Harry & David Operations Corp.’s board of directors are currently representatives of Wasserstein. However, following the completion of the proposed initial public offering, we expect that a majority of the members of our board of directors will be independent within the time periods specified by NYSE.

William H. Williams returned as our Chief Executive Officer in June 2004. Mr. Williams was a President of YCI from November 2000 until June 2004 and Chief Executive Officer of YCI from June 2002 until June 2004 and previously served as our Chief Executive Officer from 1988 until moving to YCI in 2000. Prior to joining us in 1988, Mr. Williams spent 18 years with Neiman Marcus during which he worked in the mail-order, stores, merchandising and advertising divisions. Mr. Williams has served on the Oregon Economic Development Commission, the Oregon International Trade Commission and the Oregon Board of Higher Education. He has also served on the boards of directors of several corporations and not-for-profit groups and currently serves on the board of Shop.com and Arroweye Solutions, Inc.

Stephen V. O’Connell became our Chief Financial Officer and Chief Administrative Officer as of July 2004. Before joining us, he was a Managing Director of Wasserstein and was employed by Wasserstein and its predecessor firm, Wasserstein Perella & Co., Inc., since 1997. Prior to joining Wasserstein, Mr. O’Connell was employed for seven years with EXOR America, a private equity firm controlled by the Agnelli family, and for the previous three years with Salomon Brothers in the Investment Banking Group. He previously served on boards of directors of All-Clad, Odwalla (board observer) and Collins and Aikman Corporation.

Rudd C. Johnson has been our Executive Vice President Human Resources since June 2004, having served previously as Executive Vice President, Human Resources for YCI from January 2001 until June 2004, and Senior Vice President for us from November 1996 until moving to YCI in January 2001. Mr. Johnson originally joined our company in 1996 as Senior Vice President, Human Resources. Prior to joining us, Mr. Johnson spent 14 years with Neiman Marcus, where he was Vice President, Human Resources.

William C. Michel has been our Senior Vice President and General Manager of Direct Marketing since 2002. Prior to joining us, Mr. Michel spent 22 years at Eddie Bauer, where he was Senior Vice President of Marketing. During his tenure at Eddie Bauer, Mr. Michel was also Director of Merchandising, Direct Marketing Systems, and Business Development for the Direct Division. Prior to joining Eddie Bauer, Mr. Michel held positions in sales and marketing for Ford Motor Corporation.

Cathy J. Fultineer rejoined us as Senior Vice President and General Manager of Stores in 2003. Prior to rejoining our company, Ms. Fultineer was at Brylane LP, where she was Executive Vice President of Missy Apparel Group, Chadwick’s and Lerner Brands from November 2001 to June 2003. She originally joined us in November 1996 as Vice President of Marketing and Merchandising and was promoted to Senior Vice President of Marketing and Merchandising in June 1998. In April 2000, Ms. Fultineer was promoted to Senior Vice President and General Manager of Direct Marketing, a position she held until joining Brylane LP in November 2001. Prior to her experience at our company, Ms. Fultineer worked in merchandising for 15 years, including a five-year tenure with Neiman Marcus as Vice President and Division Merchandise Manager for NM Direct, and as a Buyer and Group Buyer for four years at Gucci America Inc.

Peter Kratz has been our Senior Vice President and General Manager, Product Supply since he joined us in 1999. Prior to joining us, Mr. Kratz spent eight years with Sara Lee Bakery, where he was Director of Operations at Tarboro, NC, and then Vice President of Frozen Baked Goods Operations at the Chicago Headquarters. Prior to that, Mr. Kratz held positions at Procter & Gamble and Pepperidge Farm, Inc.

Donald Cato has been our Senior Vice President/General Manager, Customer Operations since 2000. Mr. Cato joined Harry & David Operations Corp. as Vice President, Stores Distribution in 1995. In 1997, he assumed the role of Vice President, Bear Creek Gardens. He was promoted to Senior Vice President, Distribution in 1998. Prior to joining Harry & David Operations Corp., Mr. Cato accumulated 24 years of experience in various senior management positions with Dayton Hudson Corporation, Target Stores, Carter Hawley Hale and Younkers Department Stores. Don holds a Bachelor of Science degree in Biology from Grand Canyon University.

Alfred M. Multari has been our Senior Vice President and General Manager, Wholesale, since he joined us in January 2004 and was the Senior Vice President, General Manager for INOBYS Ltd., an affiliate of YCI, from November 2002 to January 2004. From April 2001 to November 2002, Mr. Multari worked as an independent marketing and branding consultant assisting small companies in the eyewear and nutritional products industry. From 1999 to 2001, Mr. Multari was President and Chief Operating Officer of Cable Car Eyewear. Prior to 1999, Mr. Multari was the Senior Vice President of Sales and Marketing for Favorite Brands and worked at Nestlé for ten years, leaving in 1997 as Vice President of Marketing-Refreshments in the Beverage Division.

Ellis B. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its Corporate Finance Department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the Investment Banking Department at The First Boston Corporation from September 1979 to March 1989. Mr. Jones has over 20 years of experience in the investment banking and mergers and acquisitions industry.

George L. Majoros, Jr. has been President and Chief Operating Officer of Wasserstein since its inception in January 2001. Previously, Mr. Majoros was a Managing Director of Wasserstein Perella & Co., Inc. and Chief Operating Officer of its Merchant Banking Group from 1997 to 2001. Mr. Majoros joined Wasserstein

Perella & Co., Inc. in early 1993 after practicing law with Jones Day for approximately seven years. He also currently serves on the boards of directors of American Lawyer Media Holdings, Inc., American Seafoods Group and numerous private companies.

Bruce Wasserstein is the Head of Lazard and Chairman of the Executive Committee since January 2002. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank. Mr. Wasserstein has over 30 years of experience in the investment banking and mergers and acquisitions industry.

Compensation of Executive Officers

Summary Compensation Table

The following table discloses the compensation paid to our Chief Executive Officer and four other most highly compensated officers for fiscal 2005, 2004 and 2003.

									Long-term compensation
									Awards		Payouts
	Annual compensation								Securities underlying options/ shares (#)	Long-term incentive payouts ($)	All other compensation ($)
Name and principal position	Fiscal year		Salary ($)		Bonus ($) *		Other annual compensation ($)
William H. Williams President and Chief Executive Officer	2005 2004 2003	**	567,600 – –	(2) (2)	397,370 – –		113,336 – –	(1)(16)	27,027 – –	– – –	– – –

Stephen V. O’Connell Chief Financial Officer and Chief Administrative Officer	2005 2004 2003	**	500,000 – –	(4) (4)	200,000		94,926 – –	(3)(16)	22,973 – –	– – –	– – –

Rudd C. Johnson Executive Vice President, Human Resources	2005 2004 2003	**	307,508 – –	(5) (7) (7)	100,000 – –		– – –	(6)(16)	3,789 – –	– – –	– – –

William C. Michel Senior Vice President and General Manager, Direct Marketing	2005 2004 2003	**	281,080 250,000 235,455	(8) (11)	150,000 25,000 –	(9)	– – 92,173	(6)(16) (6) (12)	3,789 – –	– – –	– 18,750 –	(10)

Cathy J. Fultineer Senior Vice President and General Manager, Stores	2005 2004 2003	**	310,000 253,167 –	(13)	124,000 149,000 –	(14)	– 86,418 –	(6)(16) (15)	3,789 – –	– – –	– 23,250 –	(10)

*	Bonus amounts represent performance bonuses and are reported for the fiscal year in which they were earned, although they may have been paid in the following fiscal year.

**	For purposes of the above chart, fiscal 2005 refers to the twelve months ended June 25, 2005, and fiscal 2004 and fiscal 2003 refer to the twelve months ended on the last Saturday of March 2004 and March 2003, respectively. As such, the period from March 28, 2004 to June 26, 2004 is not included in the above compensation chart. However the only payments made during this period were at the normal compensation rates listed above.

(1)	In fiscal 2005, other annual compensation included: (i) an auto allowance of $14,400; (ii) executive life insurance payments valued at $22,550; (iii) group term life insurance payments valued at $4,902; (iv) financial planning services valued at $6,850; (v) a 401(k) matching contribution of $8,300; and legal services valued at $56,334.

(2)	Mr. Williams served as President and Chief Operating Officer of YCI from November 2000 until June 2002 and was thereafter President and Chief Executive Officer of YCI until June 16, 2004. While at YCI, he was compensated by YCI.

(3)	In fiscal 2005, other annual compensation included: (i) relocation expense reimbursement of $49,191; (ii) an auto allowance of $12,000; (iii) executive life insurance payments value at $6,235; (iv) group term life insurance payments valued at $1,496; (v) financial planning services valued at $463; (vi) reimbursement of nonrefunded tuition payments due to relocation, valued at $8,842; (vii) travel reimbursement valued at $4,848; and (viii) legal services valued at $11,851.

(4)	Mr. O’Connell became our Chief Financial Officer and Chief Administrative Officer effective July 1, 2004.

(5)	For fiscal 2005, Mr. Johnson’s annual salary was $296,000 until September 5, 2004 and $310,000 thereafter.

(6)	Other annual compensation has not been disclosed when the total value is less than the lesser of 10% of the individual’s earned annual salary and bonus or $50,000.

(7)	Mr. Johnson served as a Senior Vice President of YCI from January 1, 2001 until March 31, 2003 and was thereafter an Executive Vice President of YCI until June 16, 2004. While at YCI, he was compensated by YCI.

(8)	In fiscal 2005, Mr. Michel’s annual salary was $250,000 until September 5, 2004, $265,000 from September 5, 2004 until February 1, 2005 and $310,000 thereafter.

(9)	Represents amounts earned in respect of an incentive bonus relating to the sale of Harry & David Operations Corp. to us.

(10)	Represents a one-time payment made in place of what would have been received under the YCI long-term incentive plan, if it had still been in place.

(11)	Mr. Michel joined Harry & David Operations Corp. on April 8, 2002. For fiscal 2003, his annual salary was $240,000.

(12)	In fiscal 2003, other annual compensation included: (i) a signing bonus of $20,000; (ii) relocation expense reimbursement of $56,033; (iii) an auto allowance of $9,811; (iv) financial planning services valued at $1,529; and (v) a 401(k) matching contribution of $4,800.

(13)	After leaving Harry & David Operations Corp. in 2002, Ms. Fultineer returned on June 6, 2003. For fiscal 2004, her annual salary was $310,000.

(14)	Represents amounts paid as a bonus of $124,000 and amounts earned in respect of an incentive bonus relating to the sale of Harry & David Operations Corp. to us of $25,000.

(15)	In fiscal 2003, other annual compensation included: (i) a signing bonus of $50,000; (ii) relocation expense reimbursement of $22,452; (iii) an auto allowance of $7,916; (iv) executive life insurance payments valued at $1,197; (v) group term life insurance payments valued at $1,140; (vi) a one-time payment resulting from the demutualization of an insurance policy and subsequent stock sale of $613; and (vii) a 401(k) matching payment of $3,100.

(16)	On September 16, 2005, YCI paid $16.4 million to Wasserstein and Highfields, who subsequently assigned to the stockholders of record as of September 16, 2005, including members of management (Messrs. Williams ($165,663), O’Connell ($123,211), Johnson ($51,407), and Michel ($41,610), and Ms. Fultineer ($31,830)), a percentage of the net operating loss payment corresponding to each stockholder’s ownership interest as of September 16, 2005. On October 14, 2005, we made a $2.6 million distribution to our stockholders, including members of management (Messrs. Williams ($26,276), O’Connell ($19,543), Johnson ($8,154), and Michel ($6,600), and Ms. Fultineer ($5,049)), with the proceeds we received from the exercise of options, as well as cash on hand. The payment of the $2.6 million dividend was expressly permitted under our revolving credit facility.

2004 Stock Option Plan

On February 18, 2005 we adopted our 2004 Stock Option Plan. The plan provides for the grant of incentive stock options and non-qualified stock options, exercisable for shares of our common stock. A total of 100,000 shares of our common stock are available for option grants under this plan. As of June 25, 2005 we had granted options to purchase 83,581 shares of our common stock under the plan to certain members of our senior management team and a consultant. Generally, 20% of the options vested and became exercisable on June 17, 2005. An additional 20% of the options will vest on June 17, 2006, and 5% will vest quarterly thereafter, in each case, so long as the holder of such options is an employee of, or consultant to, us or Harry & David Operations Corp. or one of our affiliates on the vesting date. Vesting of all outstanding unexercisable options will accelerate upon a termination of employment without cause within one year following a change of control (as defined in the relevant option agreements) of us or Harry & David Operations Corp. Shares issuable upon exercise of the options may be either treasury shares or newly issued shares. Options granted under this plan expire 10 years after the date of grant.

The plan will be administered by our board of directors or a committee of such board. Options may be exercised only to the extent they have vested. In case of termination of employment or other service by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances of an optionee holding options that have not vested, the administrator of the plan may, in its sole discretion, accelerate the time at which such option may be exercised.

The table below sets forth the options we granted to our named executive officers during fiscal 2005.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price Per Share ($/Share)	Expiration Date	Grant Date Present Value[1] ($)
William H. Williams	27,027	32.34	82.60	6/17/14	811,910
Stephen V. O’Connell	22,973	27.49	82.60	6/17/14	690,125
Rudd C. Johnson	3,789	4.53	82.60	6/17/14	113,824
William C. Michel	3,789	4.53	82.60	6/17/14	113,824
Cathy J. Fultineer	3,789	4.53	82.60	6/17/14	113,824

(1)	We estimate the fair value of each option award on the date of grant using the Black-Scholes option valuation model. The grant date present values above assume a fair-value share price of $76.70, expected volatility of 45%, a risk-free rate of return equal to 4.12%, no dividends and an expected life of 4.3 years from the date of issue. Expected volatilities are based on an average historical volatility of the publicly traded stock of a representative set of comparable companies. The expected term of options granted is derived from the time between initial grant and date of final vesting, a customary assumption for stock options in private equity-controlled companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Equity Compensation Plan Information Summary

The table below sets forth information regarding our Equity Compensation Plans as of June 25, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	83,581	$82.60	16,419

Equity Compensation Plans not approved by security holders	–	–	–

Total	83,581	$82.60	16,419

Pension Plans

The following is a summary of the pension plan in which our management participates. The pension plan is a traditional final average pay pension plan that pays benefits on retirement based on an employee’s years of service and final average earnings over a consecutive 60-month period. In addition, because of Internal Revenue Code limitations on the amount of pension benefits that can be paid to employees from qualified pension plans, our retirement program includes the Bear Creek Corporation Excess Pension Plan, a nonqualified plan that allows executives to receive all of the promised benefits under the pension plan, notwithstanding the Internal Revenue Code limitations.

The following table shows the total monthly annuity benefit payable at normal retirement age from the Bear Creek Corporation Employees’ Pension Plan (the “Qualified Plan”) and the Bear Creek Corporation Excess-Pension Plan (“Nonqualified Plan”). The monthly annuity benefit shown below represents the total benefits under both the Qualified Plan and the Nonqualified Plan. Under the Qualified Plan, plan compensation is limited by Internal Revenue Code Section 401(a)(17). For calendar 2005, plan compensation is limited to $210,000.

	Years of service
Final average earnings	5	10	15	20	30	40
$ 200,000	$1,585	$3,171	$4,757	$6,343	$9,514	$9,514
$ 350,000	$2,836	$5,671	$8,507	$11,343	$17,014	$17,014
$ 450,000	$3,669	$7,338	$11,007	$14,676	$22,014	$22,014
$ 550,000	$4,502	$9,005	$13,507	$18,009	$27,014	$27,014
$ 650,000	$5,336	$10,671	$16,007	$21,343	$32,014	$32,014
$ 750,000	$6,169	$12,338	$18,507	$24,676	$37,014	$37,014
$ 850,000	$7,002	$14,005	$21,007	$28,009	$42,014	$42,014
$ 950,000	$7,836	$15,671	$23,507	$31,343	$47,014	$47,014
$1,050,000	$8,669	$17,338	$26,007	$34,676	$52,014	$52,014

The benefits in the pension plan table for all Harry & David Operations Corp. Senior Vice-Presidents and above as of December 31, 2001 are calculated under a formula of 1.6% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 30 years. For purposes of the pension plan, earnings include earnings reported to pension plan participants on Form W-2 but do not include long-term incentive payments, retention bonuses, reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, distributions of nonqualified deferred compensation, welfare benefits, or any amounts contributed to any tax qualified profit sharing plan or cafeteria plan. Under the qualified pension plan, compensation was limited to $210,000 as required by Section 401(a)(17) of the Internal Revenue Code of 1986. Benefits in excess of the maximum benefits payable under the qualified pension plan or accrued as the result of compensation in excess of the maximum amount allowed under the qualified pension plan are payable under the nonqualified pension plan. As of June 25, 2005, the years of credited service for Mr. Williams, Mr. O’Connell, Mr. Johnson, Mr. Michel and Ms. Fultineer were 17.5, 2.0, 9.1, 4.0 and 8.0 years, respectively. The benefits listed in the pension plan table are the total benefits payable from the qualified pension plan and the nonqualified pension plan and are not subject to deduction for Social Security or other offset amounts.

Bear Creek Corporation Employees’ Pension Plan

The Bear Creek Corporation Employees’ Pension Plan provides former YCI and Harry & David Operations Corp. employees, including management, who became our employees in connection with our acquisition of Harry & David Operations Corp. with the same levels of benefit accruals that were available to the employees under the YCI Employees’ Pension Plan for 36 months following the date on which the acquisition was completed (June 17, 2004). Employees hired since June 17, 2004 are also eligible to participate in the plan. Following the 36-month period, we have no further obligation to continue this plan. No decision has yet been made as to whether or not we plan to continue it. Assets attributable to the transferred employees were transferred from the YCI plan to our plan on August 16, 2004, with a true-up transfer of final amounts on February 7, 2005. Participants who were employed by us or YCI prior to the time of the acquisition were fully vested in their pension benefits upon completion of the transaction.

The plan is currently underfunded. Our required level of funding of this plan changes each year depending on the funded status of the plan and the actuarial valuation report provided by our actuaries. We currently expect the first significant cash funding payment in connection with our obligations under this pension plan to be in fiscal 2008. However, the timing of the payment is subject to a number of factors and uncertainties and could change.

Excess Pension Plan

The Bear Creek Corporation Excess Pension Plan provides benefits to participants of the Bear Creek Corporation Employees’ Pension Plan, including management, to the extent benefits are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under this plan, accounts of the YCI employees who were transferred to us as of June 17, 2004 are paid in lump sum when their benefits commence under the Bear Creek Corporation Employees’ Pension Plan. In some circumstances, benefits may be paid out six months or more following termination of employment if required to comply with new Internal Revenue Code Section 409A.

401(k) Plan

Our employees, including management, are eligible to participate in the Bear Creek Corporation 401(k) Retirement Savings Plan, a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code. Under the plan, we provide matching contributions equal to 100% of the participant’s contributions for the first 3% of the participant’s earnings, and 50% of the participant’s contributions for the next 2% of the participant’s earnings, subject to statutory limitations on the amount of the participant’s earnings that may be taken into account (for 2005, this limit is $210,000). Participants who were employed by Harry & David Operations Corp. or YCI prior to the acquisition were fully vested in their 401(k) account balances and such account balances in the YCI 401(k) Retirement Savings Plan were transferred to the Bear Creek Corporation Retirement Savings Plan in connection with the acquisition.

Severance Pay Plan

The Bear Creek Corporation Severance Pay Plan for employees that hold the position of Senior Vice President and higher provides severance equal to 12 months of salary continuation and car allowance plus a full year of the participants target bonus. Severance benefits are payable in the event of an involuntary termination of employment for any reason other than death, disability, or for cause or in the event that an employee resigns following a relocation of the participant’s work location by more than 75 miles without the employee’s consent. In addition, for each year of service beyond six years, participants are entitled to one-month of salary and car allowance, up to a maximum of six additional months. During the severance period, if the former employee elects and remains eligible for COBRA, Harry & David Operations Corp. pays a portion of COBRA premiums for the former employee equal to the company’s portion of the health premiums paid while the former employee was active. COBRA premiums made for the former employee are grossed-up for federal and state taxes. The plan also provides an outplacement benefit. Severance payments are made as a lump sum cash payment as soon as practicable after the termination unless we elect to make payments in equal monthly installments over a period equal to the number of weeks of salary being paid.

Liquidity Event Plan

On February 18, 2005, we established a liquidity event award plan for each member of our senior management team who received stock options under the 2004 Stock Option Plan (described above) as of February 18, 2005. The aggregate amount of all awards to senior management is equal to $6.2 million, or 7.5% of the portion of the proceeds from the sale of notes that was distributed on the closing date to our equity sponsors as a return of capital. The amount of each award, as a percentage of all awards, is proportional to the percentage of all of the options such member was awarded as of February 18, 2005. The right to receive 20% of the award vested on June 17, 2005, an additional 20% of the award will vest on June 17, 2006, and 5% will vest quarterly thereafter, in each case, so long as the award recipient is an employee of Harry & David Holdings, Inc. or its affiliates on the vesting date. With respect to any award recipient who is so employed, vesting of the holder’s entire award will accelerate upon a change of control of us or Harry & David Operations Corp.

For Messrs. Williams and O’Connell, a change of control is triggered upon the happening of:

(i)(a) Wasserstein and Highfields collectively owning less than a majority of the total voting power of our voting stock and (b) not having the power to elect or appoint a majority of the members of our board of directors;

(ii) the sale or disposition of all or substantially all of our assets to someone other than Wasserstein and Highfields; or

(iii) our stockholders approving a plan of liquidation.

For all other members of management, a change of control means:

(i) the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of our voting stock after giving effect to such acquisition, unless such individual, entity or group is us, any affiliate of Wasserstein or Highfields, any member of management or his or her affiliates, any of our employee benefit plans or any combination of the foregoing;

(ii) members of our current board of directors ceasing for any reason to constitute at least a majority of the board unless the election, or nomination for election by our stockholders is approved by a vote of at least a majority of the directors then serving (excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents);

(iii) we are merged or consolidated or reorganized into or with, or we sell or otherwise transfer all or substantially all of our assets to another corporation or other legal entity, and, as a result of any such transaction, less than a majority of the combined voting power of the voting securities of such entity immediately after any such transaction is held in the aggregate by the holders of our voting stock immediately prior to such transaction; or

(iv) the board or our stockholders approve our complete or substantial liquidation or dissolution.

Under their respective liquidity event award agreements, the maximum awards payable to management are as follows: $2,065,750 payable to Mr. Williams, $1,755,888 payable to Mr. O’Connell, $289,200 payable to each of Messrs. Johnson and Michel and Ms. Fultineer, $174,000 to each of Messrs. Kratz and Cato, and $108,100 payable to Mr. Multari.

Award recipients will not be entitled to receive any vested portion of their awards unless: (i) a change of control (as so defined) occurs; (ii) the aggregate net sales proceeds in such change of control plus certain other distributions received by our equity sponsors exceeds a certain level; (iii) we have available cash or, if applicable, non-cash consideration equal to the aggregate of all awards; and (iv) certain other conditions are met. Distributions in respect of the awards will be payable in cash or, in some circumstances, the non-cash consideration received in the change of control either at the time of the change of control or, in some circumstances, at a later specified date.

If any payment under a liquidity award agreement would trigger an excise tax as a result of the payment being considered contingent on a change in ownership or control of us, any such payments will be reduced to the extent necessary to ensure that the payment will not be subject to the tax as an excess parachute payment, or, if it would result in a greater net payment to the participant, the participant will be paid the full amount subject to the excise tax.

Deferred Compensation

All of our compensation plans that are subject to Section 409A of the Internal Revenue Code are intended to comply with such law. Should a plan be determined not to comply, however, we are not responsible for any additional tax or interest imposed on any employee.

Board Composition

Board of Directors

Our and Harry & David Operations Corp.’s board of directors currently consists of five members who were elected by written consent of our stockholders, based upon a slate proposed by Wasserstein. Prior to the consummation of our proposed initial public offering, we expect to expand our board to consist of 11 directors to comply with the corporate governance rules of NYSE and the Sarbanes-Oxley Act. The five current directors are expected to continue to serve as directors following this offering. We expect that the six additional director seats will be filled within the applicable periods prescribed by applicable NYSE rules and regulations. Such seats will be filled by a majority of the directors in office at the time the additional directors are to be appointed.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. Under Section 141 of the General Corporation Law of the State of Delaware, directors serving on a classified board can only be removed for cause. The provision for our classified board may be amended, altered or repealed only upon the affirmative vote of the holders of 80% of our outstanding voting stock.

The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares of common stock or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors, because a majority of the directors at the given time will have prior experience on our board of directors. The classified board provision should also help to ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock will have sufficient time to review the proposal and appropriate alternatives and to seek the best result for all stockholders.

Compensation of Directors

In the past, our directors have not been paid any fees or compensation for services as members of the board of directors or any committee thereof. All directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors and committee meetings.

Code of Ethics

The board of directors will approve and adopt a Code of Business Conduct and Ethics for all directors, officers and employees, a copy of which will be available on our website and upon written request by our stockholders at no cost. Our Board of Directors will approve our Code of Business Ethics prior to the consummation of the proposed initial public offering. Once approved, a copy may be accessed on our website at www.bco.com.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors intends to establish an audit committee prior to the consummation of the proposed initial public offering and a compensation committee, an executive committee, and/or a nominating/corporate governance committee prior to or shortly after the consummation of the proposed initial public offering.

Audit Committee. We expect that the members of the audit committee will be appointed promptly following the proposed initial public offering. We intend to have a fully independent audit committee within the time periods prescribed by the NYSE Corporate Governance Rules. Specifically, upon the consummation of the proposed initial public offering, we anticipate that the audit committee will consist of one individual who meets the relevant NYSE independence requirements and who is an “audit committee financial expert” under the requirements of the NYSE and the SEC. We expect to appoint one additional individual who meets the relevant NYSE independence requirements within 90 days thereafter, and another within one year of the proposed initial public offering, in accordance with the NYSE “phase-in” rules applicable to companies undertaking an initial public offering. The audit committee will assist our board of directors in monitoring the integrity of the financial statements, the independent auditor’s qualifications, independence and performance, the performance of our company’s internal audit function and compliance by our company with certain legal and regulatory requirements.

Compensation Committee. We expect that the members of the compensation committee will be appointed promptly following the proposed initial public offering. The compensation committee will oversee the compensation plans, policies and programs of our company and will have full authority to determine and approve the compensation of our Chief Executive Officer, as well as to make recommendations with respect to compensation of our other executive officers. The compensation committee also will be responsible for producing an annual report on executive compensation for inclusion in our proxy statement. We do not anticipate having any compensation committee interlocks.

Executive Committee. We expect that the members of the executive committee will be appointed promptly following the proposed initial public offering. The executive committee, on behalf of our board of directors, will exercise the full powers and prerogatives of our board, except as otherwise required by applicable law and subject to the applicable provisions of our amended and restated certificate of incorporation and bylaws.

Nominating and Corporate Governance Committee. We expect that the members of the nominating and corporate governance committee will be appointed promptly following the proposed initial public offering and will consist of directors meeting the relevant NYSE requirements. The nominating and corporate governance committee will assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices.

Compensation Committee Interlocks and Insider Participation

Prior to the proposed initial public offering, as we did not have a compensation committee, executive compensation was determined by our board of directors and no compensation committee interlock existed. Currently, none of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Employment Agreements

We generally do not enter into employment agreements with our senior management. However, Harry & David Operations Corp. has entered into employment agreements with Mr. Williams, our president and chief executive officer, and Mr. O’Connell, our chief financial officer and chief administrative officer.

William H. Williams.  Harry & David Operations Corp. entered into an employment agreement with Mr. Williams on June 17, 2004. The initial term of the employment agreement expires on June 17, 2008. After the initial term, Mr. Williams’ employment agreement is renewable by mutual consent for successive one-year periods. Under the terms of his employment agreement, Mr. Williams is entitled to an initial base salary of $567,600, subject to review and adjustment upward at least annually and a discretionary annual bonus (up to 140% of his base salary) as determined by the board. Mr. Williams is entitled to participate in our standard employee benefits plans, fringe benefits and expense reimbursement plans that are generally available to our other senior executives and executive employees, as well as certain additional fringe benefits. In addition, as long as he remains Chief Executive Officer, Mr. Williams is entitled to serve on our and Harry & David Operations Corp.’s respective boards of directors.

If Mr. Williams is terminated without cause or resigns for good reason, he is entitled to a severance payment equal to 100% of his then applicable base salary for a period of 12 to 24 months, plus one, one and a half or two times his target bonus, in each case, based upon when he is terminated, plus the dollar value of any vacation time accrued but unused during the calendar year in which he is terminated. To the extent permissible under the specific plan terms, he will also be entitled to continue to participate in all of our welfare plans during the time he receives severance. If Mr. Williams is terminated without cause or resigns for good reason, prior to June 17, 2006, any options which would otherwise not have vested until June 17, 2006, will become immediately vested on the termination date. If Mr. Williams voluntarily resigns at any time, or if we terminate Mr. Williams with cause, he is entitled to receive only any unpaid base salary accrued for services rendered through the date of termination, plus the dollar value of vacation time accrued and unused during the calendar year in which he resigns or is terminated. If Mr. Williams’ employment is terminated due to death or disability, he or his estate will be entitled to receive any unpaid base salary accrued for services rendered through the end of the next calendar month succeeding his termination, plus the dollar value of vacation time accrued and unused during the calendar year in which his employment is terminated.

If any payment under Mr. Williams’s employment agreement would trigger an excise tax as a result of the payment being considered contingent on a change in ownership or control of Harry & David Operations Corp., any such payments will be reduced to the extent necessary to ensure that the payment will not be subject to the tax as an excess parachute payment, or, if it would result in a greater net payment to Mr. Williams, he will be paid the full amount subject to the excise tax.

Under the terms of the agreement, Mr. Williams has agreed to certain restrictions relating to competition, confidentiality and solicitation of our customers or employees.

Stephen V. O’Connell.  Harry & David Operations Corp. entered into an employment agreement with Mr. O’Connell on July 1, 2004. The initial term of the employment agreement expires on July 1, 2008. Under the terms of his employment agreement, Mr. O’Connell is entitled to an initial base salary of $500,000, subject to review and adjustment at least annually after July 1, 2006. He is entitled to receive a bonus of 40% of his base salary in respect of the year ended March 31, 2006 and a discretionary annual bonus (up to 80% of his base salary) thereafter as determined by the board. Mr. O’Connell is also entitled to participate in our other standard employee benefits plans, fringe benefits and expense reimbursements that are generally available to other senior executives and executive employees, as well as certain additional fringe benefits. In addition, as long as he remains Chief Financial Officer, Mr. O’Connell is entitled to serve on our and Harry & David Operations Corp.’s respective boards of directors.

If Mr. O’Connell is terminated without cause or resigns for good reason, he is entitled to a severance payment equal to 100% of his then applicable base salary for a period of 12 to 24 months, plus one, one and a half or two times his target bonus, in each case, depending upon when he is terminated, plus the dollar value of any vacation time accrued but unused during the calendar year in which he is terminated. To the extent permissible under the specific plan terms, Mr. O’Connell is also entitled to continued participation for him and his family, in all of our welfare plans during the time he receives severance. If Mr. O’Connell is terminated without cause or resigns for good reason prior to June 17, 2006, any options which would otherwise not have vested until June 17, 2006 will become immediately vested on the termination date. If Mr. O’Connell voluntarily resigns at any time, or if we terminate Mr. O’Connell with cause, he is entitled to receive only any unpaid base salary accrued for services rendered through the date of termination, plus the dollar value of vacation time accrued but unused during the current calendar year in which he resigns or is terminated. If Mr. O’Connell’s employment is terminated due to death or disability, he or his estate will be entitled to receive any unpaid base salary accrued for services rendered through the end of the next calendar month succeeding his termination, plus the dollar value of vacation time accrued and unused during the calendar year in which his employment is terminated.

If any payment under Mr. O’Connell’s employment agreement would trigger an excise tax as a result of the payment being considered contingent on a change in ownership or control of Harry & David Operations Corp., any such payments will be reduced to the extent necessary to ensure that the payment will not be subject to the tax as an excess parachute payment, or, if it would result in a greater net payment to Mr. O’Connell, he will be paid the full amount subject to the excise tax.

Under the terms of the agreement, Mr. O’Connell has agreed to certain restrictions relating to competition, confidentiality and solicitation of our customers or employees.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of September 2, 2005 by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) the selling stockholders, (iii) each of our directors and named executive officers; and (iv) all current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. We believe that each stockholder named in the table has sole voting and dispositive power for the shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
5% Stockholders:
Wasserstein(2) Attn: George L. Majoros 1301 Avenue of the Americas 44th Floor New York, NY 10019	650,000	65%**

Highfields(3) Attn: Matt Botein 200 Clarendon Street 51st Floor Boston, MA 02117	350,000	34%**

Executive Officers and Directors:
William H. Williams(4)	5,405	1%
Stephen V. O’Connell(5)	*	*
Rudd C. Johnson(6)	*	*
William C. Michel(6)	*	*
Cathy J. Fultineer(6)	*	*
Peter Kratz(7)	*	*
Donald Cato(7)	*	*
Ellis B. Jones(2)	650,000	65%
George L. Majoros, Jr.(2)	650,000	65%
Bruce Wasserstein(2)	650,000	65%

All executive officers and directors as a group (11 persons)(2),(4),(5),(6),(7)	663,166	65%

*	Less than 1% of the outstanding capital stock.

**	Percentages are approximate and based on the number of shares outstanding.

***	Amounts may not sum due to rounding.

(1)	Unless otherwise indicated, the address for each stockholder is c/o Harry & David Holdings, Inc. 2500 South Pacific Highway, Medford, Oregon 97501.

(2)

Includes funds sponsored by Wasserstein, their affiliates and related entities. The 650,000 beneficially owned shares represent 30,266 shares of common stock beneficially owned by USEP II Co-Investment Partners, LLC, 475,231 shares of common stock beneficially owned by U.S. Equity Partners II (U.S. Parallel), L.P., 19,072 shares of common stock beneficially owned by U.S. Equity Partners II, LP, 12,409 shares of common stock beneficially owned by Bear Creek Equity Partners, LLC, 75,580 shares of common stock beneficially owned by U.S. Equity Partners II (Offshore), LP and 37,442 shares of common stock beneficially owned by Wasserstein Partners, LP. To the extent Messrs. Jones and Majoros are designated to beneficially own the shares as a result of their positions as Chief Executive Officer and President and Chief Operating Officer, respectively, of Wasserstein & Co., LP, Messrs. Jones and Majoros, Jr. disclaim beneficial ownership of the shares (other than, in the case of Mr. Majoros, Jr., his pecuniary interest in 1,816 shares). Mr. Wasserstein may be deemed to have beneficial ownership of the shares owned by the Wasserstein entities. However,

Mr. Wasserstein disclaims beneficial ownership of these shares except for his pecuniary interest in 95,987 shares. Wasserstein Partners, LP has dispositive power over the shares held by Bear Creek Equity Partners, LLC and USEP II Co-Investment Partners, LLC.

(3)	Includes funds sponsored by Highfields and their affiliates. Represents 39,176 shares of common stock beneficially owned by Highfields Capital I LP, 92,476 shares of common stock beneficially owned by Highfields Capital II LP and 218,348 shares of common stock beneficially owned by Highfields Capital Ltd. Messrs. Jonathon S. Jacobson and Richard L. Grubman hold investment and voting power over the shares held by Highfields.

(4)	Mr. Williams was granted options to purchase 27,027 shares of our common stock on February 18, 2005 under a Non-Qualified Stock Option Agreement. On June 17, 2005, 20% of such options became exercisable, all of which were exercised on July 29, 2005. An additional 20% will vest on June 17, 2006, and an additional 5% will vest on each of September 17, December 17, March 17 and June 17 thereafter, commencing September 17, 2006 and ending June 17, 2009.

(5)	Mr. O’Connell was granted options to purchase 22,973 shares of our common stock on February 18, 2005 under a Non-Qualified Stock Option Agreement. On June 17, 2005, 20% of such options became exercisable, all of which were exercised on July 29, 2005. An additional 20% will vest on June 17, 2006, and an additional 5% will vest on each of September 17, December 17, March 17 and June 17 thereafter, commencing September 17, 2006 and ending June 17, 2009.

(6)	Each of Messrs. Johnson and Michel and Ms. Fultineer were granted options to purchase 3,789 shares of our common stock on February 18, 2005 under Non-Qualified Stock Option Agreements. On June 17, 2005, 20% of the options granted under each individual’s Non-Qualified Stock Option Agreement became exerciseable, all of which were exercised on July 29, 2005. An additional 20% will vest on June 17, 2006, and an additional 5% will vest on each September 17, December 17, March 17 and June 17 thereafter, commencing September 17, 2006 and ending June 17, 2009.

(7)	Messrs. Kratz and Cato were granted options to purchase 2,231 shares of our common stock on February 18, 2005 under Non-Qualified Stock Option Agreements. On June 17, 2005, 20% of the options granted under each individual’s Non-Qualified Stock Option Agreement became exerciseable, all of which were exercised on July 29, 2005. An additional 20% will vest on June 17, 2006, and an additional 5% will vest on each September 17, December 17, March 17 and June 17 thereafter, commencing September 17, 2006 and ending June 17, 2009.

RELATED PARTY TRANSACTIONS

Management Agreement

In connection with our acquisition of Harry & David Operations Corp., Harry & David Operations Corp. entered into an agreement with Wasserstein, on behalf of Wasserstein and Highfields, to pay Wasserstein and Highfields an aggregate fee of $1.0 million annually plus expenses for financial management, consulting and advisory services. To the extent the fee is not paid in any year, it will be accrued. Under our management agreement, Harry & David Operations Corp. has also agreed to engage Wasserstein as an advisor to Harry & David Operations Corp. in connection with any material financing transaction, asset acquisitions or dispositions or any direct or indirect change of control of Harry & David Operations Corp. In fiscal 2005 we paid Wasserstein and Highfields an aggregate of $1.1 million under this agreement. Upon consummation of any such transaction, Harry & David Operations Corp. will pay Wasserstein a customary transaction fee for such advisory services. Our management agreement will terminate upon completion of our proposed initial public offering and we will pay Wasserstein and Highfields a termination fee from a portion of the net proceeds of that offering. The termination fee will be at most $10.0 million based on the expected present value of the fees Wasserstein and Highfields would have received over the life of the management agreement.

Transaction Fee

In connection with our acquisition of Harry & David Operations Corp., Harry & David Operations Corp. paid a transaction fee, based on a percentage of the total acquisition value, of approximately $2.0 million to Wasserstein and approximately $1.1 million to Highfields. Wasserstein and Highfields received the fee in consideration of their assistance in structuring and closing the acquisition.

Net Operating Losses

Under the terms of the stock purchase agreement, YCI agreed to pay us, subject to certain conditions, an amount (estimated to be approximately $16.4 million as of June 25, 2005) based on a percentage of certain net operating losses of Harry & David Operations Corp. and its subsidiaries for federal income tax purposes for the period from the date after the closing of the acquisition through and including November 30, 2004. On June 13, 2005, we assigned to our stockholders of record as of that date, Wasserstein and Highfields, our right to receive the payment from YCI. Effective as of September 16, 2005, Wasserstein and Highfields further assigned a portion of the YCI payment to our other stockholders of record as of that date, all of whom are or were members of management. On September 16, 2005, in accordance with the original assignment, YCI paid $16.4 million to Wasserstein and Highfields, who subsequently assigned to the stockholders of record as of September 16, 2005, including members of management (Messrs. Williams ($165,663), O’Connell ($123,211), Johnson ($51,407), Michel ($41,610), and Kratz ($36,567), Ms. Fultineer ($31,830) and Messrs. Multari ($14,371) and Cato ($12,108)), a percentage of the net operating loss payment corresponding to each stockholder’s ownership interest as of September 16, 2005. Wasserstein and Highfields entered into this assignment agreement to allow members of management who had exercised options since the initial June 13, 2005 assignment to realize their pro-rata portion of the benefit of the net operating loss payment.

Other Transactions

From time to time in the ordinary course of business, we may enter into transactions with entities in which one or both of our equity sponsors have an interest. Any such transaction would be subject to compliance with the covenants contained in the indenture governing the notes and our revolving credit facility. We anticipate that any such transaction would be on arms’ length terms. In addition, we have entered into employment agreements with two of our executive officers as described in “Management.” We may also from time to time indemnify executive officers and directors for actions taken in their capacities as such.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary describes the material terms of our senior secured credit facility. However, it may not contain all of the information that is important to you. This summary is therefore subject and qualified in its entirety by reference to all of the provisions of the agreements governing our outstanding debt, copies of which will be made available upon request as described in “Description of Floating Rate Notes—Additional Information,” or “Description of Fixed Rate Notes—Additional Information.”

Senior Secured Credit Facilities

In connection with our acquisition of Harry & David Operations Corp., we entered into new senior secured credit facilities consisting of a five-year $150.0 million revolving credit facility (a portion of which is available as letters of credit and swingline loans) and a six-year $155.0 million second lien term loan. Concurrently with the closing of the February 2005 notes offering, we amended our revolving credit facility to reduce the amount available to us under that facility from $150.0 million to $125.0 million and repaid all amounts outstanding under the term loan. Availability under the revolving credit facility is governed by a borrowing base. Borrowings under the revolving credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. As of June 25, 2005, we had no borrowings and approximately $4.3 million of letters of credit outstanding, under the revolving credit facility.

Use of Proceeds.  Proceeds of the revolving credit facility may be used for working capital or general corporate purposes, including capital expenditures in the ordinary course of business.

Guarantees.  Our obligations under our revolving credit facility are guaranteed by our existing and future direct and indirect domestic subsidiaries.

Security.  The revolving credit facility is secured by first-priority pledges of our and each of the subsidiary guarantors’ equity interests and 65% of the equity interests of our first-tier foreign subsidiaries, as well as first-priority security interests in and mortgages on all of our, Harry & David Operation Corp.’s and each of the subsidiary guarantors’ respective tangible and intangible property, subject to certain exceptions.

Interest.  Borrowings under the revolving credit facility bear interest, at our option, at either a base rate, based on the higher of the federal funds rate plus 0.5% or the prime commercial lending rate of UBS AG, or a Eurodollar rate, based on the rates offered in the London interbank market, plus in each case a borrowing margin determined based on our consolidated leverage ratio. The borrowing margin was initially 200 basis points for base rate loans and 300 basis points for LIBOR rate loans, and was 125 basis points for the base rate loans and 125 basis points for LIBOR rate loans at June 25, 2005.

Repayments.  Loans outstanding under the revolving credit facility must be repaid with any net cash proceeds of an asset sale, net cash proceeds of any issuance of debt or preferred stock, 50% of any net proceeds received from an issuance of common stock (other than to the sponsors or their affiliates and other than proceeds applied to redeem the notes pursuant to an “equity-clawback” under the indenture governing the notes), subject to a reduction to 25% based on our consolidated leverage ratio, and proceeds of any casualty or condemnation in excess of amounts applied promptly to replace or restore any properties. During the month of December in each year, we must repay all outstanding loans under our revolving credit facility, reducing outstanding borrowings to zero for a period of at least 30 consecutive days.

In each case above, our obligation is subject to a number of exceptions and qualifications.

Voluntary payments of principal amounts outstanding and voluntary reductions of the unutilized portion of the revolving credit facility are permitted at any time, upon the giving of proper notice. Voluntary payments of Eurodollar rate loans before maturity are subject to breakage costs and other losses suffered by the lenders. In each case, the requirements to repay loans are subject to a number of exceptions and qualifications.

Covenants.  The revolving credit facility requires us to meet certain financial tests, including a minimum interest coverage ratio, maximum total leverage ratio, minimum fixed charge coverage ratio, maximum capital expenditures and minimum total liquidity. In addition, the revolving credit facility limits our ability, among other things, to:

•	sell assets;

•	engage in mergers, liquidations and dissolutions;

•	make distributions other than among the borrower and its subsidiaries;

•	incur additional debt or issue preferred stock;

•	make investments in non-credit parties;

•	incur additional liens;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	enter into operating leases;

•	engage Harry & David Holdings, Inc. in operations other than as a passive holding company;

•	create certain restrictions on our subsidiaries;

•	establish, create or acquire new subsidiaries;

•	make negative pledges;

•	amend or prepay other debt;

•	modify or waive obligations under material documents in any manner adverse to the lenders, without consent; and

•	change our fiscal year.

In each case, the limitations are subject to a number of exceptions and qualifications.

As of June 25, 2005, we were in compliance with the covenants in the revolving credit agreement other than the covenants regarding restricted payments and asset sales. In February 2005, we paid a return of capital to Wasserstein and Highfields, our stockholders of record at the time, in the amount of $82.63 million, although we were only permitted to make a payment in the amount of $82.60 million under the terms of the revolving credit agreement. Additionally, on July 29, 2005, we changed our name from Bear Creek Holdings Inc. to Harry & David Holdings, Inc. and changed Harry & David Operations Corp.’s name from Bear Creek Corporation to Harry & David Operations Corp. but failed to notify the lenders of these changes as required under the revolving credit agreement. As a result of the overpayment and name changes, we were in default under our revolving credit agreement but have since received a waiver from the lenders for the excess payment and name changes. Further, on June 13, 2005 we assigned our right to receive the payment from YCI relating to a percentage of certain net operating losses of Harry & David Operations Corp. and its subsidiaries to our stockholders of record as of that date, Wasserstein and Highfields (which was paid to them on September 16, 2005). This assignment constituted a violation of the covenant restricting asset sales, resulting in a default under the revolving credit agreement. However, we have since obtained a waiver from the lenders relating to the assignment of the YCI payment.

Events of Default.  The revolving credit facility also contains customary events of default, including, but not limited to:

•	non-payment of principal when due;

•	non-payment of interest or fees and other amounts after a grace period;

•	failure of any representation or warranty to be true in all material respects when made or deemed made;

•	defaults under other debt instruments, including under the indenture governing the notes;

•	loss of liens on collateral;

•	invalidity of guarantees;

•	commencement of a bankruptcy or similar proceeding by or on behalf of a credit party;

•	judgments against a credit party;

•	ERISA events;

•	change of ownership or control;

•	failure to meet financial ratios;

•	violation of other covenants subject, in certain cases, to a grace period; and

•	a material adverse change resulting from legal prohibitions or restraints on conducting business.

DESCRIPTION OF FLOATING RATE NOTES

Except as otherwise indicated, the following description relates to both the floating rate outstanding notes and the floating rate exchange notes and is meant to be only a summary of the material provisions of the indenture. This description does not restate all of the terms of the indenture in their entirety. The form and terms of the floating rate exchange notes are the same as the form and terms of the floating rate outstanding notes in all material respect, except that:

•	the floating rate exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain provisions relating to an increase in the interest rate that were included in the terms of the outstanding notes in circumstances relating to the timing of the exchange offer; and

•	the holders of the floating rate exchange notes will not be entitled to all of the rights of the holders of the floating rate outstanding notes under the registration rights agreement, which terminates upon the completion of the exchange offer.

For purposes of this section, references to the notes shall be deemed to refer to the floating rate outstanding notes or floating rate exchange notes, as applicable.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Harry & David” refers only to Harry & David Operations Corp. and its permitted successors and not to any of its subsidiaries and the words “note” and “notes” refers only to the Senior Floating Rate Notes due 2012 and the Floating Rate Exchange Notes due 2012 and not to the 9.0% Senior Notes due 2013 and the 9.0% Senior Exchange notes due 2013 issued pursuant to the indenture (the “Fixed Rate Notes”).

Harry & David will issue the floating rate exchange notes under the same indenture under which the floating rate outstanding notes were issued. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Although the floating rate exchange notes and the fixed rate exchange notes will be issued under the same indenture, they will be treated as separate classes of securities for certain purposes and therefore will not vote together or be treated together for certain purposes.

The following description is a summary of the material provisions of the indenture as it pertains to the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of Harry & David;

•	rank equal in right of payment with all existing and future unsecured senior Indebtedness of Harry & David, including the Fixed Rate Notes;

•	are senior in right of payment to any future subordinated Indebtedness of Harry & David; and

•	are fully and unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement. See “Risk factors—The notes will be effectively subordinated to our secured debt.”

The Note Guarantees

The notes are jointly and severally, fully and unconditionally guaranteed by Harry & David Holdings Inc., the parent company of Harry & David (including its permitted successors and assigns, “Parent”) and all of Harry & David’s existing and future Domestic Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	ranks equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor, including the guarantee of such Guarantor of the Fixed Rate Notes; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Each guarantee of the notes will be effectively subordinated to the guarantees of such Guarantor under the Credit Agreement. As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

Harry & David issued $70.0 million in aggregate principal amount of outstanding notes on February 25, 2005 and will issue up to an equal aggregate principal amount of exchange notes in this exchange offer. Harry & David may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional exchange notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Harry & David will issue notes in registered form, without coupons and in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2012.

Interest on the notes accrues at a rate equal to the LIBOR Rate plus 5.0%. The LIBOR Rate will be reset quarterly. The LIBOR Rate for the quarterly period ending on December 31, 2005 will be 3.87%. Interest on the notes is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year and will accrue from the last interest payment date on which interest in respect of the outstanding notes surrendered in the exchange offer was paid, or if no interest was paid on the outstanding notes, from February 25, 2005. Harry & David will make each interest payment to the holders of record on the February 15, May 15, August 15 and November 15 immediately preceding the next interest payment date. Interest on overdue principal and interest and Liquidating Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes.

Interest on the notes has accrued from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In no event will the interest rate on the notes be higher than the maximum rate permitted by law, if any.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Harry & David will not be required to transfer or exchange any note selected for redemption. Also, Harry & David will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or during the period between a record date and the corresponding interest payment date.

Note Guarantees

The notes are jointly and severally, fully and unconditionally guaranteed by Parent and each of Harry & David’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Applicable statutes allow courts, under specific circumstances, to void the guarantees of the notes.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, whether or not such Subsidiary Guarantor is the surviving Person, another Person, other than Harry & David or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in a sale or disposition or the Person formed by or surviving a consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee and the registration rights agreement if then applicable pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to the transaction) Harry & David or a Restricted Subsidiary of Harry & David, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and, with respect to Subsidiary Guarantors, does not violate the “Merger” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Harry & David or a Restricted Subsidiary of Harry & David, if the sale or other disposition does not violate the “Asset Sale” of the indenture and does not violate the “Merger” provisions of the indenture;

(3) if Harry & David designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to March 1, 2007, Harry & David may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% of the principal amount, plus the LIBOR Rate in effect on the date of the redemption notice, plus 5.0%, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the applicable redemption date, with all or a portion of the net cash proceeds of a Qualified Equity Offering of Harry & David or a contribution to Harry & David’s common equity capital made with the net cash proceeds of a Qualified Equity Offering of Parent; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Harry & David and its Subsidiaries) remains outstanding immediately after the redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests or contribution.

We intend to rely on this provision to redeem up to $24.5 million of the notes with a portion of the net proceeds of Parent’s proposed initial public offering.

On or after March 1, 2007, Harry & David may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Unless Harry & David defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to March 1, 2007, Harry & David may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Harry & David is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase At The Option Of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Harry & David to repurchase all or any part (in a minimum aggregate principal amount of $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Harry & David will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Harry & David will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. Harry & David will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Harry & David will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Harry & David will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Harry & David.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each new note will be in a minimum aggregate principal amount of $1,000 or an integral multiple of $1,000. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the holder in whose name a note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer. Harry & David’s ability to repurchase the notes pursuant to a Change of Control Offer may be limited by a number of factors, including the inability to obtain funds necessary to finance the repurchase. Harry & David will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Harry & David to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Harry & David repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Harry & David will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Harry & David and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Harry & David and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Harry & David to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Harry & David and its Subsidiaries taken as a whole, or less than all of the assets of Parent and its Subsidiaries taken as a whole, to another Person or group may be uncertain.

The agreements governing Harry & David’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Harry & David to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control does not, due to the financial effect of such repurchases on Harry & David. In the event a Change of Control occurs at a time when Harry & David is prohibited from purchasing notes, Harry & David could seek the consent of the applicable lenders to purchase the notes or could attempt to refinance the indebtedness that contains such prohibition. If Harry & David does not obtain a consent or repay the indebtedness, Harry & David will remain prohibited from purchasing the notes. In that case, Harry & David’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other indebtedness. Some of the agreements governing Harry & David’s other indebtedness may also require the repayment, repurchase or redemption of the applicable indebtedness upon a change of control. Harry & David’s ability to pay cash to the holders of notes and the holders of any other indebtedness requiring repayment, repurchase or redemption may be limited by Harry & David’s then existing financial resources. See “Risk factors—We May Not be Able to Repurchase the Notes Upon a Change of Control as Required by the Indenture.”

Asset Sales

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Harry & David (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Harry & David or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash or Cash Equivalents:

(a) any liabilities, as shown on Harry & David’s most recent consolidated balance sheet, of Harry & David or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of such assets pursuant to a customary novation agreement that releases Harry & David or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Harry & David or any such Restricted Subsidiary from a transferee that are contemporaneously, subject to ordinary settlement periods, converted by Harry & David or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Harry & David (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto and, solely with respect to Net Proceeds from the sale of the J&P Business, and if no such Indebtedness is outstanding, up to $15.0 million to pay ordinary course working capital requirements, including repaying revolving Indebtedness under a Credit Facility;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Harry & David;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Harry & David may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 20 days thereof, Harry & David will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that ranks equal with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally ranked Indebtedness that may be purchased or repaid out of the Excess Proceeds; provided, however, that Harry & David shall be permitted, at Harry & David’s option, to make an Asset Sale Offer with respect to the Fixed Rate Notes prior to making an Asset Sale Offer with respect to the notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and premium, including Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Harry & David may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other equally ranked Indebtedness surrendered for repurchase, repayment or redemption in the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and that other equally ranked Indebtedness to be repurchased, repaid or redeemed on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Harry & David will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with each repurchase of notes in an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Harry & David will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Harry & David’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Harry & David to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on Harry & David. In the event an Asset Sale occurs at a time when Harry & David is prohibited from purchasing notes, Harry & David could seek the consent of the applicable lenders to purchase the notes or could attempt to refinance the indebtedness that contains such prohibition. If Harry & David does not obtain a consent or repay the indebtedness, Harry & David will remain prohibited from purchasing the notes. In that case, Harry & David’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other indebtedness. Some or the agreements governing Harry & David’s other indebtedness may also require the repayment, repurchase or redemption of the applicable indebtedness upon an Asset Sale. Harry & David’s ability to pay cash to the holders of notes and the holders of any other indebtedness requirement repayment, repurchase or redemption may be limited by Harry & David’s then existing financial resources.

Selection And Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depository requirements.

No notes of aggregate principal amount of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in aggregate principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Harry & David’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Harry & David or any of its Restricted Subsidiaries) or to the direct or indirect holders of Harry & David’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Harry & David and other than dividends or distributions payable to Harry & David or a Restricted Subsidiary of Harry & David);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Harry & David) any Equity Interests of Harry & David or any direct or indirect parent of Harry & David (including Parent);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Harry & David or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Harry & David and any of its Restricted Subsidiaries), except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Harry & David would, at the time of such Restricted Payment and after giving pro forma effect to the Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) the amount of the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Harry & David and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Harry & David for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Harry & David’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Harry & David since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Harry & David (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Harry & David that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Harry & David); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of Harry & David designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Harry & David’s Investment in that Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by Harry & David or a Restricted Subsidiary of Harry & David after the date of the indenture from an Unrestricted Subsidiary of Harry & David, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Harry & David for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Harry & David) of, Equity Interests of Harry & David (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Harry & David; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Harry & David that is contractually subordinated to the notes or to any Note Guarantee in exchange for or out of the net cash proceeds of a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the declaration and payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Harry & David to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Harry & David or any Restricted Subsidiary of Harry & David held by any current or former officer, director or employee (and their respective permitted transferees under the applicable benefit plan, if any, under which such Equity Interests were issued) of Parent, Harry & David or any of Harry & David’s Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of, or the redemption at stated maturity or any mandatory redemption date of, any class or series of Disqualified Stock of Harry & David or any Restricted Subsidiary of Harry & David issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) Permitted Payments to Parent;

(9) the return of capital described in “Use of Proceeds” that was made substantially concurrently with the issuance of the outstanding notes;

(10) the retirement of any shares of Disqualified Stock of Harry & David or a Restricted Subsidiary by conversion into or by exchange for, shares of Disqualified Stock of Harry & David or a Restricted Subsidiary, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Harry & David) of other shares of Disqualified Stock of Harry & David or a Restricted Subsidiary issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the Disqualified Stock of Harry & David that replaces the retired shares of Disqualified Stock shall not require the direct or indirect payment of any liquidation preference earlier in time than the stated maturity or any mandatory redemption date of the retired shares of Disqualified Stock; and

(11) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Harry & David or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Harry & David whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Harry & David will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Harry & David may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Harry & David’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Harry & David and any Subsidiary Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Harry & David and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $125.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Harry & David or any of its Restricted Subsidiaries since the date of the indenture to (a) repay any term Indebtedness under a Credit Facility or (b) repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each of cases (a) and (b) pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (ii) the Borrowing Base;

(2) the incurrence by Harry & David and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Harry & David and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees and by the Fixed Rate Notes and the related guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees and the exchange Fixed Rate Notes and related guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Harry & David or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by Harry & David or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by Harry & David or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Harry & David and any of its Restricted Subsidiaries; provided, however, that:

(a) if Harry & David or any Guarantor is the obligor on such Indebtedness and the payee is not Harry & David or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Harry & David, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Harry & David or a Restricted Subsidiary of Harry & David and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Harry & David or a Restricted Subsidiary of Harry & David, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Harry & David or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Harry & David’s Restricted Subsidiaries to Harry & David or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Harry & David or a Restricted Subsidiary of Harry & David; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Harry & David or a Restricted Subsidiary of Harry & David, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Harry & David or any of its Restricted Subsidiaries of Hedging Obligations made other than for speculative purposes;

(9) the guarantee by Harry & David or any of the Guarantors of Indebtedness of Harry & David or a Restricted Subsidiary of Harry & David that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or ranked equally with the notes, then the Guarantee shall be subordinated or rank equally, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness arising from agreements of Harry & David or a Restricted Subsidiary of Harry & David providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of Harry & David in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Harry & David and its Restricted Subsidiaries in connection with such disposition; and

(13) the incurrence by Harry & David or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $15.0 million.

Harry & David will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Harry & David or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Harry & David solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Harry & David will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Harry & David as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Harry & David or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Harry & David will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Harry & David or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Harry & David or any of its Restricted Subsidiaries;

(2) make loans or advances to Harry & David or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Harry & David or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Harry & David or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition (including by sale, lease or other transfer) or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Harry & David’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Harry & David will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Harry & David is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Harry & David and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Harry & David is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Harry & David) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any consolidation or merger (if other than Harry & David) or the Person to which a sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Harry & David under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after the transaction, no Default or Event of Default exists; and

(4) Harry & David or the Person formed by or surviving any consolidation or merger (if other than Harry & David), or to which a sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Harry & David will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Harry & David with an Affiliate solely for the purpose of reincorporating Harry & David in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Harry & David and its Restricted Subsidiaries.

Transactions with Affiliates

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Harry & David, but excluding any such transaction, contract, agreement or understanding made or amended solely in connection with a contribution to the common equity of Harry & David or any such Restricted Subsidiary (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Harry & David or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Harry & David or such Restricted Subsidiary with an unrelated Person; and

(2) Harry & David delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Harry & David set forth in an officers’ certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Harry & David; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Harry & David or such Subsidiary of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, compensation or employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Harry & David or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Harry & David and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Harry & David) that is an Affiliate of Harry & David solely because Harry & David owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Harry & David;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Harry & David to Affiliates of Harry & David;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) transactions pursuant to agreements in existence on the date of the Indenture, as such agreements may thereafter be amended, modified or extended on terms no less favorable to Harry & David or any of its Subsidiaries than those terms in effect on the date of the Indenture;

(8) transactions with businesses that are Affiliates of the Principals in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party (as determined in good faith by the management of Harry & David);

(9) Permitted Payments to Parent; and

(10) the return of capital described in “Use of Proceeds” that was made substantially concurrently with the issuance of the outstanding notes.

Business Activities

Harry & David and Parent will not, and Harry & David will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Harry & David and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Harry & David or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Harry & David may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Harry & David and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Harry & David. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Harry & David as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Harry & David as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Harry & David will be in default of such covenant. The Board of Directors of Harry & David may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Harry & David; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Harry & David of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Harry & David and Parent will not, and Harry & David will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Harry & David will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Harry & David were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Harry & David were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Harry & David’s consolidated financial statements by Harry & David’s independent registered public accounting firm. In addition, following the consummation of this exchange offer, Harry & David will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of this exchange offer, Harry & David is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Harry & David will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Harry & David will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Harry & David’s filings for any reason, Harry & David will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Harry & David were required to file those reports with the SEC.

If Harry & David has designated any of its Subsidiaries as Unrestricted Subsidiaries and does not otherwise deliver the information required by Rule 3-10 of Regulation S-X (or any applicable successor provision) with the information required by the preceding paragraphs, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Harry & David and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Harry & David.

In addition, Harry & David and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that (1) the rules and regulations of the SEC permit Harry & David and any direct or indirect parent entity (including Parent) to report at such parent entity’s level on a consolidated basis, (2) such parent entity is not engaged in any business other than the Permitted Business of Parent and (3) such parent entity’s consolidated capitalization (including cash and cash equivalents) does not differ materially from that of Harry & David and its Subsidiaries on a consolidated basis, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided, that such information and reports distinguish in all material respects between Harry & David and its Subsidiaries and such parent entity and its other subsidiaries, if any.

Events Of Default And Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Parent or Harry & David or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by Parent or Harry & David or any of its Restricted Subsidiaries for 60 days after notice to Harry & David by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Harry & David or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Harry & David or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of the Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by Harry & David or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee made by Parent or by a Restricted Subsidiary that is a Significant Subsidiary is, or any Note Guarantees by any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary are, held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Harry & David or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Harry & David, any Restricted Subsidiary of Harry & David that is a Significant Subsidiary or any group of Restricted Subsidiaries of Harry & David that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Harry & David with the intention of avoiding payment of the premium that Harry & David would have had to pay if Harry & David then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Harry & David with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2007, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Harry & David is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Harry & David is required to deliver to the trustee a statement specifying such Default or Event of Default.

Legal Defeasance And Covenant Defeasance

Harry & David may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) Harry & David’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Harry & David’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Harry & David may, at its option and at any time, elect to have the obligations of Harry & David and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Harry & David must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Harry & David must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Harry & David must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Harry & David has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Harry & David must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Harry & David or any Guarantor is a party or by which Harry & David or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Harry & David or any of its Subsidiaries is a party or by which Harry & David or any of its Subsidiaries is bound;

(6) Harry & David must deliver to the trustee an officers’ certificate stating that the deposit was not made by Harry & David with the intent of preferring the holders of notes over the other creditors of Harry & David with the intent of defeating, hindering, delaying or defrauding any creditors of Harry & David or others; and

(7) Harry & David must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement And Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Harry & David, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Harry & David’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Harry & David’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9) to add additional obligors under the indenture and the notes.

Satisfaction And Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Harry & David, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Harry & David or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Harry & David or any Guarantor is a party or by which Harry & David or any Guarantor is bound;

(3) Harry & David or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Harry & David has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Harry & David must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning The Trustee

If the trustee becomes a creditor of Harry & David or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Harry & David Operations Corp., 2500 South Pacific Highway, Medford, Oregon 97501, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Parent of all the common stock of Harry & David pursuant to the Yamanouchi Stock Purchase Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at March 1, 2007, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2007, (such interest payments to be determined in accordance with the indenture and the notes assuming the LIBOR Rate in effect on the date of such redemption would be the applicable LIBOR Rate in effect through March 1, 2007, and excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” with respect to any Person means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the Person; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Harry & David and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Harry & David’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or rights having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets or rights between or among Harry & David and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Harry & David to Harry & David or to a Restricted Subsidiary of Harry & David;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the sale or other disposition of Equity Interests of Unrestricted Subsidiaries;

(8) the sale of net operating losses to Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd., and Yamanouchi U.S. Holding Inc. pursuant to the Yamanouchi Stock Purchase Agreement;

(9) sales of assets or rights received by Harry & David or any of its Restricted Subsidiaries upon foreclosure on a Lien or upon a transfer of title for a secured Investment in default; and

(10) sales or grants of licenses to use Harry & David’s or any Restricted Subsidiary’s intellectual property in the ordinary course of business to the extent that such sale or license does not prohibit Harry & David or such Restricted Subsidiary from using the intellectual property.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 80% of the face amount of all accounts receivable owned by Harry & David and its Restricted Subsidiaries as of such date that were no more than 90 days past due, including, without limitation, amounts due to Harry & David and its Restricted Subsidiaries from any credit card company;

(2) (A) during the months of January through and including September in each calendar year, an advance rate of 55% and (B) at all other times, an advance rate of 75% of the book value of all inventory owned by Harry & David and its Restricted Subsidiaries as of such date, including, without limitation, all shipping and packing supplies; and

(3) during the five fiscal month period beginning with the first day of the fiscal month of Harry & David closest to July 31, an amount equal to 50% of the fair market value of the equipment and real property owned by Harry & David and its Restricted Subsidiaries as of such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Harry & David and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Harry & David or Parent;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Harry & David or Parent, measured by voting power rather than number of shares; or

(4) after an initial public offering of Harry & David or any direct or indirect parent of Harry & David (including Parent), the first day on which a majority of the members of the Board of Directors of Harry & David are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) plus non-recurring expenses or charges of such Person and its Restricted Subsidiaries (including, without limitation, non-recurring expenses or charges in connection with the Acquisition, the Credit Agreement or the NOL Loan); any determination of whether an expense or charge is non-recurring shall be made by Harry & David’s chief financial officer pursuant to such officer’s good faith judgment, it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination); plus

(6) through March 25, 2006, up to $1.9 million of operating losses incurred in the applicable period related to stores actually closed during the period from the date of the indenture through March 25, 2006; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Harry & David will be added to Consolidated Net Income to compute Consolidated Cash Flow of Harry & David only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Harry & David by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash compensation charges shall be excluded;

(5) any impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or Financial Accounting Standards Board Statement No. 144 shall be excluded;

(6) any income received or expenses incurred in connection with the indemnification obligations under the Yamanouchi Stock Purchase Agreement shall be excluded; and

(7) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Harry & David or Parent, as applicable, who:

(1) was a member of the Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of June 17, 2004, by and among Harry & David, Parent, the Subsidiaries of Harry & David party thereto, and the lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Harry & David to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Harry & David may not repurchase, repay or redeem any such Capital Stock pursuant to such provisions unless such repurchase, repayment or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Harry & David and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Harry & David that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Harry & David.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Harry & David and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Harry & David (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such four-quarter period to the Fixed Charges of such Person for such four-quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than revolving borrowings under a Credit Facility) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (as used in this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon but only to the extent of such Guarantee or Lien; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Harry & David (other than Disqualified Stock) or to Harry & David or a Restricted Subsidiary of Harry & David, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Harry & David that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) Parent;

(2) Harry & David Direct Marketing, Inc., Jackson & Perkins Company, Harry and David, Harry & David Stores, Inc., Harry & David Operations, Inc., Harry & David Orchards, Inc., Jackson & Perkins Operations, Inc. and Jackson & Perkins Wholesale, Inc.; and

(3) any other Subsidiary of Harry & David that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Harry & David.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of that Person shall be the lesser of (A) the Fair Market Value of such asset at the date of determination and (B) the amount of such Indebtedness of that Person, and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Harry & David or any Subsidiary of Harry & David sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Harry & David such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Harry & David, Harry & David will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Harry & David’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Harry & David or any Subsidiary of Harry & David of a Person that holds an Investment in a third Person will be deemed to be an Investment by Harry & David or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“J&P Business” means all or a portion of the stock or assets of the Jackson & Perkins business as conducted by Jackson & Perkins Company, Jackson & Perkins Operations, Inc., and Jackson & Perkins Wholesale, Inc. as of the date of the indenture.

“LIBOR Rate” means, for each quarterly period during which any note is outstanding subsequent to the initial quarterly period, the rate determined by Harry & David (notice of such rate to be sent to the trustee by Harry & David on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to Harry & David, the LIBOR Rate for the relevant quarterly period shall instead be the rate at which UBS Securities LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Harry & David or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NOL Loan” means all outstanding Indebtedness of Parent under the credit agreement, dated as of June 17, 2004, among Parent, the lenders party thereto and UBS AG, Stamford Branch, as administrative agent, as it exists on the date of the indenture.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Harry & David nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Harry & David or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Harry & David or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Harry & David’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person (other than an Affiliate) which are useful in a Permitted Business.

“Permitted Business” means (a) with respect to Harry & David, the businesses engaged in by Harry & David and its Subsidiaries on the date of the indenture as described in this offering memorandum and businesses that are reasonably related thereto or reasonable extensions thereof and (b) with respect to Parent, holding securities of Harry & David.

“Permitted Investments” means:

(1) any Investment in Harry & David or in a Restricted Subsidiary of Harry & David that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by Harry & David or any Restricted Subsidiary of Harry & David in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Harry & David and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Harry & David or a Restricted Subsidiary of Harry & David that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Harry & David or Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Harry & David or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates or by foreclosure;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Harry & David or any Restricted Subsidiary of Harry & David in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investment in a Foreign Subsidiary of Harry & David having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $2.0 million and any Investment in a Foreign Subsidiary of Harry & David by another Foreign Subsidiary of Harry & David; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on assets of Harry & David or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1) or clause (13) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of Harry & David or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Harry & David or any Subsidiary of Harry & David; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Harry & David or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Harry & David or any Subsidiary of Harry & David; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture and Liens replacing those solely on the same property and with the same terms;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, suppliers’ and repairmen’s Liens and Liens pursuant to workers compensation, unemployment insurance and other types of social security laws and regulations, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) bankers’ Liens, rights of setoff and other similar Liens exiting solely with respect to cash and Cash Equivalents on deposit, granted in the ordinary course of business of Harry & David or any Subsidiary of Harry & David;

(14) Liens created by leases or subleases with respect to the assets or properties of Harry & David or a Restricted Subsidiary in each case entered into in the ordinary course of business so long as such leases do not (i) interfere in any material respect with the ordinary conduct of the business of Harry & David or such Restricted Subsidiary, as applicable, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(15) Liens arising out of judgments or awards not resulting in an Event of Default and in respect to which Harry & David or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the Fair Market Value of any property encumbered by such Liens) does not exceed $1.0 million at any time outstanding;

(16) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Harry & David or a Restricted Subsidiary in the ordinary course of business;

(18) Liens arising pursuant to purchase money obligations or Capital Lease Obligations; provided, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the purchase price and/or the cost of installation, construction or improvement of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such purchase money obligations or capital lease obligations and the proceeds thereof and do not encumber any other property;

(19) Liens arising pursuant to licenses or sublicenses of intellectual property granted by Harry & David or a Restricted Subsidiary in the ordinary course of business and not materially impairing the use by Harry & David or its Restricted Subsidiaries of such intellectual property or the value of such intellectual property;

(20) Liens on documents and the goods covered thereby, rights under any agreements with respect to such goods and other collateral customarily securing such letters of credit (and granted pursuant to standard form letter of credit applications) and proceeds of the foregoing, in each case, relating to the letters of credit permitted under the indenture and securing obligations with respect thereto;

(21) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; or

(22) other Liens incurred in the ordinary course of business of Harry & David or any Subsidiary of Harry & David with respect to obligations that do not exceed $1.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $1.0 million per annum;

(2) for so long as Harry & David is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Harry & David and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Harry & David would owe if Harry & David were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Harry & David and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Harry & David shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to Harry & David; and

(3) payments to Parent to permit Parent to pay expenses incurred by Parent in connection with any future initial public offering of Parent in an aggregate amount not to exceed $2.0 million since the date of the indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of Harry & David or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Harry & David or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Harry & David or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Wasserstein Partners, LP and its Affiliates.

“Qualified Equity Offering” means, with respect to any Person, a public offering of the Equity Interests (other than Disqualified Stock) of such Person made to Persons who are not Affiliates of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture or, if later, the date of incurrence, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Indebtedness” means, with respect to any specified Person, all Indebtedness of such Person, on a consolidated basis.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2007; provided, however, that if the period from the redemption date to March 1, 2007, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Harry & David that is designated by the Board of Directors of Harry & David as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Harry & David or any Restricted Subsidiary of Harry & David unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Harry & David or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Harry & David;

(3) is a Person with respect to which neither Harry & David nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Harry & David or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Yamanouchi Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of April 1, 2004 among Parent, Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd., and Yamanouchi U.S. Holding Inc.

DESCRIPTION OF FIXED RATE NOTES

Except as otherwise indicated, the following description relates to both the fixed rate outstanding notes and the fixed rate exchange notes and is meant to be only a summary of the material provisions of the indenture. This description does not restate all of the terms of the indenture in their entirety. The form and terms of the fixed rate exchange notes are the same as the form and terms of the fixed rate outstanding notes in all material respect, except that:

•	the fixed rate exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain provisions relating to an increase in the interest rate that were included in the terms of the fixed rate outstanding notes in circumstances relating to the timing of the exchange offer; and

•	the holders of the fixed rate exchange notes will not be entitled to all of the rights of the holders of the fixed rate outstanding notes under the registration rights agreement, which terminates upon the completion of the exchange offer.

For purposes of this section, references to the notes shall be deemed to refer to the fixed rate outstanding notes or fixed rate exchange notes, as applicable.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Harry & David” refers only to Harry & David Operations Corp. and its permitted successors and not to any of its subsidiaries and the words “note” and “notes” refers only to the 9.0% Senior Notes due 2013 and the Fixed Rate Exchange Notes and not to the Senior Floating Rate Notes due 2012 and the Senior Floating Rate Exchange Notes due 2012 issued concurrently therewith pursuant to the indenture (the “Floating Rate Notes”).

Harry & David will issue the fixed rate exchange notes under the same indenture which the fixed rate outstanding notes were issued. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Although the fixed rate exchange notes and the floating rate exchange notes will be issued under the same indenture, they will be treated as separate classes of securities for certain purposes and therefore will not vote together or be treated together for certain purpose.

The following description is a summary of the material provisions of the indenture as it pertains to the exchange notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description Of The Notes And The Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of Harry & David;

•	rank equal in right of payment with all existing and future unsecured senior Indebtedness of Harry & David, including the Floating Rate Notes;

•	are senior in right of payment to any future subordinated Indebtedness of Harry & David; and

•	are fully and unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement. See “Risk factors—The notes will be effectively subordinated to our secured debt.”

The Note Guarantees

The notes are jointly and severally, fully and unconditionally guaranteed by Harry & David Holdings Inc., the parent company of Harry & David (including its permitted successors and assigns, “Parent”) and all of Harry & David’s existing and future Domestic Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	ranks equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor, including the guarantee of such Guarantor of the Floating Rate Notes; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Each guarantee of the notes will be effectively subordinated to the guarantees of such Guarantor under the Credit Agreement. As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity And Interest

Harry & David issued $175.0 million in aggregate principal amount of outstanding notes on February 25, 2005 and will issue up to an equal principal amount of exchange notes in this exchange offer. Harry & David may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Harry & David will issue notes in registered form, without coupons and in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2013.

Interest on the notes accrues at the rate of 9.0% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year and will accrue from the last interest payment date on which interest in respect of the outstanding notes surrendered in the exchange offer was paid, or if no interest was paid on the outstanding notes, from February 25, 2005. Harry & David will make each interest payment to the holders of record on the immediately preceding February 15 and August 15. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes.

Interest on the notes has accrued from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Transfer And Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Harry & David will not be required to transfer or exchange any note selected for redemption. Also, Harry & David will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or during the period between a record date and the corresponding interest payment date.

Note Guarantees

The notes are jointly and severally, fully and unconditionally guaranteed by Parent and each of Harry & David’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Applicable statutes allow courts, under specific circumstances, to void the guarantees of the notes.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, whether or not such Subsidiary Guarantor is the surviving Person, another Person, other than Harry & David or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in a sale or disposition or the Person formed by or surviving a consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee and the registration rights agreement if then applicable pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to the transaction) Harry & David or a Restricted Subsidiary of Harry & David, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and, with respect to Subsidiary Guarantors, does not violate the “Merger” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Harry & David or a Restricted Subsidiary of Harry & David, if the sale or other disposition does not violate the “Asset Sale” of the indenture and does not violate the “Merger” provisions of the indenture;

(3) if Harry & David designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to March 1, 2008, Harry & David may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.0% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the applicable redemption date, with all or a portion of the net cash proceeds of a Qualified Equity Offering of Harry & David or a contribution to Harry & David’s common equity capital made with the net cash proceeds of a Qualified Equity Offering of Parent; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Harry & David and its Subsidiaries) remains outstanding immediately after the redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests or contribution.

We intend to rely on this provision to redeem up to $61.3 million of the notes with a portion of the net proceeds of Parent’s proposed initial public offering.

On or after March 1, 2009, Harry & David may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	104.500%
2010	102.250%
2011 and thereafter	100.000%

Unless Harry & David defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to March 1, 2009, Harry & David may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Harry & David is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase At The Option Of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Harry & David to repurchase all or any part (in a minimum aggregate principal amount of $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Harry & David will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Harry & David will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. Harry & David will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Harry & David will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Harry & David will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Harry & David.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each new note will be in a minimum aggregate principal amount of $1,000 or an integral multiple of $1,000. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the holder in whose name a note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer. Harry & David’s ability to repurchase the notes pursuant to a Change of Control Offer may be limited by a number of factors, including the inability to obtain funds necessary to finance the repurchase. Harry & David will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Harry & David to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Harry & David repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Harry & David will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Harry & David and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Harry & David and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Harry & David to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Harry & David and its Subsidiaries taken as a whole, or less than all of the assets of Parent and its Subsidiaries taken as a whole, to another Person or group may be uncertain.

The agreements governing Harry & David’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Harry & David to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control does not, due to the financial effect of such repurchases on Harry & David. In the event a Change of Control occurs at a time when Harry & David is prohibited from purchasing notes, Harry & David could seek the consent of the applicable lenders to purchase the notes or could attempt to refinance the indebtedness that contains such prohibition. If Harry & David does not obtain a consent or repay the indebtedness, Harry & David will remain prohibited from purchasing the notes. In that case, Harry & David’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other indebtedness. Some of the agreements governing Harry & David’s other indebtedness may also require the repayment, repurchase or redemption of the applicable indebtedness upon a change of control. Harry & David’s ability to pay cash to the holders of notes and the holders of any other indebtedness requiring repayment, repurchase or redemption may be limited by Harry & David’s then existing financial resources. See “Risk factors—We May Not be Able to Repurchase the Notes Upon a Change of Control as Required by the Indenture.”

Asset Sales

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Harry & David (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Harry & David or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash or Cash Equivalents:

(a) any liabilities, as shown on Harry & David’s most recent consolidated balance sheet, of Harry & David or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of such assets pursuant to a customary novation agreement that releases Harry & David or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Harry & David or any such Restricted Subsidiary from a transferee that are contemporaneously, subject to ordinary settlement periods, converted by Harry & David or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Harry & David (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto and, solely with respect to Net Proceeds from the sale of the J&P Business, and if no such Indebtedness is outstanding, up to $15.0 million to pay ordinary course working capital requirements, including repaying revolving Indebtedness under a Credit Facility;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Harry & David;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Harry & David may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 20 days thereof, Harry & David will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that ranks equal with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally ranked Indebtedness that may be purchased or repaid out of the Excess Proceeds; provided, however, that Harry & David shall be permitted, at Harry & David’s option, to make an Asset Sale Offer with respect to the notes prior to making an Asset Sale Offer with respect to the Floating Rate Notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and premium, including Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Harry & David may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other equally ranked Indebtedness surrendered for repurchase, repayment or redemption in the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and that other equally ranked Indebtedness to be repurchased, repaid or redeemed on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Harry & David will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with each repurchase of notes in an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Harry & David will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Harry & David’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Harry & David to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on Harry & David. In the event an Asset Sale occurs at a time when Harry & David is prohibited from purchasing notes, Harry & David could seek the consent of the applicable lenders to purchase the notes or could attempt to refinance the indebtedness that contains such prohibition. If Harry & David does not obtain a consent or repay the indebtedness, Harry & David will remain prohibited from purchasing the notes. In that case, Harry & David’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other indebtedness. Some or the agreements governing Harry & David’s other indebtedness may also require the repayment, repurchase or redemption of the applicable indebtedness upon an Asset Sale. Harry & David’s ability to pay cash to the holders of notes and the holders of any other indebtedness requirement repayment, repurchase or redemption may be limited by Harry & David’s then existing financial resources.

Selection And Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depository requirements.

No notes of aggregate principal amount of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in aggregate principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Harry & David’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Harry & David or any of its Restricted Subsidiaries) or to the direct or indirect holders of Harry & David’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Harry & David and other than dividends or distributions payable to Harry & David or a Restricted Subsidiary of Harry & David);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Harry & David) any Equity Interests of Harry & David or any direct or indirect parent of Harry & David (including Parent);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Harry & David or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Harry & David and any of its Restricted Subsidiaries), except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Harry & David would, at the time of such Restricted Payment and after giving pro forma effect to the Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) the amount of the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Harry & David and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Harry & David for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Harry & David’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Harry & David since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Harry & David (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Harry & David that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Harry & David); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of Harry & David designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Harry & David’s Investment in that Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 100% of any dividends received by Harry & David or a Restricted Subsidiary of Harry & David after the date of the indenture from an Unrestricted Subsidiary of Harry & David, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Harry & David for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Harry & David) of, Equity Interests of Harry & David (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Harry & David; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Harry & David that is contractually subordinated to the notes or to any Note Guarantee in exchange for or out of the net cash proceeds of a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the declaration and payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Harry & David to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Harry & David or any Restricted Subsidiary of Harry & David held by any current or former officer, director or employee (and their respective permitted transferees under the applicable benefit plan, if any, under which such Equity Interests were issued) of Parent, Harry & David or any of Harry & David’s Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of, or the redemption at stated maturity or any mandatory redemption date of, any class or series of Disqualified Stock of Harry & David or any Restricted Subsidiary of Harry & David issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) Permitted Payments to Parent;

(9) the return of capital described in “Use of Proceeds” that was made substantially concurrently with the issuance of the outstanding notes;

(10) the retirement of any shares of Disqualified Stock of Harry & David or a Restricted Subsidiary by conversion into or by exchange for, shares of Disqualified Stock of Harry & David or a Restricted Subsidiary, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Harry & David) of other shares of Disqualified Stock of Harry & David or a Restricted Subsidiary issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the Disqualified Stock of Harry & David that replaces the retired shares of Disqualified Stock shall not require the direct or indirect payment of any liquidation preference earlier in time than the stated maturity or any mandatory redemption date of the retired shares of Disqualified Stock; and

(11) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Harry & David or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Harry & David whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Harry & David will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Harry & David may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Harry & David’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Harry & David and any Subsidiary Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Harry & David and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $125.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Harry & David or any of its Restricted Subsidiaries since the date of the indenture to (a) repay any term Indebtedness under a Credit Facility or (b) repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, in each of cases (a) and (b) pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (ii) the Borrowing Base;

(2) the incurrence by Harry & David and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Harry & David and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees and by the Floating Rate Notes and the related guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees and the exchange Floating Rate Notes and related guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Harry & David or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by Harry & David or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by Harry & David or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Harry & David and any of its Restricted Subsidiaries; provided, however, that:

(a) if Harry & David or any Guarantor is the obligor on such Indebtedness and the payee is not Harry & David or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Harry & David, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Harry & David or a Restricted Subsidiary of Harry & David and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Harry & David or a Restricted Subsidiary of Harry & David, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Harry & David or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Harry & David’s Restricted Subsidiaries to Harry & David or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Harry & David or a Restricted Subsidiary of Harry & David; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Harry & David or a Restricted Subsidiary of Harry & David,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Harry & David or any of its Restricted Subsidiaries of Hedging Obligations made other than for speculative purposes;

(9) the guarantee by Harry & David or any of the Guarantors of Indebtedness of Harry & David or a Restricted Subsidiary of Harry & David that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or ranked equally with the notes, then the Guarantee shall be subordinated or rank equally, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by Harry & David or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness arising from agreements of Harry & David or a Restricted Subsidiary of Harry & David providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of Harry & David in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Harry & David and its Restricted Subsidiaries in connection with such disposition; and

(13) the incurrence by Harry & David or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $15.0 million.

Harry & David will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Harry & David or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Harry & David solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Harry & David will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Harry & David as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Harry & David or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Harry & David will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Harry & David or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Harry & David or any of its Restricted Subsidiaries;

(2) make loans or advances to Harry & David or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Harry & David or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Harry & David or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition (including by sale, lease or other transfer) or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Harry & David’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Harry & David will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Harry & David is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Harry & David and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Harry & David is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Harry & David) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any consolidation or merger (if other than Harry & David) or the Person to which a sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Harry & David under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after the transaction, no Default or Event of Default exists; and

(4) Harry & David or the Person formed by or surviving any consolidation or merger (if other than Harry & David), or to which a sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Harry & David will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Harry & David with an Affiliate solely for the purpose of reincorporating Harry & David in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Harry & David and its Restricted Subsidiaries.

Transactions with Affiliates

Harry & David will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Harry & David, but excluding any such transaction, contract, agreement or understanding made or amended solely in connection with a contribution to the common equity of Harry & David or any such Restricted Subsidiary (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Harry & David or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Harry & David or such Restricted Subsidiary with an unrelated Person; and

(2) Harry & David delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Harry & David set forth in an officers’ certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Harry & David; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Harry & David or such Subsidiary of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, compensation or employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Harry & David or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Harry & David and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Harry & David) that is an Affiliate of Harry & David solely because Harry & David owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Harry & David;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Harry & David to Affiliates of Harry & David;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) transactions pursuant to agreements in existence on the date of the Indenture, as such agreements may thereafter be amended, modified or extended on terms no less favorable to Harry & David or any of its Subsidiaries than those terms in effect on the date of the Indenture;

(8) transactions with businesses that are Affiliates of the Principals in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party (as determined in good faith by the management of Harry & David);

(9) Permitted Payments to Parent; and

(10) the return of capital described in “Use of Proceeds” that was made substantially concurrently with the issuance of the outstanding notes.

Business Activities

Harry & David and Parent will not, and Harry & David will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Harry & David and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Harry & David or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Harry & David may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Harry & David and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Harry & David. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Harry & David as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Harry & David as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Harry & David will be in default of such covenant. The Board of Directors of Harry & David may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Harry & David; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Harry & David of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Harry & David and Parent will not, and Harry & David will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Harry & David will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Harry & David were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Harry & David were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Harry & David’s consolidated financial statements by Harry & David’s independent registered public accounting firm. In addition, following the consummation of this exchange offer, Harry & David will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of this exchange offer, Harry & David is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Harry & David will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Harry & David will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Harry & David’s filings for any reason, Harry & David will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Harry & David were required to file those reports with the SEC.

If Harry & David has designated any of its Subsidiaries as Unrestricted Subsidiaries and does not otherwise deliver the information required by Rule 3-10 of Regulation S-X (or any applicable successor provision) with the information required by the preceding paragraphs, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Harry & David and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Harry & David.

In addition, Harry & David and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that (1) the rules and regulations of the SEC permit Harry & David and any direct or indirect parent entity (including Parent) to report at such parent entity’s level on a consolidated basis, (2) such parent entity is not engaged in any business other than the Permitted Business of Parent and (3) such parent entity’s consolidated capitalization (including cash and cash equivalents) does not differ materially from that of Harry & David and its Subsidiaries on a consolidated basis, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided, that such information and reports distinguish in all material respects between Harry & David and its Subsidiaries and such parent entity and its other subsidiaries, if any.

Events Of Default And Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Parent or Harry & David or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by Parent or Harry & David or any of its Restricted Subsidiaries for 60 days after notice to Harry & David by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Harry & David or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Harry & David or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of the Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by Harry & David or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee made by Parent or by a Restricted Subsidiary that is a Significant Subsidiary is, or any Note Guarantees by any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary are, held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Harry & David or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Harry & David, any Restricted Subsidiary of Harry & David that is a Significant Subsidiary or any group of Restricted Subsidiaries of Harry & David that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Harry & David with the intention of avoiding payment of the premium that Harry & David would have had to pay if Harry & David then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Harry & David with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2009, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Harry & David is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Harry & David is required to deliver to the trustee a statement specifying such Default or Event of Default.

Legal Defeasance And Covenant Defeasance

Harry & David may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) Harry & David’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Harry & David’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Harry & David may, at its option and at any time, elect to have the obligations of Harry & David and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Harry & David must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Harry & David must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Harry & David must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Harry & David has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Harry & David must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Harry & David or any Guarantor is a party or by which Harry & David or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Harry & David or any of its Subsidiaries is a party or by which Harry & David or any of its Subsidiaries is bound;

(6) Harry & David must deliver to the trustee an officers’ certificate stating that the deposit was not made by Harry & David with the intent of preferring the holders of notes over the other creditors of Harry & David with the intent of defeating, hindering, delaying or defrauding any creditors of Harry & David or others; and

(7) Harry & David must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement And Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Harry & David, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Harry & David’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Harry & David’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9) to add additional obligors under the indenture and the notes.

Satisfaction And Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Harry & David, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Harry & David or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Harry & David or any Guarantor is a party or by which Harry & David or any Guarantor is bound;

(3) Harry & David or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Harry & David has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Harry & David must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning The Trustee

If the trustee becomes a creditor of Harry & David or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Harry & David Operations Corp., 2500 South Pacific Highway, Medford, Oregon 97501, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Parent of all the common stock of Harry & David pursuant to the Yamanouchi Stock Purchase Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at March 1, 2009, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” with respect to any Person means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the Person; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Harry & David and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Harry & David’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or rights having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets or rights between or among Harry & David and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Harry & David to Harry & David or to a Restricted Subsidiary of Harry & David;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the sale or other disposition of Equity Interests of Unrestricted Subsidiaries;

(8) the sale of net operating losses to Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd., and Yamanouchi U.S. Holding Inc. pursuant to the Yamanouchi Stock Purchase Agreement;

(9) sales of assets or rights received by Harry & David or any of its Restricted Subsidiaries upon foreclosure on a Lien or upon a transfer of title for a secured Investment in default; and

(10) sales or grants of licenses to use Harry & David’s or any Restricted Subsidiary’s intellectual property in the ordinary course of business to the extent that such sale or license does not prohibit Harry & David or such Restricted Subsidiary from using the intellectual property.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 80% of the face amount of all accounts receivable owned by Harry & David and its Restricted Subsidiaries as of such date that were no more than 90 days past due, including, without limitation, amounts due to Harry & David and its Restricted Subsidiaries from any credit card company;

(2) (A) during the months of January through and including September in each calendar year, an advance rate of 55% and (B) at all other times, an advance rate of 75% of the book value of all inventory owned by Harry & David and its Restricted Subsidiaries as of such date, including, without limitation, all shipping and packing supplies; and

(3) during the five fiscal month period beginning with the first day of the fiscal month of Harry & David closest to July 31, an amount equal to 50% of the fair market value of the equipment and real property owned by Harry & David and its Restricted Subsidiaries as of such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Harry & David and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Harry & David or Parent;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Harry & David or Parent, measured by voting power rather than number of shares; or

(4) after an initial public offering of Harry & David or any direct or indirect parent of Harry & David (including Parent), the first day on which a majority of the members of the Board of Directors of Harry & David are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) plus non-recurring expenses or charges of such Person and its Restricted Subsidiaries (including, without limitation, non-recurring expenses or charges in connection with the Acquisition, the Credit Agreement or the NOL Loan); any determination of whether an expense or charge is non-recurring shall be made by Harry & David’s chief financial officer pursuant to such officer’s good faith judgment, it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination); plus

(6) through March 25, 2006, up to $1.9 million of operating losses incurred in the applicable period related to stores actually closed during the period from the date of the indenture through March 25, 2006; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Harry & David will be added to Consolidated Net Income to compute Consolidated Cash Flow of Harry & David only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Harry & David by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash compensation charges shall be excluded;

(5) any impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or Financial Accounting Standards Board Statement No. 144 will be excluded;

(6) any income received or expenses incurred in connection with the indemnification obligations under the Yamanouchi Stock Purchase Agreement shall be excluded; and

(7) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Harry & David or Parent, as applicable, who:

(1) was a member of the Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of June 17, 2004, by and among Harry & David, Parent, the Subsidiaries of Harry & David party thereto, and the lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Harry & David to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Harry & David may not repurchase, repay or redeem any such Capital Stock pursuant to such provisions unless such repurchase, repayment or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Harry & David and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Harry & David that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Harry & David.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Harry & David and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Harry & David (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such four-quarter period to the Fixed Charges of such Person for such four-quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than revolving borrowings under a Credit Facility) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (as used in this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon but only to the extent of such Guarantee or Lien; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Harry & David (other than Disqualified Stock) or to Harry & David or a Restricted Subsidiary of Harry & David, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Harry & David that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) Parent;

(2) Harry & David Direct Marketing, Inc., Jackson & Perkins Company, Harry and David, Harry & David Stores, Inc., Harry & David Operations, Inc., Harry & David Orchards, Inc., Jackson & Perkins Operations, Inc. and Jackson & Perkins Wholesale, Inc.; and

(3) any other Subsidiary of Harry & David that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Harry & David.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of that Person shall be the lesser of (A) the Fair Market Value of such asset at the date of determination and (B) the amount of such Indebtedness of that Person, and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Harry & David or any Subsidiary of Harry & David sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Harry & David such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Harry & David, Harry & David will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Harry & David’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Harry & David or any Subsidiary of Harry & David of a Person that holds an Investment in a third Person will be deemed to be an Investment by Harry & David or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“J&P Business” means all or a portion of the stock or assets of the Jackson & Perkins business as conducted by Jackson & Perkins Company, Jackson & Perkins Operations, Inc., and Jackson & Perkins Wholesale, Inc. as of the date of the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Harry & David or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NOL Loan” means all outstanding Indebtedness of Parent under the credit agreement, dated as of June 17, 2004, among Parent, the lenders party thereto and UBS AG, Stamford Branch, as administrative agent, as it exists on the date of the indenture.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Harry & David nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Harry & David or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Harry & David or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Harry & David’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person (other than an Affiliate) which are useful in a Permitted Business.

“Permitted Business” means (a) with respect to Harry & David, the businesses engaged in by Harry & David and its Subsidiaries on the date of the indenture as described in this offering memorandum and businesses that are reasonably related thereto or reasonable extensions thereof and (b) with respect to Parent, holding securities of Harry & David.

“Permitted Investments” means:

(1) any Investment in Harry & David or in a Restricted Subsidiary of Harry & David that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by Harry & David or any Restricted Subsidiary of Harry & David in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Harry & David and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Harry & David or a Restricted Subsidiary of Harry & David that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Harry & David or Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Harry & David or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates or by foreclosure;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Harry & David or any Restricted Subsidiary of Harry & David in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investment in a Foreign Subsidiary of Harry & David having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $2.0 million and any Investment in a Foreign Subsidiary of Harry & David by another Foreign Subsidiary of Harry & David; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on assets of Harry & David or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1) or clause (13) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of Harry & David or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Harry & David or any Subsidiary of Harry & David; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Harry & David or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Harry & David or any Subsidiary of Harry & David; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture and Liens replacing those solely on the same property and with the same terms;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, suppliers’ and repairmen’s Liens and Liens pursuant to workers compensation, unemployment insurance and other types of social security laws and regulations, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) bankers’ Liens, rights of setoff and other similar Liens exiting solely with respect to cash and Cash Equivalents on deposit, granted in the ordinary course of business of Harry & David or any Subsidiary of Harry & David;

(14) Liens created by leases or subleases with respect to the assets or properties of Harry & David or a Restricted Subsidiary in each case entered into in the ordinary course of business so long as such leases do not (i) interfere in any material respect with the ordinary conduct of the business of Harry & David or such Restricted Subsidiary, as applicable, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(15) Liens arising out of judgments or awards not resulting in an Event of Default and in respect to which Harry & David or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the Fair Market Value of any property encumbered by such Liens) does not exceed $1.0 million at any time outstanding;

(16) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Harry & David or a Restricted Subsidiary in the ordinary course of business;

(18) Liens arising pursuant to purchase money obligations or Capital Lease Obligations; provided, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the purchase price and/or the cost of installation, construction or improvement of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such purchase money obligations or capital lease obligations and the proceeds thereof and do not encumber any other property;

(19) Liens arising pursuant to licenses or sublicenses of intellectual property granted by Harry & David or a Restricted Subsidiary in the ordinary course of business and not materially impairing the use by Harry & David or its Restricted Subsidiaries of such intellectual property or the value of such intellectual property;

(20) Liens on documents and the goods covered thereby, rights under any agreements with respect to such goods and other collateral customarily securing such letters of credit (and granted pursuant to standard form letter of credit applications) and proceeds of the foregoing, in each case, relating to the letters of credit permitted under the indenture and securing obligations with respect thereto;

(21) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; or

(22) other Liens incurred in the ordinary course of business of Harry & David or any Subsidiary of Harry & David with respect to obligations that do not exceed $1.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $1.0 million per annum;

(2) for so long as Harry & David is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Harry & David and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Harry & David would owe if Harry & David were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Harry & David and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Harry & David shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to Harry & David; and

(3) payments to Parent to permit Parent to pay expenses incurred by Parent in connection with any future initial public offering of Parent in an aggregate amount not to exceed $2.0 million since the date of the indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of Harry & David or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Harry & David or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Harry & David or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Wasserstein Partners, LP and its Affiliates.

“Qualified Equity Offering” means, with respect to any Person, a public offering of the Equity Interests (other than Disqualified Stock) of such Person made to Persons who are not Affiliates of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture or, if later, the date of incurrence, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Indebtedness” means, with respect to any specified Person, all Indebtedness of such Person, on a consolidated basis.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2009; provided, however, that if the period from the redemption date to March 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Harry & David that is designated by the Board of Directors of Harry & David as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Harry & David or any Restricted Subsidiary of Harry & David unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Harry & David or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Harry & David;

(3) is a Person with respect to which neither Harry & David nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Harry & David or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Yamanouchi Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of April 1, 2004 among Parent, Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd., and Yamanouchi U.S. Holding Inc.

BOOK-ENTRY, DELIVERY AND FORM

We issued the outstanding notes in the form of global securities. The exchange notes will be initially issued in the form of global securities registered in the name of the DTC or its nominee.

Upon the issuance of a global security, the DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the exchange notes represented by such global security exchanged by such persons in the exchange offer. The term “global security” means the outstanding global securities or the exchange global securities, as the context may require. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the DTC, which we refer to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Because the DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global security to pledge its interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.

Payment of principal of and interest on any notes represented by a global security will be made in immediately available funds to the DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. We have been advised by the DTC that upon receipt of any payment of principal of or interest on any global security, the DTC will immediately credit, on its book—entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of the DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global security may not be transferred except as a whole by the DTC or a nominee of the DTC to a nominee of the DTC or to the DTC. A global security is exchangeable for certificated notes only if:

(a) The DTC notifies us that it is unwilling or unable to continue as a depositary for such global security or if at any time the DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository within 90 days;

(b) we, in our discretion, at any time determines not to have all the notes represented by such global security; or

(c) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such global security.

Any global security that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as the DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of the DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated notes:

(a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and will bear the applicable restrictive legend, unless that legend is not required by applicable law;

(b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at our office or agency maintained for such purposes; and

(c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Certificated notes may not be exchanged for beneficial interests in any global security unless the transferor first delivers to the trustee of the notes under the Indenture, the trustee, a written certificate, in the form provided in the Indenture, to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes.

We will make payments in respect of the notes represented by the global securities, including principal and interest, by wire transfer of immediately available funds to the accounts specified by the global security holder. The Company will make all payments of principal and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

So long as the DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, the DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the Indenture and the notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the Indenture, the DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Consequently, neither us, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(a) any aspect of the DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of the DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or

(b) any other matter relating to the actions and practices of the DTC or any of its participants or indirect participants.

The DTC has advised us that it is a limited–purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book–entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own the DTC. Access to the DTC’s book–entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. We or the trustee will have no responsibility for the performance by the DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF

THE EXCHANGE OFFER

Under current law, the exchange of notes for exchange notes pursuant to the registered exchange offer will not be treated as an “exchange” for federal income tax purposes. Accordingly, holders will not recognize taxable gain or loss upon the receipt of exchange notes in exchange for notes in the exchange offer, the holding period for an exchange note received in the exchange offer will include the holding period of the note surrendered in exchange therefor, and the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the note surrendered in exchange therefor.

The following is a summary of the material U.S. federal income tax considerations relating to the exchange offer and to the purchase, ownership and disposition of the notes by initial holders. For purposes of this section, references to the notes shall be deemed to refer to the outstanding notes or the exchange notes, as applicable.

The following summary is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or I.R.S., or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the I.R.S. will agree with such statements.

This summary assumes that the notes are held as capital assets within the meaning of Section 1221 of the U.S. Tax Code, and holders purchased the notes upon their initial issuance at the notes’ initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax–exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark–to–market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or partnerships or other pass–through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

This summary of the material U.S. federal income tax considerations is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Tax Consequences of the Offer

Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for U.S. federal income tax purposes. As a result, you will not recognize taxable income, gain or loss on such exchange, your holding period for the exchange notes will include the holding period for the outstanding notes so exchanged, your adjusted tax basis in the exchange notes immediately following the exchange will be the same as your adjusted tax basis in the outstanding notes so exchanged immediately prior to the exchange, and the U.S. federal income tax consequences associated with owning the outstanding notes will generally continue to apply to the exchange notes. The following discussion of the U.S. federal income tax consequences of the ownership of “notes” describes the material U.S. federal income tax consequences of the ownership of exchange notes.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non–U.S. Holders” of the notes are described under “—Consequences to Non–U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, exchange (other than pursuant to the exchange offer), redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long–term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the I.R.S. that payments to you are subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

Consequences to Non–U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non–U.S. Holder of notes. The term “Non–U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

Special rules may apply to certain Non–U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as such terms are defined in the Code. If you are a Non–U.S. Holder, we encourage you to consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

The 30% U.S. federal withholding tax (or lower applicable treaty rate) will not apply to any payment to you of interest on a note that is not effectively connected with a U.S. trade or business provided that:

•	you do not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

(a) you provide your name and address, and certify, under penalties of perjury, that you are not a “United States person” (which certification may be made on an I.R.S. Form W–8BEN) or (b) a Securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, either that it has received I.R.S. Form W–8BEN from you or from another qualifying financial institution intermediary or that it is permitted to establish and has established your foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) I.R.S. Form W–8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W–8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

Disposition of Notes

Any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A Non–U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Information Reporting and Backup Withholding

In general, information reporting and backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non–U.S. Holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “—Payments of Interest” is effective to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will use our reasonable best efforts to keep the exchange offer registration statement continuously effective for a period not to exceed 180 days after the date on which it is declared effective, or such longer period if extended as outlined in the registration rights agreement, or such earlier period if we have been notified in writing that participating broker-dealers have resold all exchange notes acquired and we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with these resales. In addition, until 180 days after the expiration date, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the expiration date of the exchange offer, or such longer period if extended as outlined in the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day, New York, New York, will pass upon certain legal matters under New York and Delaware law for us regarding the exchange notes. Robert E. Bluth, our Senior Vice President, General Counsel and Secretary, will pass upon certain legal matters under Oregon law for us regarding the exchange notes.

EXPERTS

Independent Registered Public Accounting Firm

Ernst & Young LLP, an independent registered public accounting firm, has audited the predecessor’s consolidated financial statements and schedule for the years ended March 29, 2003 and March 27, 2004, and for the period from March 28, 2004 to June 16, 2004, and our successor’s consolidated financial statements have been audited for the period from June 17, 2004 to June 26, 2004 and for the year ended June 25, 2005 as set forth in their reports. We have included the predecessor’s and successor’s consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on our company and the exchange notes we are offering, you should review the registration statement.

Following effectiveness of the registration statement relating to the exchange offer or effectiveness of the registration statement relating to the proposed initial public offering, whichever is earlier, we will file reports and other information with the SEC. These reports, the registration statement and other information are or will be available after filing for reading copying at the SEC Public Reference Room at Room 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains the registration statement and the reports and other information that we will file in the future electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Audited Consolidated Financial Statements

Consolidated Balance Sheets as of June 26, 2004 and June 25, 2005	F-3

Consolidated Statements of Operations for the year ended March 29, 2003, the year ended March 27, 2004, the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the year ended June 25, 2005	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the year ended March 29, 2003, the year ended March 27, 2004, the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the year ended June 25, 2005	F-5

Consolidated Statements of Cash Flows for the year ended March 29, 2003, the year ended March 27, 2004, the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the year ended June 25, 2005	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Harry & David Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Harry & David Holdings, Inc. and Subsidiaries (the Successor) as of June 26, 2004 and June 25, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from June 17, 2004 to June 26, 2004 and the year ended June 25, 2005. We have also audited the accompanying consolidated statements of operations, stockholders’ equity, and cash flows of Harry & David Operations Corp. (the Predecessor) for each of the years ended March 29, 2003 and March 27, 2004, and the period from March 28, 2004 to June 16, 2004. These financial statements are the responsibility of the Successor and Predecessor management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Successor’s and Predecessor’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Successor’s and Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial positions of the Successor at June 26, 2004 and June 25, 2005, and the consolidated results of its operations and its cash flows for the period from June 17, 2004 to June 26, 2004 and the year ended June 25, 2005, and the Predecessor’s consolidated results of operations and cash flows for each of the years ended March 29, 2003 and March 27, 2004, and the period from March 28, 2004 to June 16, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 4, the Predecessor has restated its financial statements to comply with recent Securities and Exchange Commission guidance on lease accounting.

/s/    ERNST & YOUNG LLP

Portland, Oregon

September 1, 2005, except for the

second paragraph of Note 9, as to

which the date is September 15, 2005

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in Thousands, Except Share Data)

	June 26, 2004 (Successor)	June 25, 2005 (Successor)
Assets
Current assets:
Cash and cash equivalents	$23,629	$24,854
Trade accounts receivable, less allowance for doubtful accounts of $529 at June 26, 2004 and $150 at June 25, 2005	11,404	8,434
Other receivables	5,216	2,025
Inventories	64,582	68,660
Prepaid catalog expenses	3,015	3,811
Income taxes receivable	–	247
Deferred income taxes	6,085	–
Other current assets	6,101	6,220

Total current assets	120,032	114,251

Property, plant, and equipment, net	163,901	165,006
Software, net	12,393	11,705
Intangibles, net	37,358	35,084
Deferred financing costs, net	7,781	14,269
Deferred income taxes	–	5,869
Other assets	853	628

Total assets	$342,318	$346,812

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$14,850	$18,759
Accrued payroll and benefits	15,282	15,943
Income taxes payable	5,856	–
Deferred revenue	14,360	15,002
Deferred income taxes	–	24,127
Accrued interest	495	5,940
Accrued restructuring costs	10,477	2,224
Other accrued liabilities	5,120	6,996
Note payable	13,900	268

Total current liabilities	80,340	89,259

Long-term debt	147,055	245,000
Accrued pension liability	28,243	30,982
Deferred income taxes	3,686	–
Other long-term liabilities	370	1,798

Total liabilities	259,694	367,039

Commitments and Contingencies	–	–

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,000,000 shares issued and outstanding	10	10
Additional paid-in capital	83,992	1,864
Accumulated deficit	(1,378)	(22,101)

Total stockholders’ equity (deficit)	82,624	(20,227)

Total liabilities and stockholders’ equity (deficit)	$342,318	$346,812

See accompanying notes.

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period from March 28, 2004 to June 16, 2004 (Predecessor)	Period from June 17, 2004 to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
	(Restated)	(Restated)
Net Sales	$515,131	$522,162	$61,845	$7,664	$566,266

Costs and expenses:
Cost of goods sold	289,049	295,706	46,152	5,382	319,776
Selling, general and administrative	205,338	211,951	41,488	4,023	218,277

	494,387	507,657	87,640	9,405	538,053

Operating income (loss)	20,744	14,505	(25,795)	(1,741)	28,213

Other (income) expense:
Interest income	(29)	(34)	(8)	(1)	(934)
Interest expense	654	411	21	565	35,351
Loss on investments	1,017	–	–	–	–
Gain on vendor settlement	–	(3,735)	–	–	–
Other (income) expense, net	216	(1,072)	–	–	(270)

	1,858	(4,430)	13	564	34,147

Income (loss) before income taxes	18,886	18,935	(25,808)	(2,305)	(5,934)
Provision (benefit) for income taxes	8,635	8,098	(10,476)	(927)	(1,611)

Net income (loss)	$10,251	$10,837	$(15,332)	$(1,378)	$(4,323)

Net income (loss) per share:
Basic and diluted	$10,251	$10,837	$(15,332)	$(1.38)	$(4.32)

Weighted-average shares used in per share calculations:
Basic and diluted	1,000	1,000	1,000	1,000,000	1,000,000

See accompanying notes.

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

(in Thousands, Except Share Data)

	Common Stock		Additional Paid-In Capital	Stockholder Note	Retained Earnings (Accumulated Deficit)	Total
	Shares	Value
Balance at March 30, 2002 (Predecessor-restated)	1,000	$1	$187,824	$–	$4,773	$192,598
Cumulative effect of lease restatement	–	–	–	–	(1,817)	(1,817)
Distribution on reorganization	–	–	(16,632)	–	–	(16,632)
Net income and comprehensive income (restated)	–	–	–	–	10,251	10,251
Dividend to stockholders	–	–	–	–	(3,497)	(3,497)

Balance at March 29, 2003 (Predecessor-restated)	1,000	1	171,192	–	9,710	180,903
Net income and comprehensive income (restated)	–	–	–	–	10,837	10,837

Balance at March 27, 2004 (Predecessor-restated)	1,000	1	171,192	–	20,547	191,740
Capital contribution by YCI	–	–	28,998	–	–	28,998
Net loss and comprehensive loss (restated)	–	–	–	–	(15,332)	(15,332)
Sale of Harry & David Operations Corp by YCI and elimination of equity accounts	(1,000)	(1)	(200,190)	–	(5,215)	(205,406)
Issuance of common stock in the Acquisition	1,000,000	10	83,992	–	–	84,002

Balance at June 17, 2004 (Successor)	1,000,000	10	83,992	–	–	84,002
Net loss and comprehensive loss	–	–	–	–	(1,378)	(1,378)

Balance at June 26, 2004 (Successor)	1,000,000	10	83,992	–	(1,378)	82,624
Return of capital to stockholders	–	–	(82,630)	–	–	(82,630)
Issuance of stockholder note	–	–	–	(250)	–	(250)
Accrued interest on stockholder note	–	–	–	(13)	–	(13)
Stock option compensation expense	–	–	502	–	–	502
Assignment of NOL proceeds to stockholders	–	–	–	–	(16,400)	(16,400)
Repayment of stockholder note and interest	–	–	–	263	–	263
Net loss and comprehensive loss	–	–	–	–	(4,323)	(4,323)

Balance at June 25, 2005 (Successor)	1,000,000	$10	$1,864	$–	$(22,101)	$(20,227)

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in Thousands)

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period from March 28, 2004 to June 16, 2004 (Predecessor)		Period from June 17, 2004 to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
	(Restated)	(Restated)
Operating activities
Net income (loss)	$10,251	$10,837		$(15,332)	$(1,378)	$(4,323)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	15,687	16,224		4,264	293	10,615
Amortization	1,236	1,192		1,790	156	5,003
Stock option compensation expense	–	–		–	–	502
Amortization of deferred financing costs	–	–		–	73	2,991
Write-off of deferred financing costs	–	–		–	–	7,956
Loss on impairment of property, plant, equipment, and software	316	1,949		–	–	–
Loss on retirement of property, plant, equipment, and software	784	882		–	–	192
Loss on investments	1,017	–		–	–	–
Deferred income taxes	(6,353)	(1,185)		7,320	(7,341)	8,242
Changes in operating assets and liabilities:
Purchase of short-term investments	–	–		–	–	(58,053)
Sale of short-term investments	–	–		–	–	58,053
Accounts receivable	(984)	1,531		7,918	1,316	2,961
Inventories	103	1,455		(4,752)	(1,315)	(4,078)
Prepaid advertising and other assets	(300)	5,135		4,279	(312)	2,617
Accounts payable and accrued liabilities	3,733	(7,361)		(14,751)	9,065	(1,675)
Deferred revenue	(2,502)	(692)		(3,573)	(2,303)	644

Net cash provided by (used in) operating activities	22,988	29,967		(12,837)	(1,746)	31,647
Investing activities
Acquisition of property, plant, equipment, and software	(23,736)	(15,926)		(2,037)	(247)	(14,683)
Proceeds from the sale of property, plant, and equipment	40	13		16	–	–
Purchase of common stock of the Predecessor, net of cash acquired of $22,782	–	–		–	(230,120)	–

Net cash used in investing activities	(23,696)	(15,913)		(2,021)	(230,367)	(14,683)
Financing activities
Borrowings of revolving debt	–	–		–	–	90,000
Repayments of revolving debt	–	–		–	–	(90,000)
Borrowings of long-term debt	–	–		–	155,000	–
Repayments of long-term debt	(131)	(49)		–	–	(155,000)
Borrowings of notes payable	–	–		–	13,900	268
Repayments of notes payable	–	–		–	–	(13,900)
Issuance of senior notes	–	–		–	–	245,000
Payments for deferred financing costs	–	–		–	–	(9,490)
Capital contribution	–	–		158	84,002	–
Repayments of long-term debt to YCI	(2,066)	–		13,838	–	–
Net (payments) receipts on YCI revolving credit arrangement	5,952	(14,818)		–	–	–
Dividend to stockholders	(3,497)	–		–	–	–
Return of capital to common stockholders	–	–		–	–	(82,630)
Issuance of note payable to stockholder	–	–		–	–	(250)
Repayment of stockholder note and interest	–	–		–	–	263

Net cash provided by (used in) financing activities	258	(14,867)		13,996	252,902	(15,739)

Increase (decrease) in cash and cash equivalents	(450)	(813)		(862)	20,789	1,225
Cash and cash equivalents, beginning of period	4,965	4,515		3,702	2,840	23,629

Cash and cash equivalents, end of period	$4,515	$3,702		$2,840	$23,629	$24,854

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$–	$–		$–	$14	$19,113

Cash paid for taxes	$	$	$		$1,576	$401

Supplemental disclosure of noncash financing activities
Distribution on reorganization	22,554	–		–	–	–

Deferred tax liability transfer to YCI for pension	(5,922)	–		–	–	–

Conversion of long-term debt payable to YCI into the YCI revolving credit agreement	–	18,600		–	–	–

Contribution of assets and liabilities from YCI just prior to the Acquisition	$–	$–		$28,998	$–	$–

Valuation adjustments due to purchase accounting	–	–		–	(27,770)	–

Assignment of NOL proceeds to stockholders	$–	$–		$–	$–	$(16,400)

See accompanying notes.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 25, 2005

(Dollars in Thousands)

1. Business

Harry & David Holdings, Inc. (formerly Bear Creek Holdings, Inc. and subsidiaries) (the Company or Successor) is a vertically integrated multichannel specialty retailer and producer of branded premium gift-quality fruit gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products, and home and garden décor marketed under the Jackson & Perkins® brand. The Company markets its products through catalogs distributed through the mail, the Internet, business-to-business, and consumer telemarketing, Harry and David Stores, and wholesale distribution to other retailers.

The Company operates three reportable segments: Harry and David Direct Marketing, Harry and David Stores, and Jackson & Perkins. Business units not required to be disclosed separately for segment reporting purposes are grouped in “Other” and include Harry and David wholesale, commercial sales of surplus, non-gift-quality fruit grown in the Company’s orchards surrounding Medford, Oregon, and business units that support the Company’s operations, including orchards, product supply, distribution, customer operations, facilities, information technology services, and administrative and marketing support functions.

Harry and David Direct Marketing net sales are generated by sales of Harry and David merchandise through catalog, Internet, business-to-business, and consumer telemarketing operations. Harry and David Stores net sales are generated by sales of Harry and David merchandise at various retail locations (outlet stores, specialty stores, and a Country Village Store). As of June 25, 2005, the Company operated 136 Harry and David Stores throughout the United States. Jackson & Perkins net sales are generated by sales of Jackson & Perkins merchandise through catalog, Internet, consumer telemarketing, and wholesale operations, as well as royalty income generated from sales of Suntory plants and the licensing of some Jackson & Perkins patented products to third parties for resale and sales of rotational farm crops grown at Jackson & Perkin’s Wasco, California, facilities. Harry and David and Jackson & Perkins catalogs reach customers throughout the United States and to a lesser extent in Canada.

The Company’s operations are labor intensive. Approximately 3% of the Company’s full-time employees are agricultural workers who are covered under a collective bargaining agreement which expires in June 2007. Sales of the Company’s products are subject to a variety of agricultural risks, rising fuel and energy prices, postal rate increases, and extreme weather conditions, and are subject to regulation and inspection by various governmental agencies. Operating results will vary based on the timing of holidays and the ripening of seasonal fruits, which, if delayed, can cause delayed product shipments.

On August 1, 2005, the Company’s Board of Directors approved the filing of a registration statement with the SEC for an initial public offering of the Company’s common stock (offering). If the offering is consummated, all related costs will be offset against the proceeds in equity. If not consummated, the costs will be charged to expense in the period the offering is terminated. At June 25, 2005, the Company has deferred $159 of costs related to the offering.

2. Acquisition of the Company

On June 17, 2004, the Company purchased all of the outstanding shares of common stock of Harry & David Operations Corp., (formerly Bear Creek Corporation) (Predecessor) from Yamanouchi Consumer Inc. (YCI) (referred to as the Acquisition). As of June 25, 2005, affiliates of Wasserstein & Company, LP (Wasserstein), together with management, own a 65% controlling interest in the Company, and affiliates of funds sponsored by Highfields Capital Management (Highfields) own approximately 35%. The aggregate consideration for the Acquisition, including cash acquired of $22,782, was approximately $252,902.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

2. Acquisition of the Company (continued)

On June 17, 2004, in conjunction with the Acquisition, the Company issued 1,000,000 shares of $.01 par value common stock to Wasserstein and Highfields. The Acquisition was financed through an initial capital contribution at closing of $82,600, a positive post-closing working capital price adjustment of $1,402, borrowings of $155,000 under a second lien term loan, and a $13,900 note payable to a bank. The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The purchase price has been allocated to the assets acquired and liabilities assumed based on their relative fair values. An independent appraisal was utilized for determining the amounts assigned to inventory, property, plant and equipment, software, and intangible assets consisting primarily of purchased trade names and trademarks.

The excess of the fair value of the net assets acquired over the purchase price, which amounted to $29,638, was recorded at June 17, 2004, as a pro rata reduction of the amounts assigned to acquired property, plant and equipment, software, and identifiable intangibles at the date of acquisition, as follows:

	Allocated Fair Value	Adjustment	Acquisition Balance Sheet
Cash	$25,621	$–	$25,621
Inventory	63,268	–	63,268
Other current assets	26,752	–	26,752
Property, plant, and equipment	198,627	(34,663)	163,964
Software	15,179	(2,704)	12,475
Intangible assets	45,157	(7,710)	37,447
Other long-term assets	16,640	–	16,640
Restructuring accrual	(10,477)	–	(10,477)
Current liabilities	(49,812)	–	(49,812)
Deferred taxes	(20,380)	15,439	(4,941)
Accrued pension liability	(28,035)	–	(28,035)

	$282,540	$(29,638)	$252,902

The results of operations of Harry & David Holdings, Inc. since the Acquisition are included in the accompanying statements of operations of the Successor. Pro forma operating data has not been presented for the year ended June 25, 2005 as the results of the Successor for that period includes the effects of the Acquisition at the beginning of that period. The following unaudited pro forma operating data for the Predecessor presents the results of its operations for the year ended March 27, 2004 as if the Acquisition had occurred on March 30, 2003, with the financing obtained as described above, and assumes that there were no other changes in the Predecessor’s operations. The pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on March 30, 2003, and do not purport to indicate results as of any future date or for any future period.

Pro forma for the period From March 30, 2003 through March 27, 2004
Net sales	$522,162
Operating income	8,603
Interest expense, net	16,964
Net loss	(2,125)
Basic and diluted net loss per share	$(2.13)

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

2. Acquisition of the Company (continued)

Pro forma operating income shown above includes a one-time $1,201 charge to cost of goods sold related to the opening balance sheet step up of inventory to fair market value. Included in interest expense shown above are charges from additional borrowings necessary to finance the Acquisition and amortization expense related to deferred financing costs for the additional borrowings.

In accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, the Company recorded a liability for restructuring costs associated with the acquisition (see Note 8). The restructuring liability consisted of $7,304 in estimated costs to implement management’s plan for a reduction in force that began in August 2004. Additionally, the restructuring liability consisted of $3,173 in estimated costs to implement management’s plan to close 19 underperforming Harry and David retail stores. Of this amount, approximately $300 is for severance costs related to terminated store management personnel and corporate positions directly associated with the store division. These stores were identified for closure by the new ownership team based on historical and pro forma operating results. Management anticipates that substantially all of the planned restructuring activities will be completed within approximately one year of the acquisition date.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions between the entities have been eliminated. Amounts presented for periods prior to June 17, 2004, represent the consolidated financial information of Harry & David Operations Corp. and Subsidiaries, which is considered the accounting predecessor company to Harry & David Holdings, Inc.

Fiscal Year

The Predecessor’s fiscal year ended on the last Saturday in March, based on a 52/53-week year. The Predecessor’s fiscal years 2003 and 2004 ended on March 29, 2003 (52 weeks) and March 27, 2004 (52 weeks), respectively.

On August 30, 2005, the Board of Directors approved the change in the Company’s fiscal year end from the last Saturday in March to the last Saturday in June, based on a 52/53-week year. The Company’s fiscal years ended 2004 and 2005 ended on June 26, 2004 (52 weeks) and June 25, 2005 (52 weeks), respectively.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Fiscal Year (continued)

As noted previously the Company’s fiscal year was changed from March to June. Unaudited condensed operating results for the transition period from March 28, 2005 to June 25, 2005 follows:

For the period March 28, 2005 to June 25, 2005
Net Sales	$73,959
Costs and expenses:
Cost of goods sold	51,811
Selling, general, and administrative	47,806

99,617

Operating loss	(25,658)
Other (income) expense:
Interest income	(334)
Interest expense	6,204
Other income, net	(2)

5,868

Loss before income taxes	(31,526)
Benefit for income taxes	(14,383)

Net loss	$(17,143)

Net loss per share	$(17.14)

Prior year comparable operating results have not been presented because management has determined that such information is not meaningful due to purchase accounting adjustments and the Acquisition financing.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales to individuals and the related cost of products related to direct marketing channels are recognized when the products are shipped to customers. Revenue is recognized for retail sales, excluding gift card sales, at the point of sale in the store, and for wholesale merchandise when the merchandise is shipped to the customer. Revenues from gift card sales are deferred and revenue is recognized for the appropriate amount redeemed.

Deferred revenue represents amounts received from customers for merchandise to be shipped in subsequent periods. The Company defers incremental direct costs of order processing related to those orders for which revenue is deferred. Deferred order processing costs of $570 and $598 were included in other current assets at June 26, 2004, and June 25, 2005, respectively. Shipping and handling fees charged to customers are recognized at the time the products are shipped to the customer and are included in net revenues. Shipping costs are included in cost of goods sold. The Company records a reserve for estimated product returns in each reporting period based on historical experience.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Classification of Costs and Expenses

Cost of goods sold includes costs directly associated with the production and manufacturing of product as well as fulfillment costs, delivery expense, warehousing costs, internal transfer costs and distribution costs. Selling, general, and administrative costs include all costs not directly associated with the production and manufacturing of products.

Research and Development

The Company incurs research and development expenses primarily related to developing new roses. Research and development expenses of approximately $1,125, $1,253, $286, $47, and $1,290 for the fiscal years ended March 29, 2003, and March 27, 2004, the 12 weeks ended June 16, 2004, the 10 days ended June 26, 2004, and the fiscal year ended June 25, 2005, respectively, are included in selling, general, and administrative expenses.

Catalog Expenses

Prepaid catalog expenses are incurred in connection with the direct response marketing of certain products. Prepaid catalog costs consist of photography, separations, print, distribution, postage, and list costs for all direct response catalogs. Such costs are capitalized as prepaid catalog expenses and are amortized over their expected periods of future benefit based on the estimated sales curve of each promotion. Each catalog is generally amortized over 3 to 4 months. For sales that extend up to 12 months, such as multiple club shipments, catalog expense is generally amortized over this 12-month period. Prepaid catalog expenses are evaluated for realizability at each reporting period by comparing the carrying amount associated with each catalog to the estimated remaining future net revenues associated with that promotion. If the carrying amount is in excess of estimated future net revenue, the excess is expensed in the reporting period. Nondirect response advertising is expensed as incurred.

Catalog advertising expenses were $52,979, $56,610, $10,186, $934, and $61,114 for the fiscal years ended March 29, 2003, and March 27, 2004, the 12 weeks ended June 16, 2004, the 10 days ended June 26, 2004, and the fiscal year ended June 25, 2005, respectively.

Interest Costs

The components of interest costs follows:

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period from March 28, 2004 to June 16, 2004 (Predecessor)	Period from June 17, 2004 to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
Interest expense on debt	$853	$564	$23	$464	$23,591
Amortization of deferred financing costs and debt discount	—	—	—	73	2,991
Write-off of deferred financing costs	—	—	—	—	7,956
Commitment fees	—	—	—	31	899

Total interest costs	853	564	23	568	35,437
Less amounts capitalized	(199)	(153)	(2)	(3)	(86)

Net interest expense	$654	$411	$21	$565	$35,351

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Comprehensive Income

The Company’s comprehensive income (loss) and net income (loss) are the same for all periods presented.

Income Taxes

The Company accounts for income taxes under the liability method pursuant to Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), wherein the deferred income tax liabilities and assets are based on the difference between the financial statements and tax bases of assets and liabilities, multiplied by the expected tax rate in the year the differences are expected to reverse. Deferred income tax expense or benefit results from the change in the net deferred tax asset or liability between periods. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized.

Historically, the Predecessor filed a consolidated federal income tax return with YCI and its affiliated entities (the YCI Group). YCI and the Predecessor maintained a constructive tax-sharing agreement, the effect of which was to reflect tax expense and liabilities as if the Predecessor filed stand-alone federal and state income tax returns. The income tax provision and related accounts of the Predecessor are presented in these financial statements as if the Predecessor filed stand-alone federal and state income tax returns.

The Company’s fiscal year for financial statement reporting purposes ends on the last Saturday in June based on a 52/53-week year; however, the Company files its federal and state income tax returns based on the period ending November 30. Similarly, and as a result of this difference in reporting cycles, for accounting purposes the month of November ends on a day other than the 30th. Accordingly, income, expense and balance sheet adjustments must be made to properly reflect the relevant tax returns and financial statement impact. The Company calculates its current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed at a subsequent date, and adjustments based on filed returns are recorded when identified.

The Company records a valuation allowance to reduce its deferred tax assets to an amount that is more likely than not to be realized. The Company has considered carryback and carryforward periods, historical and forecasted income, the apportioned earnings in the jurisdictions in which the Company and its subsidiaries operate, and tax planning strategies in estimating a valuation allowance against its deferred tax assets. If the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets is charged to earnings in the period in which it makes such a determination. Conversely, if the Company determines that it is more likely than not that the deferred tax assets will be realized, the Company would reverse the applicable portion of any previously recognized valuation allowance.

The amount of income taxes the Company pays is subject to periodic audits by federal and state tax authorities and these audits may result in proposed deficiency assessments. The Company’s estimate for the potential outcome for any uncertain tax issue is highly subjective. The Company believes it has adequately provided for any reasonably foreseeable outcome related to these matters. However, future events may reflect favorable or unfavorable adjustments to its estimated tax liabilities in the period the assessments are made or resolved, or when statutes of limitation on assessments expire. As a result, the Company’s effective tax rate may fluctuate on an annual or quarterly basis.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

Due to an administrative oversight, the federal income tax return due date for the initial short tax year ended November 30, 2004 was not properly extended. As a result, we and each of our subsidiaries were required to file separate federal income tax returns for that period, unless the Internal Revenue Service granted us an extension to elect to file a consolidated federal income tax return. We sought an extension of such election, which was granted on August 30, 2005. On September 8, 2005, the Company filed a consolidated federal income tax return with its subsidiaries, and the income tax provision has been prepared on this basis for the fiscal year ended June 25, 2005.

Under the terms of the stock purchase agreement (SPA) dated April 1, 2004, subject to certain conditions, YCI agreed to pay to the Company a portion of the tax benefit of the net operating loss eligible for carryback attributable to the post-acquisition period from June 18, 2004 through November 30, 2004 (the initial short federal income tax return year for the Company and its subsidiaries) (Short Tax Year) to prior periods. Under the terms of the SPA, YCI would acquire this “Post-Closing NOL” at 75% of its fair value. Upon the execution of the appropriate elections, and payment for the Post-Closing NOL by YCI, the Company would elect under applicable law to carry back the Post-Closing NOL to periods prior to the closing of the Acquisition. If YCI failed to pay the Company for the Post-Closing NOL under the SPA provisions, the Company could waive the carryback of the Post-Closing NOL and retain the Post-Closing NOL for the Company’s future use. The parties to the SPA agreed that the tax effect of the Post-Closing NOL was negotiated as an integral condition of the total Acquisition price, and therefore represented a purchase price adjustment.

At the conclusion of the Short Tax Year, the Company determined that it and its subsidiaries had generated a Post-Closing NOL eligible for carryback of approximately $67,000, as calculated pursuant to the SPA. At that time, YCI indicated that it would be able to utilize the Post-Closing NOL carryback. Approximately $23.4 million was recorded in accordance with SFAS 109 as a credit to the Company’s income tax provision during the fiscal year ended March 26, 2005, and as a related deferred tax asset which the Company evaluated and concluded was fully realizable. As YCI was required to pay the Company $17,579 to obtain the $23,439 Post-Closing NOL, the Company reclassified $17,579 of its deferred tax asset as a receivable from YCI. The remaining 25% of the deferred tax asset, which was to be retained by YCI, was recorded as a purchase price adjustment in accordance with the parties’ intent under the SPA in accordance with the treatment of contingent consideration under SFAS 141. Subsequent to the recording of the Post-Closing NOL purchase price adjustment noted above, the Company determined that the amount of the Post-Closing NOL eligible for carryback was approximately $62,000 as a result of finalizing the Company’s tax return and related income tax positions and reconciling such amounts to the income tax provision recognized in the Company’s financial statements as of March 26, 2005. YCI confirmed to the Company that it would be able to absorb the $62,000 Post-Closing NOL carryback and would pay $16,400 for the benefit of the carryback pursuant to the SPA. As a result, the Company recognized this change in estimate as a reduction of the tax benefit attributable to the Post-Closing NOL (reflected as a receivable from YCI in the accompanying financial statements) by $1,179 and a corresponding increase in the Company’s current period income tax provision.

The Company intended to pay its stockholders a $16,400 cash dividend upon payment from YCI; however, on June 13, 2005 the Company assigned its right to receive the payment from YCI to two of its stockholders of record as of that date, Wasserstein and Highfields. Upon assignment, the Company reversed the recorded receivable from YCI and charged $16,400 against retained earnings as a non-cash dividend. Subsequently, Wasserstein and Highfields assigned a portion of the YCI receivable to the Company’s other stockholders and YCI paid the receivable in its full amount (see Note 20).

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Prior to June 17, 2004, the Predecessor had no stock-based compensation plans. The Company accounts for stock options granted to employees under SFAS No. 123 (Revised), Share-Based Payment (SFAS 123-R). Under SFAS 123-R, the fair value of stock-based awards to employees is calculated through the use of option pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which affect the calculated values. The Company’s calculations are based on a single option valuation approach and forfeitures are estimated at the date of grant, and that estimate is updated each reporting period as necessary. The compensation expense is recognized on a straight-line basis over the vesting period.

Stock options granted to nonemployees are accounted for under EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Earnings (Loss) Per Share

Earnings (loss) per basic share is computed as net earnings divided by the weighted-average number of common shares outstanding for the period. Earning (loss) per diluted share further assumes that, under the treasury stock method, any dilutive stock options are exercised.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost, which approximates market value. Cash equivalents include third-party credit card receivables because such amounts generally convert to cash within three days with little or no default risk, as well as investments in commercial paper with a purchased maturity of 90 days or less.

Short-Term Investments

Investments are classified as held-to-maturity, trading, or available-for-sale at the time of purchase. The cost of the securities is based on the specific identification method. During the fiscal year ended June 25, 2005 all investments held were classified as trading. At June 26, 2004 and June 25, 2005, the Company held no investments in equity or debt securities.

Accounts Receivable

The Company sells its products to individuals and companies located primarily in the United States. Products sold to individuals are typically paid for through the use of third-party and proprietary credit cards, which are authorized at the point of sale, cash, or check. Products sold to companies are generally on open credit terms consistent with the Company’s evaluation of customer creditworthiness. The Company generally does not require collateral.

The Company conducts ongoing credit evaluations and maintains an allowance for doubtful accounts to cover the risk of bad debts. The Company analyzes historical bad debts, customer creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The allowance is calculated on a historical percentage of defaulted accounts as a percentage of sales. The Company writes off individual accounts

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Accounts Receivable (continued)

greater than 180 days past due. Past-due corporate accounts are written off when management deems that collectibility is remote. Losses from bad debts have historically been within management’s expectations.

Inventories

Finished goods, materials, packaging supplies, and work-in-process are stated at the lower of cost (on the first-in, first-out basis) or market value. The Company capitalizes into inventory both direct and indirect production costs. Indirect production costs include indirect labor and growing, manufacturing, and assembly related overhead costs. Costs of unharvested crops are included in inventory and include direct labor and other expenses related to nursery stock and unharvested fruit, including the amortization of orchard development costs. Fruit crop inventories are accounted for on a crop year that spans from November to October. Rose crop inventories are accounted for over their respective growing cycles, and therefore rose inventory costs include up to three years of nursery stock. The Company estimates a provision for damaged, obsolete, excess, and slow-moving inventory based on specific identification and inventory aging reports. The Company provides for excess and obsolete inventories in the period when excess and obsolescence are determined to have occurred.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Orchard development costs, consisting of direct labor and material, supervision, and other items, are capitalized as part of capital projects in process until the orchard produces fruit in commercial quantities. Upon attaining commercial levels of production, these costs are transferred to land improvements.

Depreciation and amortization are computed using the straight-line method, with estimated useful lives of the related assets as follows:

Land improvements and producing orchards	10–35 years
Buildings and improvements	10–40 years
Machinery and equipment	5–10 years
Leasehold improvements	Shorter of estimated useful life or lease term (generally 5–20 years)

Interest costs related to assets under construction and software projects are capitalized during the construction or development period. The estimated cost to complete capital projects in process was $6,699 at June 25, 2005.

Software

Internally developed software costs are capitalized in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Qualifying costs of producing or purchasing internal use software are capitalized and amortized using the straight-line method over estimated lives ranging from three to eight years. Total software costs capitalized for the fiscal years ended March 29, 2003, and March 27, 2004, the 12 weeks ended June 16, 2004, the 10 days ended June 26, 2004, and the fiscal year ended June 25, 2005, were $1, $6, $155, $0, and

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Software (continued)

$2,440, respectively. Accumulated amortization of capitalized software costs at June 26, 2004, and June 25, 2005, was $81 and $3,172, respectively.

Intangible Assets

Intangible assets of the Predecessor primarily consisted of trademarks, patents, and customer mailing lists, which were being amortized using the straight-line method over their estimated useful lives ranging from 5 to 40 years. The aggregate amortization expense was $704, $665, and $138 for the fiscal years ended March 29, 2003, and March 27, 2004, and the 12 weeks ended June 16, 2004, respectively, included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

In conjunction with the Acquisition, the Company acquired intangible assets of $37,447 consisting of trade names and trademarks, customer and rental lists, and favorable lease agreements that were assigned values at the acquisition date. The trade names and trademarks were valued at $28,765 and have been assigned an indefinite life; as such, they will not be amortized. The indefinite lived assets are tested for impairment annually using the guidance and criteria described in SFAS No. 142, Goodwill and Other Intangible Assets. The impairment testing compares carrying values to fair values, and if the carrying value of these assets is in excess of fair value, the carrying value is reduced to fair value. The Company completed its impairment testing as of the end of the third quarter of fiscal 2005 and there was no indication of impairment.

The following is a summary of intangible assets subject to amortization:

	June 26, 2004			June 25, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Harry and David customer and rental lists	$6,805	$(75)	$6,730	$6,805	$(1,979)	$4,826
Favorable lease agreements	1,877	(14)	1,863	1,877	(384)	1,493

	$8,682	$(89)	$8,593	$8,682	$(2,363)	$6,319

The customer and rental lists are being amortized using the straight-line method over their estimated useful lives ranging from one to four years. The intangible assets related to the favorable lease agreements are being amortized over the remaining lives of the underlying leases ranging from three to ten years.

Aggregate amortization expense for the 10 days ended June 26, 2004 and the fiscal year ended June 25, 2005, was $89 and $2,274, respectively. The estimated amortization expense for each of the next five years subsequent to June 25, 2005 is as follows:

Fiscal year 2006	$2,047
Fiscal year 2007	1,914
Fiscal year 2008	1,806
Fiscal year 2009	216
Fiscal year 2010	177
Thereafter	159

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

Intangible Assets (continued)

In connection with the issuance of debt, the Company incurred debt issuance costs which have been deferred. These costs are being amortized to interest expense using the effective-interest method over the terms of the related debt instruments.

Equity Investments

The Company records equity investments in private companies on the cost basis, as the Company owns less than 20% of the outstanding equity of each of the three investee companies, the Company does not exert significant influence over the operations of the investee companies, and objective fair market values of the investees’ equity securities do not exist. Equity investments totaling $325 at June 26, 2004, and June 25, 2005, were included in other assets. The Company periodically evaluates the estimated fair value of its equity investments in private companies to determine if an other-than-temporary impairment in the value of its investments has taken place. If an investment is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the year ended March 29, 2003, the Predecessor recorded a $1,017 charge as other expense to recognize the permanent writedown of its equity investment balances.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

During the years ended March 29, 2003 and March 27, 2004, the Predecessor recorded impairment losses of $316 and $1,949, respectively, which are included in selling, general, and administrative expenses. The impairment losses related to the Harry & David Stores segment store closures. The fair value of the assets was determined by a discounted cash flow analysis.

Deferred Rent

For leases that contain fixed escalations of the minimum annual lease payment during the original term of the lease, the Company recognizes rental expense on a straight-line basis and records the difference between rent expense and the amount currently payable as deferred rent. The Company’s deferred rent liability includes an estimated amount to return retail stores to their original condition at the conclusion of the lease term. Deferred rent liabilities totaling $958 and $1,404 were included in other long-term liabilities as of June 26, 2004, and June 25, 2005, respectively. For further discussion of the Company’s accounting policies related to operating leases, see Note 4.

Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The estimated fair value of these instruments (other than long-term debt) approximates their carrying value due to the short period of time to their maturities. With respect to long-term debt, the fair value of the Senior Floating Rate Notes approximates their carrying value due to their variable interest rate. The fair value of the Senior Fixed Rate Notes approximates their carrying value, as the fixed rate approximates the Company’s incremental borrowing rate for instruments of similar terms.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

3. Summary of Significant Accounting Policies (continued)

New Accounting Standards and Developments

In November 2004, the FASB ratified the consensus reached by the EITF regarding EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations. SFAS No. 144 requires that the results of operations of a component of an entity that either has been disposed of or classified as held for sale be reported in discontinued operations if (1) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (2) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. EITF Issue No. 03-13 addresses how companies should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from their ongoing operations and the types of continuing involvement that constitute “significant” continuing involvement.

The consensus ratified in EITF Issue No. 03-13 is effective for a component of an entity that is disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004, or earlier if disposed of or classified as held for sale within the company’s fiscal year that includes the date of consensus ratification. The Company doesn’t expect that the adoption of EITF Issue No. 03-13 beginning in July 2005 will have a significant impact on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting that requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred on or after July 1, 2005. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In October 2004, the American Jobs Creation Act (the Act) was signed into law. The Act provides a special deduction with respect to income of certain U.S. manufacturing activities and a one-time 85% dividends received deduction for certain foreign earnings that are repatriated, as defined in the Act. The Company is currently evaluating the impact of the manufacturing deduction, which may impact its consolidated financial statements for fiscal year ending June 24, 2006. In December 2004, the FASB issued FASB Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, which allows a company additional time to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings. The Company does not have foreign operations, and as such does not expect that this aspect of the Act will have a significant impact on its consolidated financial statements.

4. Restatement of Financial Statements

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) issued a letter to the AICPA expressing its views regarding certain operating lease-related accounting issues and their application under generally accepted accounting principles in the United States of America (GAAP). In light of this letter, the Company’s management initiated a review of its lease accounting and determined that its then-current method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances) and its then-current method of accounting for rent holidays were not in accordance with GAAP as interpreted in the recent SEC letter issued to the AICPA.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

4. Restatement of Financial Statements (continued)

The Company had historically accounted for tenant improvement allowances as reductions to the related leasehold improvement asset on the consolidated balance sheets and capital expenditures in investing activities on the consolidated statements of cash flows. Management determined that FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases, requires these allowances to be recorded as deferred rent liabilities on the consolidated balance sheets and as a component of operating activities on the consolidated statements of cash flows. Additionally, this adjustment results in a reclassification of the deferred rent amortization from “Depreciation and amortization expenses” to “Tenant allowance credit,” both of which are classified within selling, general, and administrative expenses in the consolidated statements of income.

The Company had historically recognized rent holiday periods on a straight-line basis over the lease term commencing with the initial occupancy date or the opening date for Company-operated retail stores. The store opening date coincided with the commencement of business operations, which corresponds to the intended use of the property. Management reevaluated FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases, and determined that the lease term should commence on the date the Company takes possession of the leased space for construction purposes, which is generally two months prior to a store opening date. Excluding tax impacts, the correction of this accounting requires the Company to record additional deferred rent in “Other long-term liabilities” and to adjust “Retained earnings” on the consolidated balance sheets, as well as to correct amortization in “Selling, general, and administrative expense” on the consolidated statements of operations. The cumulative effect of these accounting changes is a reduction to retained earnings of $1,817 as of the beginning of fiscal 2003 and a decrease to “Selling, general, and administrative expense” of $66 and $102 for fiscal years ended March 29, 2003, and March 27, 2004, respectively. Cash flow from operations increased by $2,246 and $62 for fiscal years ended March 29, 2003 and March 27, 2004, respectively, and cash flow from investing decreased by ($2,246) and ($62) for fiscal years ended March 29, 2003 and March 27, 2004, respectively. The effect of this restatement on earnings per share was not significant.

5. Inventories

Inventories consist of the following:

	June 26, 2004	June 25, 2005
Finished goods	$18,411	$17,966
Materials, packaging supplies, and work-in-process	23,237	29,987
Growing crops	22,934	20,707

Total	$64,582	$68,660

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

6. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

	June 26, 2004	June 25, 2005
Land	$30,667	$30,663
Land improvements and orchard development costs	28,847	31,183
Buildings and improvements	55,197	55,867
Machinery and equipment	39,129	43,872
Leasehold improvements	6,430	6,353
Capital projects-in-progress	3,924	7,901

	164,194	175,839
Accumulated depreciation and amortization	(293)	(10,833)

Total	$163,901	$165,006

7. Income Taxes

The components of the Company’s provision (benefit) for income taxes are as follows:

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period From March 28, 2004 to June 16, 2004 (Predecessor)	Period From June 17, 2004, to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
Current:
Federal	$21,553	$7,497	$22,322	$–	$(22,268)
State	6,520	1,731	5,336	–	–
Foreign	34	–	–	–	–

	28,107	9,228	27,658	–	(22,268)
Deferred:
Federal	(15,588)	(872)	(30,716)	(742)	19,295
State	(3,884)	(258)	(7,418)	(185)	1,362

	(19,472)	(1,130)	(38,134)	(927)	20,657

Provision (benefit) for income taxes	$8,635	$8,098	$(10,476)	$(927)	$(1,611)

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

7. Income Taxes (continued)

For the fiscal years ended March 29, 2003 and March 27, 2004, the 12 weeks ended June 16, 2004, the 10 days ended June 26, 2004, and the fiscal year ended June 25, 2005, the effective income tax rate was 45.7%, 42.8%, 40.6%, 40.2%, and 27.15%, respectively. The Company’s effective tax rate differed from the federal statutory income tax rate as follows:

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period From March 28, 2004 to June 16, 2004 (Predecessor)	Period From June 17, 2004, to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
Income tax provision (benefit) at federal statutory rate of 35%	$6,587	$6,592	$(9,146)	$(807)	$(2,077)
State tax provision (benefit), net federal tax effect	1,638	958	(1,353)	(120)	46
Valuation allowance	–	–	–	–	797
Permanent differences, net	102	89	47	–	(390)
Other	308	459	(24)	–	13

Provision (benefit) for income taxes	$8,635	$8,098	$(10,476)	$(927)	$(1,611)

Net deferred tax liabilities consist of the following gross asset and liability balances:

	June 26, 2004	June 25, 2005
Current:
Liability	$6,677	$36,078
Asset	(12,762)	(11,951)

Net current (asset) liability	(6,085)	24,127
Long-term:
Liability	18,484	17,433
Asset	(14,798)	(23,302)

Net long-term (asset) liability	3,686	(5,869)

Total deferred (asset) liability	$(2,399)	$18,258

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

7. Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes consist of the following:

	June 26, 2004	June 25, 2005
Deferred tax assets:
Reserve for future liabilities	$(9,352)	$(9,536)
Pension	(12,115)	(12,675)
State income taxes	364	(297)
Inventories	(3,368)	(2,743)
Net operating loss carryforwards		(8,179)
Other	(3,089)	(3,048)

	(27,560)	(36,478)
Valuation allowance	–	1,225

Total deferred tax assets	(27,560)	(35,253)
Deferred tax liabilities:
Deferred income	(991)	15,032
Depreciation/amortization	18,484	17,902
Growing crops	6,635	8,926
Catalog costs	1,033	11,565
Other	–	86

Total deferred tax liabilities	25,161	53,511

Total net deferred tax liabilities	$(2,399)	$18,258

At June 25, 2005, the Company has approximately $8,731 of federal net operating loss carryforwards and various state net operating loss carryforwards in the approximate amount of $64,036 which may expire between 2006 and 2024. Utilization of the net operating loss carryforwards may be subject to limitations attributable to the change in ownership of the Company in June 2004 and other limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. These limitations may result in the expiration of the net operating losses before utilization.

The Company has generated state net operating loss carryforwards in certain tax jurisdictions where a history of earnings has not been established and therefore the certainty of future taxable income in amounts sufficient to fully utilize such net operating losses is not assured. Therefore, the Company believes that a valuation allowance of $1,225 is required to reduce the related deferred tax asset to an amount that is more likely than not to be realized.

8. Accrued Restructuring Costs

The Company recorded a liability for restructuring costs associated with the Acquisition. The following table summarizes the Company’s accrued restructuring costs.

	June 17, 2004	Costs incurred	June 26, 2004	Costs incurred	Non-Cash Adjustments	June 25, 2005
Reduction in force	$7,304	$–	$7,304	$(6,252)	$(183)	$869
Store closures	2,873	–	2,873	(1,526)	(142)	1,205
Store closure severance	300	–	300	(150)	–	150

Total	$10,477	$–	$10,477	$(7,928)	$(325)	$2,224

The severance paid to employees as part of the restructuring was substantially complete as of June 25, 2005, and planned store closings were either complete or in the process of being completed at that date.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

9. Revolving Credit Arrangement

On June 17, 2004, the Company entered into a revolving credit agreement with a bank that provided for $150,000 of revolving credit secured by the assets of the Company. In conjunction with the refinancing in February 2005 (see Note 11), this agreement was amended to reduce the revolving credit to $125,000. At June 26, 2004 and June 25, 2005 there were no outstanding borrowings. The interest rate on this facility is variable, and as of June 25, 2005, was set at LIBOR plus 2.25%. This agreement contains certain restrictive loan covenants, including financial covenants requiring the Company to maintain a maximum leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio, minimum liquidity, and maximum capital expenditures. The Company was permitted to make an $82,600 distribution to its stockholders under the revolving credit agreement. However, the Company made an $82,630 distribution in February 2005. On July 29, 2005, the Company changed its name and the names of its subsidiary, Bear Creek Corporation, but failed to notify the lenders of that change. The excess stockholder distribution and name change constituted events of default under the revolving credit agreement. Under the revolving credit agreement, the Company was also permitted to pay its stockholders a dividend upon receipt of the YCI NOL receivable if the Company was not in default under the revolving credit agreement provisions. On June 13, 2005, the Company assigned its right to the YCI NOL receivable, which constituted an additional default. At June 25, 2005, none of the defaults had been waived by the lenders.

Effective September 15, 2005, the lenders under the revolving credit agreement waived the excess stockholder distribution and name change defaults; however, the amendment did not waive or cure the YCI NOL receivable assignment default. The Company is in negotiations with its lenders to obtain a waiver for the YCI NOL receivable assignment default as well as to amend certain definitions relating to the components that are included in certain financial compliance ratios which the Company may not be in compliance with at the end of September 2005 without further amendment. There were no cross-defaults triggered related to the Company’s other debt and lease agreements by these defaults at June 25, 2005, and the Company was in compliance with all other debt and lease agreement covenants at June 25, 2005. Because there were no cross-defaults, a waiver relating to two of the defaults was obtained, and it is probable that the lenders will further waive the YCI NOL receivable assignment default and amend the definitions relating to the financial compliance covenants prior to the consummation of the public offering. The Company believes that the balances under its various debt and lease agreements are properly classified as of June 25, 2005 in the consolidated balance sheet.

In connection with the issuance of this facility, the Company incurred debt issuance costs of $7,811, of which $7,781 and $5,207 remained at June 26, 2004 and June 25, 2005, respectively. In February 2005, the Company modified its revolving credit agreement to reduce the maximum borrowing capacity from $150,000 to $125,000. In connection with this modification, associated financing fees of $1,098 were charged to interest expense.

The Company is required to pay a commitment fee equal to 0.75% of the unused line of credit, payable quarterly. For the 10 day period of June 17, 2004 to June 26, 2004 and for the fiscal year ended June 25, 2005, the Company recorded $31 and $899, respectively, in commitment fees as interest expense.

10. Notes Payable

On June 17, 2004, the Company entered into an unsecured note agreement with a financial institution in the amount of $13,900. The interest rate on the facility was variable and as of June 26, 2004, was set at LIBOR plus 1.5%, or 3.06%, with interest payments every three months. At June 26, 2004, $13,900 remained outstanding. This note was repaid in full on February 25, 2005.

Notes payable at June 25, 2005, consisted of $268 for short-term financing of software for the Company. The note is payable in December 2005.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

11. Long-Term Debt

In connection with the issuance of $155,000 of long-term debt as part of the Acquisition, the Company was required to pay $7,988 from the debt proceeds to the underwriters upon consummation of the financing. The Company accounted for the reduction in the proceeds as a discount on the issuance in accordance with EITF Issue No. 00-27. Application of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” to Certain Convertible Instruments. At June 26, 2004, long-term debt is net of the remaining debt discount of $7,945. This amount was amortized to interest expense using the effective-interest method over the term of the debt. On February 25, 2005, the Company repaid the term loan in full, and the remaining associated debt discount of $6,858 was charged to interest expense in connection with this debt extinguishment.

In February 2005, the Company issued $70,000 in Senior Floating Rate Notes due March 1, 2012, and $175,000 of Senior Fixed Rate Notes due March 1, 2013. The net proceeds of this issuance of $235,510, combined with cash-on-hand of $16,020, were used to repay the amount outstanding under the term loan facility of $155,000, to make a distribution to stockholders of $82,630, and to repay the $13,900 note payable borrowed in the original acquisition. The Senior Floating Rate Notes accrue interest at a rate per annum equal to LIBOR plus 5%, calculated and paid quarterly. The interest rate at June 25, 2005, was 8.33%, and the first interest payment was due June 1, 2005. The $175,000 of Senior Fixed Rate Notes accrues interest at an annual fixed rate of 9%, with semiannual interest payments commencing on September 1, 2005. These notes represent the senior unsecured obligations of Harry & David Operations Corp. and are guaranteed on a senior unsecured basis by Harry & David Holdings, Inc. The indenture governing the notes contains various restrictive covenants including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates.

Associated with the senior note offering, the Company incurred $9,490 in deferred financing costs, of which $9,062 remained as of June 25, 2005.

12. Commitments and Financing

The Company utilizes letters of credit for certain purchases of inventory, workers’ compensation policies, and a purchasing card program. The Company had a number of unsecured commercial letter of credit agreements totaling an aggregate of $775 and $261 at June 26, 2004 and June 25, 2005 respectively, with expiration dates at June 25, 2005 ranging from July 2005 to September 2005. Additionally, as of June 25, 2005, the Company had two standby letters of credit for $500 and $3,500 expiring in October 2005 and in June 2006. There were no unused letters of credit as of June 26, 2004 and June 25, 2005.

13. Stockholders’ Equity

Dividends

Payment of dividends is at the discretion of the Company’s Board of Directors. During the fiscal year ended June 25, 2005, the Company recorded and paid a cash dividend totaling $82,630 and recorded a noncash dividend totaling $16,400 to its stockholders (see Notes 3 and 11). Because the $82,630 dividend was paid out of the proceeds of the Senior Note issuances, and was in excess of retained earnings, at the date of payment the Company accounted for this dividend as a liquidating dividend and charged it against additional paid-in capital.

The Company’s credit facilities and senior note agreement impose limitations on the Company and its subsidiaries’ ability to pay cash dividends of other payments or distributions with respect to their capital stock in excess of certain limitations, which limits the Company’s ability to pay cash dividends.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

13. Stockholders’ Equity (continued)

Stockholder’s Note

In October 2004, the Company loaned its chief executive officer $250 to purchase common stock of the Company. Interest on the loan was calculated at a blended rate based on debt plus 0.005% per year. The principal balance of this note, together with accrued interest of $13 was repaid in May 2005.

Stock Option Plan

Prior to June 17, 2004, the Predecessor had no outstanding stock options. In February 2005, the Company adopted a Non-qualified Stock Option Plan (the Plan). The Plan provides for the grant of incentive stock options and nonqualified stock options, exercisable for shares of the Company’s common stock. A total of 100,000 shares of the Company’s common stock are available for option grants under the Plan. The Company has granted options to purchase 81,081 shares of the Company’s common stock to certain members of senior management under the Plan, and 2,500 shares to a nonemployee consultant. These options were granted with an exercise price of $82.60 per share. The options will vest and become exercisable 20% on each of June 17, 2005, and June 17, 2006, and 5% quarterly thereafter through June 17, 2009. Vesting of all options will accelerate upon a change of control of the Company. Shares issuable upon exercise of the options may be either treasury shares or newly issued shares. Options granted under the Plan expire ten years after the date of grant.

The Plan is administered by the Company’s board of directors or a committee of such board. Options may be exercised only to the extent they have vested. In case of termination of employment or other service by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances of an optionee holding options that have not vested, the administrator of the Plan may, in its sole discretion, accelerate the time at which such option may be exercised. The option agreement for any grant may provide for a share repurchase right or right of first refusal in favor of the Company upon the occurrence of certain specified events. Any repurchase of such shares is to be made by the Company at the fair value at the time of the repurchase.

The Company accounts for stock-based compensation using the fair-value method under SFAS 123-(R). The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on an average historical volatility of the publicly traded stock of a representative set of comparable companies. The expected term of options granted is derived from the time between initial grant and date of final vesting, a customary assumption for stock options in private equity-controlled companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Year Ended June 25, 2005
Expected volatility	44.97%
Expected dividends	$0
Expected term (in years)	4.3 years
Risk-free rate	4.12%

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

13. Stockholders’ Equity (continued)

Stock Option Plan (continued)

A summary of option activity under the Plan for the fiscal year ended June 25, 2005 is presented below:

Options	Option Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at June 26, 2004	–	$–	–
Granted	83,581	82.60	9.0 years
Exercised	–	–	–
Forfeited or expired	–	–	–

Outstanding at June 25, 2005	83,581	$82.60	9.0 years

Of the 83,581 options outstanding at June 25, 2005, 16,716 were fully vested and exercisable. The weighted average remaining contractual term of vested options was 9.0 years. The total value of all options outstanding at June 25, 2005 was $2,511.

A summary of the status of the Company’s nonvested option shares as of June 25, 2005, and changes during the fiscal year ended June 25, 2005, is presented below:

Nonvested Option Shares	Option Shares	Weighted- Average Grant-Date Fair Value of Options
Outstanding at June 26, 2004	–	$–
Granted options	83,581	30.04
Vested	(16,716)	30.04
Forfeited	–	–

Outstanding at June 25, 2005	66,865	$30.04

For the year ended June 25, 2005, the Company recognized $502 of stock compensation expense. The total income tax benefit recognized was $202. As of June 25, 2005, there remains a total of $2,009, of total unrecognized pretax compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.0 years.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

14. Earnings per Share

Earnings per share are computed as net earnings divided by the weighted-average number of common shares outstanding for the periods, as follows (in thousands, except share and per share data):

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period From March 28, 2004, to June 16, 2004 (Predecessor)	Period From June 17, 2004, to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
	(Restated)	(Restated)
Net income (loss)	$10,251	$10,837	$(15,332)	$(1,378)	$(4,323)
Adjustments to net income	–	–	–	–	–

Net income (loss) available to common stockholders	$10,251	$10,837	$(15,332)	$(1,378)	$(4,323)

Weighted average common shares outstanding	1,000	1,000	1,000	1,000,000	1,000,000

Basic and diluted earnings (loss) per share	$10,251	$10,837	$(15,332)	$(1.38)	$(4.32)

Options to purchase 83,581 shares of common stock for the fiscal year ended June 25, 2005 were not included in the per share computation because the Company reported a net loss for this period and accordingly, including such options would be anti-dilutive.

15. Benefit Programs

Prior to June 17, 2004, the Predecessor participated in YCI’s multiemployer pension plan, which provided defined benefits to substantially all nonunion employees. The Predecessor’s allocated portion of the net periodic pension cost charged to expense was $3,828, $5,422, and $1,140 for the fiscal years ended March 29, 2003, and March 27, 2004, and the 12 weeks ended June 16, 2004, respectively.

In conjunction with the Acquisition, the plan was split, and the Company formed a new plan. Due to the change in control, all employees on June 17, 2004, are entitled to a vested benefit in the event such employees become eligible to participate in the qualified pension plan. The Company’s new defined benefit pension plan covers substantially all nonunion employees of the Company. Benefits under the plan are generally based on the employee’s compensation level and years of service. Benefits fully vest after five years of qualifying service.

Additionally, the Company has a nonqualified unfunded excess benefit plan. Under this plan, certain key employees are entitled to receive additional pension benefits from the Company. These benefits mainly consist of the difference between the benefits they would have received under the qualified pension plan in the absence of the limitations imposed on benefits by the Internal Revenue Code and the amount they will actually receive subject to such limitations.

At June 26, 2004 and June 25, 2005, the accumulated benefit obligations of both the defined benefit and excess benefit plans were in excess of their respective plan assets, however no additional minimum liability adjustment is required as the Company’s accrued benefit liability exceeds the unfunded accumulated benefit obligations at these dates. The combined accumulated benefit obligation at June 26, 2004 and June 25, 2005 for both plans was $45,283 and $45,084, respectively. The Company expects to contribute $699 to its pension plans in fiscal year 2006.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

15. Benefit Programs (continued)

The following table sets forth combined information regarding the Company’s qualified benefit and excess benefit plans. The measurement dates used in accumulating such information were June 17, 2004 and March 31, 2005, respectively.

Change in Projected Benefit Obligation	June 26, 2004	June 25, 2005
Benefit obligation, beginning of period	$59,820	$64,901
Service cost	837	4,348
Interest cost	802	3,868
Amendments	–	180
Actuarial gain/loss	4,838	(1,232)
Benefits paid	(1,396)	(8,075)
Settlement	–	21

Benefit obligation, end of period	$64,901	$64,011

Reconciliation of funded status	June 26, 2004	June 25, 2005
Funded status	$(28,036)	$(29,391)
Unrecognized net gain	–	(1,770)
Unrecognized prior service costs	–	179
Other	(207)	–

Accrued benefit liability	$(28,243)	$(30,982)

Change in plan assets	June 26, 2004	June 25, 2005
Fair value of plan assets, beginning of period	$36,864	$36,864
Actual return on plan assets	–	5,831
Benefits paid	–	(8,075)

Fair value of plan assets, end of period	$36,864	$34,620

Components of Pension Expense
	Period from June 17, 2004 to June 26, 2004	Year ended June 25, 2005
Service cost	$207	$4,086
Interest cost	–	3,866
Expected return on assets	–	(3,075)
Prior service cost amortization	–	2

	$207	$4,879

Weighted-average assumptions
	June 26, 2004	June 25, 2005
Discount rate	6.25%	6.0%
Expected return on plan assets	9.0%	8.5%
Rate of compensation increase	3.0%	3.0%

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

15. Benefit Programs (continued)

Expected benefit payments related to the Company’s qualified pension plan are $2,988, $3,265, $3,830, $3,796, $4,176 for fiscal years 2006, 2007, 2008, 2009, and 2010, respectively, and $28,675 for the five years thereafter.

The Company’s asset allocation strategy is designed to balance the objectives of achieving the asset return assumption consistently over the long-term while minimizing the volatility of the plan’s funded status and the Company’s pension expense. Asset classes with differing expected rates of return, return volatility and correlations are utilized to control risk and provide diversification. The asset allocation for the Company’s qualified pension plan follows:

	Allocation Percentage at June 26, 2004	Allocation Percentage at June 30, 2005
By asset category:
Equity securities	48%	59%
Debt securities	21	19
Real estate	6	12
Other	25	10

Total	100%	100%

Post Retirement Plan

The Company sponsors a post retirement plan which currently covers six eligible participants. The Company funds benefits as they occur. At June 26, 2004, and June 25, 2005, the Company has accrued $141 and $144, respectively, as its estimated liability under this plan. There are no plan assets at either date. Pension expense related to the plan totaled $0 and $14, respectively, for the 10 days ended June 26, 2004 and the fiscal year ended June 25, 2005.

The Medicare Prescription Drug, Improvements and Modernization Act of 2003 (Act) was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. The Company has not determined whether benefits provided by its plan are actuarially equivalent. Accordingly, the measurement of the accumulated postretirement benefit obligation and net periodic post retirement benefit cost do not reflect any amount associated with the subsidy.

401(k) Plan

The Company has a 401(k) savings plan for eligible nonunion employees. The Predecessor also had a 401(k) savings plan for eligible nonunion employees. The Company’s and Predecessor’s contributions to the plans were $1,771, $1,754, $421, $24, and $2,415 for the fiscal years ended March 29, 2003, and March 27, 2004, the 12 weeks ended June 16, 2004, the 10 days ended June 26, 2004, and the fiscal year ended June 25, 2005, respectively.

Incentive Compensation Plans

The Company has a bonus plan for eligible salaried and key employees. Benefits under this plan are generally based on various performance standards and are payable currently. The Predecessor had a similar plan. No expense under this plan was recorded in the fiscal years ended 2003 or 2004 or the 12 weeks ended June 16,

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

15. Benefit Programs (continued)

Incentive Compensation Plans (continued)

2004. The amount charged to expense for the 10 days ended June 26, 2004 and the fiscal year ended June 25, 2005, was $0 and $3,151, respectively.

Deferred Compensation Program

In conjunction with the 2004 Non-Qualified Stock Option Plan, the Company established a contingent deferred compensation program (the Liquidity Event Award Program) for eligible executives based on the pro rata employee ownership of stock options. Payment of the award is contingent upon the aggregate return of net cash proceeds to Wasserstein and Highfields of $165,200, the availability of unrestricted cash balance greater than or equal to the total Liquidity Event Award amount, and the occurrence of a qualified change in control of the Company. Management has calculated the maximum potential future payout under this program to be $6,368. Due to the level of uncertainty related to the realization of an award under this program, the Company has not recorded a liability associated with this program at June 25, 2005, or any expense during the associated periods.

Other Employee Benefits

Certain members of the Company’s management are covered by agreements that provide for, among other things, salaries, bonuses, fringe benefits, and severance and other benefits upon voluntary and involuntary termination of employment or change in control of the Company.

Self-Insured Liabilities

The Company is primarily self-insured for workers’ compensation and employee health benefits. Self-insurance liabilities are based on claims filed and an estimate of claims incurred but not yet reported. These liabilities, totaling $2,712 and $3,086 at June 26, 2004, and June 25, 2005, respectively, are classified within accrued payroll and benefits.

16. Leases

The Company leases certain properties consisting primarily of retail stores, distribution centers, and equipment with original terms ranging from 3 to 20 years. Certain leases contain purchase options and renewal options. In addition to minimum rental payments, certain of the Company’s retail store leases require the Company to make contingent rental payments, which are based upon certain factors, such as sales volume and property taxes. Such contingent rental expense is accrued in each reporting period if achievement of any factor is considered probable.

Total rental expense for all operating leases was as follows:

	Year Ended March 29, 2003 (Predecessor)	Year Ended March 27, 2004 (Predecessor)	Period From March 28, 2004, to June 16, 2004 (Predecessor)	Period From June 17, 2004, to June 26, 2004 (Successor)	Year Ended June 25, 2005 (Successor)
	(Restated)	(Restated)
Minimum rent expense	$23,161	$24,326	$4,140	$779	$25,839
Contingent rent expense	374	247	3	(15)	(23)

Total rent expense	$23,535	$24,573	$4,143	$764	$25,816

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

16. Leases (continued)

The aggregate future minimum annual rental payments under noncancelable operating leases in effect at June 25, 2005, were as follows:

Fiscal year:
2006	$19,662
2007	16,565
2008	13,508
2009	12,189
2010	8,811
Thereafter	18,870

Total	$89,605

17. Commitments and Contingencies

The Company is a defendant in various lawsuits that arise in the normal course of business. Management believes that the Company is adequately covered by insurance and that the ultimate liability, if any, resulting from such claims would not have a materially adverse effect on the Company’s results of operations or financial position.

The Company’s food and horticultural products are subject to regulation and inspection by various governmental agencies, and involve the risk of injury to consumers. Subsequent to June 25, 2005, the Company was required to recall a product. The Company maintains product liability insurance in an amount which it believes is adequate to the costs associated with this recall.

18. Segment Reporting

The Company has three reportable segments, Harry and David Direct Marketing, Harry and David Stores, and Jackson & Perkins. The Harry and David Direct Marketing segment markets premium gift-quality fruit, gourmet food products, and gifts under the Harry and David® brand through the Harry and David catalog, Internet (harryanddavid.com), business-to-business, and consumer telemarketing operations. The Harry and David Stores segment sells similar products through retail locations (outlet stores, specialty stores, and a Country Village store). The Jackson & Perkins segment markets horticultural products and gifts through the Jackson & Perkins catalog, Internet (jacksonandperkins.com), consumer telemarketing, and wholesale operations. These reportable segments are strategic business units that offer similar products. They are managed separately because the business units utilize distinct marketing strategies. Performance of business units is evaluated considering revenue growth achieved and potential profitability, contribution to other units, and capital investment requirements.

The accounting policies of the segments, where applicable, are the same as those described in the summary of significant accounting polices. Transactions between reportable segments are generally recorded at cost. Other assets include corporate cash and cash equivalents, short-term investments, the net book value of corporate facilities and related information systems, deferred income taxes, third-party and intercompany debt, and other corporate long-lived assets, including manufacturing facilities. Business units not required to be disclosed separately for segment reporting purposes are grouped in “Other” and include Harry and David wholesale, commercial sales of surplus, non-gift-quality fruit grown in the Company’s orchards surrounding Medford, Oregon, and business units that support the Company’s operations, including orchards, product supply, distribution, customer operations, facilities, information technology services, and administrative and marketing support functions.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

18. Segment Reporting (continued)

Dollars in thousands	Harry and David Direct Marketing	Harry and David Stores	Jackson & Perkins	Other	Total
2003 (Predecessor-restated)
Net external sales	$312,231	$112,963	$84,988	$4,949	$515,131
Net intersegment sales	(113,685)	(29,127)	(30,476)	173,288	–
Depreciation and amortization expense	467	4,608	2,215	9,633	16,923
Operating income (loss)	26,715	(7,473)	1,570	(68)	20,744
Net interest (expense) income	(177)	(115)	(333)	–	(625)
Pretax income (loss)	25,801	(7,801)	958	(72)	18,886
Net income (loss)	14,737	(4,418)	546	(614)	10,251
Capital expenditures	33	13,451	52	10,200	23,736
2004 (Predecessor-restated)
Net external sales	$314,139	$119,991	$79,854	$8,178	$522,162
Net intersegment sales	(116,078)	(29,476)	(9,284)	154,838	–
Depreciation and amortization expense	438	4,745	2,086	10,147	17,416
Operating income (loss)	25,371	(10,278)	(284)	(304)	14,505
Net interest (expense) income	(192)	(73)	(112)	–	(377)
Pretax income (loss)	29,672	(10,162)	(271)	(304)	18,935
Net income (loss)	17,044	(5,748)	(154)	(305)	10,837
Capital expenditures	–	606	137	15,183	15,926
Twelve Weeks Ended June 16, 2004 (Predecessor-restated)
Net external sales	$27,706	$18,045	$15,206	$888	$61,845
Net intersegment sales	(15,091)	(2,836)	(2,546)	20,473	–
Depreciation and amortization expense	92	942	449	4,571	6,054
Operating income (loss)	(16,377)	(6,048)	(3,119)	(251)	(25,795)
Net interest (expense) income	1	(1)	–	(13)	(13)
Pretax income (loss)	(16,391)	(6,049)	(3,118)	(250)	(25,808)
Net income (loss)	(12,224)	(4,289)	(2,617)	3,798	(15,332)
Capital expenditures	–	26	51	1,960	2,037
Ten Days Ended June 26, 2004 (Successor)
Net external sales	$4,830	$2,549	$103	$182	$7,664
Net intersegment sales	(1,568)	(191)	(13)	1,772	–
Depreciation and amortization expense	77	69	23	280	449
Operating income (loss)	(797)	(566)	(317)	(61)	(1,741)
Net interest (expense) income	4	3	2	(573)	(564)
Pretax income (loss)	(793)	(564)	(315)	(633)	(2,305)
Net income (loss)	2,625	598	719	(5,320)	(1,378)
Capital expenditures	–	–	–	247	247
Total assets at June 26, 2004	46,548	31,199	47,125	217,446	342,318

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

18. Segment Reporting (continued)

Dollars in thousands	Harry and David Direct Marketing	Harry and David Stores	Jackson & Perkins	Other	Total
2005 (Successor)
Net external sales	$349,577	$130,008	$75,529	$11,152	$566,266
Net intersegment sales	(128,845)	(29,328)	(9,193)	167,366	–
Depreciation and amortization expense	1,910	1,797	984	10,927	15,618
Operating income (loss)	36,860	(2,915)	(2,759)	(2,973)	28,213
Net interest (expense) income	(1)	1	–	(34,417)	(34,417)
Pretax income (loss)	36,860	(2,925)	(2,759)	(37,110)	(5,934)
Net income (loss)	20,943	(2,194)	(1,644)	(21,428)	(4,323)
Capital expenditures	–	2,868	250	11,565	14,683
Total assets at June 25, 2005	54,539	32,819	50,289	209,165	346,812

External sales were generated primarily in the United States. No customer accounted for more than 10% of net sales.

19. Other Related-Party Transactions

The Predecessor borrowed funds from YCI under an informal revolving credit arrangement to fund capital projects and working capital needs. The interest rate was the one-month LIBOR rate as of the first business day of the month plus 30 basis points (1.39% at March 27, 2004). The rate was applied to the outstanding payable balance based on the actual number of days in the month divided by 360. Additionally, on a daily basis, the Predecessor deposited any of its excess funds with YCI. Such deposits were applied first to pay down the balance of any borrowings from YCI under the informal revolving credit arrangement. On any remaining net receivable balance, the Predecessor earned interest from YCI at the same interest rate as the Predecessor would have paid to YCI if the Company had a net liability balance payable to YCI at that time.

For fiscal 2003 and 2004, $847 and $489, respectively, was recorded in net interest expense related to these borrowings.

In fiscal 2004, YCI recognized a gain on the demutualization of life insurance stock in the amount of $1,414. Since this gain on the receipt of stock was attributable to life insurance provided to all employees of YCI and its subsidiaries, an allocation of $1,032 of the gain was made to the Predecessor based on the relative headcount of qualified employees. This amount is reflected in other income.

YCI performed certain management support services for the Predecessor including information technology, accounting, payroll, benefits, tax and treasury services, security, and executive management. It was YCI’s policy to charge these expenses and other central operating costs to the Predecessor first on the basis of direct usage when identifiable. The remainder of costs allocated by YCI to the Predecessor were based on the pro rata level of service that the Predecessor received in relation to YCI’s other subsidiary companies, based on surveys of YCI employees responsible for providing those services. The allocation varied by type of service and was analyzed and updated during each fiscal budgeting cycle.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

19. Other Related Party Transactions (continued)

In addition, the Predecessor performed certain services including fulfillment, call center management, and consulting for affiliates, for which the Predecessor received reimbursements from those affiliates. The charge to the affiliate was based on actual fixed and variable costs that were attributable to the level of service performed.

A summary of amounts included in selling, general, and administrative expense in the accompanying consolidated statements of operations as charges (credits) related to these services is as follows:

	Year Ended March 29, 2003	Year Ended March 27, 2004	Period from March 28, 2004 to June 16, 2004
Charges for information technology services provided by YCI	$34,411	$35,993	$7,248
Charges for executive management and support services provided by YCI	9,620	14,079	2,805

	$44,031	$50,072	$10,053

Reimbursements from affiliates for product fulfillment and distribution services provided by the Company	$(928)	$(33)	$(6)
Call center services	(12)	(2,893)	(649)
Reimbursements from affiliates for consulting and other services provided by the Company	(42)	(695)	(350)

	$(982)	$(3,621)	$(1,005)

Management believes that all charges and reimbursements noted above were based on arms-length transactions and were representative of amounts that would have been paid to or received from non-related third parties or that would have been incurred internally by the Predecessor had it performed such functions. Accordingly, management believes that the Predecessor’s selling, general, and administrative expense on a stand-alone basis would have been comparable to the historical amounts presented for each period.

In connection with the Acquisition, the Company entered into an agreement with Wasserstein and Highfields for financial management, consulting, and advisory services. Fees related to these services will total approximately $1,000 annually. To the extent the management fees are not paid in any year, they will be accrued. Upon completion of the Company’s initial public offering, the management agreement will terminate and Wasserstein and Highfields will be paid a termination fee from a portion of the net proceeds of the public offering. The amount of the termination fee is subject to negotiation and approval by the Company’s Board of Directors. During the year ended June 25, 2005, the Company paid $1,094, which was charged to selling, general, and administrative expenses.

20. Subsequent Events (Unaudited)

YCI Receivable

Effective September 16, 2005, Wasserstein and Highfields further assigned a portion of the YCI payment (see Note 3) to other Company stockholders of record on that date, all of whom were or are members of management. On September 16, 2005, YCI paid $16,400 to the Company’s stockholders.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

20. Subsequent Events (Unaudited) (continued)

Revolving Credit Agreement

On September 23, 2005, the lenders amended the revolving credit agreement (see Note 9) to permit the YCI NOL receivable assignment, clarify the definition and revise the calculation of certain financial covenants, increase the annual limit of capital expenditures, increase the redemption amount of Senior Notes, and permit the Company to pay a one-time termination fee to Wasserstein and Highfields, as part of terminating the management agreement with these parties (see Note 19), with a portion of the proceeds from the initial public offering.

Dividend

On October 14, 2005, the Company’s Board of Directors approved and the Company paid a $2.6 million dividend to its stockholders with the proceeds its received from the exercise of options, as well as cash on hand.

21. Condensed Consolidating Financial Statements

Harry & David Operations Corp. issued $70,000 of Senior Floating Rate Notes due 2012 and $175,000 of Senior Fixed Rate Notes due 2013 (collectively, the Notes) in February 2005 (see Note 11). In connection, with Harry & David Operations Corp.’s proposed exchange of the Notes for similar notes registered under the Securities Act of 1933, the following consolidating financial information presents, in separate columns, financial information for (i) the Company (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) the subsidiary issuer, (iii) guarantor subsidiaries of the Company that guarantee the Notes on a combined basis, (iv) the eliminations and reclassifications necessary to arrive at the information for the Company and its subsidiaries on a consolidated basis, and (v) the Company or its Predecessor on a consolidated basis, as of June 26, 2004 and June 25, 2005, and for the fiscal years ended March 29, 2003 and March 27, 2004, the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the fiscal year ended June 25, 2005. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Company and each of its existing and future domestic restricted subsidiaries, that are 100% owned, directly or indirectly, by the Company within the meaning of Rule 3-10 of Regulation S-X. There are no non-guarantor subsidiaries. The Notes place certain restrictions on the payment of dividends, other payments, or distributions by the Company and between the guarantors. The Company has not presented separate financial information for each of the subsidiary guarantors, because management believes that such financial information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees.

Condensed Consolidating Balance Sheet

As of June 26, 2004

(Successor)

(in Thousands)

	Harry & David Holdings, Inc. (Parent Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Assets
Current assets:
Cash and cash equivalents	$–	$21,225	$2,404	$–	$23,629
Short-term investments	–	–	–	–	–
Trade accounts and other receivable, net	1,405	705	14,510	–	16,620
Inventories	–	–	64,582	–	64,582
Prepaid catalog expenses	–	–	3,015	–	3,015
Deferred income taxes	–	–	–	6,085	6,085
Other current assets	–	1,534	4,567	–	6,101

Total current assets	1,405	23,464	89,078	6,085	120,032

Property, plant, and equipment, net	–	8,157	155,744	–	163,901
Software, net	–	12,041	352	–	12,393
Intangibles, net	–	–	37,358	–	37,358
Investment in subsidiaries	84,005	158,578	–	(242,583)	–
Deferred financing costs, net	(30)	7,811	–	–	7,781
Deferred income taxes	–	–	–	–	–
Other assets	–	302	551	–	853

Total assets	$85,380	$210,353	$283,083	$(236,498)	$342,318

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$(256)	$6,776	$8,330	$–	$14,850
Accrued payroll and benefits	–	3,903	11,379	–	15,282
Income taxes payable	(32)	17,934	(12,046)	–	5,856
Deferred revenue	–	–	14,360	–	14,360
Deferred income taxes	(557)	(5,528)	–	6,085	–
Interest	–	495	–	–	495
Accrued restructuring	–	7,675	2,802	–	10,477
Other accrued liabilities	–	(376)	5,496	–	5,120
Notes payable	13,900	–	–	–	13,900

Total current liabilities	13,055	30,879	30,321	6,085	80,340
Long-term debt	43	147,012	–	–	147,055
Accrued pension liability	–	–	28,243	–	28,243
Deferred income taxes	–	3,686	–	–	3,686
Intercompany debt	72,323	(208,598)	136,275	–	–
Other long-term liabilities	–	1	369	–	370

Total liabilities	85,421	(27,020)	195,208	6,085	259,694

Stockholders’ equity:
Common stock	–	11	2	(3)	10
Additional paid in capital	–	221,024	105,548	(242,580)	83,992
Retained earnings (accumulated deficit)	(41)	16,338	(17,675)	–	(1,378)
Total stockholder’s equity (deficit)	(41)	237,373	87,875	(242,583)	82,624

Total liabilities and stockholders’ equity	$85,380	$210,353	$283,083	$(236,498)	$342,318

Condensed Consolidating Balance Sheet

As of June 25, 2005

(Successor)

(in Thousands)

	Harry & David Holdings, Inc. (Parent-Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,405	$13,731	$9,718	$–	$24,854
Short-term investments	–	–	–	–	–
Trade accounts and other receivable, net	165	(15,452)	25,746	–	10,459
Inventories	–	–	68,660	–	68,660
Prepaid catalog expenses	–	–	3,811	–	3,811
Income taxes receivable	–	–	–	247	247
YCI revolving credit arrangement	–	–	–	–	–
Other current assets	–	1,724	4,496	–	6,220

Total current assets	1,570	3	112,431	247	114,251

Property, plant, and equipment, net	–	13,285	151,721	–	165,006
Software, net	–	11,081	624	–	11,705
Intangibles, net	–	–	35,084	–	35,084
Investment in subsidiaries	84,005	158,578	–	(242,583)	–
Deferred financing costs, net	(3,214)	17,483	–	–	14,269
Deferred income taxes	–	–	–	5,869	5,869
Other assets	–	278	350	–	628

Total assets	$82,361	$200,708	$300,210	$(236,467)	$346,812

Liabilities and stockholders’ equity (deficit)
Current Liabilities:
Accounts payable	$–	$5,738	$13,021	$–	$18,759
Accrued payroll and benefits	–	4,335	11,608	–	15,943
Income taxes payable	–	(20,024)	19,777	247	–
Deferred revenue	–	–	15,002	–	15,002
Deferred income taxes	(5,052)	(3,929)	33,108	–	24,127
Interest	–	5,939	1	–	5,940
Accrued restructuring	–	869	1,355	–	2,224
Other accrued liabilities	–	–	6,996	–	6,996
Notes payable	–	268	–	–	268

Total current liabilities	(5,052)	(6,804)	100,868	247	89,259
Long-term debt	–	245,000	–	–	245,000
Accrued pension liability		–	30,982	–	30,982
Deferred income taxes	(641)	(13,751)	8,523	5,869	–
Intercompany debt	187,372	(240,231)	52,859	–	–
Other long-term liabilities	–	–	1,798	–	1,798

Total liabilities	181,679	(15,786)	195,030	6,116	367,039

Stockholders’ equity:
Common stock	–	11	3	(4)	10
Additional paid in capital	532	221,024	105,518	(352,210)	1,864
Accumulated deficit	(99,850)	(4,541)	(341)	82,631	(22,101)

Total stockholder’s equity (deficit)	(99,318)	216,494	105,180	(242,583)	(20,227)

Total liabilities and stockholder’s equity (deficit)	$82,361	$200,708	$300,210	$(236,467)	$346,812

Condensed Consolidating Statement of Operations

For the Year Ended March 29, 2003

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Subsidiaries	Eliminations and Reclassifications	Consolidated
Net Sales	$–	$515,131	$–	$515,131

Costs and expenses:
Cost of goods sold	–	289,049	–	289,049
Selling, general, and administrative	–	205,338	–	205,338

	–	494,387	–	494,387

Operating income	–	20,744	–	20,744

Other (income) expense:
Interest income	(29)	(1)	–	(29)
Interest expense	29	627	(2)	654
Other (income) expense, net	–	7,230	3	1,233

	–	1,857	(1)	1,858

Income before income taxes	–	18,887	(1)	18,886
Provision for income taxes	–	8,634	1	8,635

Net income	$–	$10,253	$(2)	$10,251

Condensed Consolidating Statement of Operations

For the Year Ended March 27, 2004

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Net Sales	$–	$698,464	$(176,302)	$522,162

Costs and expenses:
Cost of goods sold	–	472,008	(176,302)	295,706
Selling, general, and administrative	–	211,951	–	211,951

	–	683,959	(176,302)	507,657

Operating income	–	14,505	–	14,505

Other (income) expense:
Interest income	(34)	–	–	(34)
Interest expense	34	377	–	411
Other (income) expense, net	–	(4,807)	–	(4,807)

	–	(4,430)	–	(4,430)

Income before income taxes	–	18,935	–	18,935
Provision for income taxes	–	8,098	–	8,098

Net income	$–	$10,837	$–	$10,837

Condensed Consolidating Statement of Operations

For the Period From March 28, 2004 to June 16, 2004

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Net Sales	$–	$83,039	$(21,194)	$61,845

Costs and expenses:
Cost of goods sold	–	67,346	(21,194)	46,152
Selling, general, and administrative	38	41,450	–	41,488

	38	108,796	(21,194)	87,640

Operating loss	(38)	(25,757)	–	(25,795)

Other (income) expense:
Interest income	(8)	–	–	(8)
Interest expense	8	13	–	21

	–	–	–	13

Loss before income taxes	(38)	(25,770)	–	(25,808)
Benefit for income taxes	(4,651)	(5,825)	–	(10,476)

Net income (loss)	$4,613	$(19,945)	$–	$(15,332)

Condensed Consolidating Statement of Operations

For the Period From June 17, 2004 to June 26, 2004

(Successor)

(in Thousands)

	Harry & David Holdings, Inc. (Parent-Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Net Sales	$–	$–	$9,592	$(1,928)	$7,664

Costs and expenses:
Cost of goods sold	–	–	7,310	(1,928)	5,382
Selling, general, and administrative	–	(28)	4,051	–	4,023

	–	(28)	11,361	(1,928)	9,405

Operating loss	–	28	(1,769)	–	(1,741)

Other (income) expense:
Interest income	–	(1)	–	–	(1)
Interest expense	74	503	(12)	(1)	565

	74	502	(12)	(1)	564

Loss before income taxes	(74)	(474)	(1,757)	1	(2,305)
Benefit for income taxes	(32)	5,325	(6,220)	–	(927)

Net loss	$(42)	$(5,799)	$4,463	$1	$(1,378)

Condensed Consolidating Statement of Operations

Year Ended June 25, 2005

(Successor)

(in Thousands)

	Harry & David, Holdings Inc. (Parent-Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Net Sales	$–	$–	$751,348	$(185,082)	$566,266

Costs and expenses:
Cost of goods sold	1	–	504,857	(185,082)	319,776
Selling, general, and administrative	1	2,426	215,850	–	218,277

	2	2,426	720,707	(185,082)	538,053

Operating income (loss)	(2)	(2,426)	30,641	–	28,213

Other (income) expense:
Interest income	–	(23)	(911)	–	(934)
Interest expense	1,291	33,511	550	(1)	35,351
Other (income) expense, net	–	(279)	9	–	(270)

	1,291	33,209	(352)	(1)	34,147

Income (loss) before income taxes	(1,293)	(35,635)	30,993	1	(5,934)
Provision (benefit) for income taxes	(515)	(14,755)	13,659	–	(1,611)

Net income (loss)	$(778)	$(20,880)	$17,334	$1	$(4,323)

Condensed Consolidating Statement of Cash Flows

For the Year Ended March 29, 2003

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Operating activities
Net Income	$–	$10,253	$(2)	$10,251
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	46	15,659	(18)	15,687
Amortization	–	1,236	–	1,236
Loss on impairment of property, plant, equipment & software	–	316	–	316
Loss on retirement of property, plant, equipment & software	–	784	–	784
Loss on investment	732	–	285	1,017
Deferred income taxes	(6,353)	–	–	(6,353)
Accounts receivable	–	(1,554)	570	(984)
Inventories	–	102	1	103
Prepaid advertising and other assets	–	(338)	38	(300)
Accounts payable and accrued liabilities	3,578	(2,773)	2,928	3,733
Deferred revenue	–	(2,498)	(4)	(2,502)

Net cash provided by (used in) operating activities	(1,997)	21,187	3,798	22,988

Investing activities
Acquisition of property, plant, equipment, and software	(58)	(20,250)	(3,428)	(23,736)
Proceeds from the sale of property, plant, and equipment	–	40	–	40
Transfer of property, plant, equipment, and software	(13,119)	29,953	(16,834)	–

Net cash provided by (used in) investing activities	(13,177)	9,743	(20,262)	(23,696)

Financing activities
Repayments of long-term debt	(131)	–	–	(131)
Repayments of long-term debt to YCI	–	(2,067)	1	(2,066)
Net (payments) receipts on YCI revolving credit arrangement	4,552	(15,062)	16,464	5,952
Dividends to stockholder	10,491	(13,989)	–	(3,497)

Net cash provided by (used in) financing activities	14,912	(31,118)	–	258

Increase in cash and cash equivalents	(262)	(188)	–	(450)
Cash and cash equivalents, beginning of period	1,221	3,744	–	4,965

Cash and cash equivalents, end of period	$959	$3,556	$–	$4,515

Condensed Consolidating Statement of Cash Flows

For the Year Ended March 27, 2004

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Operating activities

Net Income	$–	$10,837	$–	$10,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	48	16,176	–	16,224
Amortization	–	1,192	–	1,192
Loss on impairment of property, plant, equipment & software	–	1,949	–	1,949
Loss on retirement of property, plant, equipment & software	–	–	882	882
Deferred income taxes	(1,185)	–	–	(1,185)
Accounts receivable	–	5,336	(3,805)	1,531
Inventories	–	1,455	–	1,455
Prepaid advertising and other assets	1,601	(277)	3,811	5,135
Accounts payable and accrued liabilities	(4,753)	(2,678)	70	(7,361)
Deferred revenue	–	(692)	–	(692)

Net cash provided by (used in) operating activities	(4,289)	33,299	958	29,967

Investing activities
Acquisition of property, plant, equipment, and software	–	(12,561)	(3,365)	(15,926)
Proceeds from the sale of property, plant, and equipment	–	2,138	(2,125)	13
Net transfers PPE Intercompany	39	(4,571)	4,532	–
Purchase of common stock of the Predecessor, net of cash acquired of $22,782	–	–	–	–

Net cash provided by (used in) investing activities	39	(14,994)	(958)	(15,913)

Financing activities
Borrowings of notes payable	(49)	–	–	(49)
Net (payments) receipts on YCI revolving credit arrangement	3,834	(18,652)	–	(14,818)

Net cash provided by (used in) financing activities	3,784	(18,652)	–	(14,867)

Decrease in cash and cash equivalents	(466)	(347)	–	(813)

Cash and cash equivalents, beginning of period	959	3,556	–	4,515
Cash and cash equivalents, end of period	$493	$3,209	–	$3,702

Condensed Consolidating Statement of Cash Flows

For the Period From March 28, 2004 to June 16, 2004

(Predecessor)

(in Thousands)

	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Operating activities
Net Income (loss)	$4,613	$(19,945)	$–	$(15,332)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	739	3,525	–	4,264
Amortization	1,532	258	–	1,790
Deferred income taxes	(23,787)	–	31,107	7,320
Accounts receivable	(702)	7,967	653	7,918
Inventories	–	(4,752)	–	(4,752)
Prepaid advertising and other assets	(1,812)	(12,150)	18,241	4,279
Accounts payable and accrued liabilities	460	(3,337)	(11,874)	(14,751)
Deferred revenue	–	(3,573)	–	(3,573)

Net cash used in operating activities	(18,957)	(32,007)	38,127	(12,837)

Investing activities	–	–	–	–
Acquisition of property, plant, equipment, and software	(1,409)	(783)	155	(2,037)
Proceeds from the sale of property, plant, and equipment	166	–	(150)	16
Transfers of property, plant, and equipment	(28,992)	–	–	–

Net cash used in investing activities	(30,235)	(783)	5	(2,021)

Financing activities
Capital contribution	225,477	(148,538)	(76,781)	158
Net (payments) receipts of Intercompany debt	(176,125)	180,306	9,657	13,838

Net cash provided by financing activities	49,352	31,768	(67,124)	13,996

Increase (decrease) in cash and cash equivalents	160	(1,022)	(28,992)	(862)
Cash and cash equivalents, beginning of period	493	3,209	–	3,702

Cash and cash equivalents, end of period	$653	$2,187	$(28,992)	$2,840

Condensed Consolidating Statement of Cash Flows

For the Period from June 17, 2004 to June 26, 2004

(Successor)

(in Thousands)

	Harry & David Holdings, Inc. (Parent-Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Operating activities
Net Income (loss)	$(42)	$(5,799)	$4,463	–	$(1,378)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	–	41	110	142	293
Amortization	–	80	8	68	156
Amortization of deferred financing costs	44	–	14	15	73
Deferred income taxes	(577)	(28,455)	–	21,671	(7,341)
Accounts receivable	(1,405)	(3)	(146)	2,870	1,316
Inventories	–	–	3,372	(4,687)	(1,315)
Prepaid advertising and other assets	30	287	13,743	(14,372)	(312)
Accounts payable and accrued liabilities	(288)	26,836	12,388	(29,871)	9,065
Deferred revenue	–	–	(2,303)	–	(2,303)

Net cash provided by (used in) operating activities	(2,218)	(7,013)	31,644	(24,164)	(1,746)

Investing activities
Acquisition of property, plant, equipment, and software	–	(161)	(86)	–	(247)
Purchase of common stock of the Predecessor, net of cash acquired of $22,782	(84,005)	(198,461)	110,697	(58,351)	(230,120)

Net cash provided by (used in) investing activities	(84,005)	(198,622)	110,611	(58,351)	(230,367)

Financing activities
Borrowings of long-term debt	–	155,000	–	–	155,000
Borrowings of notes payable	13,900	–	–	–	13,900
Capital contribution	–	–	–	84,002	84,002
Net (payments) receipts of Intercompany debt	72,323	71,207	(142,044)	(1,486)	–

Net cash provided by (used in) financing activities	86,223	226,207	(142,043)	82,515	252,902

Increase in cash and cash equivalents	–	20,572	217	–	20,789
Cash and cash equivalents, beginning of period	–	653	2,187	–	2,840

Cash and cash equivalents, end of period	$–	$21,225	$2,404	$–	$23,629

Condensed Consolidating Statement of Cash Flows

For the Year Ended June 25, 2005

(Successor)

(in Thousands)

	Harry & David Holdings, Inc. (Parent-Only)	Harry & David Operations Corp.	Guarantor Subsidiaries	Eliminations and Reclassifications	Consolidated
Operating activities
Net Income (loss)	$(778)	$(20,880)	$17,334	$1	$(4,323)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	–	1,656	8,960	(1)	10,615
Amortization	–	2,971	2,032	–	5,003
Stock option compensation expense	502	–	–	–	502
Amortization of deferred financing costs	3,140	7,379	–	(7,528)	2,991
Write-off of deferred financing costs	–	–	–	7,956	7,956
Loss on retirement of property, plant, equipment & software	–	–	–	192	192
Deferred income taxes	(5,136)	(15,838)	41,631	(12,415)	8,242
Changes in operating assets and liabilities
Purchase of short-term investments	–	–	–	(58,053)	(58,053)
Sale of short-term investments	–	–	–	58,053	58,053
Accounts receivable	1,240	16,156	(11,235)	(3,200)	2,961
Inventories	–	–	(4,078)	–	(4,078)
Prepaid advertising and other assets	–	(9,228)	(521)	12,366	2,617
Accounts payable and accrued liabilities	288	(39,550)	40,983	(3,396)	(1,675)
Deferred revenue	–	–	644	–	644

Net cash provided by (used in) operating activities	(744)	(57,334)	95,749	(6,024)	31,647

Investing activities
Acquisition of property, plant, equipment, and software	–	(8,820)	(5,863)	–	(14,683)
Proceeds from the sale of property, plant, and equipment	–	25	528	(553)	–

Net cash provided by (used in) investing activities	–	(8,795)	(5,335)	(553)	(14,683)

Financing activities
Borrowings of revolving debt	–	90,000	369	(369)	90,000
Repayments of revolving debt	–	–	–	(90,000)	(90,000)
Repayments of long-term debt	–	–	–	(155,000)	(155,000)
Borrowings of notes payable	–	268	–	–	268
Repayments of notes payable	(13,900)	–	–	–	(13,900)
Issuance of senior notes	–	–	–	245,000	245,000
Payments of deferred financing costs	–	–	–	(9,490)	(9,490)
Capital contribution	30	–	(30)	–	245,000
Net (payments) receipts of Intercompany debt	115,049	(31,633)	(83,439)	23	(9,490)
Dividends to stockholders	(99,030)	–	–	99,030	–
Return of capital to common stockholders	–	–	–	(82,630)	(82,630)
Issuance of note payable to stockholder	–	–	–	(250)	(250)
Repayment of stockholder note and interest	–	–	–	263	263

Net cash provided by (used in) financing activities	2,149	58,635	(83,100)	6,577	(15,739)

Increase (decrease) in cash and cash equivalents	1,405	(7,494)	7,314	–	1,225
Cash and cash equivalents, beginning of period	–	21,225	2,404	–	23,629

Cash and cash equivalents, end of period	$1,405	$13,731	$9,718	$–	$24,854

Harry & David Holdings, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

REGISTRANTS INCORPORATED OR ORGANIZED IN DELAWARE

Harry & David Operations, Corp.; Harry & David Holdings, Inc.; Bear Creek Direct Marketing, Inc.; Bear Creek Operations, Inc.; Bear Creek Orchards, Inc.; Jackson & Perkins Company;

Jackson & Perkins Operations, Inc.; Jackson & Perkins Wholesale, Inc.; Bear Creek Stores, Inc.

Pursuant to Section 145 of the Delaware General Corporation Law, or DGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against attorneys’ fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), the Delaware registrants shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper and shall so authorize. In general, indemnification pursuant to Section 145 is permissible only if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

The articles of incorporation and/or by-laws of each of the Delaware registrants each respectively provide that such registrant indemnifies its officers to the fullest extent allowed by Delaware law.

Furthermore, Section 102(b)(7) of the DGCL provides, among other things, that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or

•	for any transaction from which the director derived an improper personal benefit.

The indemnification provisions contained in each of the Delaware registrants’ certificate of incorporation and by-laws is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of the Delaware registrant maintains insurance on behalf of its respective directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

REGISTRANT INCORPORATED IN OREGON

Harry & David

Section 60.391 and Section 60.407 of the Oregon Business Corporation Act, or the OBCA, provide in relevant part that a corporation may indemnify any officer or director who is made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if:

•	the conduct of the individual was in good faith;

•	the individual reasonably believed that the individual’s conduct was in the best interests of the corporation; and

•	in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; provided, however, that the corporation may not indemnify an individual if:

•	in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the right of the corporation; or

•	in connection with any other proceeding charging improper personal benefit to the individual in which the individual was adjudged liable on the basis that personal benefit was improperly received by the individual.

Moreover, Section 60.394 of the OBCA provides that, unless otherwise limited by its articles of incorporation, a corporation shall indemnify any officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because of being a director or officer of the corporation against reasonable expense incurred by the director or officer in connection with the proceeding. In addition, the Oregon registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

The by-laws of the Oregon registrant provides that such registrant indemnifies its officers to the maximum extent allowed by Oregon law.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description of exhibit

2.1†**	Stock Purchase Agreement, dated as of April 1, 2004, among Pear Acquisition, Inc. (now known as Harry & David Holdings, Inc.), Yamanouchi Consumer, Inc., Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi U.S. Holding Inc. Relating to the Purchase and Sale of 100% of the Common Stock of Bear Creek Corporation (now known as Harry & David Operations Corp.) (Filed as Exhibit 2.1 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

2.2†	Letter, dated June 17, 2004, amending the Stock Purchase Agreement among Pear Acquisition, Inc. (now known as Harry & David Holdings, Inc.), Yamanouchi Consumer, Inc., Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi U.S. Holding Inc. Relating to the Purchase and Sale of 100% of the Common Stock of Bear Creek Corporation (now known as Harry & David Operations Corp.) (Filed as Exhibit 2.2 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

2.3†	Letter, dated October 11, 2004, amending the Stock Purchase Agreement among Pear Acquisition, Inc. (now known as Harry & David Holdings, Inc.), Yamanouchi Consumer, Inc., Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi U.S. Holding Inc. Relating to the Purchase and Sale of 100% of the Common Stock of Bear Creek Corporation (now known as Harry & David Operations Corp.) (Filed as Exhibit 2.3 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

3.1†	Harry & David Operations Corp. Restated Certificate of Incorporation

3.2†	Harry & David Operations Corp. Certificate of Amendment to Restated Certificate of Incorporation

3.3†	Harry & David Holdings, Inc. Amended and Restated Certificate of Incorporation

3.4†	Harry & David Holdings, Inc. Certificate of Amendment to Amended and Restated Certificate of Incorporation

3.5†	Harry & David Holdings, Inc. Certificate of Amendment to Amended and Restated Certificate of Incorporation

3.6†	Bear Creek Direct Marketing, Inc. Certificate of Incorporation

3.7†	Bear Creek Operations, Inc. Certificate of Incorporation

3.8†	Bear Creek Orchards, Inc. Certificate of Incorporation

3.9†	Harry and David Articles of Incorporation

3.10†	Jackson & Perkins Company Certificate of Incorporation (formerly Royal Roses, Inc.), as amended

3.11†	Jackson & Perkins Operations, Inc. Certificate of Amendment of Certificate of Incorporation

3.12†	Jackson & Perkins Wholesale, Inc. Certificate of Amendment of Certificate of Incorporation

3.13†	Bear Creek Stores, Inc. Certificate of Incorporation

3.14†	Harry & David Operations Corp. Bylaws

Exhibit No.	Description of exhibit

3.15†	Harry & David Holdings, Inc. Bylaws

3.16†	Bear Creek Direct Marketing Bylaws

3.17†	Bear Creek Operations, Inc. Bylaws

3.18†	Bear Creek Orchards, Inc. Bylaws

3.19†	Harry and David Bylaws

3.20†	Jackson & Perkins Company Bylaws

3.21†	Jackson & Perkins Operations, Inc. Bylaws

3.22†	Jackson & Perkins Wholesale, Inc. Bylaws

3.23†	Bear Creek Stores, Inc. Bylaws

4.1†	Indenture among Bear Creek Corporation (now known as Harry & David Operations Corp.) and each of the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, dated as of February 25, 2005 (Filed as Exhibit 4.2 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. (333-127173) and incorporated herein by reference)

4.2†	Form of exchange notes (included in Exhibit 4.1)

4.3†	Form of guarantee (included in Exhibit 4.1)

5.1†	Legal Opinion of Jones Day

5.2†	Legal Opinion of Robert E. Bluth

10.1†	Amended and Restated Credit Agreement, dated as of February 25, 2005, among Bear Creek Corporation (now known as Harry & David Operations Corp.), the Guarantors party thereto, the Lenders party thereto, UBS Securities, UBS AG, the Agents and GMAC (Filed as Exhibit 10.1 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

10.2†	Consent and First Amendment to the Amended and Restated Credit Agreement, dated as of February 25, 2005, among Bear Creek Corporation (now known as Harry & David Operations Corp.), the Guarantors party thereto, the Lenders party thereto, UBS Securities, UBS AG, the Agents and GMAC, effective as of April 8, 2005 (Filed as Exhibit 10.2 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

10.3†	Second Amendment and Waiver to Amended and Restated Credit Agreement, effective as of September 23, 2005, among Harry & David Operations Corp. (formerly known as Bear Creek Corporation), a Delaware Corporation, the Guarantors party thereto, the Required Lenders signatory thereto, UBS AG Stamford Branch, the Agent and GMAC

10.4†	Employment Agreement, dated as of June 17, 2004, by and between Bear Creek Corporation (now known as Harry & David Operations Corp.) and William H. Williams (Filed as Exhibit 10.3 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

10.5†	Employment Agreement, dated as of July 1, 2004, by and between Bear Creek Corporation (now known as Harry & David Operations Corp.) and Stephen V. O’Connell (Filed as Exhibit 10.4 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated herein by reference)

Exhibit No.	Description of exhibit

10.6†	2004 Stock Option Plan

10.7†	Form of Liquidity Event Award Agreement

10.8†	Liquidity Event Award Agreement for William H. Williams

10.9†	Liquidity Event Award Agreement for Stephen V. O’Connell

10.10†	Form of Incentive Stock Option Agreement

10.11†	Form of Non-Qualified Stock Option Agreement

10.12†	Non-Qualified Stock Option Agreement for William H. Williams

10.13†	Non-Qualified Stock Option Agreement for Stephen V. O’Connell

10.14†	Form of Severance Pay Plan

12.1†	Ratio of Earnings to Fixed Charges

21.1†	List of Subsidiaries (Filed as Exhibit 21.1 to Harry & David Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-127173) and incorporated here by reference)

23.1	Consent of Independent Registered Public Accounting Firm

23.2†	Consent of Jones Day (included in Exhibit 5.1)

24.1†	Powers of Attorney

24.2†	Powers of Attorney

25.1†	Statement on Form T-1 as to the eligibility of the trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice of Guaranteed Delivery

99.3†	Form of Letter to Depository Trust Company Participants

99.4†	Form of Letter to Clients

99.5†	Form of Instructions to Book Entry Transfer Participants

*	To be filed by amendment
**	The Stock Purchase Agreement submitted as Exhibit 2.1 contains a list briefly identifying the contents of all omitted disclosure schedules. The Company undertakes to furnish supplementally a copy of any omitted disclosure schedules to the Securities and Exchange Commission upon request.
†	Previously filed

(b)	Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Harry & David Holdings, Inc.

We have audited the consolidated financial statements of Harry & David Holdings, Inc. and Subsidiaries (the Successor) as of June 26, 2004 and June 25, 2005 and the period from June 16, 2004 to June 26, 2004, and for the year ended June 25, 2005, and we have also audited the consolidated financial statements of Harry & David Operations Corp. (the Predecessor) for each of the years ended March 29, 2003 and March 27, 2004 and and for the period March 28, 2004 to June 16, 2004, and have issued our report thereon dated September 1, 2005, except for the second paragraph of Note 9, as to which the date is September 15, 2005 (included elsewhere in this Registration Statement). Our audits also include the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Predecessor and Successor management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/S/    ERNST & YOUNG LLP

Portland, Oregon

September 1, 2005

The following schedule is required to be filed by Item 21(b):

Schedule II—Valuation and Qualifying Accounts for each of the years ended March 29, 2003, and March 27, 2004, the period from March 28, 2004 to June 16, 2004, the period June 17, 2004 to June 26, 2004, and the year ended June 25, 2005.

HARRY & DAVID HOLDINGS, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of period	Charged to costs and expenses	Deductions		Balance at end of period
	(in thousands)
Predecessor
Year ended March 29, 2003
Allowance for doubtful accounts	$485	$729	$(854	)(a)	$360
Allowance for sales returns	728	6,674	(6,817	)(b)	585
Reserve for excess and obsolete inventories	4,333	5,069	(5,618	)(c)	3,784
Year ended March 27, 2004
Allowance for doubtful accounts	360	703	(625	)(a)	438
Allowance for sales returns	585	6,110	(6,231	)(b)	464
Reserve for excess and obsolete inventories	3,784	6,632	(6,290	)(c)	4,126
Period from March 28, 2004 to June 16, 2004
Allowance for doubtful accounts	438	184	(93	)(a)	529
Allowance for sales returns	464	1,929	(1,774	)(b)	619
Reserve for excess and obsolete inventories	4,126	107	(967	)(c)	3,266

	Balance at beginning of period	Charged to costs and expenses	Deductions		Balance at end of period
	(in thousands)
Successor
Period from June 17, 2004 to June 26, 2004
Allowance for doubtful accounts	529	5	(5	)(a)	529
Allowance for sales returns	619	147	(140	)(b)	626
Reserve for excess and obsolete inventories	3,266	(629)	628	(c)	3,265
Year ended June 25, 2005
Allowance for doubtful accounts	529	295	(674	)(a)	150
Allowance for sales returns	626	8,527	(8,598	)(b)	555
Reserve for excess and obsolete inventories	3,265	4,207	(4,655	)(c)	2,817

(a) Uncollectible amounts written off, net of recoveries.

(b) Returns charged against the allowance.

(c) Obsolete and excess inventories charged against the reserve.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Harry & David Operations Corp.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer)	November 3, 2005

* Shannon A. Bell	Vice President-Controller (Principal Accounting Officer)	November 3, 2005

* Ellis B. Jones	Director	November 3, 2005

* George L. Majoros, Jr.	Director	November 3, 2005

* Bruce Wasserstein	Director	November 3, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission herewith, by signing his name hereto, does hereby sign and deliver this Registration Statement on behalf of the persons noted above in the capacities indicated.

/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Harry & David Holdings, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer)	November 3, 2005

* Shannon A. Bell	Vice President-Controller (Principal Accounting Officer)	November 3, 2005

* Ellis B. Jones	Director	November 3, 2005

* George L. Majoros, Jr.	Director	November 3, 2005

* Bruce Wasserstein	Director	November 3, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission herewith, by signing his name hereto, does hereby sign and deliver this Registration Statement on behalf of the persons noted above in the capacities indicated.

/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Bear Creek Direct Marketing, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Bear Creek Operations, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Bear Creek Orchards, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Harry and David

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Jackson & Perkins Company

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Jackson & Perkins Operations, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Jackson & Perkins Wholesale, Inc.

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, State of Oregon, on November 3, 2005.

Bear Creek Stores

By:	/S/ STEPHEN V. O’CONNELL
Name: Stephen V. O’Connell Title: Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2005.

Signature	Title	Date

/S/ WILLIAM H. WILLIAMS William H. Williams	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005

/S/ STEPHEN V. O’CONNELL Stephen V. O’Connell	Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 3, 2005

Exhibit Index

Exhibit No.	Description of exhibit

23.1	Consent of Independent Registered Public Accounting Firm